As filed with the Securities and Exchange Commission on March 25, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bank First Corporation
(Exact Name of Registrant as Specified in its Charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	39-1435359 (I.R.S. Employer Identification No.)
402 North 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kelly Dvorak
General Counsel
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Tel: (920) 652-3100
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies of all communications to:
Mark C. Kanaly David S. Park Alston & Bird, LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Patrick S. Murphy Godfrey & Kahn S.C. 833 East Michigan Street, Suite 1800 Milwaukee, Wisconsin 53202 Telephone: (414) 273-3500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 25, 2022
JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Bank First Corporation and Denmark Bancshares, Inc.:
On January 18, 2022, Bank First Corporation, or “Bank First,” and Denmark Bancshares, Inc., or “Denmark,” entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Denmark will merge with and into Bank First, with Bank First surviving the merger, which we refer to as the merger. Immediately following the merger, Denmark’s wholly-owned banking subsidiary, Denmark State Bank, a Wisconsin state-chartered bank, will merge with and into Bank First’s wholly-owned banking subsidiary, Bank First, N.A., a national banking association, with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Pursuant to the merger agreement, each share of Denmark common stock (both Class A and Class B) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. As a result, if the aggregate number of Denmark common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Denmark shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Notwithstanding the foregoing, the merger consideration (including the per share cash consideration and per share stock consideration) is subject to a downward adjustment if Denmark’s tangible equity capital (as calculated per the merger agreement) is less than $67,565,297 at the time of the closing of the merger.
At the effective time of the merger, each share of Denmark restricted stock that is outstanding immediately prior to the closing of the merger will be fully vested, cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, the applicable merger consideration. In addition, all dividends previously declared and paid, but held by Denmark on account for the Denmark shareholders with respect to such Denmark restricted stock, shall be paid in cash by Denmark to such Denmark shareholders. Further, prior to the effective time of the merger, the Denmark board will take such actions with respect to the Denmark employee stock purchase plan, which we refer to as the Denmark ESPP, necessary to provide that (i) except to the extent necessary to comply with applicable law, participation in the Denmark ESPP will be limited to those employees who are participants on the date of the merger agreement, (ii) except to the extent necessary to comply with law, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the Denmark ESPP on or following the date of the merger agreement, (iii) no new offering period will be commenced after the date of the merger agreement, (iv) the offering period in progress as of the effective time of the merger will be shortened and each outstanding option under the Denmark employee stock purchase plan will be exercised automatically ten business days prior to the effective time of the merger, and (v) the plan will terminate effective as of the effective time of the merger.
Although the number of shares of Bank First common stock that Denmark shareholders may choose to receive for each share of Denmark common stock they own is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Denmark or Bank First shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On January 14, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $71.64 per share, the 0.5276 exchange ratio represented approximately $37.80 in value for each share of Denmark common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $[      ] per share on [           ], 2022, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of Denmark common stock to be converted into Bank First common stock. Denmark Class A and Class B common stock are both traded on the OTCQX Market and the last sale price on January 14, 2022, the last full trading day before the public announcement of the merger agreement, was $23.90 per share for Denmark’s Class A common stock and $23.10 per share for Denmark’s Class B common stock, and the most recent reported closing sale price of Denmark common stock on [      ], 2022 was $[      ] per share for Denmark’s Class A common stock and $[      ] per share for Denmark’s Class B common stock.

The maximum number of shares of Bank First common stock offered by Bank First and issuable in the merger is 1,655,131 shares, subject to downward adjustment based on Denmark’s tangible equity capital at closing and certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former Denmark shareholders will own approximately [     ]% of the combined company based upon the number of Bank First shares outstanding as of [           ], 2022. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”). Denmark’s Class A common stock and Class B common stock are both traded on the OTCQX Market under the symbols “DMKBA” and “DMKBB,” respectively.
Bank First will hold a virtual special meeting of its shareholders, referred to as the Bank First special meeting, on [      ], at [      ], Central Time, which Bank First shareholders may virtually attend by registering on the website [      ], where Bank First shareholders will be asked to consider and vote on a proposal to approve the merger agreement and the transactions contemplated therein, including the merger and the issuance of Bank First common stock as merger consideration (which we refer to as the “Bank First merger proposal”), and related matters. Denmark will hold a virtual special meeting of its shareholders, referred to as the Denmark special meeting, on [      ], at [      ], Central Time, which Denmark shareholders may virtually attend by registering on the website [      ], where Denmark Class A common shareholders will be asked to consider and vote on a proposal to approve the merger agreement and the transactions contemplated therein, including the merger (which we refer to as the “Denmark merger proposal”), and related matters. The merger cannot be completed unless, among other things, holders of a majority of the outstanding shares of Bank First common stock vote to approve the Bank First merger proposal and holders of a majority of the outstanding shares of Denmark Class A common stock vote to approve the Denmark merger proposal. Bank First and Denmark are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.
Each of Bank First and Denmark expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that Denmark common stock exchanged for Bank First common stock will generally be tax-free.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BANK FIRST COMMON STOCK OR DENMARK CLASS A COMMON STOCK YOU OWN. To ensure your representation at the Bank First special meeting or Denmark special meeting, as applicable, please follow the voting instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote virtually at the Denmark special meeting or the Bank First special meeting, as applicable. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The Bank First board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, are in the best interests of Bank First and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Bank First board of directors unanimously recommends that Bank First shareholders vote “FOR” the Bank First merger proposal and “FOR” the other matters to be considered at the Bank First special meeting.
The Denmark board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Denmark and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Denmark board of directors unanimously recommends that Denmark Class A common shareholders vote “FOR” the Denmark merger proposal and “FOR” the other matters to be considered at the Denmark special meeting.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Bank First and Denmark and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Bank First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this joint proxy statement/prospectus by reference.
We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.
Sincerely,
Michael B. Molepske President and Chief Executive Officer Bank First Corporation	Scot G. Thompson President, Chief Executive Officer and Chairman Denmark Bancshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Bank First or Denmark, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [           ], 2022 and it is first being mailed or otherwise delivered to the Bank First and Denmark shareholders on or about [           ], 2022.

DENMARK BANCSHARES, INC.
103 E. Main Street
Denmark, Wisconsin 54208
(920) 863-2161

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held Virtually on [      ], 2022
To the Shareholders of Denmark Bancshares, Inc.:
NOTICE IS HEREBY GIVEN that Denmark Bancshares, Inc. (which we refer to as “Denmark”) will hold a virtual special meeting of its shareholders (which we refer to as the “Denmark special meeting”) on [      ], at [      ], Central Time, which Denmark shareholders may virtually attend by registering on the website [      ], to consider and vote upon the following matters:
•
A proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of January 18, 2022, by and between Denmark and Bank First Corporation (which we refer to as “Bank First”), and the transactions contemplated by the merger agreement, including the merger of Denmark with and into Bank First, with Bank First as the surviving company (which we refer to as the “merger”), each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Denmark merger proposal”); and

•
A proposal to adjourn the Denmark special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Denmark merger proposal (which we refer to as the “Denmark adjournment proposal”).

The Denmark special meeting will be held in an online-only virtual format. You will be able to attend and participate in the Denmark special meeting online, vote your shares electronically and submit your questions in advance of the meeting. To access the Denmark special meeting online, please go to [      ]. This page will include a link to register for the event and instructions for accessing the virtual Denmark special meeting on [      ]. A list of shareholders of record will be available on the meeting website during the virtual Denmark special meeting for inspection by shareholders for any legally valid purpose. As always, we encourage you to vote your shares prior to the meeting date.
The affirmative vote of a majority of the outstanding shares of Denmark Class A common stock entitled to vote thereon is required to approve the Denmark merger proposal. Assuming a quorum is present, approval of the Denmark adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Denmark special meeting. Denmark will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Denmark Class A common shareholders must approve the Denmark merger proposal in order for the merger to occur. If Denmark Class A common shareholders fail to approve the Denmark merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Denmark special meeting. Please review the joint proxy statement/prospectus carefully.
Holders of record of Denmark common stock (both Class A and Class B) have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of Denmark common stock under applicable provisions of the Wisconsin Business Corporation Law, or WBCL. In order for a holder of Denmark common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the WBCL. A copy of the applicable statutory provisions of the WBCL is included as Annex D to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 82 of the joint proxy statement/prospectus. The merger may not be completed if the holders of more than 5% of the outstanding shares of Denmark common stock exercise dissenters’ rights.
The Denmark board of directors has fixed the close of business on [      ], 2022 as the record date for the special meeting. Denmark shareholders of record as of the record date are entitled to notice of the

Denmark special meeting or any adjournment or postponement of the special meeting. However, only holders of Denmark’s Class A common stock will be entitled to vote at the Denmark special meeting. Denmark’s Class B common stock is non-voting stock and, therefore, holders thereof shall not be entitled to vote at the Denmark special meeting. Any shareholder entitled to attend and vote at the Denmark special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF DENMARK CLASS A COMMON STOCK YOU OWN. Whether or not you plan to attend the Denmark special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Denmark board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Denmark Class A common shareholders vote “FOR” the Denmark merger proposal and “FOR” the Denmark adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
Scot G. Thompson Chairman of the Board

BANK FIRST CORPORATION
402 N. 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held Virtually on [      ], 2022
To the Shareholders of Bank First Corporation:
NOTICE IS HEREBY GIVEN that Bank First Corporation (which we refer to as “Bank First”) will hold a virtual special meeting of its shareholders (which we refer to as the “Bank First special meeting”) on [      ], at [      ], Central Time, which Bank First shareholders may virtually attend by registering on the website [      ], to consider and vote upon the following matters:
•
A proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of January 18, 2022, by and between Bank First and Denmark Bancshares, Inc. (which we refer to as “Denmark”), and the transactions contemplated by the merger agreement, including the merger of Denmark with and into Bank First, with Bank First as the surviving company (which we refer to as the “merger”), and the issuance of shares of Bank First’s common stock as merger consideration, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Bank First merger proposal”); and

•
A proposal to adjourn the Bank First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Bank First merger proposal (which we refer to as the “Bank First adjournment proposal”).

The Bank First special meeting will be held in an online-only virtual format. You will be able to attend and participate in the Bank First special meeting online, vote your shares electronically and submit your questions in advance of the meeting. To access the Bank First special meeting online, please go to [      ]. This page will include a link to register for the event and instructions for accessing the virtual Bank First special meeting on [      ]. A list of shareholders of record will be available on the meeting website during the virtual Bank First special meeting for inspection by shareholders for any legally valid purpose. As always, we encourage you to vote your shares prior to the meeting date.
The affirmative vote of a majority of the outstanding shares of Bank First common stock entitled to vote thereon is required to approve the Bank First merger proposal. Assuming a quorum is present, approval of the Bank First adjournment proposal requires that the number of votes cast “FOR” the Bank First adjournment proposal exceed the number of votes cast “AGAINST” the Bank First adjournment proposal. Bank First will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Bank First shareholders must approve the Bank First merger proposal in order for the merger to occur. If Bank First shareholders fail to approve the Bank First merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Bank First special meeting. Please review the joint proxy statement/prospectus carefully.
The Bank First board of directors has fixed the close of business on [      ], 2022 as the record date for the special meeting. Only Bank First shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the Bank First special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BANK FIRST COMMON STOCK YOU OWN. Whether or not you plan to attend the Bank First special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Bank First board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, and unanimously recommends that Bank First shareholders vote “FOR” the Bank First merger proposal and “FOR” the Bank First adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
Kelly M. Dvorak Corporate Secretary

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Bank First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Bank First at no cost from the SEC’s website at http://www.sec.report. Bank First has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Bank First at the contact information set forth below:
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
Attention: General Counsel/Corporate Secretary
Telephone: (920) 652-3100
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective company’s shareholder meeting, or [      ], 2022 if you are a Bank First shareholder and [      ], 2022 if you are a Denmark shareholder.
If you are a Bank First shareholder and have any questions about the merger agreement, the merger, the Bank First special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Bank First common stock, please contact Kelly Dvorak, Corporate Secretary of Bank First, at (920) 652-3100 or by email to kdvorak@bankfirst.com.
If you are a Denmark shareholder and have any questions about the merger agreement, the merger, the Denmark special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Denmark Class A common stock, please contact Lori Sisel, Executive Assistant of Denmark, at (920) 863-2161 or by email to loris@denmarkstate.com.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [      ], 2022, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Bank First or Denmark nor the issuance by Bank First of shares of Bank First common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Denmark has been provided by Denmark and information contained in this document regarding Bank First has been provided by Bank First. See “Where You Can Find More Information” for more details.

i

ii

iii

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the merger, the Bank First special meeting, and the Denmark special meeting. We urge you to carefully read the remainder of this joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to: (1) “Bank First” refers to Bank First Corporation, a Wisconsin corporation, and its affiliates; (2) “Bank First, N.A.” refers to Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First; (3) “Denmark” refers to Denmark Bancshares, Inc., a Wisconsin corporation, and its affiliates; and (4) “Denmark State Bank” refers to Denmark State Bank, a Wisconsin state-chartered bank and the wholly-owned bank subsidiary of Denmark.
Q:
What is the merger?

A:
Bank First and Denmark have entered into an Agreement and Plan of Merger on January 18, 2022 (which we refer to as the “merger agreement”), pursuant to which Denmark will merge with and into Bank First, with Bank First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Denmark’s wholly-owned banking subsidiary, Denmark State Bank, a Wisconsin state-chartered bank, will merge with and into Bank First’s wholly-owned banking subsidiary, Bank First, N.A., a national banking association, with Bank First, N.A. as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Plan of Merger and Merger Agreement entered into by Bank First, N.A. and Denmark State Bank on January 18, 2022 (which we refer to as the “bank merger agreement”).

Denmark will hold a special meeting of its shareholders (which we refer to as the “Denmark special meeting”) and Bank First will hold a special meeting of its shareholders (which we refer to as the “Bank First special meeting”) to obtain, among other things, the required shareholder approvals in connection with the merger, and you are being provided with this joint proxy statement/prospectus in connection with those shareholder meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by Denmark and Bank First boards of directors to solicit proxies of their respective shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things:

•
Denmark Class A common shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger; and

•
Bank First shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration.

In order to approve and adopt the merger agreement and related matters, Denmark and Bank First have each called a special meeting of their respective shareholders. This document serves as a joint proxy statement for both the Denmark special meeting and the Bank First special meeting and describes the proposals to be presented at the meetings.
This document is also a prospectus that is being delivered to Denmark shareholders because Bank First is offering shares of its common stock to Denmark shareholders in connection with the merger.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will Bank First shareholders receive in the merger?

A:
In the merger, Bank First shareholders will not receive any consideration, and their Bank First common stock will remain outstanding and will constitute shares of Bank First following the merger. Following the merger, shares of Bank First common stock will continue to be traded on the Nasdaq Capital Market.

Q:
What will Denmark shareholders receive in the merger?

A:
If the merger is completed, each share of Denmark common stock (both Class A and Class B) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. As a result, if the aggregate number of Denmark common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Denmark shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Notwithstanding the foregoing, the merger consideration (including the per share cash consideration and per share stock consideration) is subject to a downward adjustment if Denmark’s tangible equity capital (as calculated per the merger agreement) is less than $67,565,297 at the time of the closing of the merger.

Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Denmark shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Q:
How do I make an election to receive Bank First common stock or cash for my Denmark common stock?

A:
Each holder of record of Denmark common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not less than 20 business days prior to the election deadline. The deadline for holders of Denmark common stock to elect the form of the merger consideration they want to receive is the later of (i) the date of the Denmark special meeting and (ii) the date which Bank First and Denmark agree is five business days prior to the anticipated effective time of the merger, which we refer to as the election deadline. The election form will specify the election deadline. Each holder of Denmark common stock should specify in the election form (1) the number of shares of Denmark common stock that such shareholder elects to have exchanged for the stock consideration, and (2) the number of shares of Denmark common stock such shareholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this joint proxy statement/prospectus. Holders of Denmark common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive and, as a result, you will receive only stock consideration in the merger.
If you hold shares in “street name” through a bank, broker, nominee or other holder of record you must follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.
Q:
Am I guaranteed to receive the type of merger consideration that I elect?

A:
Not unless you elect to receive 100% stock consideration. Subject to customary allocation and proration procedures, the merger agreement requires that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. If more Denmark shareholders make valid elections to receive cash than is available pursuant to the terms of the merger agreement, Denmark shareholders electing cash will have the cash proportionately reduced and substituted with stock consideration. Please see “The Merger Agreement — Merger Consideration” beginning on page 88 and “The Merger Agreement — Procedures for Converting Shares of Denmark Common Stock into Merger Consideration” beginning on page 90 for additional information about the allocation and proration procedures that will be followed in the event of over-elections for cash consideration.

Q:
What happens if I fail to make a valid election as to whether to receive stock or cash?

A:
If a Denmark shareholder does not return a properly completed form of election by the election deadline, such holder’s shares of Denmark common stock will be considered “non-election shares” and will be converted into the right to receive only stock consideration in the merger. Any shareholder who has not submitted their physical stock certificate(s) with a form of election will be sent materials after the merger closes to effect the exchange of their Denmark common stock into the merger consideration.

Q:
What happens to outstanding Denmark restricted stock awards in the merger?

A:
Immediately prior to the effective time of the merger, all outstanding shares of Denmark common stock subject to vesting restrictions granted under Denmark benefit plans (which we refer to as “Denmark restricted stock”) will become fully vested. At the effective time of the merger, each share of Denmark restricted stock that is outstanding immediately prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, the applicable merger consideration. In addition, all dividends previously declared and paid, but held by Denmark on account for the Denmark shareholders with respect to such Denmark restricted stock, shall be paid in cash by Denmark to such Denmark shareholders.

Q:
What happens to outstanding options under Denmark’s 2017 Employee Stock Purchase Plan (“Denmark ESPP”)?

A:
Prior to the effective time of the merger, the Denmark board will take such actions with respect to the Denmark employee stock purchase plan, which we refer to as the Denmark ESPP, necessary to provide that (i) except to the extent necessary to comply with applicable law, participation in the Denmark ESPP will be limited to those employees who are participants on the date of the merger agreement, (ii) except to the extent necessary to comply with law, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the Denmark ESPP on or following the date of the merger agreement, (iii) no new offering period will be commenced after the date of the merger agreement, (iv) the offering period in progress as of the effective time of the merger will be shortened and each outstanding option under the Denmark employee stock purchase plan will be exercised automatically ten business days prior to the effective time of the merger, and (v) the plan will terminate effective as of the effective time of the merger.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of Bank First common stock that Denmark shareholders will receive for each share of Denmark common stock they own is fixed, the market value of the per share stock consideration and the aggregate merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Denmark or Bank First shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.”

Q:
What will happen to shares of Bank First common stock in the merger?

A:
Nothing. Each share of Bank First common stock outstanding will remain outstanding as a share of Bank First common stock following the effective time of the merger.

Q:
When and where are the Denmark special meeting and Bank First special meeting?

A:
Denmark Special Meeting:   The Denmark special meeting will be held virtually, on [      ], at [      ], Central Time. The meeting will be held in an online-only virtual format. To access the Denmark special meeting online, please go to [      ]. This page will include a link to register for the event and instructions for accessing the Denmark special meeting.

Bank First Special Meeting:   The Bank First special meeting will be held virtually, on [      ], at [      ], Central Time. The meeting will be held in an online-only virtual format. To access the Bank First special meeting online, please go to [      ]. This page will include a link to register for the event and instructions for accessing the Bank First special meeting.
Q:
Who is entitled to vote at each special meeting?

A:
Denmark Special Meeting:   All holders of Denmark common stock (both Class A and Class B) who held shares at the close of business on [      ], 2022 (which we refer to as the “Denmark record date”) are entitled to receive notice of and to attend the Denmark special meeting, provided that such shares of Denmark common stock remain outstanding on the date of the Denmark special meeting. Although all holders of Denmark common stock as of the Denmark record date are entitled to receive notice of the Denmark special meeting, only holders of Denmark’s Class A common stock will be entitled to vote at the Denmark special meeting. Denmark’s Class B common stock is non-voting stock and, therefore, holders thereof shall not be entitled to vote at the Denmark special meeting.

Bank First Special Meeting:   All holders of Bank First common stock who held shares at the close of business on [      ], 2022 (which we refer to as the “Bank First record date”) are entitled to receive notice to attend and to vote at the Bank First special meeting, provided that such shares of Bank First common stock remain outstanding on the date of the Bank First special meeting.
Q:
What are Denmark Class A common shareholders being asked vote on and why is this approval necessary?

A:
Denmark Class A common shareholders are being asked to vote on the following proposals at the Denmark special meeting:

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Denmark merger proposal”); and

•
the approval of the adjournment of the Denmark special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Denmark merger proposal (which we refer to as the “Denmark adjournment proposal”).

Shareholder approval of the Denmark merger proposal is required for completion of the merger. Denmark will transact no other business at the Denmark special meeting, except for business properly brought before the Denmark special meeting or any adjournment or postponement thereof.
Each director and executive officer of Denmark (who collectively own approximately [      ]% of the outstanding shares of Denmark Class A common stock) has entered into a voting agreement with Bank First agreeing to, among other things, vote their shares of Denmark Class A common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Denmark in the merger agreement.
Q:
What are Bank First shareholders being asked to vote on and why is this approval necessary?

A:
Bank First shareholders are being asked to vote on the following proposals at the Bank First special meeting:

•
the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration (which we refer to as the “Bank First merger proposal”); and

•
the approval of the adjournment of the Bank First special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Bank First merger proposal (which we refer to as the “Bank First adjournment proposal”).

Shareholder approval of the Bank First merger proposal is required for completion of the merger. Bank First will transact no other business at the Bank First special meeting, except for business properly brought before the Bank First special meeting or any adjournment or postponement thereof.
Each director and executive officer of Bank First (who collectively own approximately [      ]% of the outstanding Bank First shares) has entered into a voting agreement with Denmark agreeing to, among other things, vote their shares of Bank First common stock in favor of the merger agreement and the transactions contemplated thereby, including the issuance of shares of Bank First common stock as merger consideration in the merger.
Q:
What constitutes a quorum at each special meeting?

A:
Denmark Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Denmark Class A common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Denmark special meeting.

Bank First Special Meeting:   The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Bank First common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Bank First special meeting.
Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.
Q:
What is the vote required to approve each proposal at the Denmark special meeting?

A:
Denmark merger proposal:   Approval of the Denmark merger proposal requires the affirmative vote of a majority of the outstanding shares of Denmark Class A common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Denmark merger proposal, it will have the same effect as a vote “AGAINST” the Denmark merger proposal. Denmark Class A common shareholders must approve the Denmark merger proposal in order for the merger to occur. If Denmark Class A common shareholders fail to approve the Denmark merger proposal, the merger will not occur.

Denmark adjournment proposal:   Assuming a quorum is present, approval of the Denmark adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Denmark special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Denmark adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Denmark’s Class A common shareholders are not required to approve the Denmark adjournment proposal in order for the merger to occur. If Denmark’s Class A common shareholders fail to approve the Denmark adjournment proposal, but approve the Denmark merger approval, the merger may nonetheless occur.

Q:
Do holders of Denmark Class B common stock have rights in connection with the merger that are different from or in addition to the rights of holders of Denmark Class A Common Stock?

A:
Yes. While holders of Denmark Class B common stock are entitled to receive notice of and to attend the Denmark special meeting, their shares are non-voting shares and, therefore, not entitled to vote on the merger proposal or the adjournment proposal. Only shares of Denmark’s voting Class A common stock are entitled to vote on the Denmark merger proposal and the Denmark adjournment proposal at the special meeting. Nevertheless, should the merger be approved and completed, Denmark’s Class B common shareholders are entitled to identical rights as its Class A common shareholders with respect to the amount and type of consideration to be received in the merger, as well as with respect to dissenters’ rights.

Q:
What is the vote required to approve each proposal at the Bank First special meeting?

A:
Bank First merger proposal:   Approval of the Bank First merger proposal requires the affirmative vote of a majority of the outstanding shares of Bank First common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Bank First merger proposal, it will have the same effect as a vote “AGAINST” the Bank First merger proposal. Bank First shareholders must approve the Bank First merger proposal in order for the merger to occur. If Bank First shareholders fail to approve the Bank First merger proposal, the merger will not occur.

Bank First adjournment proposal:   Assuming a quorum is present, approval of the Bank First adjournment proposal (if necessary or appropriate) requires that the number of votes cast in favor of “FOR” the Bank First adjournment proposal exceed the number of votes cast “AGAINST” the Bank First adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Bank First adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Bank First’s shareholders are not required to approve the Bank First adjournment proposal in order for the merger to occur. If Bank First’s shareholders fail to approve the Bank First adjournment proposal, but approve the Bank First merger proposal, the merger may nonetheless occur.
Q:
Will the shares of Bank First common stock that Denmark shareholders receive in the merger be freely transferable?

A:
Yes. The Bank First common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:
What are the conditions to complete the merger?

A:
The obligations of Denmark and Bank First to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the Denmark merger proposal by Denmark’s Class A common shareholders and the Bank First merger proposal by Bank First’s shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 104.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to complete the merger contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the approval of the Denmark merger proposal by Denmark’s Class A common shareholders and the Bank First merger proposal by Bank First’s shareholders. While we expect the merger to be completed as early as the third quarter of 2022, because fulfillment of some of the conditions to complete the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the Denmark board of directors and the Bank First board of directors recommend that I vote?

A:
The Denmark board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Denmark Class A common shareholders vote “FOR” the Denmark merger proposal and “FOR” the Denmark adjournment proposal (if necessary or appropriate).
The Bank First board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, and unanimously recommends that Bank First shareholders vote “FOR” the Bank First merger proposal and “FOR” the Bank First adjournment proposal (if necessary or appropriate).
Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternately, you may vote online or by telephone, as described below. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
How many votes do I have?

A:
Denmark Class A common shareholders and Bank First shareholders are entitled to one vote on each proposal to be considered at the respective company’s special meeting for each share of Denmark Class A common stock or Bank First common stock owned as of the record date for the respective company’s special meeting, as applicable.

Q:
How do I vote?

A:
If you are a shareholder of record of Denmark Class A common stock as of [      ], 2022, the Denmark record date, you may have your shares of Denmark Class A common stock voted on the matters to be presented at the Denmark special meeting in any of the following ways:

•
You may vote online.   You may vote online by accessing www.voteproxy.com. Have your proxy card available.

•
You may vote by telephone.   You may vote by telephone by calling toll-free [      ]. Have your proxy card available.

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, LLC, Attn: Proxy Services, 6201 15th Avenue, Brooklyn, NY 11219.

•
You may vote in person at the virtual meeting.   You may vote by attending the virtual meeting and casting your vote in person at the virtual meeting.

If you are a shareholder of record of Bank First as of [      ], 2022, the Bank First record date, you may have your shares of Bank First common stock voted on the matters to be presented at the Bank First special meeting in any of the following ways:
•
You may vote online.   You may vote online by accessing [      ]. Have your proxy card available.

•
You may vote by telephone.   You may vote by telephone by calling toll-free [      ]. Have your proxy card available.

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to Computershare Proxy Services, P.O. Box 505008, Louisville, KY 40233-9814.

•
You may vote in person at the virtual meeting.   You may vote by attending the virtual meeting and casting your vote in person at the virtual meeting.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s shareholder meeting. Demark Class A common shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m. Central Time on the day before the Denmark special meeting. Bank First shareholders who intend to submit a proxy by telephone or via the internet must do so by 11:59 p.m. Central Time on the day before the Bank First special meeting.
If you are a shareholder of record of Denmark Class A common stock as of the Denmark record date or a shareholder of record of Bank First common stock as of the Bank First record date, you may also cast your vote virtually at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, for both the Denmark special meeting and the Bank First special meeting, you must register in advance for the virtual meeting, and if you hold your shares in “street name,” you must also submit proof of your “legal proxy” from your broker, bank or other nominee reflecting your Denmark or Bank First common stock ownership prior to the date of your company’s special meeting, as applicable. Each of Denmark and Bank First reserves the right to refuse admittance to anyone who did not properly register for the virtual meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Denmark or Bank First special meeting is prohibited without express written consent of Denmark or Bank First, as applicable. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Denmark or Bank First, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the internet as described on the enclosed instructions as soon as possible. If you are then present at the virtual meeting and wish to vote your shares virtually, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s shareholder meeting.
Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of either Denmark or Bank First and if your shares of Denmark or Bank First common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” If your shares are held in “street name,” this joint proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Denmark (with respect to Denmark Class A common shareholders) or Bank First (with respect to Bank First shareholders) by voting at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:
How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The

Denmark merger proposal, the Denmark adjournment proposal, the Bank First merger proposal and the Bank First adjournment proposal are all non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals.
Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the Denmark merger proposal and the Bank First merger proposal because Wisconsin law requires the merger proposals be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, abstentions and broker non-votes will not have the effect of a vote “AGAINST” the Denmark adjournment proposal and the Bank First adjournment proposal.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Denmark Class A common stock represented by your proxy will be voted as recommended by the Denmark board of directors with respect to such proposals or the shares of Bank First common stock represented by your proxy will be voted as recommended by the Bank First board of directors with respect to such proposals, as the case may be.

Q:
Can I change my vote?

A:
Denmark shareholders:   Yes. If you are a holder of record of Denmark Class A common stock, you may revoke your proxy or change your vote at any time prior to the Denmark special meeting by: (1) delivering written notice of revocation to Denmark Bancshares, Inc., 103 E. Main Street, Denmark, Wisconsin 54208, Attention: Corporate Secretary, (2) timely submitting another proxy online or by telephone or mail, or (3) by attending the Denmark special meeting and notifying the election officials that you wish to revoke your proxy and vote virtually. Your attendance at the Denmark special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot virtually at the special meeting or deliver a written revocation pursuant to the instructions above prior to the voting of such proxy.

Bank First shareholders:   Yes. If you are a holder of record of Bank First common stock, you may revoke your proxy at any time prior to the Bank First special meeting by: (1) delivering written notice of revocation to Bank First Corporation, 402 N. 8th Street, Manitowoc, Wisconsin 54220, Attention: Corporate Secretary, (2) timely submitting another proxy online or by telephone or mail, or (3) by attending the Bank First special meeting and notifying the election officials that you wish to revoke your proxy and vote virtually. Your attendance at the Bank First special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot virtually at the special meeting or deliver a written revocation pursuant to the instructions above prior to the voting of such proxy.
If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.
Q:
Do Denmark directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Denmark shareholders?

A:
Yes. In considering the recommendation of the Denmark board of directors with respect to the merger agreement, you should be aware that Denmark’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Denmark’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Denmark’s shareholders include, but are not limited to, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, accelerated vesting of restricted stock to executive officers and directors of Denmark, a payment of $50,000 to each Denmark and Denmark State Bank outside director that entered into a non-competition and non-disclosure agreement with Bank First, a termination of employment agreement arrangement with Denmark’s Chairman, President and Chief Executive Officer that entitles him to a termination payment in lieu of the change in control payment to which he was entitled under his employment agreement, and payment of change in control payments to certain other Denmark executives. For a more complete description of these interests, see “The Merger — Interests of Denmark’s Directors and Executive Officers in the Merger” beginning on page 78.
Q:
Are Denmark shareholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of record of all Denmark common stock (both Class A and Class B) are entitled to exercise dissenters’ rights in connection with the merger, provided such holders comply with the proper procedures of Subchapter XIII of the Wisconsin Business Corporation Law, or WBCL. A copy of Subchapter XIII of the WBCL is attached as Annex D to this joint proxy statement/prospectus. Holders of Denmark common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights. The value determined in the appraisal process may be more or less than the value a Denmark shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Wisconsin law provisions will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights.”

Pursuant to the merger agreement, the merger may not be completed if dissenters’ rights of appraisal are properly asserted with respect to 5% or more of the outstanding shares of Denmark common stock.
Q:
Are Bank First shareholders entitled to exercise dissenters’ rights?

A:
No.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Denmark common stock?

A:
Each of Bank First and Denmark expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. A U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the cash consideration (excluding cash in lieu of fractional Bank First shares) received by such holder in the merger and (ii) the excess, if any, of (a) the sum of the cash consideration (excluding cash in lieu of fractional Bank First shares) and fair market value of the stock consideration (including fractional Bank First shares deemed received) received by such holder in exchange for its Denmark common stock in the merger over (b) such holder’s tax basis in its shares of Denmark common stock. Accordingly, a U.S. holder that receives only Bank First shares in exchange for their Denmark common stock in the merger generally will not recognize gain. The obligation of Bank First and Denmark to complete the merger is conditioned upon the receipt of an opinion of their respective outside legal counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code. In addition, a U.S. holder of Denmark common stock will generally recognize gain or loss with respect to any cash received in lieu of fractional Bank First shares.

For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal tax consequences of the merger to U.S. holders, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 143.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF DENMARK COMMON STOCK. YOUR PARTICULAR TAX CONSEQUENCES WILL DEPEND ON YOUR INDIVIDUAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR INDEPENDENT TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Denmark common stock will not receive any consideration for their shares in connection with the merger. Instead, Denmark will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Denmark may be required to pay a termination fee. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 105 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:
What happens if I sell my shares after the applicable record date but before the relevant company’s special meeting?

A:
Each of the Denmark record date and the Bank First record date is earlier than the date of the Denmark special meeting or the Bank First special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Denmark common stock or Bank First common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to Denmark common stock, you will not have the right to receive the merger consideration to be received by Denmark’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Denmark common stock through completion of the merger.

Q:
If I am a Denmark shareholder, should I send my Denmark stock certificates with my proxy card for the Denmark special meeting?

A:
No. You should NOT send your Denmark stock certificates with your proxy. Prior to the election deadline, Bank First, through its appointed exchange agent, will send Denmark shareholders separate instructions for exchanging Denmark stock certificates for your portion of the merger consideration. See “The Merger Agreement — Procedures for Converting Shares of Denmark Common Stock into Merger Consideration” beginning on page 90. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.

Q:
Whom may I contact if I cannot locate my Denmark stock certificate(s)?

A:
If you are unable to locate your original Denmark stock certificate(s), you should contact Lori Sisel, Executive Assistant of Denmark, at (920) 863-2161 or by email to loris@denmarkstate.com. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Bank First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
Denmark shareholders:   If you are a Denmark shareholder and you have any questions concerning the merger agreement, the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Denmark Class A common stock, please contact Lori Sisel, Executive Assistant of Denmark, at (920) 863-2161 or by email to loris@denmarkstate.com.

Bank First shareholders:   If you are a Bank First shareholder and you have any questions concerning the merger agreement, the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Bank First common stock, please contact Kelly Dvorak, Corporate Secretary of Bank First, at (920) 652-3100 or by email to kdvorak@bankfirst.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank First. For a description of this information, please see “Where You Can Find More Information” beginning on page 149. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 110)
Information about Bank First
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association headquartered in Manitowoc, Wisconsin. As of December 31, 2021, Bank First had consolidated assets of approximately $2.94 billion, loans of $2.24 billion, deposits of $2.53 billion, and stockholders’ equity of $322.7 million. As of December 31, 2021, Bank First operated 21 domestic banking offices in Wisconsin. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Bank First’s common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
Bank First’s principal office is located at 402 North 8th Street, Manitowoc, Wisconsin 54229, and its telephone number at that location is (920) 652-3100.
Information about Denmark
Denmark was incorporated in Wisconsin in June 1983 and owns all of the outstanding shares of common stock of Denmark State Bank, a Wisconsin chartered bank headquartered in Denmark, Wisconsin. As of December 31, 2021, Denmark had total consolidated assets of $687.6 million, total loans of $479.4 million, total deposits of $614.5 million and total shareholders’ equity of $68.0 million. Denmark operates seven full service offices in Northeast Wisconsin. Denmark State Bank’s deposits are insured by the FDIC.
Denmark’s Class A common stock and Class B common stock are both traded on the OTCQX Market under the symbols “DMKBA” and “DMKBB,” respectively.
Denmark’s principal office is located at 103 E. Main Street, Denmark, Wisconsin 54208, and its telephone number at that location is (920) 863-2161.
The Merger
The Merger Agreement (page 88)
Bank First and Denmark entered into an Agreement and Plan of Merger, dated as of January 18, 2022, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 48)
Pursuant to the merger agreement, Denmark will merge with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Denmark State Bank, a wholly-owned bank subsidiary of Denmark, will merge with and into Bank First’s wholly-owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.

The Merger Consideration (page 88)
If the merger agreement is approved by the respective shareholders of Denmark and Bank First, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of Denmark common stock (both Class A and Class B) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. As a result, if the aggregate number of Denmark common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Denmark shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Following the completion of the merger, former Denmark shareholders will own approximately [      ]% of the combined company based upon the number of Bank First shares outstanding as of [      ], 2022.
Although the number of shares of Bank First common stock that Denmark shareholders may choose to receive for each share of Denmark common stock they own is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Denmark or Bank First shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On January 14, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $71.64 per share, the 0.5276 exchange ratio represented approximately $37.80 in value for each share of Denmark common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $[      ] per share on [      ], 2022, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of Denmark common stock to be converted into Bank First common stock. Denmark Class A and Class B common stock are both traded on the OTCQX Market and the last sale price on January 14, 2022, the last full trading day before the public announcement of the merger agreement, was $23.90 per share for Denmark’s Class A common stock and $23.10 per share for Denmark’s Class B common stock, and the most recent reported closing sale price of Denmark common stock on [      ], 2022 was $[      ] per share for Denmark’s Class A common stock and $[      ] per share for Denmark’s Class B common stock.
Additionally, Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Denmark shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Denmark’s tangible equity capital at closing. If Denmark’s tangible equity capital (as calculated per the merger agreement) is less than $67,565,297 (which we refer to as the “Denmark equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Denmark equity minimum and Denmark’s tangible equity capital at closing.
Treatment of Denmark Restricted Stock (page 90)
Immediately prior to the effective time of the merger, all outstanding shares of Denmark common stock subject to vesting restrictions granted under Denmark benefit plans (which we refer to as “Denmark restricted stock”) will become fully vested. At the effective time of the merger, each share of Denmark restricted stock that is outstanding immediately prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, the applicable merger consideration. In addition, all dividends previously declared and paid, but held by Denmark on account for the Denmark shareholders with respect to such Denmark restricted stock, shall be paid in cash by Denmark to such Denmark shareholders.
Treatment of Outstanding Options under Denmark ESPP (page 90)
Prior to the effective time of the merger, the Denmark board will take such actions with respect to the Denmark employee stock purchase plan, which we refer to as the Denmark ESPP, necessary to provide that (i) except to the extent necessary to comply with applicable law, participation in the Denmark ESPP will be limited to those employees who are participants on the date of the merger agreement, (ii) except to the extent necessary to comply with law, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the Denmark ESPP on or following the date of the merger agreement, (iii) no new offering period will be commenced after the date of the merger agreement, (iv) the offering period in progress as of the effective time of the merger will be shortened and each outstanding option under the Denmark employee stock purchase plan will be exercised automatically ten business days prior to the effective time of the merger, and (v) the plan will terminate effective as of the effective time of the merger.
Election and Exchange Procedures (page 90)
The merger agreement allows each Denmark shareholder to make an election to exchange their shares of Denmark common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. At least 20 business days prior to the later of (1) the date of the Denmark special meeting or (2) a date agreed upon by Denmark and Bank First that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, Bank First will cause the exchange agent to send the Denmark shareholders election forms, which will include the appropriate form of letter of transmittal. Denmark shareholders can specify on such election form the number of their shares of Denmark common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration, or to indicate that such shareholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. Any shares of Denmark common stock for which an election has not been properly made by the election deadline will be considered non-election shares and will be converted into the right to receive only the stock consideration. No later than five business days after the effective time of the merger, the exchange agent will allocate the merger consideration, as discussed in further detail below under “The Merger Agreement — Procedures for Converting Shares of Denmark Common Stock into Merger Consideration.” However, pursuant to the merger agreement, at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration
Exchange Procedures (page 90)
The conversion of Denmark common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Denmark common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Recommendation of the Denmark Board of Directors (page 40)
Denmark’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Denmark and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Denmark’s board of directors unanimously recommends that Denmark Class A common shareholders vote “FOR” the Denmark merger proposal and “FOR” the Denmark adjournment proposal (if necessary or appropriate). For the factors considered by Denmark’s board of directors in reaching its decision to approve the merger, see “The Merger — Denmark’s Reasons for the Merger; Recommendation of the Denmark Board of Directors” on page 52.
Opinion of Denmark’s Financial Advisor (page 54 and Annex B)
On January 14, 2022, Piper Sandler & Co., referred to as Piper Sandler, rendered an opinion to the Denmark board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the merger consideration to be received in the proposed transaction was fair, from a financial point of view, to Denmark’s common shareholders. The full text of the written opinion of Piper Sandler is attached as Annex B to this document. Denmark shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.
The opinion of Piper Sandler is addressed to the Denmark board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Denmark common stock and does not constitute a recommendation to any Denmark shareholder as to how such shareholder should vote with respect to the merger or any other matter at the Denmark special meeting.
For further information, please see the section entitled “The Merger — Opinion of Denmark’s Financial Advisor” beginning on page 54.
Recommendation of the Bank First Board of Directors (page 44)
Bank First’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Bank First common stock as merger consideration, are advisable and in the best interests of Bank First and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Bank First’s board of directors unanimously recommends that Bank First shareholders vote “FOR” the Bank First merger proposal and “FOR” the Bank First adjournment proposal (if necessary or appropriate). For the factors considered by Bank First’s board of directors in reaching its decision to approve the merger, see “The Merger — Bank First’s Reasons for the Merger; Recommendation of the Bank First Board of Directors” on page 65.
Opinion of Bank First’s Financial Advisor (page 67 and Annex C)
On January 18, 2022, at the request of the Bank First board of directors, representatives of Hovde Group, LLC, referred to as Hovde, rendered an opinion, dated January 18, 2022, to the Bank First board of directors that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the aggregate consideration, consisting of the per share merger consideration of either 0.5276 of a share of Bank First common stock or $38.10 in cash, subject to certain adjustments and allocations set forth in the merger agreement to holders of shares of Denmark common stock, including Denmark restricted stock, to be issued and paid in the merger pursuant to the merger agreement is fair, from a financial point of view, to Bank First.
The full text of the written opinion of Hovde, dated January 18, 2022, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Hovde provided its opinion for the information and assistance of the Bank First board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be issued and paid in the merger pursuant to the merger was fair, from a financial point of view, to Bank First as of January 18, 2022. The opinion of Hovde did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Hovde opinion does not constitute a recommendation to the Bank First board of directors, the Bank First shareholders, the Denmark board of directors, the Denmark shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.

For further information, please see the section entitled “The Merger — Opinion of Bank First’s Financial Advisor” beginning on page 67.
The Denmark Special Meeting (page 40)
The special meeting of Denmark shareholders will be held virtually on [           ], 2022, at [      ], Central Time. To access the Denmark special meeting online, please go to [      ]. This page will include a link to register for the event and instructions for accessing the Denmark special meeting. At the special meeting, Denmark Class A common shareholders will be asked to vote on the Denmark merger proposal and the Denmark adjournment proposal. Denmark’s Class B common stock is non-voting stock and, therefore, holders thereof shall not be entitled to vote at the Denmark special meeting.
The Denmark board of directors has fixed the close of business on [      ], 2022 as the Denmark record date, which is the date for determining (1) the holders of Denmark common stock (both Class A and Class B) entitled to receive notice of the Denmark special meeting, and (2) the holders of Denmark Class A common stock entitled to vote at the Denmark special meeting. As of the Denmark record date, there were [           ] shares of Denmark Class A common stock outstanding and entitled to vote at the Denmark special meeting held by [           ] holders of record.
Shareholder approval of the Denmark merger proposal is required to complete the merger. Denmark will transact no business other than as listed above at the Denmark special meeting, except for business properly brought before the Denmark special meeting or any adjournment or postponement thereof. Each share of Denmark Class A common stock entitles the holder thereof to one vote at the Denmark special meeting on each proposal to be considered at the Denmark special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Denmark Class A common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Denmark special meeting.
Approval of the Denmark merger proposal requires the affirmative vote of a majority of the outstanding shares of Denmark Class A common stock entitled to vote thereon. Assuming a quorum is present, approval of the Denmark adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Denmark special meeting. Denmark Class A common shareholders must approve the Denmark merger proposal in order for the merger to occur. Denmark Class A common shareholders are not, however, required to approve the Denmark adjournment proposal in order for the merger to occur. If Denmark Class A common shareholders fail to approve the Denmark adjournment proposal, but approve the Denmark merger proposal, the merger may nonetheless occur.
Each director and executive officer of Denmark (who collectively own approximately [      ]% of the outstanding shares of Denmark Class A common stock as of the Denmark record date) has entered into a voting agreement with Bank First agreeing to, among other things, vote their shares of Denmark Class A common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Denmark in the merger agreement.
Even if you expect to attend the special meeting of shareholders, Denmark recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.
The Bank First Special Meeting (page 44)
The Bank First special meeting will be held virtually, on [           ], at [      ], Central Time. To access the Bank First special meeting online, please go to [           ]. This page will include a link to register for the event and instructions for accessing the Bank First special meeting. At the special meeting, Bank First shareholders will be asked to vote on the Bank First merger proposal and the Bank First adjournment proposal.

The Bank First board of directors has fixed the close of business on [           ], 2022 as the Bank First record date for determining the holders of Bank First common stock entitled to receive notice of, and to vote at, the Bank First special meeting. As of the Bank First record date, there were [      ] shares of Bank First common stock outstanding and entitled to vote at the Bank First special meeting held by [      ] holders of record.
Shareholder approval of the Bank First merger proposal is required to complete the merger. Bank First will transact no business other than as listed above at the Bank First special meeting, except for business properly brought before the Bank First special meeting or any adjournment or postponement thereof. Each share of Bank First common stock entitles the holder thereof to one vote at the Bank First special meeting on each proposal to be considered at the Bank First special meeting.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Bank First common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Bank First special meeting.
Approval of the Bank First merger proposal requires the affirmative vote of a majority of the outstanding shares of Bank First common stock entitled to vote thereon. Assuming a quorum is present, approval of the Bank First adjournment proposal (if necessary or appropriate) requires that the number of votes cast “FOR” the Bank First adjournment proposal exceed the number of votes cast “AGAINST” the Bank First adjournment proposal. Bank First shareholders must approve the Bank First merger proposal in order for the merger to occur. Bank First shareholders are not, however, required to approve the Bank First adjournment proposal in order for the merger to occur. If Bank First shareholders fail to approve the Bank First adjournment proposal, but approve the Bank First merger proposal, the merger may nonetheless occur.
Each director and executive officer of Bank First (who collectively own approximately [      ]% of the outstanding shares of Bank First common stock as of the Bank First record date) has entered into a voting agreement with Denmark agreeing to, among other things, vote their shares of Bank First common stock in favor of the merger agreement and the transactions contemplated thereby.
Even if you expect to attend the special meeting of shareholders, Bank First recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.
Interests of Denmark’s Directors and Executive Officers in the Merger (page 78)
Denmark shareholders should be aware that Denmark’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Denmark shareholders generally. These interests and arrangements may create potential conflicts of interest. Denmark’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that Denmark Class A common shareholders vote in favor of the Denmark merger proposal.
These interests include:
•
the right to continued indemnification and directors’ and officers’ liability insurance coverage;

•
certain executive officers of Denmark have change in control agreements with Denmark that provide for cash payments in the event of a qualifying termination of employment in connection with a change in control;

•
the President, Chief Executive Officer and Chairman of Denmark entering into a termination of employment agreement with Bank First, N.A. that will become effective as of the effective date of the merger, which provides for a termination payment in lieu of the change in control payment he was entitled to under his existing employment agreement;

•
a payment of $50,000 to each Denmark and Denmark State Bank outside director that entered into a non-competition and non-disclosure agreement with Bank First; and

•
accelerated vesting of restricted stock to executive officers and directors of Denmark.

For a more complete description of these interests, see “The Merger — Interests of Denmark’s Directors and Executive Officers in the Merger” beginning on page 78 and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 101.
Board Composition and Management of Bank First after the Merger (page 78)
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, provided, however, that Bank First may consider adding one current member of the Denmark board of directors to the Bank First board of directors, with such Denmark director to be mutually agreed upon by Bank First and Denmark (the “Denmark Director”). The Denmark Director will need to comply with and be subject to Bank First’s corporate governance policies and qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).
Regulatory Approvals Required for the Merger (page 86)
Both Bank First and Denmark have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the Wisconsin Department of Financial Institutions, or the WDFI, and various securities and other regulatory authorities. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. The parties cannot be certain when or if they will obtain approval from the Federal Reserve Board, OCC or the WDFI or, if obtained, whether such approval will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger.
Conditions to Complete the Merger (page 104)
Currently, Bank First and Denmark expect to complete the merger in the third quarter of 2022. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of Denmark Class A common stock entitled to vote at the Denmark special meeting and by the holders of at least a majority of the outstanding shares of Bank First common stock entitled to vote at the Bank First special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit C to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 5% or more of the outstanding shares of Denmark’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Denmark, Denmark State Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

Neither Denmark nor Bank First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 104.
No Solicitation (page 101)
Under the merger agreement, Denmark has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Denmark or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Denmark is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining Denmark’s required shareholder approval, Denmark may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Denmark must notify Bank First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining Denmark’s required shareholder approval, Denmark may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that the failure to take such actions would cause it to violate its fiduciary duties to Denmark’s shareholders under applicable law. However, Denmark cannot take any of those actions in response to a superior proposal unless it provides Bank First with a five business day period to negotiate in good faith to enable Bank First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 104)
The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the Denmark merger proposal by the Denmark Class A common shareholders or approval of the Bank First merger proposal by the Bank First shareholders:
•
upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

•
by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;

•
by either party (1) if the requisite Denmark vote shall not have been obtained at the Denmark special meeting, or (2) if the requisite Bank First vote shall not have been obtained at the Bank First special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Denmark or Bank First shareholder approval at the respective meeting;

•
by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

•
by either party if the merger has not been consummated by the close of business on September 30, 2022 (which shall be automatically extended to December 31, 2022 if the only outstanding condition to closing is receipt of only or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by either such date;

•
by Bank First if (1) Denmark has breached its covenant not to solicit acquisition proposals, (2) the Denmark board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the Denmark merger proposal, (3) the Denmark board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of Denmark for the purpose of voting on the Denmark merger proposal, (4) the Denmark board of directors has resolved to accept or recommends another acquisition proposal, or (5) the Denmark board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Bank First; or

•
by Denmark if at any time before the receipt of approval for the merger from Denmark’s shareholders, Denmark receives an unsolicited proposal for the acquisition of all or substantially all of Denmark’s capital stock or assets and the Denmark board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Bank First may renegotiate the terms of the merger agreement such that the Denmark board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Bank First’s.

Termination Fee (page 105)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Denmark board of directors, Denmark may be required to pay to Bank First a termination fee equal to $4.8 million. This termination fee could discourage other companies from seeking to acquire or merge with Denmark. For more information, see “The Merger Agreement — Termination Fee” beginning on page 105.
Expenses and Fees (page 106)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement (page 106)
Denmark and Bank First may jointly amend the merger agreement, and each of Denmark and Bank First may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Denmark and Bank First may not amend the merger agreement or waive their respective rights after the Denmark Class A common shareholders have approved the Denmark merger proposal or

Bank First shareholders have approved the Bank First merger proposal if the amendment or waiver would legally require further approval by the Denmark Class A common shareholders or the Bank First shareholders, as applicable, without first obtaining such further approval.
Comparison of Shareholders’ Rights (see page 133)
The rights of holders of Denmark common stock are governed by Wisconsin law, as well as Denmark’s Second Amended and Restated Articles of Incorporation (which we refer to as the Denmark Articles), and Denmark’s Fifth Amended and Restated Bylaws (which we refer to as the Denmark Bylaws). After completion of the merger, the rights of former Denmark shareholders will be governed by Wisconsin law and by Bank First’s Restated Articles of Incorporation (which we refer to as Bank First Articles), and Bank First’s Amended and Restated Bylaws (which we refer to as Bank First Bylaws).
The material differences between the organizational documents and the rights of shareholders of Denmark and shareholders of Bank First are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 133.
Risk Factors (page 26)
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26.
Ancillary Agreements to the Merger Agreement
Voting Agreements (page 107)
As a condition to Bank First entering into the merger agreement, all directors and executive officers of Denmark who have voting power over shares of Denmark Class A common stock entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of Denmark Class A common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Denmark in the merger agreement.
As a condition to Denmark entering into the merger agreement, all directors and executive officers of Bank First who have voting power over shares of Bank First common stock entered into voting agreements in the form attached as Exhibit B to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed, among other things, to vote the shares of Bank First common stock held of record by such person to (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement) and (2) against any actions that would result in a breach of any covenant, representation or warranty of Bank First in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 108)
In addition, as a condition to Bank First entering into the merger agreement, each director of Denmark and Denmark State Bank entered a into non-competition and non-disclosure agreement with Bank First in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of Denmark for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Bank First, including not soliciting employees and customers of Denmark, and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Wisconsin in which Denmark State

Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties. In consideration for entering into such non-competition and non-disclosure agreements, each of the directors of Denmark and Denmark State Bank is entitled to a cash payment of $50,000 from Bank First at or prior to the closing date.
Claims Letters (page 109)
At the time of the execution of the merger agreement, each director and executive officer of Denmark and Denmark State Bank executed a letter agreement with Bank First in the form attached as Exhibit E to the merger agreement attached as Annex A to this document, pursuant to which each such director and executive officer released and discharged, effective upon the consummation of the merger, Denmark and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), from any and all liabilities or claims that the director or executive officer has or claims to have as of the effective time of the merger, with certain exceptions.
Dissenters’ Rights (page 82)
If the merger is completed, Denmark Class A common shareholders who do not vote for the merger, and Class B common shareholders, who follow certain procedures as required by Wisconsin law and described in this joint proxy statement/prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Wisconsin law. If you assert and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Wisconsin law. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Annex D includes the relevant provisions of Wisconsin law regarding these rights. See “The Merger — Dissenters’ Rights” beginning on page 82 of this joint proxy statement/prospectus. Denmark shareholders holding Denmark Class A common stock or Denmark Class B common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights.
Denmark shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Denmark common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
For further information, see “The Merger — Dissenters’ Rights” beginning on page 82.
Pursuant to the merger agreement, Bank First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of Denmark common stock.
Accounting Treatment of the Merger (page 143)
Bank First will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (page 143)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Bank First and Denmark to complete the merger that each of Bank First and Denmark receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. These opinions, however, will not bind the Internal Revenue Service or the courts, which could take a contrary view. Based upon the qualification of the merger as a reorganization under the Code, holders of Denmark common stock who exchange their shares of Denmark common stock for shares of Bank First common stock generally will not recognize gain or loss with respect to the receipt of Bank First common stock in the merger. Holders of Denmark common stock generally will be subject to tax if they receive cash consideration or cash in lieu of fractional shares of Bank First common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Denmark common stock. Your tax consequences will depend on your individual situation. Accordingly, Bank First and Denmark strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Trading Markets and Dividends (see page 80)
Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.” Denmark’s Class A common stock and Class B common stock are both traded on the OTCQX Market under the symbols “DMKBA” and “DMKBB,” respectively. Denmark’s common stock (both Class A and Class B) has traded only sporadically and in limited volume.
The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on January 14, 2022, the last full trading day before the public announcement of the merger agreement, and on [      ], the latest practicable trading date before the date of this joint proxy statement/prospectus.
	Bank First Common Stock		Denmark Class A Common Stock		Denmark Class B Common Stock		Implied Value of One Share of Denmark Common Stock to be Converted into Bank First Common Stock
January 14, 2022		$71.64		$23.90		$23.10		$37.80
[ ], 2022	$	[ ]	$	[ ]	$	[ ]	$	[ ]
Under the merger agreement, Denmark is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. Denmark’s ability to pay dividends is also subject to state and federal laws and regulations.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Bank First, Denmark and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Bank First, Denmark, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Denmark to pay a termination fee to Bank First;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of Bank First and Denmark shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated or adverse to either Bank First or Denmark;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of Bank First and Denmark will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
Bank First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Denmark;

•
the expected growth opportunities or costs savings from the merger with Denmark may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Bank First’s integration of Denmark, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against Bank First or Denmark or their respective boards of directors;

•
limitations placed on the ability of Bank First and Denmark to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on Bank First’s and Denmark’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of Bank First common stock and the related effect on the market value of the merger consideration that Denmark shareholders will receive upon completion of the merger;

•
the dilution caused by Bank First’s issuance of additional shares of its common stock in the merger or related to the merger;

•
general business and economic conditions, either globally, nationally, in the State of Wisconsin, or in the specific markets in which Bank First or Denmark operate including the negative impacts and disruptions resulting from COVID-19 or other variants on the economies and communities we serve, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically; and

•
other factors and risks described under the “Risk Factors” sections herein.

Any forward-looking statements made in this joint proxy statement/prospectus are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. Bank First and Denmark do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Bank First, Denmark or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
An investment in Bank First common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors included in Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 149.
Because of the fixed exchange ratio and the fluctuation of the market price of Bank First common stock, Denmark shareholders cannot be certain of the precise value of the per share stock consideration they will be entitled to receive.
Pursuant to the merger agreement, each share of Denmark common stock (both Class A and Class B) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash, or (ii) 0.5276 of a share of Bank First’s common stock. The market value of Bank First common stock may vary from the market value on the date Bank First and Denmark announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the Denmark special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Bank First common stock. Any fluctuation in the market price of Bank First common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Bank First common stock that Denmark shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Bank First and Denmark, including but not limited, to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Denmark special meeting, Denmark shareholders will not know the precise market value of the per share stock consideration they may receive at the effective time of the merger. Denmark shareholders should obtain current sale prices for shares of Bank First common stock before voting their shares at the Denmark special meeting.
Because the merger agreement allows for adjustments to the merger consideration, the consideration holders of Denmark common stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of Denmark common stock in the merger to be reduced if the tangible equity capital, as defined in the merger agreement, of Denmark at closing of the merger is less than $67,565,297. Management of Denmark, using information available to it prior to the execution of the merger agreement believed that Denmark would be able to satisfy the minimum equity requirement at the closing. However, the calculation of tangible equity capital pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of Denmark prior to closing, and other accounting adjustments that may be necessary.
Due to the complexity of the calculation of tangible equity capital and the uncertainty of the earnings to Denmark prior to closing of the merger, there is no assurance that Denmark shareholders will receive the per share merger consideration of either (i) $38.10 in cash or (ii) 0.5276 of Bank First common stock. Moreover, there is no requirement that Denmark re-solicit shareholder approval if the aggregate merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, Denmark shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to holders of Denmark common stock consistent with the terms of the merger agreement.
The merger may not be consummated unless important conditions are satisfied.
Bank First and Denmark expect the merger to close as early as the third quarter of 2022, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Bank First’s and Denmark’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Bank First and Denmark may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•
the approval of the merger agreement and merger by the requisite vote of Bank First shareholders and Denmark Class A common shareholders;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit C to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 5% or more of the outstanding shares of Denmark’s common stock exercising their dissenters’ right;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Denmark, Denmark State Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Bank First or Denmark may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 104.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated or are adverse to Bank First or Denmark.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. There can be no assurance that any such conditions or changes would not be imposed, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Bank First following the merger, any of which might have a material adverse effect on Bank First following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Bank First or Denmark, as described more fully in “The Merger — Regulatory Approvals Required for the Merger” beginning on page 86.

Bank First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Denmark.
From time to time, Bank First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Bank First’s growth strategy depends on the successful integration of these acquisitions. Bank First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
•
the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Bank First’s existing business;

•
limitations on Bank First’s ability to realize the expected cost savings and synergies from an acquisition;

•
challenges related to integrating acquired operations, including Bank First’s ability to retain key employees and maintain relationships with significant customers and depositors;

•
challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•
discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Bank First is unable to successfully integrate the businesses it acquires, Bank First’s business, financial condition and results of operations may be materially adversely affected.
Denmark’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Denmark shareholder.
Some of Denmark’s executive officers participated in negotiations of the merger agreement with Bank First, and the Denmark board of directors approved the merger agreement and is recommending that Denmark Class A common shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of Denmark’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Denmark shareholder. These interests include, as a result of the merger, right to continued indemnification and directors’ and officers’ liability insurance coverage under the merger agreement, accelerated vesting of restricted stock to executive officers and directors of Denmark, a payment of $50,000 to each Denmark and Denmark State Bank outside director that entered into a non-competition and non-disclosure agreement with Bank First, a termination of employment agreement arrangement with Denmark’s Chairman, President and Chief Executive Officer that entitles him to a termination payment in lieu of the change in control payment to which he was entitled under his employment agreement, and payment of change in control payments to certain other Denmark executives. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Denmark to support or approve the merger and the merger agreement. For further discussion of the interests of Denmark’s directors and officers in the merger, see “The Merger — Interests of Denmark’s Directors and Executive Officers in the Merger” beginning on page 78.
The fairness opinions delivered by the respective financial advisors to Bank First and Denmark will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.
The Bank First board of directors received a fairness opinion from Hovde on January 18, 2022 and the Denmark board of directors received a fairness opinion from Piper Sandler on January 14, 2022. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Bank First and Denmark, general market and economic conditions and other factors that may be beyond the control of Bank First and Denmark may alter the value of Bank First or Denmark or the prices of shares of Bank First common stock or Denmark common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions, nor do they contemplate any adjustments to the merger consideration. Management of Bank First is not aware of any material changes in Bank First’s operations or performance since the delivery of the Hovde opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of Denmark is not aware of any material changes in Denmark’s operations or performance since the delivery of the Piper Sandler opinion or that are anticipated to occur before the Denmark special meeting takes place or before the merger is completed. A copy of the Hovde and Piper Sandler fairness opinions are included as Annex C and Annex B, respectively, to this joint proxy statement/prospectus. For a description of the opinion that Bank First received from its financial advisor, please refer to “The Merger — Opinion of Bank First’s Financial Advisor” beginning on page 67. For a description of the opinion that Denmark received from its financial advisor, please refer to “The Merger — Opinion of Denmark’s Financial Advisor” beginning on page 54.
The merger agreement contains provisions granting both Bank First and Denmark the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to September 30, 2022 (subject to extension to December 31, 2022 if the only outstanding condition to closing is the receipt of regulatory approvals) and the right of Denmark to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Denmark board of directors. If the merger is not completed, the ongoing business of Denmark could be adversely affected and Denmark will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
Termination of the merger agreement could negatively impact Denmark and Bank First.
If the merger agreement is terminated before closing there may be various consequences. For example, Denmark’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Denmark will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Denmark board of directors seeks another merger or business combination, Denmark shareholders cannot be certain that Denmark will be able to find a party willing to pay the equivalent or greater consideration than that which Bank First has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Denmark may be required to pay Bank First a termination fee. See “The Merger Agreement — Effect of Termination” beginning on page 106.
Further, if the merger agreement is terminated and the merger is not consummated, Bank First’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed. In addition, the reputation of Bank First as an acquirer may be harmed and, as a result, it may make it more difficult for Bank First to consummate future acquisitions.
Bank First and Denmark will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.
Bank First and Denmark each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Bank First and Denmark expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Bank First and Denmark expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Bank First following completion of the merger.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Denmark and limit Denmark’s ability to pursue alternatives to the merger.
The merger agreement prohibits Denmark from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Denmark has agreed to pay Bank First a termination fee of $4.8 million if the merger agreement is terminated because Denmark decides to enter into or close another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Denmark from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Denmark than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
Bank First and Denmark will be subject to business uncertainties and Denmark will be subject to contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Bank First and Denmark. These uncertainties may impair the ability of Bank First or Denmark to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Bank First or Denmark to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Denmark may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Bank First or Denmark depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Denmark’s business prior to the merger closing and Bank First’s business after the merger closes could be harmed. In addition, subject to certain exceptions, Denmark has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 95 for a description of the restrictive covenants applicable to Denmark.
The merger with Denmark may distract Bank First’s management from its other responsibilities.
The acquisition of Denmark could cause Bank First’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Bank First. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Bank First.
The combined company may be unable to retain Bank First and/or Denmark personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Bank First and Denmark. It is possible that these employees may decide not to remain with Bank First and Denmark, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Denmark to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Bank First and Denmark may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Bank First and Denmark may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of Bank First and Denmark to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Bank First and Denmark if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, Bank First may agree to certain modifications to the items included in the calculation of the Denmark closing tangible common equity. The boards of directors of Bank First and Denmark may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. Bank First and Denmark, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Denmark shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Bank First than they had on Denmark before the merger.
Denmark shareholders will have a much smaller percentage ownership interest and effective voting power in Bank First compared to their ownership interest and voting power in Denmark prior to the merger. Consequently, Denmark shareholders will have significantly less influence on the management and policies of Bank First after the merger than they now have on the management and policies of Denmark. If the merger is consummated, current Denmark shareholders will own approximately [      ]% of the combined company based upon the number of Bank First shares outstanding as of [           ], 2022. Accordingly, former Denmark shareholders will own less than the outstanding voting stock of the combined company than current Bank First shareholders and would, as a result, be outvoted by current Bank First shareholders if such current Bank First shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
Bank First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Bank First common stock. New investors may also have rights, preferences and privileges senior to Bank First’s shareholders, which may adversely impact its shareholders.
Shares of Bank First common stock to be received by holders of Denmark common stock as a result of the merger will have rights different from the shares of Denmark common stock.
Upon completion of the merger, the rights of former Denmark shareholders will be governed by the Bank First Articles and Bank First Bylaws. Accordingly, certain rights associated with Denmark common stock may differ from the rights associated with Bank First common stock. See “Comparison of Shareholders’ Rights” beginning on page 133 for a discussion of the different rights associated with Bank First common stock.
Bank First may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Bank First’s ability to successfully combine the businesses of Bank First and Denmark. If Bank First is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
Bank First and Denmark have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Bank First or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Denmark could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Bank First and Denmark during the pre-merger period and for an undetermined time after the consummation of the merger.
Bank First’s and Denmark’s historical and pro forma condensed combined consolidated financial information may not be representative of Bank First’s results as a combined company.
The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Bank First’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the Denmark identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Denmark as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 34.
The market price of Bank First common stock after the merger may be affected by factors different from those affecting Denmark common stock or Bank First common stock currently.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Bank First’s or Denmark’s results of operations and the market prices of shares of Bank First common stock. Accordingly, the historical financial results of Bank First and Denmark and the historical market prices of shares of Bank First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Bank First and of certain factors to consider in connection with that business, see the documents incorporated by reference by Bank First into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 149.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Bank First and Denmark shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Bank First and Denmark shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Bank First and Denmark intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of each of Bank First and Denmark to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Bank First’s and Denmark’s respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of Denmark to Bank First followed by a taxable liquidation of Denmark. Generally, the deemed sale of the assets of Denmark would result in gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by Denmark, and Denmark would be subject to corporate income tax on such gain or loss. Generally, the deemed distribution of the merger consideration in the deemed liquidation of Denmark would result in taxable gain or loss to the holders of Denmark common stock equal to the difference between (1) the fair market value of the merger consideration distributed in respect of their shares of Denmark common stock and (2) the tax basis in their shares of such Denmark common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Denmark and/or Bank First may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.
Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Denmark and Bank First, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Denmark, its board of directors or Bank First or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Bank First’s business, financial condition, results of operations and cash flows.
Risks Related to Bank First’s Business
You should read and consider risk factors specific to Bank First’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 149 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Bank First and Denmark after giving effect to the merger, including the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, Denmark’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Bank First. Any difference between the purchase price for Denmark and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Bank First in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Bank First issued after the acquisition will reflect the results attributable to the acquired operations of Denmark beginning on the date of completion of the acquisition.
Pursuant to the merger agreement, each share of Denmark common stock (both Class A and Class B) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that (1) 3,137,094 shares of Denmark common stock (the number of shares outstanding as of the date the merger agreement was signed) are outstanding, on a fully-diluted basis, on the closing date of the merger, and (2) that 80% of the shares of Denmark common stock will receive Bank First common stock as consideration and 20% of the shares of Denmark common stock will receive the cash consideration in accordance with the merger agreement.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Bank First and Denmark, giving effect to the merger as if it had been consummated on December 31, 2021. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2021 combine the historical consolidated statements of income of Bank First and Denmark, giving effect to the merger as if it had been consummated on January 1, 2021.
The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition of Denmark as a business combination under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Bank First’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.
Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Bank First’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Denmark’s shareholders’ equity, including results of operations from December 31, 2021 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Bank First common stock of $72.74, which represents the closing price of Bank First common stock on December 31, 2021.
Bank First anticipates that the acquisition of Denmark will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Denmark. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Bank First and Denmark which are included with this joint proxy statement/prospectus or incorporated by reference herein.
The unaudited pro forma data is qualified by the statements set forth under this caption and should not be considered indicative of the market value of Bank First common stock or the actual or future results of operations of Bank First for any period. Actual results may be materially different than the pro forma information presented.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET (in Thousands)
AS OF DECEMBER 31, 2021
	Bank First	Denmark	Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and Cash equivalents	$296,860	$151,155	$448,015	$(32,136)	(a)	$415,879
Securities Held-to-Maturity	5,911	—	5,911	—		5,911
Securities Available-for-Sale	212,689	36,462	249,151	—		249,151
Loans Held for Sale	786	82	868	—		868
Loans Receivable, Net of Unearned Income	2,235,514	479,057	2,714,571	(6,079)	(b)	2,708,492
Allowance for Loan Losses	(20,315)	(7,741)	(28,056)	7,741	(c)	(20,315)
Loans Receivable, Net	2,215,199	471,316	2,686,515	1,662		2,688,177
Premises and Equipment	49,461	5,578	55,039	—		55,039
Cash Value of Life Insurance	31,897	13,019	44,916	—		44,916
Other Real Estate Owned	150	—	150	—		150
Goodwill	55,357	—	55,357	51,575	(d)	106,932
Core Deposit Intangible, net	4,035	—	4,035	2,719	(e)	6,754
Mortgage Servicing Rights	5,016	1,118	6,134	—		6,134
Other Assets	60,191	8,914	69,105	—		69,105
Total Assets	$2,937,552	$687,644	$3,625,196	$23,820		$3,649,016
Liabilities
Noninterest Bearing Deposits	$799,936	$155,292	$955,228	$—		$955,228
Interest Bearing Deposits	1,728,504	459,205	2,187,709	1,180	(f)	2,188,889
Total Deposits	2,528,440	614,497	3,142,937	1,180		3,144,117
Securities sold under repurchase agreements	41,122	—	41,122	—		41,122
Borrowings	25,511	933	26,444	—		26,444
Other Liabilities	19,826	4,188	24,014	1,209	(g)	25,223
Total Liabilities	2,614,899	619,618	3,234,517	2,389		3,236,906
Shareholders’ Equity
Total Shareholders’ Equity	322,653	68,026	390,679	21,431	(h)	412,110
Total Liabilities and Shareholders’ Equity	$2,937,552	$687,644	$3,625,196	$23,820		$3,649,016

Notes
a.
Includes the impact of an estimated $8.2 million in transaction expenses and $23.9 million in cash consideration.

b.
Reflects an estimate of fair value adjustments related to credit quality and interest rates related to Denmark’s loan portfolio, which are required under purchase accounting rules.

c.
Reflects the reversal of Denmark’s loan loss reserve as required under purchase accounting rules.

d.
It is anticipated that this acquisition will create an additional $51.6 million in goodwill, subject to ongoing impairment analysis.

e.
It is anticipated that this acquisition will create an additional $2.7 million in core deposit intangible. We anticipate amortizing this over a ten year period.

f.
Reflects an estimate of fair value adjustments related to interest rates related to Denmark’s time deposits.

g.
It is anticipated that the entries required by purchase accounting rules will cause a deferred tax liability of $1.2 million.

h.
Reflects $23.9 million needed to pay the cash component of the acquisition consideration. Also reflects the equity impact of the other fair value adjustments required by purchase accounting rules.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT
(in Thousands, except share and per share amounts)
AS OF DECEMBER 31, 2021
	Bank First	Denmark	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$98,386	$22,866	$1,520	(a)	$122,772
Interest Expense	(8,304)	(2,605)	679	(b)	(10,230)
Net Interest Income	90,082	20,261	2,199		112,542
Provision for Loan Losses	(3,100)	—	—		(3,100)
Noninterest Income	23,518	4,842	—		28,360
Noninterest Expense (e)	(50,533)	(16,370)	(2,719)	(c),(d)	(69,622)
Income before Income Tax Expense	59,967	8,733	(520)		68,180
Income Tax Expense	(14,523)	(2,235)	130	(f)	(16,628)
Net Income	$45,444	$6,498	$(390)		$51,552
Weighted average common shares outstanding (basic and diluted)	7,680,896	3,138,393	1,324,105	(g)	9,005,001
Basic and diluted earnings per common share	$5.92	$2.07			$5.72

Notes
a.
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans, assuming a four year average maturity of the portfolio.

b.
Adjustment to interest expense is based on accretion of the fair market valuation of time deposits recognized over the weighted life of the portfolio.

c.
Estimate of amortization of the core deposit intangible of $494,000 based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

d.
Represents merger related expenses anticipated to be incurred by Bank First after the merger close.

e.
While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.

f.
Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 27%, further adjusted for the non-deductibility of certain merger related expenses for tax purposes.

g.
Estimated shares to be issued to Denmark shareholders based on Denmark outstanding shares on January 18, 2022 (the date of the merger agreement), utilizing consideration of 20% cash and 80% Bank First common stock, with an exchange ratio of 0.5276 shares of Bank First common stock exchanged for each share of Denmark common stock. However, the number of shares of Bank First common stock comprising the portion of the merger consideration to be paid in shares of Bank First common stock will vary based on the election of the Denmark shareholders. The maximum number of shares of Bank First common stock to be issued is 1,655,131, which results in a decrease of $0.20 to pro forma basic and diluted earnings per common share for the year ended December 31, 2021.

UNAUDITED COMPARATIVE PER SHARE DATA
The following table shows unaudited basic earnings, diluted earnings, cash dividends, and book value per common share data for Bank First and Denmark on a historical and pro forma combined basis after giving effect to the acquisition of Denmark by Bank First as of and for the year ended December 31, 2021. The unaudited pro forma data was derived by combining the historical financial information of Bank First and Denmark using the acquisition method of accounting for business combinations, assumes the merger is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2021, in the case of the earnings per share and dividends declared data. The pro forma adjustments record the assets and liabilities of Denmark at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.
The information should be read together with the historical consolidated financial statements of Bank First and Denmark and the pro forma condensed combined consolidated financial information, including the notes thereto, which are included elsewhere in this joint proxy statement/prospectus.
The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Denmark will be reflected in the consolidated financial statements of Bank First on a prospective basis.
The per equivalent Denmark share data shows the effect of the merger from the perspective of an owner of Denmark common stock. The per equivalent Denmark share data is based on a per share exchange ratio of 0.5276 of a share of Bank First common stock for each share of Denmark common stock.
	Bank First	Denmark	Pro Forma Combined	Per Equivalent Denmark Share
For the year ended December 31, 2021
Basic and diluted earnings per common share	$5.92	$2.07	$5.72	$3.02	(a)
Cash dividends per common share	$1.14	$0.60	$1.14	$0.60	(a)
Book value per common share as of December 31, 2021	$42.36	$21.99	$45.76	$24.15	(a)

Notes
a.
Calculated by multiplying the pro forma combined by the per share exchange ratio.

DENMARK SPECIAL MEETING
Date, Time and Place of Denmark Special Meeting
The Denmark special meeting will be held virtually on [   ], at [   ], Central Time. The meeting will be held in an online-only virtual format. To access the Denmark special meeting online, please go to [   ]. This page will include a link to register for the event and instructions for accessing the Denmark special meeting. On or about [           ], 2022, Denmark commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Denmark special meeting.
Matters to be Considered
At the Denmark special meeting, the holders of Denmark Class A common stock will be asked to consider and vote upon the Denmark merger proposal and, if necessary, the Denmark adjournment proposal. Completion of the merger is conditioned on, among other things, Denmark Class A common shareholder approval of the Denmark merger proposal. No other business may be conducted at the Denmark special meeting.
Recommendation of the Denmark Board of Directors
On January 14, 2022, the Denmark board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Denmark’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — Denmark’s Reasons for the Merger; Recommendation of the Denmark Board of Directors” beginning on page 52, the Denmark board of directors believes that the merger is in the best interests of Denmark shareholders. Accordingly, the Denmark board of directors unanimously recommends that its Class A common shareholders vote “FOR” the Denmark merger proposal and, if necessary, vote “FOR” the Denmark adjournment proposal.
Record Date and Quorum
The Denmark board of directors has fixed the close of business on [   ], 2022 as the Denmark record date, which is the date for determining (1) the holders of Denmark common stock entitled to receive notice of the Denmark special meeting, and (2) the holders of Denmark Class A common stock entitled to vote at the Denmark special meeting. Denmark’s Class B common stock is non-voting stock and, therefore, holders thereof shall not be entitled to vote at the Denmark special meeting. As of the Denmark record date, there were [   ] shares of Denmark Class A common stock outstanding and entitled to notice of, and to vote at, the Denmark special meeting or any adjournment thereof, and such outstanding shares of Denmark Class A common stock were held by [   ] holders of record. Each share of Denmark Class A common stock entitles the holder to one vote at the Denmark special meeting on each proposal to be considered at the Denmark special meeting.
The holders of a majority of the shares of Denmark Class A common stock issued and outstanding and entitled to vote at the Denmark special meeting must be present, either in person or by proxy, to constitute a quorum at the Denmark special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Denmark Class A common stock at the Denmark special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Denmark Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of Denmark Class A common stock is required to approve the Denmark merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Denmark merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Denmark Adjournment Proposal.   The affirmative vote of a majority of the votes cast by holders of Denmark Class A common stock represented in person or by proxy at the special meeting and entitled to vote on the Denmark adjournment proposal is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Denmark adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The Denmark board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Denmark Class A common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Denmark merger proposal and “FOR” the Denmark adjournment proposal, if applicable.
If you are a shareholder of record of Denmark Class A common stock as of [      ], 2022, the Denmark record date, you may vote by proxy before the Denmark special meeting in any of the following ways:
•
You may vote online. You may vote online by accessing www.voteproxy.com. Have your proxy card available.

•
You may vote by telephone. You may vote by telephone by calling toll-free [    ]. Have your proxy card available.

•
You may vote by mail. You may vote by mail by completing, signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, LLC, Attn: Proxy Services, 6201 15th Avenue, Brooklyn, NY 11219.

•
You may vote in person at the virtual meeting. You may vote by attending the virtual meeting and casting your vote virtually.

If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 p.m. Central Time on the day before the Denmark special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Denmark special meeting.
If you are the record holder of Denmark Class A common stock, you may revoke your proxy at any time before it is voted at the special meeting by:
•
delivering written notice of revocation to the Corporate Secretary of Denmark;

•
timely submitting another proxy online or by telephone or mail prior to the Denmark special meeting; or

•
attending the Denmark special meeting and notifying the election officials that you wish to revoke your proxy and vote virtually.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Denmark Bancshares, Inc., 103 E. Main Street, Denmark, Wisconsin 54208, Attention: Corporate Secretary. Attendance at the Denmark special meeting will not, by itself, revoke your proxy. If you hold your shares in ‘‘street name’’ with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Denmark Class A common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Denmark special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.
If your broker, bank or other nominee holds your shares of Denmark Class A common stock in “street name,” your broker, bank or other nominee will vote your shares of Denmark Class A common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of Denmark, solely in their capacity as shareholders of Denmark, have entered into voting agreements with Bank First, pursuant to which they have agreed to vote their shares of Denmark Class A common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Denmark record date, [    ] shares of Denmark Class A common stock, or approximately [   ]% of the outstanding shares of Denmark Class A common stock entitled to vote at the Denmark special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the Denmark board of directors. Denmark is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Denmark intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Denmark will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Denmark retains the discretion to engage a third-party proxy solicitor to assist Denmark in soliciting proxies from the Denmark shareholders.
Dissenters’ Rights
Both Denmark Class A and Class B common shareholders are entitled to assert dissenters’ rights with respect to the Denmark merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Subchapter XIII of the WBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 82, and the full text of Subchapter XIII of the WBCL, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.
Attending the Denmark Special Meeting
All shareholders of Denmark as of the Denmark record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Denmark record date, are invited to virtually attend the Denmark special meeting. However, only holders of record of Denmark Class A common stock will be entitled to vote virtually at the Denmark special meeting. If you are not a shareholder of record of Denmark Class A common stock as of the Denmark record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Denmark special meeting. If you plan to virtually attend the Denmark special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and register in advance for the virtual meeting. Denmark reserves the right to refuse admittance to anyone who did not properly register for the virtual meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Denmark special meeting is prohibited without Denmark’s express written consent.
A Denmark shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to virtually attend the Denmark special meeting must provide proof of beneficial ownership as of the Denmark record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Denmark Merger Proposal
Denmark is asking its Class A common shareholders to approve the Denmark merger proposal. Holders of Denmark Class A common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Denmark board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Denmark and its shareholders. See “The Merger — Denmark’s Reasons for the Merger; Recommendation of the Denmark Board of Directors” beginning on page 52 of this joint proxy statement/prospectus for a more detailed discussion of the Denmark board of directors’ recommendation.
The Denmark board of directors unanimously recommends a vote “FOR” the Denmark merger proposal.
Denmark Adjournment Proposal
The Denmark special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Denmark special meeting to approve the Denmark merger proposal.
If, at the Denmark special meeting, the number of shares of Denmark Class A common stock present or represented and voting in favor of the Denmark merger proposal is insufficient to approve the Denmark merger proposal, Denmark intends to move to adjourn the Denmark special meeting in order to enable the Denmark board of directors to solicit additional proxies for approval of the Denmark merger proposal. In that event, Denmark will ask the holders of Denmark Class A common stock to vote upon the Denmark adjournment proposal, but not the Denmark merger proposal.
In this proposal, Denmark is asking the holders of Denmark Class A common stock to authorize the holder of any proxy solicited by the Denmark board of directors on a discretionary basis to vote in favor of adjourning the Denmark special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Denmark Class A common shareholders who have previously voted.
The Denmark board of directors unanimously recommends a vote “FOR” the Denmark adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding Denmark’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Lori Sisel, Executive Assistant of Denmark, at (920) 863-2161 or by email to loris@denmarkstate.com.

BANK FIRST SPECIAL MEETING
Date, Time and Place of Bank First Special Meeting
The Bank First special meeting will be held virtually on [    ], at [    ], Central Time. The meeting will be held in an online-only virtual format. To access the Bank First special meeting online, please go to [    ]. This page will include a link to register for the event and instructions for accessing the Bank First special meeting. On or about [    ], 2022, Bank First commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Bank First special meeting.
Matters to be Considered
At the Bank First special meeting, the holders of Bank First common stock will be asked to consider and vote upon the Bank First merger proposal and, if necessary, the Bank First adjournment proposal. Completion of the merger is conditioned on, among other things, Bank First shareholder approval of the Bank First merger proposal. No other business may be conducted at the Bank First special meeting.
Recommendation of the Bank First Board of Directors
On January 18, 2022, the Bank First board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Bank First’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — Bank First’s Reasons for the Merger; Recommendation of the Bank First Board of Directors” beginning on page 65, the Bank First board of directors believes that the merger and the issuance of shares of Bank First common stock as merger consideration is in the best interests of Bank First shareholders. Accordingly, the Bank First board of directors unanimously recommends that its shareholders vote “FOR” the Bank First merger proposal and, if necessary, vote “FOR” the Bank First adjournment proposal.
Record Date and Quorum
The Bank First board of directors has fixed the close of business on [    ], 2022 as the Bank First record date, which is the date for determining the holders of Bank First common stock entitled to receive notice of and to vote at the Bank First special meeting. As of the Bank First record date, there were [    ] shares of Bank First common stock outstanding and entitled to notice of, and to vote at, the Bank First special meeting or any adjournment thereof, and such outstanding shares of Bank First common stock were held by [    ] holders of record. Each share of Bank First common stock entitles the holder to one vote at the Bank First special meeting on each proposal to be considered at the Bank First special meeting.
The holders of a majority of the shares of Bank First common stock issued and outstanding and entitled to vote at the Bank First special meeting must be present, either in person or by proxy, to constitute a quorum at the Bank First special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Bank First common stock at the Bank First special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Bank First Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of Bank First common stock is required to approve the Bank First merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, of if you mark “ABSTAIN” on your proxy card, with respect to the Bank First merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Bank First Adjournment Proposal.   The number of votes cast “FOR” the Bank First adjournment proposal exceeding the number of votes cast “AGAINST” the Bank First adjournment proposal is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Bank First adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The Bank First board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Bank First common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Bank First merger proposal and “FOR” the Bank First adjournment proposal, if applicable.
If you are a shareholder of record of Bank First as of [           ], 2022, the Bank First record date, you may submit your proxy before the Bank First special meeting in any of the following ways:
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You may vote online.   You may vote online by accessing [    ]. Have your proxy card available.

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You may vote by telephone.   You may vote by telephone by calling toll-free [     ]. Have your proxy card available.

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You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to Computershare Proxy Services, P.O. Box 505008, Louisville, KY 40233-9814.

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You may vote in person at the virtual meeting.   You may vote by attending the virtual meeting and casting your vote virtually.

If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 P.M. Central Time on the day before the Bank First special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Bank First special meeting.
If you are the record holder of your Bank First shares, you may revoke your proxy at any time before it is voted at the special meeting by:
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delivering written notice of revocation to the Corporate Secretary of Bank First;

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timely submitting another proxy online or by telephone or mail prior to the Bank First special meeting; or

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attending the Bank First special meeting and notifying the election officials that you wish to revoke your proxy and vote virtually.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Bank First Corporation, 402 N. 8th Street, Manitowoc, Wisconsin 54220, Attention: Corporate Secretary. Attendance at the Bank First special meeting will not, by itself, revoke your proxy. If you hold your shares in ‘‘street name’’ with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Bank First common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Bank First special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.
If your broker, bank or other nominee holds your shares of Bank First common stock in “street name,” your broker, bank or other nominee will vote your shares of Bank First common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of Bank First, solely in their capacity as shareholders of Bank First, have entered into voting agreements with Denmark pursuant to which they have agreed to vote their shares of Bank First common stock in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of shares of Bank First common stock as merger consideration in the merger. As of the Bank First record date, [    ] shares of Bank First common stock, or approximately [    ]% of the outstanding shares of Bank First common stock entitled to vote at the Bank First special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the Bank First board of directors. Bank First is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Bank First intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Bank First will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Bank First retains the discretion to engage a third-party proxy solicitor to assist Bank First in soliciting proxies from the Bank First shareholders.
Attending the Bank First Special Meeting
All shareholders of Bank First as of the Bank First record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Bank First record date, are invited to virtually attend the Bank First special meeting. Shareholders of record of Bank First common stock can vote virtually at the Bank First special meeting. If you are not a shareholder of record as of the Bank First record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Bank First special meeting. If you plan to virtually attend the Bank First special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and register in advance for the virtual meeting. Bank First reserves the right to refuse admittance to anyone who did not properly register for the virtual meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Bank First special meeting is prohibited without Bank First’s express written consent.
A Bank First shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to virtually attend the Bank First special meeting must provide proof of beneficial ownership as of the Bank First record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Bank First Merger Proposal
Bank First is asking its shareholders to approve the Bank First merger proposal. Holders of Bank First common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Bank First board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, to be advisable and in the best interest of Bank First and its shareholders. See “The Merger — Bank First’s Reasons for the Merger; Recommendation of the Bank First Board of Directors” beginning on page 65 of this joint proxy statement/prospectus for a more detailed discussion of the Bank First board of directors’ recommendation.
The Bank First board of directors unanimously recommends a vote “FOR” the Bank First merger proposal.
Bank First Adjournment Proposal
The Bank First special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Bank First special meeting to approve the Bank First merger proposal.
If, at the Bank First special meeting, the number of shares of Bank First common stock present or represented and voting in favor of the Bank First merger proposal is insufficient to approve the Bank First merger proposal, Bank First intends to move to adjourn the Bank First special meeting in order to enable the Bank First board of directors to solicit additional proxies for approval of the Bank First merger proposal. In that event, Bank First will ask the holders of Bank First common stock to vote upon the adjournment proposal, but not the Bank First merger proposal.
In this proposal, Bank First is asking the holders of Bank First common stock to authorize the holder of any proxy solicited by the Bank First board of directors on a discretionary basis to vote in favor of adjourning the Bank First special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Bank First shareholders who have previously voted.
The Bank First board of directors unanimously recommends a vote “FOR” the Bank First adjournment proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding Bank First’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Kelly Dvorak, Corporate Secretary of Bank First, at (920) 652-3100 or by email to kdvorak@bankfirst.com

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of Bank First’s and Denmark’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of Denmark by Bank First pursuant to the merger of Denmark with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Denmark State Bank, a wholly-owned Wisconsin-state bank subsidiary of Denmark, will be merged with and into Bank First, N.A., a wholly-owned bank subsidiary of Bank First, with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Terms of the Merger
Each of the boards of directors of Bank First and Denmark has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Bank First board of directors, the issuance of shares of Bank First common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Denmark will merge with and into Bank First, with Bank First continuing as the surviving entity. Immediately following the merger, Denmark State Bank, Denmark’s wholly-owned banking subsidiary, will merge with and into Bank First, N.A., Bank First’s wholly-owned banking subsidiary, with Bank First, N.A. as the surviving bank.
If the merger is completed, each share of Denmark common stock (both Class A and Class B) (other than shares of Denmark common stock held by Denmark, Bank First or any Denmark dissenting shareholders) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. As a result, if the aggregate number of Denmark common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Denmark shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration.
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Denmark’s tangible equity capital at closing. If Denmark’s tangible equity capital (as calculated per the merger agreement) is less than $67,565,297 (which we refer to as the “Denmark equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Denmark equity minimum and Denmark’s tangible equity capital at closing.
Immediately prior to the effective time of the merger, all outstanding shares of Denmark common stock subject to vesting restrictions granted under Denmark benefit plans (which we refer to as “Denmark restricted stock”) will become fully vested. At the effective time of the merger, each share of Denmark restricted stock that is outstanding immediately prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, the applicable merger consideration. In addition, all dividends previously declared and paid, but held by Denmark on account for the Denmark shareholders with respect to such Denmark restricted stock, shall be paid in cash by Denmark to such Denmark shareholders. In addition, prior to the effective time of the merger, the Denmark board will take such actions with respect to the Denmark employee stock purchase plan, which we refer to as the Denmark ESPP, necessary to provide that (i) except to the extent necessary to comply with applicable law, participation in the Denmark ESPP will be limited to those employees who are participants on the date of the merger agreement, (ii) except to the extent necessary to comply with law, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the Denmark ESPP on or following the date of the merger agreement, (iii) no new offering period will be commenced after the date of the merger agreement, (iv) the offering period in progress as of the effective time of the merger will be shortened and each outstanding option under the Denmark employee stock purchase plan will be exercised automatically ten business days prior to the effective time of the merger, and (v) the plan will terminate effective as of the effective time of the merger.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Denmark shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Bank First’s shareholders and Denmark’s shareholders are being asked to approve the Bank First merger proposal and the Denmark merger proposal, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 88 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The board of directors and executive officers of Denmark have regularly discussed and reviewed Denmark’s business, performance and prospects, including its strategic alternatives with the goal of enhancing value for its shareholders. In the context of such reviews, the strategic alternatives considered by the Denmark board have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices or buying other financial services firms engaged in complementary lines of business. The Denmark board also reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Wisconsin.
The Denmark board of directors and executive management team have also been aware in recent years of changes in the financial services industry and the regulatory environment, as well as the competitive challenges facing a financial institution such as Denmark. These challenges have included an interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing government regulations, increasing expense burdens and commitments for technology, the length of the current period of economic growth experienced in the United States, succession planning challenges, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In addition, the board of directors was sensitive to the need for Denmark to deploy excess capital to maximize return for its shareholders. The Denmark board has always recognized that its fiduciary duty to its shareholders encompassed consideration of a business combination, merger or sale of Denmark that might offer enhanced value to its shareholders and greater market liquidity. Given Denmark’s relative size and position in the marketplace, the Denmark board of directors also considered who potential buyers for the company were both now and over time.
As a result of these conversations, the Denmark board determined that it was in the best interest of its shareholders to more actively explore its strategic options. During the Fall and Winter of 2021, executive management met with several investment banking firms to review Denmark’s possible strategic alternatives and provide advice regarding a possible business combination with another entity.

Piper Sandler, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Piper Sandler is familiar with the market for common stocks of publicly traded and privately held banks, thrifts, and bank and thrift holding companies. Because of Piper Sandler’s extensive experience and capabilities related to business combinations of financial institutions and its reputation as a leading investment banking firm in the financial services area, Denmark decided to seek Piper Sandler’s assistance in its review of strategic alternatives.
From 2017 through 2019, the Denmark management team regularly reviewed and pursued a number of potential acquisition opportunities as well as possible business combinations with other similarly sized entities. On August 6, 2019, representatives from Piper Sandler and Godfrey & Kahn, S.C., Denmark’s legal counsel (“Godfrey & Kahn”), attended a meeting of the Denmark board of directors. A representative from Piper Sandler discussed and reviewed its presentation materials, a copy of which was provided to the board of directors. The Piper Sandler representative discussed the recent overall and bank stock market performance and presented a summary of various potential strategic alternative scenarios including Denmark continuing to operate as an independent company and the potential value that could be achieved for Denmark’s shareholders in a change in control transaction. The Piper Sandler representative also addressed potential merger partners, financial and pricing information for comparable merger and acquisition transactions, and a typical timeline for this type of transaction.
On February 13, 2020, Denmark’s board of directors received an unsolicited written non-binding indication of interest from Bank First that proposed an acquisition of Denmark by Bank First at an aggregate implied purchase price of $109.0 million payable 80% in stock and 20% in cash.
On February 17, 2020, representatives from Piper Sandler and Godfrey & Kahn attended a meeting of the Denmark board of directors. The Piper Sandler representative discussed the recent bank stock market and industry performance and presented a summary of various potential strategic alternative scenarios, including Denmark continuing to operate as an independent company and the potential value that could be achieved for Denmark shareholders in a change in control transaction. In addition to reviewing the non-binding indication of interest submitted by Bank First, the Piper Sandler representative also addressed other potential merger partners, as well as financial and pricing information for comparable merger and acquisition transactions.
On March 16, 2020, a representative from Piper Sandler attended another meeting of the Denmark board of directors to update the materials and continue the discussion form the prior board meeting. The board reviewed and considered a number of factors including the aggregate consideration offered by Bank First, the mix of merger consideration between stock and cash, valuation and trading characteristics of stock consideration offered, and impact to shareholders, community, and associates in a potential control sale as compared to various other strategic alternative scenarios, including Denmark continuing to operate as an independent company. Following extensive discussions, the board determined to not move forward with further exploration of a possible transaction with Bank First at that time, as it was still pursuing its strategy for both organic growth and growth by acquisition, which it viewed was in the better long-term interest of its shareholders at that time. The board’s decision was subsequently communicated to Bank First.
Throughout the second half of 2020, Denmark engaged in discussions about a potential merger with a similarly sized institution. These discussions did not result in a letter of intent, and in January 2021, the potential counterparty informed Denmark that it would not pursue further exploration of a transaction with Denmark at that time.
The Denmark board of directors and management team continued to actively explore strategic options in the best interest of its shareholders. This included meetings between the Denmark board of directors and management team with representatives from Piper Sandler and Godfrey & Kahn on February 18, 2021 and May 17, 2021 to discuss possible strategic alternatives or remaining an independent company and pursuing other growth opportunities.
On September 13, 2021, a representative from Piper Sandler attended a meeting of the Denmark board of directors. The Piper Sandler representative presented a summary of various potential strategic alternative scenarios, including Denmark continuing to operate as an independent company and the potential value that could be achieved for Denmark’s shareholders in a change in control transaction. The Piper Sandler representative also addressed potential merger partners as well as financial and pricing information for comparable merger and acquisition transactions. Following the meeting, the board of directors took some time to consider the information provided by Piper Sandler and then met again on October 18, 2021 to discuss a plan forward. After considerable discussion, the board of directors authorized management to engage Piper Sandler as Denmark’s financial advisor to explore potential strategic transactions.
On October 25, 2021, Denmark entered into an engagement letter with Piper Sandler. Over the next several weeks, representatives of Piper Sandler worked with the Denmark management team and the finance & capital committee of the board of directors to develop a list of potential merger partners. The list was based on likelihood of interest, financial capacity and perceived potential to obtain required regulatory approvals. During this time, representatives of Piper Sandler also worked with management of Denmark, as well as representatives of Godfrey & Kahn to develop materials necessary for the process, including establishing a due diligence online data room, preparing confidentiality agreements and initial informational materials. In the first week of November 2021, at Denmark’s request, Piper Sandler began contacting representatives of the financial institutions previously identified as potential merger partners.
Piper Sandler contacted Bank First on November 4, 2021. Of the three financial institutions contacted, all three requested confidentiality agreements (with two eventually signing such agreements). Those two institutions were given access to an electronic data room that contained non-public information regarding Denmark’s loans and deposits, credit quality, vendor contracts, and operating expenses. During this time period, the parties that entered into confidentiality agreements conducted their due diligence reviews of Denmark. On November 23, 2021 Bank First, via its financial advisor, delivered to Piper Sandler its preliminary, non-binding expression of interest letter that proposed an acquisition of Denmark by Bank First at an aggregate implied purchase price of $119.5 million payable 80% in stock and 20% cash. The other potential merger partner did not submit a letter of intent to Piper Sandler.
On November 29, 2021, the Denmark finance & capital committee of the board of directors, along with representatives from Piper Sandler and Godfrey & Kahn, met to review the letter of intent received. Materials prepared by Piper Sandler summarizing the process to date, the financial terms of the letter of intent received, overview materials on Bank First, and next steps in the process were reviewed and discussed by the Denmark board. The board reviewed and considered a number of factors, including the aggregate consideration offered, the mix of merger consideration between stock and cash, ability of Bank First to obtain regulatory approval, valuation and trading characteristics of stock consideration offered, and impact to shareholders, community, and associates. Following extensive discussions, the finance & capital committee of the board voted to move forward with further exploration of a possible transaction with Bank First and to proceed with additional due diligence.
During the last week of November 2021, Bank First continued with additional due diligence and representatives of the management teams of Denmark and Bank First talked several times to discuss the merger, the operations and business of the two companies and certain logistical issues. In addition, on December 1, 2021, the President and Chief Executive Officer and Chief Operating Officer of Bank First met with the Denmark board of directors to discuss Bank First and its strategic vision. Following that meeting, after an extensive discussion, the board of directors voted to move forward on an exclusive basis with Bank First and authorized management to proceed with a transaction and negotiate a merger agreement in line with the letter of intent and other items discussed at the meeting. On December 2, 2021, Denmark accepted the non-binding letter of intent submitted by Bank First on November 23, 2021.
Godfrey & Kahn received an initial draft of the merger agreement from Alston & Bird LLP (“Alston & Bird”), counsel for Bank First, on December 17, 2021. That agreement, along with the ancillary bank merger agreement, director/officer voting agreements and non-competition agreements, were negotiated between the parties through January 14, 2022, during which period of time each party also prepared comprehensive disclosure schedules to be delivered concurrently with the merger agreement.
Bank First and its advisors conducted due diligence regarding Denmark through review of certain requested information and documents provided by Denmark through the online data room. On December 20, 2021 and December 29, 2021, Alston & Bird conducted regulatory due diligence conference calls with Denmark and Godfrey & Kahn to discuss Denmark’s regulatory standing with its federal and state regulators.

Denmark and its advisors conducted reverse due diligence regarding Bank First through review of Bank First’s publicly filed information and other documents and information provided by Bank First. On December 27, 2021, Denmark and representatives of Piper Sandler engaged in a reverse diligence conference call with Bank First and its financial advisor, Hovde Group, LLC (which we refer to as “Hovde”), covering topics such as documents previously provided to Denmark by Bank First, the strategic plan and future growth prospects for Bank First, integration of Denmark into Bank First, financial performance, strategic plans specific to Denmark’s markets, shareholder liquidity, existing lines of business and potential new lines of business.
On January 14, 2022, a special meeting of the Denmark board of directors was convened. Representatives of Denmark’s legal and financial advisors participated in the meeting. A copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been provided to the members of the board of directors on January 12, 2022. Representatives of Piper Sandler began the meeting by reviewing with the Denmark board its financial analysis of the proposed transaction, and rendered Piper Sandler’s oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in the section titled “The Merger — Opinion of Denmark’s Financial Advisor” beginning on page 54, to the effect that, as of January 14, 2022, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the Denmark common shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders. The board discussed the attributes of Bank First’s common stock, including its recent market performance and its trading volume. Representatives of Godfrey & Kahn then summarized the fiduciary duties of each director, with an emphasis on the role of the board of directors in a change in control scenario. Godfrey & Kahn reviewed in detail the terms of the merger agreement and other ancillary agreements to be entered into by the directors and senior management. Godfrey & Kahn also discussed the proposed resolutions that the board of directors would be requested to approve in connection with the merger. Following extensive discussion and questions and answers, including consideration of the factors described under “Denmark’s Reasons for the Merger; Recommendation of the Denmark Board of Directors,” the board unanimously determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of Denmark and its shareholders. The board then unanimously approved the merger agreement and the transactions contemplated thereby.
On January 18, 2022, Bank First’s board of directors met at a special meeting to review and discussed the proposed merger and the merger agreement. Management of Bank First reviewed the final terms of the proposed merger agreement and related transaction documents with the Bank First board. Also at this meeting, Hovde reviewed with the Bank First board its financial analysis of the merger consideration delivered to the Bank First board its written opinion, dated January 18, 2022, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the “aggregate consideration” to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Bank First and its shareholders. See “The Merger — Opinion of Bank First’s Financial Advisor” beginning on page 67. After taking into consideration the matters discussed during this meeting and prior meetings of the Bank First board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger — Bank First’s Reasons for the Merger; Recommendation of the Bank First Board of Directors,” the Bank First board of directors unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Bank First shareholders.
Following the completion of the Denmark and Bank First board meetings, Denmark and Bank First executed the definitive merger agreement and the Denmark directors and officers executed the voting agreement effective Tuesday, January 18, 2022. Before the opening of the market on Wednesday, January 19, 2022, Bank First and Denmark issued a joint press release announcing the execution of the merger agreement.
Denmark’s Reasons for the Merger; Recommendation of the Denmark Board of Directors
After careful consideration, at its meeting on January 14, 2022, the Denmark board of directors determined that the merger is in the best interests of Denmark and its shareholders and that the consideration to be received in the merger is fair to the Denmark shareholders. Accordingly, the Denmark board of directors unanimously approved the merger agreement and recommended that the Denmark shareholders vote “FOR” the Denmark merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Denmark board of directors evaluated the merger and the merger agreement, in consultation with Denmark’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:
•
the board of directors’ assessment of the strategic options available to Denmark and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for Denmark’s shareholders than the value to be paid by Bank First in the merger;

•
the financial and other terms of the merger agreement, including the price to be paid for the shares of Denmark common stock, and the form and mix of consideration to be received by Denmark shareholders;

•
each of Denmark’s, Bank First’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Denmark board of directors considered its view that Bank First’s business and operations complement those of Denmark and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

•
the increased liquidity of the Bank First common stock as listed on Nasdaq, contrasted with the relative illiquidity of the Denmark common stock traded on the OTCQX market;

•
the expectation that Denmark shareholders would have the opportunity to participate in future growth of the combined company;

•
the potential for stock appreciation in the combined company for Denmark shareholders;

•
the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service Denmark’s customer base and communities;

•
the opportunities for advancement in the combined company for existing Denmark employees;

•
its understanding of the current and prospective environment in which Denmark and Bank First operate, including national and local economic conditions, the interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing operating costs resulting from regulatory initiatives and compliance mandates, continued consolidation in the industry, the competitive environment for financial institutions generally, succession planning issues, and the likely effect of these factors on Denmark both with and without the proposed transaction;

•
its review and discussions with Denmark’s management concerning the due diligence investigation of Bank First;

•
Bank First’s reputation in the communities that it serves and Bank First’s familiarity with the Wisconsin market;

•
the financial presentation and opinion of Piper Sandler, Denmark’s financial advisor, delivered on January 14, 2022 to the Denmark board of directors, and subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to holders of Denmark common stock in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “The Merger — Opinion of Denmark’s Financial Advisor”; and

•
the expected tax treatment of the merger as a tax-free reorganization under the Internal Revenue Code.

The Denmark board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the potential risks associated with a portion of the merger consideration being paid through the issuance of shares of Bank First common stock and any decrease in the market price of Bank First common stock will result in a reduction in the aggregate merger consideration received by Denmark shareholders;

•
the potential risk of diverting management attention and resources from the day-to-day operation of Denmark’s business and towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the possibility that the merger might not be consummated and the effect of the resulting public announcement of the termination of the merger on, among other things, the operations of Denmark;

•
the restrictions in the merger agreement regarding the operation of Denmark’s business through completion of the merger which may prevent or delay Denmark from undertaking business opportunities that may arise prior to completion of the merger;

•
that Bank First has a right to a $4,800,000 termination fee if the merger agreement is terminated in certain circumstances; and

•
that Denmark shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger.

The foregoing discussion of the factors considered by the Denmark board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Denmark board of directors. The Denmark board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Denmark board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Denmark board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Denmark board of directors may have given different weight to different factors. The Denmark board of directors conducted an overall analysis of the factors described above including thorough discussions with Denmark management and Denmark’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Denmark board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
THE DENMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DENMARK SHAREHOLDERS VOTE “FOR” THE DENMARK MERGER PROPOSAL AT THE DENMARK SPECIAL MEETING.
Opinion of Denmark’s Financial Advisor
Denmark retained Piper Sandler to act as financial advisor to Denmark’s board of directors in connection with Denmark’s consideration of a possible business combination. Denmark selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Denmark’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 14, 2022 meeting at which Denmark’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on January 14, 2022, to the effect that, as of such date, the merger consideration was fair to the holders of Denmark’s common stock from a financial point of view.
The full text of Piper Sandler’s opinion is attached as Annex B to this joint proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Denmark common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Denmark in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Denmark as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Denmark common stock and did not address the underlying business decision of Denmark to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Denmark or the effect of any other transaction in which Denmark might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Denmark, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the merger agreement, dated January 12, 2022;

•
certain publicly available financial statements and other historical financial information of Denmark and its banking subsidiary, Denmark State Bank, that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of Bank First that Piper Sandler deemed relevant;

•
certain internal financial projections for Denmark for the years ending December 31, 2021 and December 31, 2022 with a long-term annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Denmark;

•
publicly available median analyst earnings per share estimates for Bank First for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025 as provided by Hovde;

•
the pro forma financial impact of the merger on Bank First based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments as provided by senior management of Bank First and Hovde, as well as estimated net income for Denmark for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Denmark;

•
the publicly reported historical price and trading activity for Denmark common stock and Bank First common stock, including a comparison of certain stock trading information for Denmark common stock and Bank First common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for Denmark and Bank First with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Denmark and its representatives the business, financial condition, results of operations and prospects of Denmark and held similar discussions with certain members of the senior management of Bank First and its representatives regarding the business, financial condition, results of operations and prospects of Bank First.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Denmark or Bank First or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Denmark and Bank First that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Denmark or Bank First, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Denmark or Bank First. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Denmark or Bank First, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Denmark or Bank First. Piper Sandler assumed, with Denmark’s consent, that the respective allowances for loan losses for both Denmark and Bank First were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for Denmark for the years ending December 31, 2021 and December 31, 2022 with a long-term annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Denmark. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for Bank First for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025 as provided by Hovde. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, the pro forma financial impact of the merger on Bank First based on certain assumptions relating to transaction expenses, cost savings, and purchase accounting adjustments as provided by senior management of Bank First and Hovde, as well as estimated net income for Denmark for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Denmark. With respect to the foregoing information, the respective senior managements of Denmark and Bank First confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Denmark and Bank First, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Denmark or Bank First since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Denmark and Bank First would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Denmark’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Denmark, Bank First, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Denmark’s consent, Piper Sandler relied upon the advice that Denmark received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Denmark common stock or Bank First common stock at any time or what the value of Bank First common stock would be once it is actually received by the holders of Denmark common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Denmark’s board of directors but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Denmark or Bank First and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Denmark and Bank First and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Denmark common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Denmark, Bank First, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Denmark’s board of directors at its January 14, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Denmark common stock or Bank First common stock or the prices at which Denmark or Bank First common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Denmark’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Denmark’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Denmark common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, subject to shareholder election and proration, any of the following forms of consideration (the “Merger Consideration”): (i) for each share of Denmark common stock with respect to which a stock election has been validly made and not revoked (collectively, the “Stock Election Shares”), the right to receive from Bank First 0.5276 shares of validly issued, fully paid and non-assessable Bank First common stock (collectively, the “Stock Consideration”); (ii) for each share of Denmark common stock with respect to which a Cash Election has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive in cash from Bank First an amount equal to $38.10 (collectively, the “Cash Consideration”); or (iii) for each share of Denmark common stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked (collectively, the “Non-Election Shares”), such Non-Election Shares will receive the Stock Consideration. The merger agreement provides, generally, that the aggregate consideration to be paid by Bank First in respect of the Merger Consideration to holders that make an effective Cash Election shall be up to $23,904,656 (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election shall be up to 1,655,131 shares of Bank First Common Stock (assuming 3,137,094 shares of Denmark common stock are outstanding at the Effective Time and subject to increase or decrease, as provided for in the merger agreement). Piper Sandler calculated an aggregate implied transaction value of approximately $119,509,541 and an implied purchase price per share of $38.10 consisting of the implied value of 3,137,094 shares of Denmark common stock based on the closing price of Bank First common stock on January 12, 2022.1 Based upon financial information for Denmark as of or for the last twelve months (“LTM”) ended September 30, 2021 and the closing price of Denmark’s common stock on January 12, 2022, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / Book Value Per Share	174%
Transaction Price Per Share / Tangible Book Value Per Share	174%
Transaction Price Per Share / Estimated LTM Earnings(2)	21.8x
Transaction Price Per Share / Estimated 2021E EPS(2)	18.3x
Transaction Price Per Share / Estimated 2022E EPS(2)	22.8x
Core Deposit Premium (CDs > $100K)(3)	9.4%
Core Deposit Premium (CDs > $250K)(4)	8.8%
Market Premium as of January 12, 2022.	59.4%

(1)
Calculation and transaction metrics assume 80% stock / 20% cash transaction

(2)
As provided by Denmark senior management

(3)
Core deposits defined as total deposits less time deposits with balances greater than $100,000

(4)
Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of Denmark common stock and Bank First common stock for the one-year and three-year periods ended January 12, 2022. Piper Sandler then compared the relationship between the movements in the price of Denmark common stock and Bank First common stock, respectively, to movements in their respective peer groups (as described below) as well as the NASDAQ Bank Index and S&P 500 Index.

Denmark’s One-Year Stock Performance
	Beginning Value January 12, 2021	Ending Value January 12, 2022
Denmark	0%	(3.4)%
Denmark Peer Group	0%	+25.5%
S&P 500 Index	0%	+24.3%
NASDAQ Bank Index	0%	+34.9%
Denmark’s Three-Year Stock Performance
	Beginning Value January 11, 2019	Ending Value January 12, 2022
Denmark	0%	+0.6%
Denmark Peer Group	0%	+23.4%
S&P 500 Index	0%	+82.0%
NASDAQ Bank Index	0%	+54.0%
Bank First’s One-Year Stock Performance
	Beginning Value January 12, 2021	Ending Value January 12, 2022
Bank First	0%	+3.5%
Bank First Peer Group	0%	+26.9%
S&P 500 Index	0%	+24.3%
NASDAQ Bank Index	0%	+34.9%
Bank First’s Three-Year Stock Performance
	Beginning Value January 11, 2019	Ending Value January 12, 2022
Bank First	0%	+50.4%
Bank First Peer Group	0%	+28.2%
S&P 500 Index	0%	+82.0%
NASDAQ Bank Index	0%	+54.0%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Denmark with a group of financial institutions selected by Piper Sandler. The Denmark peer group included major exchange traded Midwest banks & thrifts with total assets between $500 million and $1.75 billion, but excluded targets of announced merger transactions, mutuals, and 1895 Bancorp of Wisconsin (the “Denmark Peer Group”). The Denmark Peer Group consisted of the following companies:
BankFinancial Corporation
CF Bankshares Inc.
Finward Bancorp
First Capital, Inc.
First Savings Financial Group, Inc.
Hawthorn Bancshares, Inc.
HMN Financial, Inc.
IF Bancorp, Inc.
Landmark Bancorp, Inc.
Limestone Bancorp, Inc.

Middlefield Banc Corp.
Ohio Valley Banc Corp.
Richmond Mutual Bancorporation, Inc.
SB Financial Group, Inc.
United Bancorp, Inc.
United Bancshares, Inc.
The analysis compared publicly available financial information for Denmark with corresponding data for the Denmark Peer Group as of or for the quarter ended September 30, 2021 (unless otherwise noted) with pricing data as of January 12, 2022. The table below sets forth the data for Denmark and the median, mean, low and high data for the Denmark Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Denmark’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
Denmark Comparable Company Analysis
	Denmark	Denmark Peer Group Median	Denmark Peer Group Mean	Denmark Peer Group Low	Denmark Peer Group High
Total assets ($mm)	663	1,292	1,287	730	1,739
Loans / Deposits (%)	80.0	78.2	77.6	49.1	98.5
Non-performing assets(1) / Total assets (%)	0.07	0.40	0.55	0.45	2.56
Tangible common equity/Tangible assets (%)	10.4	9.5	9.8	8.0	14.5
Tier 1 Leverage Ratio (%)	10.3	10.0	10.2	8.4	12.8
Tier 1 RBC Ratio (%)	13.8	13.6	14.1	10.9	17.6
Total RBC Ratio (%)	15.0	15.0	16.0	13.9	19.2
LTM Return on average assets (%)	0.84	1.21	1.22	0.46	1.71
LTM Return on average tangible common equity (%)	8.2	13.4	12.9	4.4	18.7
LTM Net interest margin (%)	3.10	3.46	3.34	2.80	3.84
LTM Efficiency ratio (%)	65.6	63.3	65.3	57.2	80.4
Price/Tangible book value (%)	109	117	116	91	158
Price/LTM Earnings per share (x)	13.7	9.9	10.4	6.5	20.8
Current Dividend Yield (%)	2.5	2.4	2.1	0.0	3.7
1 Year Average Trading Volume ($000)	10	283	278	72	635
Market value ($mm)	72	141	139	74	200

(1)
Nonperforming assets excludes troubled debt restructurings

Note:
Financial data not pro forma for pending acquisitions; Price / LTM Earnings per Share less than 0.0x or greater than 30.0 not included; Major exchanges include NASDAQ, NYSE and NYSEAM

Piper Sandler used publicly available information to perform a similar analysis for Bank First by comparing selected financial information for Bank First with a group of financial institutions selected by Piper Sandler. The Bank First peer group included major exchange traded Midwest banks & thrifts with total assets between $1.75 billion and $4.25 billion, but excluded targets of announced merger transactions, mutuals, Sterling Bancorp, and Waterstone Financial (the “Bank First Peer Group”). The Bank First Peer Group consisted of the following companies:
Alerus Financial Corporation
Ames National Corporation
Bridgewater Bancshares, Inc.

ChoiceOne Financial Services, Inc.
Citizens Community Bancorp, Inc.
Civista Bancshares, Inc.
Farmers & Merchants Bancorp, Inc.
Farmers National Banc Corp.
First Business Financial Services, Inc.
HBT Financial, Inc.
LCNB Corp.
Macatawa Bank Corporation
Old Second Bancorp, Inc.
Southern Missouri Bancorp, Inc.
West Bancorporation, Inc.
The analysis compared publicly available financial information for Bank First with corresponding data for the Bank First Peer Group as of or for the quarter ended September 30, 2021 (unless otherwise noted) with pricing data as of January 12, 2022. The table below sets forth the data for Bank First and the median, mean, low and high data for the Bank First Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Bank First’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
Bank First Comparable Company Analysis
	Bank First	Bank First Peer Group Median	Bank First Peer Group Mean	Bank First Peer Group Low	Bank First Peer Group High
Total assets ($mm)	2,847	2,902	2,784	1,753	3,948
Loans / Deposits (%)	89.4	80.1	76.3	44.5	111.5
Non-performing assets(1)/ Total assets (%)	0.41	0.29	0.32	0.02	0.90
Tangible common equity/Tangible assets (%)	9.2	9.1	8.9	7.3	10.1
Tier 1 RBC Ratio (%)	10.8	13.0	13.0	9.1	17.4
Total RBC Ratio (%)	12.4	15.4	15.1	11.1	18.6
LTM Return on average assets (%)	1.65	1.25	1.33	1.03	1.86
LTM Return on average tangible common equity (%)	19.3	15.2	15.4	11.8	19.9
LTM Net interest margin (%)	3.60	3.35	3.28	2.28	3.84
LTM Efficiency ratio (%)	43.4	56.4	55.5	40.1	70.7
Price/Tangible book value (%)	216	140	149	113	211
Price/LTM Earnings per share (x)	12.2	9.9	10.5	7.9	15.9
Price/2021E Earnings per share (x)	12.3	10.8	10.6	7.5	15.1
Price/2022E Earnings per share (x)	13.6	11.3	11.9	9.1	15.2
Current Dividend Yield (%)	1.2	2.4	2.5	0.0	4.2
Market value ($mm)	551	415	402	147	654

(1)
Nonperforming assets excludes troubled debt restructurings

Note: Major exchanges include NASDAQ, NYSE and NYSEAM
Analysis of Precedent Transactions.
Piper Sandler reviewed a group of national merger and acquisition transactions. The group consisted of U.S. bank & thrift transactions announced since March 31, 2021 with target total assets between $400 million and $1 billion, but excluded HPS Investment Partners’ acquisition of Marlin Business Services Corp. (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Home Bancorp Inc.	Friendswood Capital Corp.
Alerus Financial Corp.	MPB BHC INC.
InBankshares Corp	Legacy Bank
Georgia Banking Co.	Peoples Banktrust Inc
First Internet Bancorp	First Century Bancorp
MidWestOne Financial Group Inc.	Iowa first Bancshares Corp.
Business First Bancshares Inc.	Texas Citizens Bancorp Inc.
Community Bank System Inc.	Elmira Savings Bank
Amalgamated Financial Corp.	Amalgamated Investments Co.
BayCom Corp	Pacific Enterprise Bancorp
Seacoast Banking Corp. of FL	Sabal Palm Bancorp Inc.
Arbor Bancorp Inc.	FNBH Bancorp Inc.
First Mid Bancshares	Delta Bancshares Co.
Finward Bancorp	Royal Financial Inc.
First Western Financial Inc.	Teton Financial Services Inc.
Spencer Savings Bank SLA	Mariner’s Bank
Farmers National Banc Corp.	Corland Bancorp
Lake Michigan CU	Pilot Bancshares Inc.
Simmons First National Corp.	Triumph Bancshares Inc.
United Community Banks Inc.	Aquesta Financial Holdings
Equity Bancshares Inc.	American State Bancshares Inc.
Southern California Bancorp	Bank of Santa Clarita
Colony Bankcorp Inc.	SouthCrest Financial Group Inc
Bank of Marin Bancorp	American River Bankshares
SmartFinancial Inc.	Sevier County Bancshares Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Precedent Transactions group.
	Bank First/ Denmark	Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	21.8	15.2	15.2	8.8	29.0
Transaction Price / Book Value Per Share (%)	174	140	141	87	217
Transaction Price / Tangible Book Value Per Share (%)	174	146	146	88	217
Tangible Book Value Premium to Core Deposits (%)	9.4	6.8	6.3	1.5	13.6
1-Day Market Premium (%)	59.4	19.1	19.2	(43.1)	73.2
Note: Price / LTM Earnings Per Share less than 0.0x or greater than 30.0x not included; Core deposits defined as total deposits less time deposits with balances greater than $100,000
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of Denmark common stock assuming Denmark performed in accordance with certain internal financial projections for

Denmark for the years ending December 31, 2021 and December 31, 2022 with a long-term annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Denmark. To approximate the terminal value of a share of Denmark common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of 2025 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Denmark common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Denmark common stock of $11.57 to $19.51 when applying multiples of earnings and $15.30 to $26.26 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
11.0%	$13.30	$14.54	$15.78	$17.03	$18.27	$19.51
12.0%	$12.84	$14.03	$15.23	$16.43	$17.62	$18.82
13.0%	$12.39	$13.55	$14.70	$15.85	$17.01	$18.16
14.0%	$11.97	$13.08	$14.19	$15.30	$16.41	$17.52
15.0%	$11.57	$12.64	$13.71	$14.78	$15.85	$16.92
Tangible Book Value Per Share Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
11.0%	$17.63	$19.36	$21.08	$22.81	$24.54	$26.26
12.0%	$17.01	$18.67	$20.33	$21.99	$23.65	$25.31
13.0%	$16.42	$18.01	$19.61	$21.21	$22.81	$24.41
14.0%	$15.85	$17.39	$18.93	$20.47	$22.01	$23.55
15.0%	$15.30	$16.79	$18.27	$19.76	$21.24	$22.72
Piper Sandler also considered and discussed with the Denmark’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Denmark’s earnings varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for Denmark’s common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 13.01%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(15.0%)	$10.84	$11.82	$12.80	$13.78	$14.76	$15.74
(10.0%)	$11.36	$12.39	$13.43	$14.47	$15.51	$16.54
(5.0%)	$11.88	$12.97	$14.07	$15.16	$16.26	$17.35
0.0%	$12.39	$13.55	$14.70	$15.85	$17.00	$18.16
5.0%	$12.91	$14.12	$15.33	$16.54	$17.75	$18.96
10.0%	$13.43	$14.70	$15.97	$17.24	$18.50	$19.77
15.0%	$13.95	$15.28	$16.60	$17.93	$19.25	$20.58
Piper Sandler also performed an analysis that estimated the net present value per share of Bank First common stock, assuming Bank First performed in accordance with publicly available median analyst earnings per share estimates for Bank First for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025, as provided by Hovde. To approximate the terminal value of a share of Bank First common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of 2025 tangible book value ranging from 140% to 240%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bank First common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Bank First common stock of $36.10 to $63.47 when applying multiples of earnings and $48.45 to $94.32 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$41.87	$46.19	$50.51	$54.83	$59.15	$63.47
10.0%	$40.33	$44.48	$48.64	$52.79	$56.95	$61.10
11.0%	$38.85	$42.85	$46.85	$50.85	$54.84	$58.84
12.0%	$37.45	$41.29	$45.14	$48.99	$52.84	$56.69
13.0%	$36.10	$39.81	$43.51	$47.22	$50.92	$54.63
Tangible Book Value Per Share Multiples
Discount Rate	140%	160%	180%	200%	220%	240%
9.0%	$56.27	$63.88	$71.49	$79.10	$86.71	$94.32
10.0%	$54.18	$61.50	$68.82	$76.14	$83.46	$90.77
11.0%	$52.18	$59.22	$66.27	$73.31	$80.35	$87.40
12.0%	$50.27	$57.05	$63.83	$70.61	$77.39	$84.17
13.0%	$48.45	$54.98	$61.51	$68.04	$74.57	$81.10
Piper Sandler also considered and discussed with the Denmark’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Bank First’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for Bank First common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 11.23%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(15.0%)	$33.44	$36.84	$40.24	$43.64	$47.03	$50.43
(10.0%)	$35.24	$38.84	$42.44	$46.03	$49.63	$53.23
(5.0%)	$37.04	$40.84	$44.63	$48.43	$52.23	$56.03
0.0%	$38.84	$42.84	$46.83	$50.83	$54.83	$58.83
5.0%	$40.64	$44.83	$49.03	$53.23	$57.43	$61.62
10.0%	$42.44	$46.83	$51.23	$55.63	$60.03	$64.42
15.0%	$44.24	$48.83	$53.43	$58.03	$62.62	$67.22
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on Bank First assuming the transaction closes on June 30, 2022. Piper Sandler utilized the following information and assumptions: (a) estimated net income for Denmark for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Denmark, (b) publicly available median analyst earnings per share estimates for Bank First for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025, as provided Hovde, (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by the senior management of Bank First and Hovde. The analysis indicated that the transaction could be accretive to Bank First’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2022 through 2025 and dilutive to Bank First’s estimated tangible book value per share at close.
In connection with this analysis, Piper Sandler considered and discussed with the Denmark’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Denmark’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.30% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was $1,529,180. Piper Sandler also received a $175,000 fee from Denmark upon rendering its opinion. Denmark has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler did not provide any other investment banking services to Denmark in the two years preceding the date of its opinion. Piper Sandler provided certain investment banking services to Bank First in the two years preceding the date of its opinion. Specifically, Piper Sandler acted as financial advisory to Bank First in connection with Bank First’s acquisition of Tomah Bancshares, Inc., which transaction closed in May 2020 and for which Piper Sandler received approximately $300,000 in advisory fees and expense reimbursement. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Denmark, Bank First and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Denmark, Bank First and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Bank First’s Reasons for the Merger; Recommendation of the Bank First Board of Directors
After careful consideration, the Bank First board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, are in the best interests of Bank First and its shareholders. Accordingly, the Bank First board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, the Bank First board of directors consulted with Bank First’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Bank First board of directors considered a number of factors, including the following material factors:
•
each of Bank First’s, Denmark’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

•
Denmark’s established presence in Wisconsin, which will add increased scale and density for Bank First in Wisconsin;

•
the opportunity to add seasoned bankers in Denmark’s markets and strengthen Bank First’s presence and leadership throughout Wisconsin;

•
the potential to broaden the scale of Bank First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•
the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of Bank First common stock in the merger on the existing shareholders of Bank First, including the expected earnback period for the resulting dilution;

•
the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics, including earnings, funding sources, and capital;

•
the anticipated benefits resulting from the expected larger market capitalization of Bank First resulting from the merger;

•
the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

•
the current and prospective industry and economic conditions facing the financial services industry, including national, state, and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Bank First both with and without the merger;

•
Denmark’s complementary management team and the compatible corporate cultures of Denmark and Bank First, all of which Bank First believes should facilitate integration and implementation of the merger and retention of key Denmark employees;

•
its review and discussions with Bank First’s management concerning the due diligence investigation of Denmark, including its review of Denmark’s financial condition, results of operation, asset quality (including Denmark’s long-term experience and market knowledge with respect to its energy related loan portfolio), market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the structure of the merger as a combination in which the combined company would operate under Bank First’s brand;

•
Bank First’s successful track record of creating shareholder value through acquisitions, including its recent acquisitions of Tomah Bancshares, Inc. and Partnership Community Bancshares, Inc., including Bank First’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Bank First’s management’s belief that it will be able to successfully integrate Denmark with Bank First;

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Denmark’s business between the date of the merger agreement and the date of completion of the merger;

•
the written opinion of Hovde, Bank First’s financial advisor, dated as of January 18, 2022, delivered to Bank First’s board of directors to the effect that, and subject to and based on the various assumptions set forth in the opinion, the issuance of the merger consideration was fair, from a financial point of view, to Bank First’s shareholders, as more fully described below in the section entitled “The Merger — Opinion of Bank First’s Financial Advisor”; and

•
other alternatives to the merger.

The Bank First board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:
•
the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•
the impact of the dilution resulting from the stock issuance on Bank First’s current shareholders, and the ability of Bank First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•
the possibility of encountering difficulties in completing the merger;

•
the possibility of encountering difficulties in successfully integrating Denmark’s business, operations, and workforce with those of Bank First;

•
certain anticipated merger-related costs;

•
the diversion of management attention and resources from the operation of Bank First’s business towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•
the possibility of litigation in connection with the merger;

•
the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and

•
other risks associated with business combinations in the financial services industry, including those set forth in this joint proxy statement/prospectus under the heading “Risk Factors” beginning on page 26.

The foregoing discussion of the factors considered by the Bank First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Bank First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, the Bank First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bank First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Bank First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 24.
THE BANK FIRST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK FIRST SHAREHOLDERS VOTE “FOR” THE BANK FIRST MERGER PROPOSAL AT THE BANK FIRST SPECIAL MEETING.
Opinion of Bank First’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Bank First’s financial advisor, Hovde Group, LLC, are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in the draft of the merger agreement and Plan of Merger provided to Hovde by Bank First on January 11, 2022. Terms that are defined in this section under the heading “Opinion of Bank First’s Financial Advisor” are defined only for the purposes of this section and not elsewhere in this joint proxy statement/prospectus. The summary and description contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Bank First and Denmark. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Bank First or Denmark. You should review the copy of the fairness opinion, which is attached as Annex C.
Hovde was engaged by Bank First to serve as the financial advisor to Bank First in the merger and to provide the board of directors of Bank First with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Bank First and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with Bank First. Bank First’s board of directors who selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde reviewed the financial aspects of the proposed merger with Bank First’s board of directors and, on January 18, 2022, delivered a written opinion to Bank First’s board of directors that, subject to the review, assumptions and limitations set forth in the opinion, the aggregate merger consideration to be paid to Denmark by Bank First in connection with the merger is fair from a financial point of view to the shareholders of Bank First. In requesting Hovde’s advice and opinion, no limitations were imposed by Bank First upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to Bank First’s board of directors and addresses only the fairness of the aggregate merger consideration to be paid by Bank First pursuant to the merger agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to Bank First as to whether or not Bank First should enter into the merger agreement or to any shareholders of Bank First as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the aggregate merger consideration is necessarily the lowest or best price that could be obtained by Bank First in an acquisition, merger, or combination transaction with Denmark. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Bank First or Denmark.
Bank First engaged Hovde on November 23, 2021 to issue a fairness opinion to Bank First’s board of directors in connection with the proposed transaction. Pursuant to Bank First’s engagement agreement with Hovde, Hovde received from Bank First a fairness opinion fee in the amount of $200,000 upon the delivery of the fairness opinion to Bank First and will receive a payment in the amount of $800,000 upon consummation of the merger, resulting in a total completion fee of $1,000,000 (including the fairness opinion fee). In addition to Hovde’s fees, and regardless of whether the merger is consummated, Bank First has agreed to, upon Hovde’s written request, reimburse Hovde for all reasonable out-of-pocket travel, legal, data, data room, printing and other out-of-pocket expenses incurred by Hovde in performing the services. Bank First has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to Bank First for which it received a fee. During the two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to Denmark for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Bank First in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, Bank First or Denmark or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bank First or Denmark for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of this opinion there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Bank First.
Subject to the terms and conditions of the merger agreement, in accordance with the Wisconsin Business Corporation Law at the Effective Time, Denmark shall merge with and into Bank First pursuant to the terms of the merger agreement (the “merger”). Bank First shall be the surviving entity (the “Surviving Entity”) in the merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of Denmark shall cease. The directors of Bank First in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity; provided, however, that Bank First shall consider adding one (1) current member of the Denmark board of directors to the Bank First board of directors, with such Denmark director to be mutually agreed upon by Bank First and Denmark. Immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Denmark State Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of Denmark (“Denmark State Bank”), shall be merged (the “bank merger”) with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of Bank First, in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First, N.A. shall be the surviving bank (the “Surviving Bank”). The board of directors of the Parties will have, on the date of the merger agreement, caused the board of directors of Bank First, N.A. and Denmark State Bank, respectively, to approve a separate merger agreement (the “bank plan of merger”) in substantially the form attached to the merger agreement as Exhibit C, and cause the bank plan of merger to be executed and delivered as soon as practicable following the date of execution of the merger agreement. Each of Bank First and Denmark shall also approve the bank plan of merger in their capacities as sole shareholders of Bank First, N.A. and Denmark State Bank, respectively.
Hovde noted that, subject to the provisions of the merger agreement, at the Effective Time, automatically by virtue of the merger and without any action on the part of the parties or any shareholder of Denmark, each share of Denmark common stock (both Class A and Class B) (excluding Dissenting Shares and Denmark Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of Article II of the merger agreement, into and exchanged for the right to receive any of the following forms of consideration (the “merger consideration”):
(i)
for each share of Denmark Common Stock with respect to which a Stock Election has been validly made and not revoked (collectively, the “Stock Election Shares”), the right to receive from Bank First the number of shares of Bank First Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);

(ii)
for each share of Denmark Common Stock with respect to which a Cash Election has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive in cash from Bank First an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); or

(iii)
for each share of Denmark Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked (collectively, the “Non-Election Shares”), such Non-Election Shares will receive the Stock Consideration.

The following definitions shall apply for purposes of the merger agreement:
(i)
“Cash Component” means $23,904,656.

(ii)
“Exchange Ratio” means 0.5276.

(iii)
“Per Share Amount” means $38.10.

The aggregate consideration to be paid by Bank First in respect of the merger consideration to Holders that make an effective Cash Election shall be up to the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election shall be up to 1,655,131 shares of Bank First Common Stock (assuming 3,137,094 shares of Denmark Common Stock are outstanding at the Effective Time and subject to adjustment as provided by Article II of the merger agreement).
Section 2.02 of the merger agreement provides that if the Tangible Equity Capital as of the Closing Date is less than the Minimum Tangible Equity Capital of $67,565,297, then the aggregate merger consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Equity Capital minus (B) the Tangible Equity Capital on the Closing Date, and the Cash Component and the Exchange Ratio shall be adjusted to produce the aggregate merger consideration as reduced by such Capital Deficiency Amount. Notwithstanding any other provision contained in the merger agreement, the total number of shares of Denmark Common Stock that may be converted into Cash Consideration pursuant to Section 2.01(d)(ii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be up to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of Denmark Common Stock (other than Denmark Cancelled Shares and Dissenting Shares) shall be converted into Stock Consideration. Hovde assumed for purposes of its analysis and opinion that the Cash Conversion Number is 627,419 shares of Denmark Common Stock which may be converted into Cash Consideration.
Hovde also noted that in the event that the aggregate number of shares of Denmark Common Stock with respect to which Cash Elections shall have been made (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then Section 2.04 of the merger agreement provides that (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (subject to rounding of fractional shares as determined by the Exchange Agent) with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration. Additionally, immediately prior to the Effective Time, each share of Denmark Common Stock outstanding immediately prior to the Effective Time that is subject to vesting restrictions granted under the Denmark Stock Plans (a “Denmark Restricted Share”) shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Stock Consideration or the Cash Consideration, less the amount of any required withholding Tax pursuant to Section 2.01, and all dividends previously declared and paid shall be paid in cash by Denmark to such Holders.
With the knowledge and consent of Bank First and for purposes of its analysis and opinion, Hovde assumed that there will be no Capital Deficiency Amount and therefore no reduction in the aggregate merger consideration and that Bank First shall have sufficient cash to pay for all the Cash Election Shares. Hovde also assumed that (i) the Cash Election Shares shall be elected to equal the full amount of the Cash Component of the merger consideration and therefore shall equal 627,419 shares of Denmark Common Stock and the cash component of the merger consideration is $23,904,656; and (ii) the Stock Election Shares shall equal 2,509,675 shares of Denmark Common Stock, and therefore, based on Bank First’s closing price as of January 13, 2022 of $72.12 per share and the Exchange Ratio of 0.5276, the aggregate value of the Stock Election Shares consideration is $95,494,427 which results in the aggregate merger consideration being $119,399,083 (i.e., the cash component of the merger consideration of $23,904,656 plus the aggregate value of the Stock Election shares of $95,494,427).
Hovde noted that Article VI of the merger agreement sets forth the respective obligations of the Parties to consummate the merger which include usual and customary closing conditions including (i) having obtained shareholder approval from both Bank First and Denmark shareholders, (ii) having obtained all necessary regulatory approvals which do not contain the imposition of any Burdensome Condition, (iii) having obtained favorable tax opinions relating to the merger, (iv) Dissenting Shares being less than five percent (5.0%) of the issued and outstanding shares of Denmark Common Stock and (v) having obtained approval for the shares of Bank First Common Stock to be issued in connection with the merger to be listed on the NASDAQ Capital Market. Also noted was that the merger agreement may be terminated pursuant to the terms of Section 7.01 of the merger agreement which include, among other usual and customary conditions, the termination by either Bank First or Denmark if the merger shall not have been consummated on or before September 30, 2022 or the acceptance of a Superior Proposal by Denmark in connection with entering into a definitive agreement to effect a Superior Proposal after making a Denmark Subsequent Determination in accordance with Section 5.09(e). In the event that the merger agreement is terminated due to the occurrence of any of the termination events specified in Section 7.01 of the merger agreement, Denmark shall pay to Bank First a termination fee equal to $4,800,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Bank First.
With the consent of Bank First and for purposes of its analysis and opinion, Hovde assumed that (i) the merger agreement will not be terminated, (ii) there will be no adjustment to the merger consideration, (iii) Bank First shall have sufficient cash to fund the cash component of the merger consideration, and (iv) the merger will be consummated in accordance with the terms of the merger agreement.

The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)
reviewed a draft of the merger agreement dated January 11, 2022 as provided to Hovde by Bank First on January 12, 2022;

(ii)
reviewed financial statements of Denmark for the twelve-month periods ended December 31, 2021, December 31, 2020 and December 31, 2019;

(iii)
reviewed certain historical publicly available business and financial information concerning Denmark;

(iv)
reviewed certain internal financial statements and other financial and operating data concerning Denmark;

(v)
worked with Bank First and Denmark to develop a financial forecast for Denmark and a pro forma projection of the combined company following the merger;

(vi)
discussed with certain members of senior management of Bank First the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of Denmark and Bank First; Denmark’s and Bank First’s historical financial performance; and their assessment of the rationale for the merger;

(vii)
reviewed and analyzed materials detailing the merger prepared by Bank First and Denmark, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “merger adjustments”);

(viii)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the merger based on assumptions relating to the merger adjustments;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(xi)
taken into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis; and

(xiii)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of Denmark or Bank First since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Denmark and Bank First are true and complete. Hovde relied upon the management of Bank First and Denmark as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Bank First and Denmark, and assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Bank First and Denmark on a basis reflecting the best currently available information and Bank First’s and Denmark’s judgments and estimates. Additionally, Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde did not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by Bank First to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources, that was provided to it by Bank First or Denmark or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Bank First and Denmark that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, Hovde assumed that each party to the merger agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Bank First and Denmark are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Bank First or Denmark, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals; nor did Hovde review any loan or credit files of Bank First or Denmark.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Bank First or Denmark is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde has also assumed, with Bank First’s consent, that neither Bank First nor Denmark is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.
Hovde relied upon and assumed with the consent of Bank First and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Bank First or Denmark or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Bank First has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Additionally, Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Bank First or Denmark or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on Bank First or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of Bank First; (iii) any other strategic alternatives that might be available to Bank First; or (iv) whether Bank First has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to Bank First’s board of directors on January 18, 2022 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin announced since January 1, 2019, in which the targets’ total assets were between $500 million and $1.5 billion and LTM return on assets greater than 0.75%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2019, in which the targets’ total assets were between $500 million and $1.0 billion, LTM return on average assets between 0.75% and 1.00%, and core deposits greater than 60.0%. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (13 transactions for the Regional Group and 10 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
QCR Holdings, Inc. (IL)	Guaranty Federal Bancshares, Inc. (MO)
German American Bancorp, Inc. (IN)	Citizens Union Bancorp of Shelbyville, Inc. (KY)
Arbor Bancorp, Inc. (MI)	FNBH Bancorp, Inc. (MI)
Stock Yards Bancorp, Inc. (KY)	Commonwealth Bancshares, Inc. (KY)
Finward Bancorp (IN)	Royal Financial, Inc. (IL)
Farmers National Banc Corp. (OH)	Cortland Bancorp (OH)
Nicolet Bankshares, Inc. (WI)	County Bancorp, Inc. (WI)
Stock Yards Bancorp, Inc. (KY)	Kentucky Bancshares, Inc. (KY)
Central Bancompany, Inc. (MO)	Platte County Bancshares, Inc. (MO)
First Midwest Bancorp, Inc. (IL)	Bankmanagers Corp. (WI)
Associated Banc-Corp (WI)	First Staunton Bancshares, Inc. (IL)
Central Bancompany, Inc. (MO)	Liberty Bancorp, Inc. (MO)
ChoiceOne Financial Services, Inc. (MI)	County Bank Corp (MI)

Nationwide Group:
Buyer (State)	Target (State)
Business First Bancshares, Inc. (LA)	Texas Citizens Bancorp, Inc. (TX)
Simmons First National Corporation (AK)	Triumph Bancshares, Inc. (TN)
Bank of Marin Bancorp (CA)	American River Bankshares (CA)
Shore Bancshares, Inc.(MD)	Severn Bancorp, Inc. (MD)
BancorpSouth Bank (MS)	FNS Bancshares, Inc. (AL)
First Bancshares, Inc. (MS)	Southwest Georgia Financial Corp. (GA)
Centreville Bank (RI)	PB Bancorp, Inc. (CT)
Associated Banc-Corp (WI)	First Staunton Bancshares, Inc. (IL)
Columbia Financial, Inc. (NJ)	Stewardship Financial Corporation (NJ)
Community Bank System, Inc. (NY)	Kinderhook Bank Corp. (NY)
For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of the Company as follows:
•
the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);

•
the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);

•
the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and

•
the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the value of the aggregate merger consideration of $119.4 million and were based on December 31, 2021 financial results for Denmark.
	Price-to- LTM Earnings Multiple	Price-to- Common Tangible Book Value Multiple	Price-to-Adjusted Common Tangible Book Value Multiple(1)	Premium-to-Core Deposits Multiple(2)
Aggregate Merger Consideration	18.4x	175.7%	188.9%	9.06%
Precedent Merger Transactions Regional Group:
25th Percentile	12.7x	142.6%	155.4%	6.02%
Median	14.1x	161.4%	166.8%	6.62%
75th Percentile	16.3x	171.4%	199.5%	9.98%
Precedent Merger Transactions Nationwide Group:
25th Percentile	17.0x	142.4%	155.2%	5.21%
Median	17.3x	155.6%	167.8%	8.31%
75th Percentile	20.0x	175.6%	188.5%	9.63%

(1)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital).

(2)
Represents the premium of the merger consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Denmark with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2021 financial results of Denmark.
	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA(2)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	LLR/ NPLS(4)
Denmark	9.89%	92.5%	1.00%	9.77%	65.2%	0.42%	277.1%
Precedent Transactions – Regional Group Median:	10.0%	93.6%	1.11%	11.1%	63.9%	0.49%	159.9%
Precedent Transactions – Nationwide Group Median:	9.37%	92.0%	0.86%	8.66%	68.1%	0.84%	111.0%

(1)
Core deposits exclude foreign deposits and time deposit accounts greater than $100,000.

(2)
LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.

(3)
Nonperforming assets as a percentage of total assets (excludes restructured loans and leases).

(4)
Loan Loss Reserve (“LLR”) as a percentage nonperforming loans (“NPLs”).

No company or transaction used as a comparison in the above transaction analyses is identical to Denmark, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $91.7 million and $109.8 million with a four factor valuation average of $103.0 million compared to the value of the aggregate merger consideration of $119.4 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $105.3 million and $115.2 million with a four factor valuation average of $109.7 million compared to the value of the aggregate merger consideration of $119.4 million.
Market Approach — Pay-to-Trade Ratio Analysis.  As part of its analysis, using the publicly available information, Hovde compared the Pay-to-Trade ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
Pay-to- Trade Ratios(1)
Merger Pay-to-Trade Ratio	81.5%
Precedent Merger Transactions Regional Group:
25th Percentile	72.8%
Median	95.7%
75th Percentile	109.9%
Precedent Merger Transactions Nationwide Group:
25th Percentile	84.7%
Median	103.9%
75th Percentile	113.1%

(1)
Pay-to-trade ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.

The resulting values of the Regional Group using the 25th and 75th percentile values set forth above indicated an implied aggregate valuation ranging between $106.9 million and $161.2 million with a median valuation of $140.4 million compared to the value of the aggregate merger consideration of $119.4 million. The resulting values of the Nationwide Group using the 25th and 75th percentile values set forth above indicated an implied aggregate valuation ranging between $124.3 million and $165.9 million with a median valuation of $152.4 million compared to the value of the aggregate merger consideration of $119.4 million.
Income Approach — Discounted Cash Flow Analysis.   Taking into account various factors including, but not limited to, Denmark’s recent performance, the current banking environment and the local economy in which Denmark operates, Hovde developed, in consultation with and based on information provided by management of Bank First and Denmark, net income and after-tax cost savings estimates for Denmark over a forward looking four year period, and in consultation with Bank First’s and Denmark’s management, the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses. The resulting projections estimated Denmark’s net income plus after-tax cost savings used for the analysis to be $8.4 million for 2022, $11.9 million for 2023, $12.5 million for 2024 and $10.4 million for 2025. Dividends were assumed to be $1.9 million paid annually by Denmark over the projection period.
To determine present values of Denmark based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/ Tangible Book Value Multiple (“DCF Terminal P/ TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Denmark common stock was calculated based on the present value of Denmark’s net income plus after-tax cost savings utilizing the projections developed as described above for Denmark over the four year projection period. The projected 2025 net income amount was $10.4 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2025 by applying a five point range of price-to-earnings multiples of 13.7x to 17.7x, which is based around the average median price-to-earnings multiple from the Comparable M&A Transaction Groups of 15.7x. The present value of Denmark’s projected terminal value was then calculated assuming a range of discount rates between 10.50% and 12.50%, with a midpoint of 11.50% discounted over a period of 4.00 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Denmark’s Common Stock. The range of discount rates utilized the CAPM + Size Premium method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 11.50% used as the midpoint of the five point range of discount rates of 10.50% to 12.50%. The resulting aggregate values of Denmark common stock based on the DCF Terminal P/E Multiple applied to the 2025 projected net income plus after-tax cost savings of $10.4 million and the amount of the annual dividends were then discounted over a 4.00 year period utilizing the five point range of discount rates set forth above and indicated an implied aggregate valuation ranging between $95.9 million and $130.8 million with a midpoint of $111.6 million compared to the value of the aggregate merger consideration of $119.4 million.
In the DCF Terminal P/ TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for Denmark as of December 31, 2025 of $103.7 million. For purposes of the analysis Hovde applied a five point range of price-to-common tangible book value multiples of 1.48x to 1.68x utilizing as a midpoint of the range the average median price-to-common tangible book value multiple from the Comparable M&A Transaction Groups of 1.58. The present value of the projected terminal value and the value of the annual dividends was then calculated assuming the same range of discount rates between 10.50% and 12.50%, with a midpoint of 11.50% discounted over a period of 4.00 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of Denmark common stock based on the DCF Terminal P/ TBV Multiple analysis ranged between $101.7 million and $123.1 million with a midpoint of $112.1 million compared to the value of the aggregate merger consideration of $119.4 million.

These analyses and their underlying assumptions yielded a range of implied multiple values for Denmark common stock which are outlined in the table below:
Implied Multiple Value for Denmark Common Stock Based On:	Aggregate Merger Consideration ($m)	Price-to- LTM Earnings Multiple(1)	Price-to- Tangible Book Value Multiple(1)	Price-to- Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Aggregate Merger Consideration	$119.4	18.4x	175.5%	188.7%	9.04%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$111.6	20.3x	164.1%	174.6%	8.02%
DCF Analysis – Terminal P/ TBV Multiple
Midpoint Value	$112.1	20.4x	164.7%	175.4%	8.10%

(1)
Pricing multiples based on the value of the aggregate merger consideration of $119.4 million; DCF Analysis — Terminal P/E Multiple median merger value of $111.6 million; and a DCF Analysis — Terminal P/ TBV Multiple median deal value of $112.1 million.

(2)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital).

(3)
Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of Denmark common stock.
The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Value of the Aggregate Merger Consideration: $119,399
Six Factor Average Implied Merger Value(2): $121,542
Implied Value for Denmark Common Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$91,687	$102,969	$109,767
Comparable M&A Transactions – Nationwide Group	$105,320	$109,738	$115,238
Pay-to-Trade Implied Value – Regional Group Group(4)	$106,864	$140,404	$161,214
Pay-to-Trade Implied Value – Nationwide Group	$124,332	$152,423	$165,874
DCF – Terminal P/E Multiple	$95,858	$111,646	$130,763
DCF – Terminal P/ TBV Multiple	$109,142	$112,071	$123,050

(1)
All values are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate Merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 11.50% annual discount rate over a period of 4.00 years.
(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis — For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of Bank First and Denmark over the projection period of years ended December 31, 2021 through 2026. Using (i) closing balance sheet estimates as of September 30, 2021 for each of Bank First and Denmark; (ii) financial forecasts and projections for each of Bank First and Denmark for the years ending December 31, 2021 through 2026 prepared from publicly available analyst estimates and by senior management of Denmark, respectively; and (iii) certain pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments) as provided by senior management of Bank First. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger could be dilutive to Bank First’s estimated tangible book value per share at estimated closing of September 30, 2022 becoming accretive by 2025 and could be immediately accretive to Bank First’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses.  Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the Russell 3000 Index.
Conclusion.  Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the aggregate merger consideration to be paid to Denmark by Bank First in connection with the merger is fair from a financial point of view to the shareholders of Bank First.
Each Bank First shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this joint proxy statement/prospectus.
Board Composition and Management of Bank First after the Merger
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, provided, however, that Bank First shall consider adding one (1) current member of the Denmark board of directors to the Bank First board of directors, with such Denmark director to be mutually agreed upon by Bank First and Denmark (the “Denmark Director”). The Denmark Director will need to comply with and be subject to Bank First’s corporate governance policies and qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).
Information regarding the executive officers and directors of Bank First is contained in documents filed by Bank First with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021 and its definitive proxy statement on Schedule 14A for its 2021 annual meeting, filed with the SEC on March 16, 2022 and April 16, 2021, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of Denmark’s Directors and Executive Officers in the Merger
In considering the recommendation of the Denmark board of directors to approve and adopt the merger agreement, Denmark shareholders should be aware that Denmark’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Denmark shareholders generally. The Denmark board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to Denmark shareholders that the Denmark merger proposal be approved and adopted. These interests include those described below.
For purposes of this compensation-related disclosure, Denmark’s executive officers are Scot G. Thompson, Chairman, President and Chief Executive Officer of Denmark, and Jacquelyn A. Engebos, Chief Financial Officer of Denmark.
Employment Agreements
Denmark State Bank has employment agreements in place with Scot Thompson, Jacquelyn Engebos and certain other officers of Denmark State Bank, which we refer to as the employment agreements. Pursuant to the terms of their respective employment agreement, in the event that Mr. Thompson or Ms. Engebos: (i) is terminated and such termination is employer-initiated and other than for cause or by the participant for good reason; and (ii) executes and does not revoke a release of claims, Denmark State Bank will pay Mr. Thompson and/or Ms. Engebo, as applicable, cash in an amount equal to 12 months of their monthly base salary at the time of termination. Further, Mr. Thompson and Ms. Engebos in the employment agreements are eligible to continue medical and dental benefits under the health continuation coverage provision of COBRA and Denmark State Bank will pay a portion of the monthly premiums for six months after termination of employment of Mr. Thompson and/or Ms. Engebos such that each’s share of the monthly premiums is the same as it would have been if he or she were an active employee. In addition, under the employment agreements, following a change of control of Denmark, if either Mr. Thompson or Ms. Engebos: (i) terminates their employment for good reason and the condition giving rise to the termination is not cured within 90 days, he and/or she, as applicable; and (ii) executes and does not revoke a release of claims, he and/or she shall be entitled to a severance payment in the amount of 200% of their base salary at the time of termination. The employment agreements with Mr. Thompson or Ms. Engebos include customary covenants regarding confidentiality and non-solicitation of employees and customers that apply for two years following termination of employment.
The estimated severance payment for Ms. Engebos, assuming her employment terminates as described above in connection with the merger, is $0.4 million.
Arrangement with Bank First
Bank First and Mr. Thompson have entered into an agreement, pursuant to which, effective as of the effective time of the merger, Mr. Thompson’s existing employment agreement will be terminated and, in consideration therefore, Bank First will pay to Mr. Thompson a lump sum amount of up to $1.4 million, subject to certain restrictions under Section 280G of the Code, less withholding for taxes and other similar items. Such lump sum payment is subject to Mr. Thompson’s execution and non-revocation of a general release of claims and covenant not to sue. The restrictive covenants in Mr. Thompson’s employment agreement will survive termination of the agreement.
Long-Term Incentive Plan
Denmark sponsors a 2016 Long-Term Incentive Plan, which we refer to as the LTI plan, pursuant to which Scot Thompson and Jacquelyn Engebos, Denmark directors, and certain other officers of Denmark State Bank were granted shares of restricted stock. The restricted stock for executive officers vests 100% on the third anniversary of the date of grant and the restricted stock for directors vests 100% on the first anniversary of the date of grant, however, the LTI plan provides that any restrictions on the restricted stock shall lapse and such restricted stock shall become fully vested upon a change of control of Denmark. At the closing date, Mr. Thompson and Ms. Engebos are expected to own 9,838 and 3,562 unvested shares of restricted stock, respectively, all of which will fully vest and be entitled to receive a pro rata share of the merger consideration in the merger. In addition, at the closing date, each of the non-officer directors of Denmark is expected to own 124 unvested shares of restricted stock, all of which will fully vest and be entitled to receive a pro rata share of the merger consideration in the merger.

Director Non-Compete Agreements
In conjunction with Denmark entering into the merger agreement, each of the outside directors of Denmark and Denmark State Bank entered into a non-competition and non-disclosure agreement with Bank First. In consideration for entering into such non-competition and non-disclosure agreements, each of the directors of Denmark and Denmark State Bank is entitled to a cash payment of $50,000 from Bank First at or prior to the closing date.
Indemnification of Directors and Officers
Bank First has agreed to indemnify Denmark’s directors and officers following the effective time of the merger to the same extent as currently provided under Denmark’s indemnification agreements, or if not subject to an agreement, to the fullest extent permitted by applicable laws. Bank First has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 150% of the last annual premium paid by Denmark.
Trading Markets and Dividends
Bank First
Bank First’s common stock is listed for trading on Nasdaq Capital Market under the symbol “BFC” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Bank First will cause the shares of common stock to be issued to Denmark’s shareholders in the merger to be approved for listing on the Nasdaq Stock Market.
The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on January 14, 2022, the last full trading day before the public announcement of the merger agreement, and on [    ], the latest practicable trading date before the date of this joint proxy statement/prospectus.
	Bank First Common Stock		Implied Value of One Share of Denmark Common Stock to be Converted into Bank First Common Stock
January 14, 2022		$71.64		$37.80
[ ], 2022	$	[ ]	$	[ ]
Denmark
As of [           ], 2022, there were (i) [           ] shares of Denmark Class A common stock, no par value per share, outstanding, which were held by approximately [      ] holders of record, and (ii) [           ] shares of Denmark Class B common stock outstanding, which were held by approximately [      ] holders of record.
Denmark’s Class A common stock and Class B common stock is both traded on the OTCQX Market under the symbol “DMKBA” and “DMKBB,” respectively. Denmark’s common stock (both Class A and Class B) has traded only sporadically and in limited volume. Quotations on the OTCQX reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions, and do not necessarily reflect the intrinsic or market values of the common stock. The OTC Markets Group, Inc. is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Capital Market. The following table sets forth the high and low reported intraday sales prices per share of Denmark Class A common stock for the period indicated:

Date	High	Low
2020
First Quarter	$27.85	$26.70
Second Quarter	$26.00	$23.00
Third Quarter	$24.50	$23.10
Fourth Quarter	$25.50	$23.50
2021
First Quarter	$25.95	$24.75
Second Quarter	$26.00	$24.75
Third Quarter	$25.00	$24.75
Fourth Quarter	$26.50	$23.70
The following table sets forth the high and low reported intraday sales prices per share of Denmark Class B common stock for the period indicated:
Date	High	Low
2020
First Quarter	$25.50	$25.50
Second Quarter	$25.50	$25.00
Third Quarter	$25.00	$23.37
Fourth Quarter	$23.37	$23.37
2021
First Quarter	$24.00	$23.37
Second Quarter	$23.50	$23.00
Third Quarter	$23.50	$23.00
Fourth Quarter	$24.75	$23.10
Under the merger agreement, Denmark is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. Denmark’s ability to pay dividends is also subject to state and federal laws and regulations.
The following table sets forth the dividends paid by Denmark per share on both the Denmark Class A common stock and Class B common stock during 2021 and 2020.
Cash Dividends Per Share
2021
First Quarter	$—
Second Quarter	$0.295
Third Quarter	$—
Fourth Quarter	$0.295
2020
First Quarter	$—
Second Quarter	$0.300
Third Quarter	$—
Fourth Quarter	$0.300

Bank First’s Dividend Policy
Subject to the approval of its board of directors, Bank First intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. Bank First’s board of directors may change the amount of, or entirely eliminate the payment of, future dividends in its sole discretion and without notice to its shareholders. Any future determination relating to Bank First’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Bank First’s historical and projected financial condition, liquidity and results of operations, (2) Bank First’s capital levels and needs, (3) any acquisitions or potential acquisitions that Bank First is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by the Bank First board. Bank First cannot assure you that it will be able to pay dividends to holders of its common stock in the future.
As a Wisconsin corporation, Bank First is subject to certain restrictions on dividends under the WBCL. Generally, a Wisconsin corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.
Bank First’s status as a bank holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, Bank First’s ability to pay dividends is substantially dependent upon the ability of Bank First, N.A. to transfer funds to it in the form of dividends, loans and advances. Bank First, N.A.’s ability to pay dividends and make other distributions and payments to Bank First is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Bank First’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.
For additional information about the regulatory restrictions and limitations on both Bank First and Bank First, N.A. with respect to the payment of dividends, see the sections entitled “Business — Supervision and Regulation — Regulation of the Company — Source of Strength Obligations” and “Business — Supervision and Regulation — Regulation of the Company — Payment of Dividends” in Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus.
Restrictions on Resale of Bank First Common Stock
The shares of Bank First common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Bank First for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Bank First include individuals or entities that control, are controlled by, or are under common control with Bank First and may include the executive officers, directors and significant shareholders of Bank First.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of Denmark and Bank First common stock under Wisconsin law. This description is qualified in its entirety by the full text of the relevant provisions of the WBCL, which are reprinted in their entirety as Annex D to this joint proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the WBCL and consult a legal advisor before electing or attempting to exercise these rights.
General
Pursuant to the provisions of sections 180.1301 to 180.1331 of the WBCL, holders and beneficial holders of Denmark common stock (both Class A and Class B) have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Denmark common stock who fulfill the requirements of the WBCL summarized below and set forth in Annex D will be entitled to assert dissenters’ rights in connection with the merger. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Annex D in its entirety. A dissenters’ proceeding may involve litigation.
Preliminary Procedural Steps
Pursuant to the provisions of the WBCL, if the merger is consummated, in order to exercise dissenter’s rights you must have:
•
given to Denmark, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of common stock (hereinafter referred to as “shares”);

•
not voted in favor of the merger; and

•
complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights and the merger is consummated, you will receive the fair value of your shares as of the effective date of the merger. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the WBCL is not entitled to payment for his, her or its shares pursuant to the provisions of the WBCL and will only be entitled to receive the merger consideration as provided in the merger agreement.
Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters’ rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify Denmark in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder submits a written consent to Denmark to dissent not later than the time that the beneficial shareholder asserts dissenters’ rights, and the beneficial shareholder submits the consent with respect to all shares of which he, she or it is the beneficial shareholder.
Written Dissent Demand
Voting against the merger will not independently satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Denmark Bancshares, Inc., 103 E. Main Street, Denmark, WI 54208, Attn: Scot G. Thompson. The written notice must be delivered to Denmark prior to the special meeting.
Dissenters’ Notice
If the shareholders of Denmark approve the merger at the special meeting, Denmark (or Bank First as its successor) must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all Denmark shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the date that the merger is approved by Denmark’s shareholders and must:
•
state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•
inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

•
include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;
•
set a date by which Denmark (or Bank First as its successor) must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•
be accompanied by a copy of sections 180.1301 to 180.1331 of the WBCL.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice, or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice, must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with Denmark (or Bank First as its successor) in accordance with the terms of the Dissenters’ Notice.
A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice will retain all of the rights of a shareholder or beneficial shareholder, respectively, until those rights are canceled or modified by the consummation of the merger. Denmark may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.
A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. Denmark (or Bank First as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to Denmark’s shareholders.
Payment
Except as described below, Denmark (or Bank First as its successor) must, as soon as the merger is effected or upon receipt of a payment demand, whichever is later, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount Denmark (or Bank First as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:
•
recent financial statements of Denmark;

•
a statement of the estimate of the fair value of the shares;

•
an explanation of how the interest was calculated;

•
a statement of the dissenter’s right to demand payment under section 180.1328 of the WBCL if the dissenter is dissatisfied with the payment; and

•
a copy of sections 180.1301 to 180.1331 of the WBCL.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Denmark must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Denmark (or Bank First as its successor) must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and any dissenting shareholders must repeat the payment demand procedure described above.
Section 180.1328 of the WBCL provides that a dissenter may notify Denmark (or Bank First as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from Denmark (or Bank First as its successor), if:

•
he or she believes that the amount paid or offered by Denmark (or Bank First as its successor) is less than the fair value of his or her shares or that Denmark (or Bank First as its successor) has calculated incorrectly the interest due;

•
Denmark (or Bank First as its successor) fails to make payment within 60 days after the date set in the Dissenters’ Notice for demanding payment; or

•
Denmark, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters’ Notice.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under sections 180.1328, unless such dissenting shareholder provides Denmark (or Bank First as its successor) with notice of his, her or its demand, in conformance with the notice requirements of section 180.0141 of the WBCL, within 30 days after Denmark’s (or Bank First as its successor) making or offering of payment for the dissenting shareholder’s shares.
Litigation
If a demand for payment under section 180.1328 of the WBCL remains unsettled, Denmark (or Bank First as its successor) must commence a nonjury equity valuation proceeding in the Circuit Court of Brown County, Wisconsin (in the case of Denmark) or Manitowoc County, Wisconsin (in the case of Bank First), within 60 days after having received the payment demand under section 180.1328 of the WBCL and must petition the court to determine the fair value of the shares and accrued interest. If Denmark (or Bank First as its successor) does not commence the proceeding within those 60 days, the WBCL requires Denmark (or Bank First as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Denmark (or Bank First as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.
The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by Denmark (or Bank First as its successor).
The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Denmark (or Bank First as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 180.1328 of the WBCL. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Denmark (or Bank First as its successor) if the court finds Denmark (or Bank First as its successor) did not substantially comply with the requirements of the WBCL, or against either Denmark (or Bank First as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the WBCL.
If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.
This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the WBCL, which are included as Annex D to this joint proxy statement/prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Annex D and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
We have not made any provision to grant you access to any of the corporate files of Bank First or Denmark, except as may be required by the WBCL, or to obtain legal counsel or appraisal services at the expense of Denmark (or Bank First as its successor).
Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 143.
You must do all of the things described in this section and as set forth in the WBCL in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the WBCL and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Wisconsin law, shareholders of Denmark who are considering exercising their dissenters’ rights should consult their legal advisors.
Certain U.S. Federal Income Tax Consequences
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 143 for a discussion on how the material federal income tax consequences of the merger will change if you elect to exercise dissenters’ rights in the merger.
The above description is a summary of the material provisions of Subchapter XIII of the WBCL. For complete information, you should review the text of those sections, which appear as Annex D to this joint proxy statement/prospectus.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, Denmark and Bank First have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approvals from the Federal Reserve Board, the OCC and the WDFI.
Federal Reserve Board
The merger of Denmark with Bank First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the CRA and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Office of the Comptroller of the Currency
The merger of Denmark State Bank with and into Bank First, N.A. must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks who are parties to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the CRA; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may modify, suspend or rescind its approval if a material change in the information on which the OCC relied occurs prior to completion of the merger. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.
WDFI
In addition to the required approvals of the Federal Reserve Board and OCC discussed above, the merger also requires the approval of the WDFI. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and OCC to challenge the approval on antitrust grounds. There can be no assurance that the Department of Justice will not initiate a proceeding to challenge regulatory approval by the Federal Reserve and the OCC, and if such a proceeding is initiated, as to the result of any such challenge.
In connection with or as a result of the merger, Bank First or Denmark may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bank First common stock to be issued in exchange for Denmark common stock in the merger will be registered with the SEC and will be issued pursuant to available exemptions from registration under state securities laws.
Neither Bank First nor Denmark can assure you that no objections will be asserted by any regulatory agency with respect to the merger. The parties have agreed that Bank First will not be required, and Denmark and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Bank First and its subsidiaries or Denmark and its subsidiaries as of and following the completion of the merger. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. Bank First and Denmark will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Bank First and Denmark are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about Bank First or Denmark. Factual disclosures about Bank First and Denmark contained in this joint proxy statement/prospectus and/or in the reports of Bank First filed with the SEC (as described in “Where You Can Find More Information”) may supplement, update or modify the disclosures about Bank First and Denmark contained in the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 149.
Structure of the Merger
The boards of directors of Bank First and Denmark have each unanimously approved the merger agreement, which provides for the merger of Denmark with and into Bank First, with Bank First as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Denmark State Bank, which is a Wisconsin state-chartered bank and a direct wholly-owned subsidiary of Denmark, will merge with and into Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First, with Bank First, N.A. as the surviving bank of such merger. The terms and conditions of the merger of Bank First, N.A. and Denmark State Bank are set forth in a separate bank plan of merger and merger agreement, referred to as the bank merger agreement, the form of which is attached as Exhibit C to the merger agreement. As provided in the bank merger agreement, the merger of Bank First, N.A. and Denmark State Bank may be abandoned at the election of Bank First, N.A. at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Bank First, N.A. and Denmark State Bank as the bank merger.
The merger agreement allows Bank First to change the structure of the merger at any time and without the approval of Denmark if and to the extent that Bank First reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) reasonably be expected to materially impede or delay consummation of the merger, (iii) adversely affect the federal income tax treatment of Denmark shareholders, including any holders of Denmark restricted stock, in connection with the merger, or (iv) require submission to or the approval of Denmark shareholders after the merger proposal has already been approved by Denmark’s shareholders. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.
Merger Consideration
If the merger agreement is approved by the respective shareholders of Denmark and Bank First, all other conditions to consummation of the merger are satisfied or waived and the merger is completed, each share of Denmark common stock (both Class A and Class B) (other than shares of Denmark common stock held by Denmark, Bank First or any Denmark dissenting shareholders) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Denmark shareholder, either (i) $38.10 in cash (the “per share cash consideration”), or (ii) 0.5276 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 80% of Denmark shares will receive the stock consideration and no more than 20% of Denmark shares will receive the cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. As a result, if the aggregate number of Denmark common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Denmark shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Following the completion of the merger, former Denmark shareholders will own approximately [      ]% of the combined company based upon the number of Bank First shares outstanding as of [      ], 2022.
Although the number of shares of Bank First common stock that Denmark shareholders may choose to receive for each share of Denmark Common Stock they own is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Denmark or Bank First shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On January 14, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $71.64 per share, the 0.5276 exchange ratio represented approximately $37.80 in value for each share of Denmark common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $[      ] per share on [      ], 2022, the latest practicable trading date prior to the printing of this joint proxy statement/prospectus, the exchange ratio represented approximately $[      ] in value for each share of Denmark common stock to be converted into Bank First common stock. Denmark Class A and Class B common stock are both traded on the OTCQX Market and the last sale price on January 14, 2022, the last full trading day before the public announcement of the merger agreement, was $23.90 per share for Denmark’s Class A common stock and $23.10 per share for Denmark’s Class B common stock, and the most recent reported closing sale price of Denmark common stock on [      ], 2022 was $[      ] per share for Denmark’s Class A common stock and $[      ] per share for Denmark’s Class B common stock.
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Denmark’s tangible equity capital at closing. If Denmark’s tangible equity capital (as calculated per the merger agreement) is less than $67,565,297 (which we refer to as the “Denmark equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Denmark equity minimum and Denmark’s tangible equity capital at closing.
Anti-Dilutive Adjustment
The consideration to be received by Denmark shareholders is subject to an anti-dilutive adjustment only if the number of shares of Bank First common stock or Denmark common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock, and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Denmark common stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.
Fractional Shares
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Denmark shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the

Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Treatment of Denmark Restricted Stock
Immediately prior to the effective time of the merger, all outstanding shares of Denmark common stock subject to vesting restrictions granted under Denmark benefit plans (which we refer to as “Denmark restricted stock”) will become fully vested. At the effective time of the merger, each share of Denmark restricted stock that is outstanding immediately prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive, at the election of the holder, the applicable merger consideration. In addition, all dividends previously declared and paid, but held by Denmark on account for the Denmark shareholders with respect to such Denmark restricted stock, shall be paid in cash by Denmark to such Denmark shareholders.
Treatment of Outstanding Options under Denmark ESPP
Prior to the effective time of the merger, the Denmark board will take such actions with respect to the Denmark employee stock purchase plan, which we refer to as the Denmark ESPP, necessary to provide that (i) except to the extent necessary to comply with applicable law, participation in the Denmark ESPP will be limited to those employees who are participants on the date of the merger agreement, (ii) except to the extent necessary to comply with law, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the Denmark ESPP on or following the date of the merger agreement, (iii) no new offering period will be commenced after the date of the merger agreement, (iv) the offering period in progress as of the effective time of the merger will be shortened and each outstanding option under the Denmark employee stock purchase plan will be exercised automatically ten business days prior to the effective time of the merger, and (v) the plan will terminate effective as of the effective time of the merger.
Closing and Effective Time of the Merger
The closing will take place on the business day prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the WDFI by Bank First or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be the Friday before the earliest practicable conversion date, or such other date and time as the parties may mutually agree.
We currently expect that the merger will be completed in the third quarter of 2022, subject to obtaining the requisite approvals from the shareholders of Bank First and Denmark, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Bank First and Denmark will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 104.
Organizational Documents of the Surviving Company
At the effective time of the merger, Bank First Articles and Bank First Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Procedures for Converting Shares of Denmark Common Stock into Merger Consideration
Exchange Agent
Bank First has designated Computershare, Inc. to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for Denmark shareholders for the purpose of receiving their Denmark stock certificates and shall obtain no rights or interests in the shares represented thereby.

Prior to the effective time of the merger, Bank First will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Election Forms and Procedures
The merger agreement allows each Denmark shareholder to make an election to exchange their shares of Denmark common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. At least 20 business days prior to the later of (1) the date of the Denmark special meeting or (2) a date agreed upon by Denmark and Bank First that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, Bank First will cause the exchange agent to send the Denmark shareholders election forms, which will include the appropriate form of letter of transmittal. Denmark shareholders can specify on such election form the number of their shares of Denmark common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration or to indicate that such shareholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. If you are a Denmark shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, your shares will be considered non-election shares and will be converted into the right to receive only the stock consideration.
A Denmark shareholder may specify different elections with respect to different shares held by him or her. For example, if the shareholder has 100 shares, the shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.
Merger Consideration Allocation
Pursuant to the merger agreement, the total mix of cash consideration and stock consideration to be issued by Bank First to holders of Denmark common stock will be at least 80% stock consideration and no more than 20% cash consideration. The aggregate cash consideration will be up to $23,904,656 and the aggregate stock consideration will be up to 1,655,131 shares of Bank First common stock. To achieve that mix, the total number of shares of Denmark common stock to be converted into cash consideration (which, for this purpose, include the dissenting shares) shall not exceed 627,419 shares, which we refer to as the cash conversion cap. All other shares of Denmark common stock (other than Denmark cancelled shares and dissenting shares) shall be converted into stock consideration. The exchange agent will collect the election forms that are received prior to the election deadline, and determine:
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the number of shares of Denmark common stock with respect to which the holder has elected to receive stock consideration, which we refer to as the stock election shares;

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the number of shares of Denmark common stock with respect to which the holder has elected to receive cash consideration, which we refer to as the cash election shares, and such number of shares, as the cash election number; and

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the number of shares of Denmark common stock with respect to which the holder thereof has not made an effective election by the election deadline, which we refer to as the non-election shares.

No later than five business days after the effective time of the merger, the exchange agent will allocate the merger consideration such that if the total cash election number exceeds the cash conversion cap, then (A) all stock election shares and all non-election shares shall be converted into the right to receive the stock consideration, and (B) the cash election shares of each holder of Denmark common stock will be converted into the right to receive the cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares of each holder by (y) a fraction, the numerator of which is the cash conversion cap and the denominator of which is the total cash election number, with the remaining number of such holder’s cash election shares being converted into the right to receive the stock consideration.

Surrender of Denmark Stock Certificates
The exchange agent will also send letters of transmittal to holders of Denmark common stock who did not submit election forms by the election deadline no later than five business days following the closing date, along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates representing the shares of Denmark common stock held by the shareholder.
Following the effective time of the merger, the allocation of the merger consideration and the surrender to the exchange agent of the certificate(s) representing his or her shares of Denmark common stock, accompanied by a properly completed letter of transmittal, a Denmark shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to Bank First common stock after completion of the merger will be paid to the holder of any unsurrendered Denmark stock certificates with respect to the shares of Denmark common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Denmark stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Bank First common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Bank First common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Bank First common stock issuable in exchange for that certificate.
None of Bank First, the exchange agent or any other person will be liable to any former Denmark shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar law.
In the event any Denmark stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Bank First or the exchange agent, post a bond in such amount as Bank First or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Bank First and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Denmark shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of Denmark other than to settle transfers of Denmark common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of Denmark common stock. The shares of Bank First common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Denmark common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Denmark common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Bank First that such tax has been paid or is not required to be paid. The shares of Bank First common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of Bank First and Denmark relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of Bank First and Denmark have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Bank First and Denmark to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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fees paid to financial advisors;

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tax matters; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus.

Denmark has also made representations and warranties to Bank First with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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trust business and the administration of fiduciary accounts;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual properties;

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insurance policies;

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absence of state takeover laws applicability;

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transaction costs; and

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compliance with the CARES Act and the Paycheck Protection Program.

Definition of “Material Adverse Effect”
Certain representations and warranties of Bank First and Denmark are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Bank First or Denmark, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by Denmark or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of Bank First common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, Bank First and Denmark have agreed to certain restrictions on their activities until the effective time of the merger. Bank First has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. Denmark has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, Denmark has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and Bank First the present services of the current officers and employees of Denmark and its subsidiaries;

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preserve for itself and Bank First the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Bank First has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair Bank First’s ability to consummate the merger or the transactions contemplated by the merger agreement;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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materially impair Bank First’s ability to perform any of its obligations under the merger agreement or Bank First, N.A. to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

Denmark has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of Bank First, except as previously agreed to by the parties:
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(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the Denmark stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing warrants, options or other rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends declared and paid in the ordinary course of business and consistent with past practices, and dividends from wholly-owned subsidiaries to Denmark;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Denmark or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3.5% in the aggregate for all employees of Denmark or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Bank First, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations, or (v) as previously disclosed to Bank First;
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hire any person as an employee of Denmark or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $125,000;

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enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with Bank First, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Bank First, (iii) as previously disclosed to Bank First, or (iv) as may be required pursuant to the terms of the merger agreement) any Denmark benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Denmark or any of its subsidiaries;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Bank First, pay, loan or advance any amount to (other than renewals of existing loans in accordance with the merger agreement), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Denmark or any of its subsidiaries;

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acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Bank First;

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make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Bank First shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from Denmark;

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amend the Denmark Articles or the Denmark Bylaws or any equivalent documents of Denmark’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to Bank First, enter into, amend, modify, terminate, extend, or waive any material provision of, any Denmark material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Denmark or any of its subsidiaries, or enter into any contract that would constitute a Denmark material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Bank First;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Denmark or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Denmark or any of its subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Denmark or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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unless mutually agreed upon by the parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Denmark investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

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make any changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to Bank First, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Denmark or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with Denmark’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Denmark or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Denmark or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, N.A., which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual;
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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Denmark or its subsidiaries;

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except as required by applicable law, make or change any election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file or surrender any claim for a  refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or fail to timely pay any taxes (including estimated taxes) or fail to file any tax returns that become due;

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take any action that is intended or reasonably likely to result in either the merger or bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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commit any act or omission which constitutes a material breach or default by Denmark or any of its subsidiaries under any agreement with any governmental authority or under any Denmark material contract, material lease or other material agreement or material license to which Denmark or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single‑family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

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except as otherwise expressly permitted by the merger agreement, take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair Denmark’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of Denmark capital stock or any securities convertible into or exercisable for any shares of Denmark capital stock;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Bank First;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

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take any action or fail to take any action that will cause Denmark’s tangible equity capital at the effective time to be less than $67,565,297.

Denmark has also agreed:
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to cause to be delivered to Bank First resignations of all the directors of Denmark and its subsidiaries to be effective as of the effective time of the merger;

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to terminate certain contracts and pay any costs incurred in connection with such termination;

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to take all actions and submit all filings necessary to ensure compliance with Securities Exchange Act Rule 10-b-17 and FINRA Rule 6490; and

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to fully dissolve all Denmark subsidiaries (other than Denmark State Bank) prior to the closing.

Regulatory Matters
Bank First and Denmark agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. Bank First has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
Bank First and Denmark and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require Bank First or any of its subsidiaries or Denmark or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Denmark) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Bank First, Denmark, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
Bank First and Denmark will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank First or Denmark to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, Bank First and Denmark agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
Shareholder Meeting and Recommendation of Bank First’s and Denmark’s Board of Directors
Bank First has agreed to submit to its shareholders the Bank First merger proposal and Denmark has agreed to submit to its shareholders the Denmark merger proposal as soon as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective by the SEC. Bank First has agreed to recommend to its shareholders to vote in favor of the Bank First merger proposal, and Denmark has agreed to recommend to its shareholders to vote in favor of the Denmark merger proposal.
However, should Denmark receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the Denmark board of directors may change its recommendation. Please see “The Merger Agreement — No Solicitation” below. Additionally, a change in recommendation by the Denmark board of directors may permit Bank First to terminate the merger agreement, in which case Denmark may have to pay a termination fee of $4.8 million to Bank First. Please see “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee” below.
NASDAQ Listing
Bank First has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters
Following the effective time of the merger, for a period of the earlier of (i) six (6) months, or (ii) as long as an employee of Denmark is a covered employee, Bank First must maintain employee benefit plans for those persons who are full-time employees of Denmark and its subsidiaries on the closing date of the merger and who become full-time employees of Bank First (referred to as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Bank First or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Bank First or its subsidiaries). Bank First shall give the covered employees credit for their prior service with Denmark and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Bank First in which covered employees may be eligible to participate.
With respect to any Bank First health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Bank First or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Denmark benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Following the effective time, Bank First shall credit each covered employee with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at Denmark State Bank, provided that (i) Bank First may allocate the carryover PTO between vacation leave and sick leave in its discretion, and (ii) the carryover PTO shall be limited to 100 hours per year for hourly employees, and salaried employees will not be allowed any carryover PTO.
Denmark shall cause Denmark State Bank to take all necessary actions to terminate the Denmark State Bank Retirement Savings Plan, effective as the date immediately preceding the date of the effective time of the merger, subject to the occurrence of the effective time. Denmark shall provide Bank First with evidence that the Denmark State Bank Retirement Savings Plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by Bank First, which will not be unreasonably withheld) not later than three days prior to the effective time. The accounts of all participants and beneficiaries in the Denmark State Bank Retirement Savings Plan shall become fully vested upon termination of such plan.
Prior to the effective time, Denmark shall take, and shall cause its subsidiaries to take, all actions requested by Bank First that may be necessary or appropriate to, conditioned on the occurrence of the effective time, (i) cause one or more Denmark benefits plans not covered above to terminate as of the effective time, or as of the date immediately preceding the effective time, (ii) cause benefit accruals and entitlements under any Denmark benefit plan to cease as of the effective time, or as of the date immediately preceding the effective time, (iii) cause the continuation on and after the effective time of any contract, arrangement or insurance policy relating to any Denmark benefit plan for such period as may be requested by Bank First, or (iv) facilitate the merger of any Denmark benefit plan into any employee benefit plan maintained by Bank First. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of the above items shall be subject to Bank First’s reasonable prior review and approval.
Any employee of Denmark or Denmark State Bank that becomes an employee of Bank First at the effective time who is terminated within six months following the effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on the confidential disclosure schedules.
Nothing in the merger agreement shall be construed to limit the right of Denmark (including, following the closing date, Bank First) to amend or terminate any Denmark benefit plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in the merger agreement be construed to require Denmark (including, following the closing date, Bank First) to retain the employment of any particular covered employee for any fixed period of time following the closing date, and the continued retention (or termination) by Bank First of any covered employee subsequent to the effective time shall be subject in all events to Bank First’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, Bank First shall indemnify and hold harmless the present and former directors and officers of Denmark and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Denmark or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of Denmark in effect as of the date of the merger agreement to the extent permitted by applicable law (provided, however, that Bank First does not have any obligation to provide indemnification for any excluded claims (as defined in the merger agreement)).
For a period of six years after the effective time of the merger, Bank First will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Denmark or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Denmark; provided, however, that: (i) if Bank First is unable to obtain or maintain the directors’ and officers’ liability insurance, then Bank First will use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available, and (ii) officers and directors of Denmark or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. Bank First will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by Denmark for director and officer insurance in effect as of the date of this Agreement.
Bank First has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of Bank First and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
Denmark has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Denmark or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Denmark or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Denmark is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Bank First), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Denmark or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Denmark or any of its subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Denmark or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Denmark or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to the Denmark special meeting, Denmark may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if, (i) Denmark receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the Denmark board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such action would cause it to violate its fiduciary duties to Denmark’s shareholders under applicable law, (iii) Denmark has provided Bank First with at least three (3) business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to Denmark or any of its subsidiaries or otherwise relating to an acquisition proposal, Denmark receives from such person a confidentiality agreement with terms no less favorable to Denmark than those contained in the confidentiality agreement with Bank First. Denmark must promptly provide to Bank First any non-public information regarding Denmark or any of its subsidiaries provided to any other person which was not previously provided to Bank First, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Denmark or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Denmark common stock or more than 50% of the assets of Denmark and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Denmark reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by Bank First in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of Denmark from a financial point of view than the merger.
Denmark must promptly (and in any event within 24 hours) notify Bank First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Denmark or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Denmark has agreed that it will keep Bank First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of Denmark nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Bank First in connection with the transactions contemplated by the merger agreement (including the merger), the Denmark recommendation, fail to reaffirm the Denmark recommendation within three business days following a request by Bank First, or make any statement, filing or release, in connection with the Denmark special meeting or otherwise, inconsistent with the Denmark recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Denmark recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause Denmark or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring Denmark to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.
Notwithstanding the foregoing, prior to the date of the Denmark special meeting, the board of directors of Denmark may withdraw, qualify, amend or modify the Denmark recommendation (“Denmark subsequent determination”), or terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, after the fifth (5th) business day following Bank First’s receipt of a notice (the “notice of superior proposal”) from Denmark advising Bank First that the board of directors of Denmark has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of Denmark has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties to Denmark’s shareholders under applicable law, (ii) during the five (5) business day period after receipt of the notice of superior proposal by Bank First (the “notice period”), Denmark and the board of directors of Denmark shall have cooperated and negotiated in good faith with Bank First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Denmark to proceed with the Denmark recommendation in favor of the merger with Bank First without a Denmark subsequent determination; provided, however, that Bank First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Bank First since its receipt of such notice of superior proposal, the board of directors of Denmark has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Denmark is required to deliver a new notice of superior proposal to Bank First and again comply with the foregoing requirements, except that the notice period will be reduced to three (3) business days.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
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each party will obtain certain consents and approvals from third parties;

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each party will keep the proprietary information of the other confidential;

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each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

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each party will cooperate to effect the merger of Bank First, N.A. and Denmark State Bank;

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Denmark will terminate certain employee benefit plans;

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Bank First and Denmark will use their commercially reasonable efforts to facilitate the integration of Denmark with the business of Bank First following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Denmark and its subsidiaries;

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Denmark will terminate certain material contracts; and

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Bank First will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Conditions to Complete the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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approval of the merger agreement by the holders of at least a majority of the outstanding shares of Denmark Class A common stock entitled to vote at the Denmark special meeting and by the holders of at least a majority of the outstanding shares of Bank First common stock entitled to vote at the Bank First special meeting;

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the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

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the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

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the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

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the receipt of all required consents and approvals identified by the merger agreement;

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each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit C to the merger agreement attached as Annex A to this document being executed and delivered;

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the absence of 5% or more of the outstanding shares of Denmark’s common stock exercising their dissenters’ rights;

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the absence of any material adverse effect in the financial condition, business or results of operations of Denmark, Denmark State Bank, Bank First or Bank First, N.A.;

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the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

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the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

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the performance by each party of its respective obligations under the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger:
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upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

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by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;

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by either party (1) if the requisite Denmark vote shall not have been obtained at the Denmark special meeting, or (2) if the requisite Bank First vote shall not have been obtained at the Bank First special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Denmark or Bank First shareholder approval at the respective meeting;

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by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

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by either party if the merger has not been consummated by the close of business on September 30, 2022 (which shall be automatically extended to December 31, 2022 if the only outstanding condition to closing is receipt of only or more of the requisite regulatory approvals), unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by either such date;

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by Bank First if (1) Denmark has breached its covenant not to solicit acquisition proposals, (2) the Denmark board of directors withdraws, qualifies, amends, modifies, withholds, or fails to affirm its recommendation to its shareholders with regard to the Denmark merger proposal, (3) the Denmark board of directors has materially breached its obligation to call, given notice, and hold a meeting of the shareholders of Denmark for the purpose of voting on the Denmark merger proposal, (4) the Denmark board of directors has resolved to accept or recommends another acquisition proposal, or (5) the Denmark board of directors fails to publicly recommend against another publicly announced acquisition proposal within three days after receipt of notice from Bank First; or

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by Denmark if at any time before the receipt of approval for the merger from Denmark’s shareholders, Denmark receives an unsolicited proposal for the acquisition of all or substantially all of Denmark’s capital stock or assets and the Denmark board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided that Denmark has otherwise complied with its obligations under the merger agreement, including those described in the section titled “The Merger Agreement — No Solicitation” above and its obligation to pay any termination fee under the merger agreement.

Termination Fee
Denmark will pay Bank First a termination fee equal to $4,800,000 in the event of any of the following:
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Bank First terminates the merger agreement because: (i) Denmark materially breached its covenant not to solicit other offers; (ii) Denmark withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) Denmark failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) Denmark approved or recommended an acquisition proposal; (v) Denmark failed to publicly recommend against a publicly announced acquisition proposal within three (3) business days of being requested to do so by Bank First or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by Bank First; or (vi) Denmark resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

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in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of Denmark or has been made directly to Denmark’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) Bank First or Denmark because the requisite Denmark shareholder approval was not obtained or (B) Bank First because of Denmark’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, Denmark enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above); or

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Denmark terminates the merger agreement at any time before the receipt of Denmark shareholder approval for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Bank First and Denmark will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.
Amendment, Waiver and Extension of the Merger Agreement
Bank First and Denmark may jointly amend the merger agreement, and each of Bank First and Denmark may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Bank First and Denmark may not amend the merger agreement or waive their respective rights after the Bank First shareholders have approved the Bank First merger proposal or the Denmark shareholders have approved the Denmark merger proposal if the amendment or waiver would legally require further approval by the Bank First shareholders or the Denmark shareholders, as applicable, without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.
At any time before the closing date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party in the manner provided above.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
Denmark Voting Agreements
In connection with, and as a condition to, Bank First entering into the merger agreement, each director and executive officer of Denmark entered into a voting agreement with Bank First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the voting agreements, each such director and executive officer has agreed to appear at the Denmark special meeting (in person or by proxy) and to vote his or her shares of Denmark Class A common stock:
•
in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Denmark board of directors);

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Denmark contained in the merger agreement or the voting agreement; and

•
against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the merger.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Bank First sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the Denmark special meeting, any or all of his or her shares of Denmark stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
•
vote or execute any written consent to rescind or amend in any manner adverse to Bank First any prior vote or written consent, as a shareholder of Denmark, to approve or adopt the merger agreement unless the voting agreement is terminated;

•
invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the Denmark board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

•
meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) three (3) years from the date of the voting agreement.
As of the Denmark record date, Denmark shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [      ] shares of Denmark Class A common stock, which represented approximately [      ]% of the shares of Denmark Class A common stock outstanding on that date.

Bank First Voting Agreements
In addition, in connection with, and as a condition to, Denmark entering into the merger agreement, each director and executive officer of Bank First entered into a voting agreement with Denmark. The following summary of the Bank First voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the voting agreements, each such director and executive officer has agreed to appear at the Bank First special meeting (in person or by proxy) and to vote his or her shares of Bank First common stock: (1) to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration; (2) to approve any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement; and (3) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Bank First contained in the merger agreement or the voting agreement.
As of the Bank First record date, Bank First shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [           ] shares of Bank First common stock, which represented approximately [           ]% of the shares of Bank First common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to Bank First entering into the merger agreement, each of the outside directors of Denmark entered into a non-competition and non-disclosure agreement with Bank First. Denmark also caused each outside director of Denmark State Bank to execute and deliver the same subsequent to such date. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit D to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of Denmark for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of Bank First, Bank First, N.A., Denmark or Denmark State Bank, including actively sought prospective customers of Denmark State Bank as of the effective time of the merger;

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of Bank First, Bank First, N.A., Denmark or Denmark State Bank; and

•
directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by Bank First, Bank First, N.A. or Denmark or Denmark State Bank and that has a banking office located within any county in Wisconsin where Denmark State Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of Bank First. In consideration for entering into such non-competition and non-disclosure agreements, each of the outside directors of Denmark and Denmark State Bank is entitled to a cash payment of $50,000 from Bank First at or prior to the closing date.

Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of Denmark executed a claims letter with Bank First. Denmark also caused each director of Denmark State Bank to execute and deliver the same subsequent to such date. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit E to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of Denmark and Denmark State Bank released and discharged, effective upon the consummation of the merger, Denmark and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of Denmark or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Denmark or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Denmark State Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of Denmark or any of its subsidiaries, claims in his or her capacity of a shareholder of Denmark and claims as a holder of any check issued by any other depositor of Denmark State Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the Denmark Articles of Denmark Bylaws or similar documents or any of its subsidiaries, Wisconsin law or the merger agreement.

THE COMPANIES
Bank First Corporation
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association headquartered in Manitowoc, Wisconsin. As of December 31, 2021, Bank First had consolidated assets of approximately $2.94 billion, loans of $2.24 billion, deposits of $2.53 billion, and stockholders’ equity of $322.7 million. As of December 31, 2021, Bank First operated 21 domestic banking offices in Wisconsin. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Bank First’s common stock is listed on Nasdaq under the trading symbol “BFC”.
Bank First’s principal office is located at 402 N. 8th Street, Manitowoc, Wisconsin 54220, and its telephone number at that location is (920) 652-3100. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Bank First is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 149.
Denmark Bancshares, Inc.
Denmark is a Wisconsin corporation that was organized in June 1983 to serve as the holding company for Denmark State Bank, a Wisconsin state-chartered bank founded in 1909. Denmark has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, Denmark State Bank. Denmark’s primary activities are to provide assistance in the management and coordination of the financial resources of Denmark State Bank. Denmark’s principal asset is the outstanding capital stock of Denmark State Bank, and Denmark derives its revenues primarily from the operations of Denmark State Bank in the form of dividends received from Denmark State Bank.
Denmark State Bank is a state-chartered bank, chartered under the laws of the State of Wisconsin, which offers a broad range of commercial, agricultural and consumer banking services to small and mid-sized businesses and individuals. Headquartered in Denmark, Wisconsin, Denmark State Bank operates seven (7) offices located in communities throughout Northeastern Wisconsin in the communities of Denmark, De Pere, Whitelaw, Green Bay, Reedsville, and Shawano, Wisconsin. It serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking. Some of the products that Denmark State Bank offers include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, commercial and industrial loans, commercial real estate loans, construction and development loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking.
In addition to Denmark State Bank, Denmark has two subsidiaries: Denmark Agricultural Credit Corp., which we refer to as DACC, and Denmark Properties, Inc., which we refer to as DPI. DACC was formed for the purpose of extending credit for agricultural loans using funding sources with a lower cost of funds than those available to the Bank. DPI was formed for the purposes of holding OREO properties acquired by Denmark State Bank as a deed in lieu of debts previously contracted. Both DACC and DPI are currently dormant and have no ongoing operating activity.
As a bank holding company, Denmark is subject to supervision and regulation by the Federal Reserve. As a state-chartered bank, Denmark State Bank is subject to supervision and regulation by the Wisconsin Department of Financial Institutions — Division of Banking and the Federal Reserve.
As of December 31, 2021, Denmark had total consolidated assets of $687.6 million, total loans of $479.4 million, total deposits of $614.5 million and total shareholders’ equity of $68.0 million.
Denmark’s principal office is located at 103 E. Main Street, Denmark, Wisconsin 54208, and its telephone number at that location is (920) 863-2161. For more information, see the Denmark State Bank’s website at www.denmarkstate.com. The information on Denmark’s website is not part of this proxy statement/prospectus, and the reference to the Denmark website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Products and Services
Denmark State Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Wisconsin. Denmark State Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. The bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent Denmark State Bank’s primary source of funds to support earning assets. The bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which Denmark operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Denmark competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which Denmark competes may have capital resources and legal loan limits substantially higher than those maintained by Denmark. Many of Denmark’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Denmark, and many of Denmark’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.
The following table lists Denmark State Bank’s deposit market share as of June 30, 2021 for each county in which Denmark State Bank has a branch, as reported in the FDIC’s Summary of Deposits.
Market Area County	Market Rank	No. of Institutions in market	Deposits in Market (in 000’s)	Market Share
Brown County, Wisconsin	6	18	$9,986	4.61%
Manitowoc County, Wisconsin	5	9	$2,116	4.87%
Shawano County, Wisconsin	7	9	$579	4.57%
The following table lists Denmark State Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which Denmark State Bank has a branch, as of June 30, 2021.
Market Area	Market Rank	No. of Institutions in market	Deposits in Market (in 000’s)	Market Share
Denmark, Wisconsin	1	1	$206	100.0%
Green Bay, Wisconsin	8	15	$8,781	2.63%
Whitelaw, Wisconsin	1	1	$57	100.0%
Reedsville, Wisconsin	1	1	$46	100.0%
De Pere, Wisconsin	6	6	$680	3.41%
Shawano, Wisconsin	4	5	$342	7.74%
Legal Proceedings
From time to time, Denmark or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither Denmark nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of Denmark’s management, would be expected to have a material adverse effect on Denmark’s business, operating results, financial condition, or prospects.
Employees
As of December 31, 2021, Denmark did not have any full-time equivalent employees and Denmark State Bank employed 103 full-time equivalent employees. No employees of Denmark or Denmark State Bank are covered by a collective bargaining agreement. Denmark considers its relationship with its employees to be good.
Description of Property
The principal executive offices of Denmark and Denmark State Bank are located in Denmark, Wisconsin. The principal executive office of Denmark and Denmark State Bank is located at 103 East Main Street, Denmark, Wisconsin 54208. Denmark State Bank owns this property. Denmark State Bank operates six (6) additional branch locations. All banking locations are set forth in the table below.
Office Location	Type of Location	Owned or Leased
2646 Noel Drive, Green Bay, Wisconsin 54311	Branch Office	Owned
202 North Hickory Street, Whitelaw, Wisconsin 54247	Branch Office	Owned
427 Manitowoc Street, Reedsville, Wisconsin 54230	Branch Office	Owned
2603 Glendale Avenue Green Bay, Wisconsin 54313	Branch Office	Owned
1740 Scheuring Road De Pere, Wisconsin 54115	Branch Office	Leased
835 East Green Bay Street Shawano, Wisconsin 54166	Branch Office	Owned

SECURITY OWNERSHIP OF CERTAIN DENMARK BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the Denmark special meeting, the beneficial ownership of Denmark common stock by each of Denmark’s directors and executive officers, by Denmark’s directors and executive officers as a group, and by each person known to Denmark to beneficially own more than 5% ownership of the issued and outstanding Denmark common stock. Unless otherwise indicated, the address of each listed Denmark shareholder is c/o Denmark Bancshares, Inc., 103 E. Main Street, Denmark, Wisconsin 54208.
The percentages of beneficial ownership in the following table are calculated in relation to the [      ] shares of Denmark common stock that were issued and outstanding as of the record date for the Denmark special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Bank First in connection with entering into the merger agreement, to Denmark’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Directors, Executive Officers and 5% Shareholders	Amount and Nature of Beneficial Ownership of Common Stock(1)(2)	Ownership as % of Common Stock Outstanding(3)
Jacquelyn Engebos	12,386(4)	*%
Jeffrey D. Greeneway	245(5)	*%
Thomas N. Hartman	9,798(6)	*%
Michael L. Heim	8,658(7)	*%
Karen A. Monfre	124	—%
William F. Noel	95,758(8)	3.0%
John P. Olsen	27,738	*%
Scot G. Thompson	24,653(9)	*
Thomas M. Vande Corput	1,947(10)	*%
All Directors and Executive Officers as a Group (9 person)	181,307	5.7%
5% Shareholders
None

Notes:
*
Denotes less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Denmark common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from [           ], 2022. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
All ownership is solely Class A common stock. None of the individuals own any shares of Class B common stock.

(3)
Reflects 3,191,534 shares outstanding as of March 14, 2022, 3,102,249 of which are Class A common stock and 89,285 of which are Class B common stock.

(4)
Includes 4,530 shares held in an IRA account for benefit of Ms. Engebos and 3,329 shares held jointly with her spouse.

(5)
Shares held jointly with Mr. Greeneway’s spouse in the Jeff Greeneway Joint Revocable Trust.

(6)
Shares held jointly with Mr. Hartman’s spouse.

(7)
Shares held in the Michael L Heim & Mary K Heim 3/6/17 Revocable Trust of 2017.

(8)
Includes 14,080 shares held in the William F Noel & Cheryl A Noel Rev Trust U/A DTD Apr 7, 1999.

(9)
Includes 6,589 shares held in IRA accounts for the benefit of Mr. Thompson and 1,800 shares held in an IRA account for the benefit of Mr. Thompson’s spouse.

(10)
Shares held jointly with Mr. Vande Corput’s spouse.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 107, each director and executive officer of Denmark has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of Denmark Class A common stock for the approval of the Denmark merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As of the Denmark record date, these directors and executive officers owned in the aggregate [      ] shares of Denmark Class A common stock, or [      ]% of the issued and outstanding shares of Denmark Class A common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DENMARK BANCSHARES, INC.
As used in the following discussion, references to “we,” “our,” “us” or “Denmark” refer to Denmark Bancshares, Inc., a Wisconsin corporation, and its wholly-owned banking subsidiary, Denmark State Bank, a Wisconsin state-chartered bank, unless otherwise indicated or the context otherwise requires. References to “Bank” refer to Denmark State Bank, our wholly-owned banking subsidiary.
This management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of Denmark. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect Denmark Bancshares Inc. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the Audited Consolidated Financial Statements of Denmark beginning on page F-1.
Critical Accounting Policies
General
Denmark’s financial statements are prepared in accordance with GAAP. The financial information contained within the financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. Denmark uses historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio. Actual losses could differ significantly from the historical factors that are used. The fair value of the investment portfolio is based on period end valuations but changes daily with the market. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of these transactions would be the same, the timing of events that would impact these transactions could change.
Securities Impairment
Denmark monitors the investment portfolio for impairment on an individual security basis and has a process in place to identify securities that could have a potential impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition of the issuer and Denmark’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income. Denmark had no securities that were deemed to have a decline in fair value which was other than a temporary decline in 2021.
Earnings Performance
Net income for the year ended December 31, 2021, was $6.5 million or $2.07 per share, compared to $3.9 million or $1.22 per share for the same period in 2020, an increase of 66.7%.
Net interest income for the year ended December 31, 2021, increased $2.2 million or 12.3% compared to the same period in 2020, and $1.8 million or 10.0% compared to the same period in 2019. Denmark’s net interest income after provision for loan losses was $20.3 million, $17.3 million, and $18.4 million in 2021, 2020, and 2019, respectively. Denmark recorded an increase in its allowance for loan losses of $73,000 from net recoveries in 2021.
Net Interest Income
Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, time deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money) and is the principal source of

Denmark’s earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and the relative funding of those assets. Due to the fact that Denmark’s assets are largely monetary in nature, material changes in interest rates can have a material impact on Denmark’s net income.
Net interest income for 2021 was $20.3 million, $18.0 million for 2020, and $18.4 million for 2019. The increase in net interest income in 2021 was primarily driven by a reduction in interest expense as pre-pandemic certificates of deposit repriced. Annual average loan balances increased by $6.7 million in 2021 and $46.1 million in 2020. The COVID-19 pandemic led to significant rate cuts along with the Small Business Administration’s Paycheck Protection Program, which we refer to as PPP, as well as an influx of deposits from government stimulus programs, all of which were key components in the higher net interest income in 2020 and 2021. The balances of loans receivable over the last two years were impacted by Denmark’s participation in the PPP loan program.
The tables, “Average Balances, Yields and Rates,” provide a detailed analysis of the effective yields on the categories of interest earning assets and interest-bearing liabilities for Denmark for the years ended December 31, 2021, 2020, and 2019.
Average Balances, Yields and Rates
(Dollar Amounts in Thousands)
	Year ended December 31, 2021			Year ended December 31, 2020
	Average Balances(1)	Interest Income/ Expense	Average Yield/ Rates(2)	Average Balances(1)	Interest Income/ Expense	Average Yield/ Rates(2)
Assets
Securities	$34,993	$667	1.91%	$35,214	$810	2.30%
Federal funds sold and other interest-earning balances	103,117	167	0.16%	70,469	274	0.39%
Loans(3)(4)	477,473	22,120	4.63%	471,213	21,591	4.58%
Total interest earning assets	$615,583	$22,954	3.73%	$576,896	$22,675	3.93%
Noninterest earning assets, net	44,735			31,624
Total Assets	$660,318			$608,520
Liabilities and shareholders’ equity
Interest bearing liabilities:
Interest bearing transaction accounts	$73,529	$159	0.22%	$58,952	$148	0.25%
Savings and money market	250,566	275	0.11%	199,314	479	0.24%
Time deposits	121,931	1,602	1.31%	144,295	2,578	1.79%
Total interest-bearing deposits	$446,026	$2,036	0.46%	$402,561	$3,205	0.80%
Borrowings	4,934	569	11.37%	27,120	1,349	4.89%
Total interest-bearing liabilities	$450,960	$2,605	0.58%	$429,681	$4,554	1.05%
Noninterest bearing demand deposits and other liabilities and equity	209,358			178,839
Total liabilities and shareholders’ equity	$660,318			$608,520
Interest rate spread(5)			3.15%			2.88%
Net interest income and net yield on earning assets(6)		$20,349	3.31%		$18,121	3.14%
Interest free funds supporting earning assets(7)	$138,801			$110,143

(1)
Average balances of interest-earning assets and interest-bearing liabilities calculated on a daily basis.

(2)
Calculated based on the number of days in the year. Yields calculated on a tax equivalent basis.

(3)
Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.

(4)
Interest income on loans includes loan fee income as well as interest income. The amount of loan fees included was $3,310,886 in 2021 and $1,649,114 in 2020.

(5)
Total yield on interest earning assets less the rate paid on total interest-bearing liabilities.

(6)
Net interest income divided by total interest earning assets.

(7)
Total interest earning assets less total interest-bearing liabilities.

Average Balances, Yields and Rates
(Dollar Amounts in Thousands)
	Year ended December 31, 2020			Year ended December 31, 2019
	Average Balances(1)	Interest Income/ Expense	Average Yield/ Rates(2)	Average Balances(1)	Interest Income/ Expense	Average Yield/ Rates(2)
Assets
Securities	$35,214	$810	2.30%	$37,371	$989	2.65%
Federal funds sold and other interest-earning balances	70,469	274	0.39%	34,560	686	1.99%
Loans(3)(4)	471,213	21,591	4.58%	424,237	21,115	4.98%
Total interest earning assets	$576,896	$22,675	3.93%	$496,168	$22,790	4.59%
Noninterest earning assets, net	31,624			21,104
Total Assets	$608,520			$517,272
Liabilities and shareholders’ equity
Interest bearing liabilities:
Interest bearing transaction accounts	$58,952	$148	0.22%	$46,826	$161	0.34%
Savings and money market	199,314	479	0.24%	171,718	845	0.49%
Time deposits	144,295	2,578	1.79%	133,474	2,598	1.95%
Total interest-bearing deposits	$402,561	$3,205	0.80%	$352,018	$3,604	1.02%
Borrowings	27,120	1,349	4.89%	26,590	660	2.45%
Total interest-bearing liabilities	$429,681	$4,554	1.05%	$378,608	$4,264	1.12%
Noninterest bearing demand deposits and other liabilities and equity	178,839			138,664
Total liabilities and shareholders’ equity	$608,520			$517,272
Interest rate spread(5)			2.88%			3.47%
Net interest income and net yield on earning assets(6)		$18,121	3.14%		$18,526	3.74%
Interest free funds supporting earning assets(7)	$110,143			$73,176

(1)
Average balances of interest-earning assets and interest-bearing liabilities calculated on a daily basis.

(2)
Calculated based on the number of days in the year. Yields calculated on a tax equivalent basis.

(3)
Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.

(4)
Interest income on loans includes loan fee income as well as interest income. The amount of loan fees included was $1,649,114 in 2020 and $462,819 in 2019.

(5)
Total yield on interest earning assets less the rate paid on total interest-bearing liabilities.

(6)
Net interest income divided by total interest earning assets.

(7)
Total interest earning assets less total interest-bearing liabilities.

Rate/Volume Analysis of Net Interest Income
As discussed under the caption “Net Interest Income,” Denmark’s net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest sensitive assets and liabilities and the impact caused by changes in interest rates earned or paid. Each table compares two periods as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year. Changes in loan volume had the most significant impact on net interest income in both 2021 and 2020.
Year ended December 31, 2021 compared to 2020
	Increase (Decrease) Due to
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Securities(1)	(84)	(59)	(143)
Federal Funds sold and other interest-earning balances	(170)	63	(107)
Loans(2)	(1,614)	2,143	529
Total interest-earning assets	(1,868)	2,147	279
Interest paid on:
Deposits	(994)	(175)	(1,169)
Borrowings	594	(1,374)	(780)
Total interest-bearing liabilities	(400)	(1,549)	(1,949)
Changes in Net Interest Income(3)			2,228
Year ended December 31, 2020 compared to 2019
	Increase (Decrease) Due to
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Securities(1)	(135)	(43)	(178)
Federal Funds sold and other interest-earning balances	(754)	342	(412)
Loans(2)	(1,811)	2,286	475
Total interest-earning assets	(2,700)	2,585	(115)
Interest paid on:
Deposits	(715)	317	(398)
Borrowings	733	(45)	688
Total interest-bearing liabilities	18	272	290
Changes in Net Interest Income(3)			(405)

(1)
Income calculated on a tax equivalent basis.

(2)
Loan volume variance includes fees.

(3)
Changes in interest income attributable to both Rate and Volume, calculated as the difference between the average balances for the periods multiplied by the difference between the average rates for the periods, has been allocated proportionately to Rate and Volume.

Market Risk and Interest Rate Sensitivity
Denmark’s primary component of market risk is interest rate volatility.  Denmark’s treasury management policy provides management with guidelines for effective funds management, and it has established a measurement system for monitoring its interest rate sensitivity position. Denmark manages its sensitivity position within its established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
Denmark manages its exposure to interest rates in the ordinary course of business by structuring its balance sheet. Denmark does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Denmark is not subject to foreign exchange or commodity price risk. It doesn’t own any trading assets.
Denmark’s exposure to interest rate risk is managed by the asset-liability committee of Denmark State Bank, in accordance with policies approved by Denmark’s board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.
Denmark uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and the economic value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are pre-payment assumptions, maturity data and call options within the investment portfolio. The average life of non-maturity deposit accounts is based on historical decay assumptions and are also incorporated into the model. Model assumptions are reviewed and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of management strategies. Annual back-tests of the model are performed to validate the assumptions used and if necessary, adjustments are made.
The treasury management policy parameters regarding interest rate risk for an immediate rate shock currently have limits for a decline in net interest income during the subsequent one-year period of not more than 10% for a 100 or 200 basis point shift and 15% for a 300 basis point shift. Policy limits for the interest rate simulation of the economic value of equity are set at a decline of not more than 15% for a 100 basis point shift, 20% for a 200 basis point shift and 25% for a 300 basis point shift.
The following table summarizes the simulated change in net interest income and economic value of equity over a 12-month horizon as of December 31, 2021:
Change in interest rates (basis points)	% Change in Net Interest Income	% Change in Economic Value of Equity
+400	-6.50%	8.30%
+300	-5.80%	3.00%
+200	-3.50%	-0.20%
+100	-1.10%	-2.10%
-100	-2.30%	0.50%

Provision and Allowance for Loan Losses
The allowance for loan losses, which we refer to in this section as the allowance, is an estimate of loan losses inherent in Denmark’s loan portfolio. The allowance is established through a provision for loan losses which is charged to income as an expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when Denmark determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance. The allowance consists of 2 primary components, general reserves and specific reserves related to impaired loans.
The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by Denmark over the most recent 3 years. Denmark places equal emphasis on all of the quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.
The loan is considered impaired when, based on current information and events, it is probable that Denmark will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan-by-loan basis by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Under certain circumstances, Denmark has provided borrowers relief through loan restructuring. A restructuring of debt constitutes a trouble debt restructuring, which we refer to in this section as a TDR, if Denmark for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Denmark does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.
Denmark maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include construction and land development, agricultural real estate, residential 1-4 family real estate, multi-family real estate, nonfarm nonresidential real estate, agricultural, commercial loans, consumer and other, and government guaranteed loans.
The allowance for loan losses of $7.7 million on December 31, 2021, is equal to 1.62% of total loans. This compares to an allowance of $7.7 million, or 1.61% of total loans, on December 31, 2020. Based on the evaluation of the loan portfolio described above, management has not provided funding for the allowance for the year ended December 31, 2021 and provided $735,000 for the year ended December 31, 2020. Net recoveries for the year ended December 31, 2021, were $72,600.
Aggregate activity in the allowance for loan losses for the years ended December 31, 2021, 2020, 2019, 2018, and 2017 is summarized below.
	Years Ended December 31, (Dollars in thousands)
	2021	2020	2019	2018	2017
Average loans outstanding	$476,763	$470,019	$423,965	$403,631	$369,981
Loans, end of period	$479,057	$475,953	$434,770	$420,827	$372,480
ALLL, at beginning of year	$7,668	$6,891	$6,787	$6,258	$5,754
Loans charged off:
Residential Real Estate	—	31	18	—	—
Commercial Real Estate	—	—	—	—	—
Construction & Land Dev	—	—	—	—	—
Agricultural Real Estate	—	—	—	—	—
Commercial	—	43	2	—	—
Agricultural	—	—	19	4	14
Consumer and other	2	4	16	—	22
Total loans charged off	2	78	55	4	36
Recoveries of loans previously charged off:
Residential Real Estate	34	42	31	47	90
Commercial Real Estate	—	—	65	68	15
Construction & Land Dev	—	34	—	—	—
Agricultural Real Estate	—	4	—	—	—
Commercial	4	33	4	4	8
Agricultural	33	7	52	33	40
Consumer and other	4	—	7	6	12
Total loans recovered	75	120	159	158	165
Net loans charged off (“NCOs”)	(73)	(42)	(104)	(154)	(129)
Additions to ALLL charged to operations	—	735	—	375	375
ALLL, at end of year	$7,741	$7,668	$6,891	$6,787	$6,258
Ratio of NCOs (recoveries) during period to average loans outstanding	(0.02)%	(0.01)%	(0.02)%	(0.04)%	(0.03)%
Ratio of ALLL to NCOs (recoveries)	(10,604)%	(18,257)%	(6,626)%	(4,407)%	(4,851)%
Ratio of ALLL to total loans end of period	1.62%	1.61%	1.58%	1.61%	1.68%
Ratio of Nonaccrual loans to total loans outstanding	0.09%	0.11%	0.10%	0.16%	0.32%
Ratio of ALLL to nonaccrual loans	1,716%	1,423%	1,581%	1,014%	536%
Denmark has allocated the allowance for loan losses among the various segments of the portfolio. The allowance allocations as of December 31, 2021, 2020, 2019, 2018, and 2017 are presented in the table below.

	As of December 31, (Dollars in thousands)
	2021		2020		2019		2018		2017
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Residential Real Estate	$628	18.4%	$494	14.4%	$495	16.4%	$537	16.9%	$499	17.0%
Commercial Real Estate	3,236	34.1%	2,765	30.8%	1,846	29.2%	1,370	26.6%	1,105	25.0%
Construction & Land Dev	253	5.6%	229	4.5%	189	5.1%	100	3.2%	55	2.2%
Agricultural Real Estate	1,397	16.2%	1,432	15.4%	1,609	18.1%	1,977	19.8%	1,812	22.4%
Commercial	1,062	16.8%	1,169	24.9%	934	19.0%	1,134	20.3%	873	18.2%
Agricultural	718	7.0%	757	7.9%	1,005	10.1%	1,280	11.3%	1,297	12.7%
Consumer and other	15	1.9%	19	2.1%	19	2.3%	11	1.9%	14	2.6%
Unallocated	432	0.0%	803	0.0%	794	0.0%	378	0.0%	603	0.0%
Total Allowance	$7,741	100.0%	$7,668	100.0%	$6,891	100.0%	$6,787	100.0%	$6,258	100.0%
Noninterest Income
Denmark’s noninterest income totaled $4.8 million, $4.4 million, and $3.3 million for the years ended December 31, 2021, 2020, and 2019, respectively. The increase in 2020 and 2021 resulted primarily from increased in income from mortgage loan sales.
Noninterest Expense
Denmark had total noninterest expenses of $16.4 million, $16.6 million, and $15.1 million in 2021, 2020, and 2019, respectively. Noninterest expense consists primarily of salaries and employee benefits, occupancy costs, data processing expenses, and professional and regulatory fees. The most significant reason for the decrease in noninterest expenses in 2021 was a decrease in salaries and employee benefits resulting from reduced mortgage compensation and closure of the Sheboygan Office. Denmark also experienced increases in data processing expenses in 2021 versus 2020 resulting from increased transaction volumes and PPP loan processing.
Income Taxes
Denmark recorded income tax expense of $2.2 million, $1.3 million and $1.6 million for the years ended December 31, 2021, 2020 and 2019 respectively. Refer to Notes 1 and 9 to Denmark’s consolidated financial statements contained elsewhere herein for more information.
Loan Portfolio Composition
The composition of net loans by category as used by management to evaluate the quality of the portfolio is presented below.
	As of December 31, (dollars in thousands)
	2021		2020		2019		2018		2017
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Residential real estate	$88,372	18.4%	$68,705	14.4%	$71,068	16.3%	$71,153	16.9%	$63,237	17.0%
Commercial real estate	163,457	34.1	146,985	30.9	126,936	29.2	112,106	26.6	92,944	25.0
Construction & Land Dev	26,679	5.6	21,352	4.5	21,990	5.1	13,252	3.1	8,022	2.2
Agricultural real estate	77,849	16.3	73,349	15.4	78,874	18.1	83,207	19.8	83,447	22.4
Commercial	80,679	16.8	118,641	24.9	82,395	19.0	85,548	20.3	67,896	18.2
Agricultural	33,448	7.0	37,873	8.0	43,692	10.0	47,376	11.3	47,145	12.7

	As of December 31, (dollars in thousands)
	2021		2020		2019		2018		2017
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Consumer & other	8,863	1.9	10,104	2.1	9,815	2.3	8,815	1.9	9,789	2.6
Less: deferred fees	(290)	(0.1)	(1,056)	(0.2)	—	0.0	—	0.0	0	0.0
Total Loans	$479,057	100.0%	$475,953	100.0%	$434,770	100.0%	$420,827	100.0%	$372,480	100.0%

Credit Quality Indicators
Management of Denmark uses a number of credit quality indicators in evaluations of credit quality of the portfolio. Delinquency is one type of credit quality indicator that is closely monitored by management. Generally, the accrual of interest will be discontinued on impaired loans when principal or interest becomes 90 days past due, or when payment in full is not anticipated, and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectability of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. Various measures monitored by management related to delinquency are provided below:
	December 31, (dollars in thousands)
	2021	2020	2019	2018	2017
Nonaccrual loans	$451	$539	$436	$669	$1,168
Accruing loans past due 90 days or more	$—	—	—	—	—
Loans past due 30 – 89 days	$—	152	188	174	517
Restructured loans, accruing	$2,097	209	237	250	571
An additional credit quality indicator is the risk grade assigned to loans in the portfolio. Management uses a system of defined grades to categorize loans and monitor on a consistent basis. Loans are generally rated Satisfactory (ratings 1-4), Special Mention (5), Substandard (6), Doubtful (7) or Loss (8).
Loans in each of the categories as of December 31, 2021, are included in Denmark’s Consolidated Financial Statements contained elsewhere herein.
Concentrations of Credit
Denmark makes loans to individuals and businesses in and around Brown, Manitowoc and Shawano counties for various personal and commercial purposes. Denmark has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector. Denmark monitors concentrations in its customer base using the North American Industry Codes, or NAIC, describing the industries from which Denmark’s customers derive their income, and using certain regulatory definitions. As of December 31, 2021, Denmark has concentrations of credit in the industries categorized as Dairy Cattle and Milk Production (13%), Lessors of Residential Buildings (11%) and Lessors of Non Residential Buildings (11%). Management controls risks inherent in Dairy Cattle and Milk Production by stress testing at both the borrower-specific and industry-wide levels, monitoring swings in input costs and commodity prices, conducting breakeven analyses by borrower, considering balance sheet equity preservation tactics in economic downturns and monitors underlying collateral value swings to best manage the risk in this NAICS concentration. Management controls risks inherent in Lessors of Residential and Non Residential Buildings by monitoring industry-specific and geographic specific occupancy rates, tracking rental rate trends, cap rate trend analysis and completing by stress testing at the borrower-specific level and asset class level by applying income, expense and cap rate shocks.
Loan Distribution and Interest Rate Sensitivity
Denmark’s loan portfolio contains a component of adjustable-rate loans. As of December 31, 2021, approximately $130.1 million, or 27.1%, of Denmark’s loan portfolio was variable rate. These loans are generally tied to the prime rate or LIBOR and may or may not have minimum or maximum rates included in the terms.

The following table sets forth the maturity distribution of Denmark’s loans, by type, as of December 31, 2021, as well as the type of interest requirement on loans with maturities greater than one year. For purposes of this table, variable rate loans are included in the period of their final maturity, as opposed to their repricing date.
Loan Distribution and Interest Rate Sensitivity
	Maturity
December 31, 2021 ($000s)	1 yr or less	After 1 yr through 5 yrs	After 5 yrs through 15 yrs	After 15 yrs	Total	% of Total
Loans secured primarily by real estate:
Residential(1)	$3,148	$34,452	$35,395	$15,496	$88,491	18.47%
Construction	8,958	7,371	10,349	—	26,678	5.57%
Commercial and agricultural	33,934	66,691	13,211	—	113,836	23.76%
Commercial and ag production	25,647	124,262	79,213	12,211	241,333	50.38%
Consumer and other	791	7,564	364	—	8,719	1.82%
Total	$72,478	$240,340	$138,532	$27,707	$479,057	100.00%
Fixed Rate	47,498	228,447	67,902	5,130	348,977	72.85%
Variable Rate	24,980	11,893	70,630	22,577	130,080	27.15%
Total	$72,478	$240,340	$138,532	$27,707	$479,057	100.00%

(1)
This category includes home equity lines of credit and junior liens. Home equity lines of credit totaled $12.1 million, and closed-end junior liens were $1.0 million at December 31, 2021.

Investment Securities
The investment portfolio is a significant component of earning assets and a source of liquidity. Total investment securities averaged $38.1 million in 2021 as compared to $38.3 million in 2020. The following table sets forth Denmark’s investment securities by type, for 2021, 2020, and 2019.
	December 31, (Dollar in thousands)
	2021	2020	2019
Securities Available for Sale:
U.S. Government Treasuries	$7,416	$—	$—
U.S. Government-sponsored agency MBS	12,803	11,255	14,900
State and local governments	15,125	18,052	19,242
Asset-backed securities	814	946	1,085
Total AFS amortized cost	$36,158	$30,253	$35,227
Corporate equity securities	$3,725	$2,995	$3,111
Total carrying value of AFS securities and equity securities	$40,187	$34,325	$38,706

Investment Securities Maturity Distribution and Yields
The following table shows, at amortized cost and fair value, the expected maturities and average tax-equivalent yield of securities held on December 31, 2021:
($000s)	Amortized Cost	Fair Value	Wtd Ave Yield
AFS securities
U.S. Government Treasuries
After one but within five years	$3,972	$3,938	1.04%
After five but within ten years	3,444	3,395	1.07%
Total U.S. Government Treasuries	$7,416	$7,333	1.05%
U.S. Government-sponsored agency MBS
Within one year	$131	$134	2.22%
After one but within five years	11,165	11,237	1.64%
After five but within ten years	1,172	1,197	2.68%
After ten years	335	352	3.33%
Total U.S. Government-sponsored agency MBS	$12,803	$12,920	1.79%
State and local governments
Within one year	$2,625	$2,642	2.46%
After one but within five years	3,282	3,327	2.35%
After five but within ten years	9,218	9,430	2.69%
Total State and local governments	$15,125	$15,399	2.58%
Asset-backed securities
After five but within ten years	$814	$810	0.90%
Total Asset-backed securities	$814	$810	0.90%
Total AFS Securities	$36,158	$36,462	1.94%
Equity securities
Equity securities with readily determinable fair value	$416	$416
Equity securities without readily determinable fair values	3,309	3,309
Total Equity securities	$3,725	$3,725
Other than debt securities issued by U.S. Government or U.S. Government agencies, there were no investments owned by Denmark as of December 31, 2021, of any one issuer that exceeds 10% of Denmark’s shareholders’ equity.
Other Short-term Investments
Denmark invests a portion of its excess liquidity in Federal Funds Sold. Such deposits offer daily liquidity and pay market rates of interest that at December 31, 2021, were benchmarked at 0.00% to 0.25% by the Federal Reserve. Actual rates received vary slightly based upon money supply and demand among banks. These investments averaged $100.2 million in 2021 and $67.1 million in 2020.
Deposits in Other Financial Institutions
As of December 31, 2021, Denmark held deposits in other financial institutions averaging $17.5 million.

Deposits
The following table sets forth Denmark’s deposits by category:
	2021		2020		2019
(Dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand Deposits	155,292	25.27%	135,668	24.09%	94,872	20.74%
NOW accounts	81,316	13.23%	69,245	12.29%	49,874	10.90%
Savings accounts	95,004	15.46%	79,263	14.07%	48,603	10.63%
Money market accounts	175,734	28.60%	149,613	26.56%	133,032	29.08%
Time deposit accounts	107,151	17.44%	129,486	22.99%	131,054	28.65%
Total	614,497	100.00%	563,275	100.00%	457,435	100.00%
The following table sets forth Denmark’s average deposits and rates by category:
YTD Average Deposits and Rates
(dollars in thousands)
	2021		2020		2019
	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest-bearing demand deposits	$138,801	— %	$110,143	— %	$73,176	— %
Interest-bearing transaction accounts	73,529	0.22%	58,952	0.25%	46,826	0.34%
Savings and Money Market	250,565	0.11%	199,315	0.24%	171,718	0.49%
Time deposits	121,931	1.31%	144,294	1.79%	133,474	1.95%
Total average deposits	584,826	0.35%	512,704	0.63%	425,194	0.85%
The following table sets forth Denmark’s time deposits greater than $250,000 by maturity.
Maturities of Certificates of Deposit of $250,000 or More as of December 31, 2021
(in thousands)
Maturity:
Within 3 months	$2,673
After 3 months through 6 months	1,661
After 6 months through 12 months	2,031
After 12 months	7,312
Total time deposits of $250,000 or more	$13,677
Borrowings
Denmark had a line of credit to borrow funds from the FHLB in the amount of up to 8.8% of its assets as of December 31, 2021, up to 7.5% of its assets as of December 31, 2020, and up to 8.3% of its assets as of December 31, 2019. Any funds borrowed from the FHLB are collateralized by a lien on certain of Denmark’s available for sale securities and loans. Total borrowings at FHLB were $0.9 million for 2021, $14.1 million for 2020 and $21.2 million for 2019.
Also, at December 31, 2021, Denmark had unused lines of credit to purchase federal funds totaling $19.6 million from two unrelated banks. These lines of credit are available on an overnight basis for general corporate purposes of Denmark. One of the lines (for $18.0 million) automatically renews on an annual basis and the other (for $1.6 million) is based upon securities pledged.

Capital Adequacy and Dividends
	December 31
	2021	2020	2019
Return on average assets	0.98%	0.64%	0.96%
Return on average equity	9.63%	5.95%	7.81%
Dividend payout ratio	28.82%	47.95%	38.03%
Denmark is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Denmark’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Denmark must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Denmark’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require Denmark to maintain minimum amounts and ratios. In July 2013, federal bank regulatory agencies issued final rules to revise their risk-based capital requirements and the method for calculating risk-weighted assets consistent with agreements that were reached by the Basel Committee on Banking Supervision, or Basel III. The Basel III rules become effective January 1, 2015 and include transition provision that implemented certain portions of the rules through January 1, 2020. The rules define and quantify minimum thresholds for Common Equity Tier 1, or CET 1, total, and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, or Tier 1 leverage ratio. Tier 1 capital of Denmark consists of common shareholders equity, excluding the unrealized gain or loss on securities available-for-sale, less certain intangible assets (if applicable), while CET 1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The new rule requires banks to hold CET 1 capital in excess of minimum risk-based capital ratios by at least 2.5% to avoid limits on capital distributions and certain discretionary bonus payments to executive officers. This additional capital, or Capital Conservation Buffer, was phased in over the five-year period that began in 2017. Management believes that Denmark meets all capital adequacy requirements to which it is subject. Denmark State Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below.
	Amount		Minimum For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provision:
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$60,434	12.4%	$21,952	≥4.5%	$31,708	≥6.5%
Total Capital (to Risk-Weighted Assets)	$66,552	13.6%	$39,025	≥8.0%	$48,782	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$60,434	12.4%	$29,269	≥6.0%	$39,025	≥8.0%
Tier 1 Capital (to Average Assets)*	$60,434	9.1%	$26,660	≥4.0%	$33,325	≥ 5.0%
As of December 31, 2020
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$55,654	12.0%	$20,842	≥4.5%	$30,105	≥6.5%
Total Capital (to Risk-Weighted Assets)	$61,466	13.3%	$37,053	≥8.0%	$46,316	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$55,654	12.0%	$27,789	≥6.0%	$37,053	≥8.0%
Tier 1 Capital (to Average Assets)*	$55,654	8.7%	$25,655	≥4.0%	$32,069	≥5.0%

Liquidity Management
Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. Denmark’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Denmark’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that Denmark maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
Additional sources of liquidity available to Denmark include, but are not limited to, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchasing of federal funds. To further meet its liquidity needs, Denmark also maintains a line of credit with a correspondent financial institution. Denmark also has lines of credit with the Federal Home Loan Bank of Chicago that allow for secured borrowings.
Off-Balance Sheet Risk
Denmark makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of Denmark at predetermined interest rates for a specified period of time. At December 31, 2021, and 2020, unfunded commitments to extend credit were $121.7 million and $123.3 million, respectively.
In addition to commitments to extend credit, Denmark also issues standby letters of credit that are assurances to a third party that it will not suffer a loss if Denmark’s customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled approximately $0.9 million and $1.7 million at December 31, 2021, and 2020, respectively. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity discussed above, Denmark believes that it will have the necessary resources to meet these obligations should the need arise.
Denmark is also a party to an agreement with the Federal Home Loan Bank of Chicago whereby the Federal Home Loan Bank of Chicago has a $20.0 million fluctuating balance letter of credit on behalf of Denmark to secure public deposits. Denmark does not expect this letter of credit to be drawn upon, however, through its various sources of liquidity discussed above, Denmark believes that it will have the necessary resources to meet this obligation should the need arise.
Denmark is not involved in other off-balance sheet contractual relationships, unconsolidated entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments or significantly impact earnings.
Impact of Inflation
Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.
While the effect of inflation on banks is normally not as significant as is its influence on those businesses that have large investments in inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans, and deposits. Additionally, general increases in the prices of goods and services usually result in increased operating expenses.

DESCRIPTION OF CAPITAL STOCK OF BANK FIRST
As a result of the merger, Denmark shareholders who receive shares of Bank First common stock in the merger will become shareholders of Bank First. Your rights as shareholders of Bank First will be governed by Wisconsin law and the Bank First Articles and Bank First Bylaws. The following briefly summarizes the material terms of Bank First common stock. We urge you to read the applicable provisions of the WBCL, the Bank First Articles and the Bank First Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Bank First’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
Common Stock
Authorized.   Bank First has 20,000,000 shares of authorized common stock, $0.01 par value, of which [      ] were outstanding as of [           ], 2022.
Voting Rights; No Cumulative Voting.   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors; provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. There is no cumulative voting in the election of directors. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by the Bank First Articles or by applicable Wisconsin law, all other matters are approved if the votes cast within the voting group favoring an action exceed the votes cast opposing such action at a properly called meeting of shareholders.
Board of Directors.   Under the Bank First Bylaws and Bank First Articles, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six (6) nor more than fifteen (15). Currently, there are twelve (12) directors. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors.
Dividends; Liquidation; Preemptive Rights.   Holders of shares of Bank First common stock are entitled to receive dividends only when, as and if approved by the Bank First board of directors from funds legally available for the payment of dividends. Bank First’s ability to pay dividends will be dependent on Bank First’s earnings and financial conditions and subject to certain restrictions imposed by state and federal laws. Bank First shareholders are entitled to share ratably in Bank First’s assets legally available for distribution to such shareholders in the event of Bank First’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Bank First’s known debts and liabilities. These rights are subject to the preferential rights of any series of Bank First’s preferred stock that may then be outstanding. Holders of shares of Bank First common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Bank First’s securities. All outstanding shares of Bank First common stock are validly issued, fully paid and nonassessable.
Bank First is a legal entity separate and distinct from Bank First, N.A. There are various restrictions that limit the ability of Bank First, N.A. to finance, pay dividends or otherwise supply funds to Bank First or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal sources of funds to Bank First to pay dividends are the dividends received from Bank First, N.A. Consequently, dividends are dependent upon Bank First, N.A.’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by Bank First, N.A.’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to Bank First by Bank First, N.A. are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.
Preemptive Rights; Liquidation.   Bank First common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Bank First common stock. In the event of liquidation, holders of Bank First common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Bank First preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Bank First common stock.
Preferred Stock
Under the terms of the Bank First Articles, Bank First has authorized the issuance of up to 5,000,000 shares of serial preferred stock, $0.01 par value per share, any part or all of which shares may be established and designated from time to time by the Bank First board of directors by filing an amendment to the Bank First Articles, which is effective without shareholder action, in accordance with the appropriate provisions of the WBCL. Bank First Articles authorize Bank First’s board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Bank First common stock. Bank First does not currently have any shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Bank First Articles and Bank First Bylaws, as well as WBCL, contain certain provisions designed to enhance the ability of Bank First’s board of directors to deal with attempts to acquire control of Bank First. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to Bank First’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect Bank First’s shareholders generally and to provide Bank First’s board and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.
Voting Requirements; Business Combinations or Control Share Acquisition.   The Bank First Articles require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock entitled to vote on the matter to approve certain business combinations; provided, however, in the case where the business combination has been approved a majority of the board of directors, then the business combination may be approved by an affirmative vote of the holders of the majority of the outstanding shares of Bank First. Bank First shareholder approval is required to approve the merger and transactions contemplated by the merger agreement.

Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Bank First’s management.
Number and Classification of Directors.   Bank First Articles and Bank First Bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six (6) nor more than fifteen (15). The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the Bank First Articles and Bank First Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of  “FOR” votes will be elected as directors. If, at the annual meeting, a shareholder does not vote for a nominee, or indicates “WITHHOLD” for any nominee on his, her or its proxy card, such vote will not count “FOR” the nominee.
Removal of Directors and Filling Vacancies.   Bank First Articles provide that any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director taken at a meeting of shareholders called for that purpose. Bank First Bylaws provide that all vacancies on the board, including those created by an increase in the number of directors on the board of directors, may be filled by the remaining directors, and the director(s) so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.
Amendment of the Articles of Incorporation or Bylaws.   The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal certain provisions of the Bank First Articles, including those provisions regarding voting shares held in excess of the 20% limit described above, the election and removal of directors, business combinations, and indemnification of directors and officers. The Bank First Articles also provides that the board of directors may amend the Bank First Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment.
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides. The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Special Meetings of Shareholders.   Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the Bank First board of directors or Bank First’s Corporate Secretary, upon written request of a majority of the board of directors then in office. Bank First must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than 20 days nor more than 120 days before the meeting date to each shareholder of record entitled to vote at the meeting.
Shareholder Proposals and Nominations.   The Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.
Limitations on Directors’ and Officers’ Liability.   Article X of the Bank First Articles provides that Bank First shall indemnify to the fullest extent permitted by the WBCL each director and officer of Bank First, and any such other employee or agent of Bank First as the board of directors shall so resolve to indemnify. Article VIII of the Bank First Bylaws also provides for indemnification of directors and officers.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, shareholders of Denmark will become shareholders of Bank First. The rights of Denmark shareholders are currently governed by and subject to the laws of the State of Wisconsin, as amended, and the Denmark Articles and Denmark Bylaws. Upon completion of the merger, the rights of the former Denmark shareholders who receive shares of Bank First common stock will be governed by the WBCL and the Bank First Articles and Bank First Bylaws, rather than the Denmark Articles and Denmark Bylaws.
The following is a summary of the material differences between the rights of holders of Bank First common stock and holders of Denmark common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Bank First common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Wisconsin law; (2) the Bank First Articles; (3) the Denmark Articles; (4) the Bank First Bylaws; and (5) the Denmark Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Wisconsin law, as well as the governing corporate instruments of each of Bank First and Denmark, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
Corporate Governance	Bank First is a Wisconsin corporation. The rights of Bank First shareholders are governed by Wisconsin law, the Bank First Articles and the Bank First Bylaws.	Denmark is a Wisconsin corporation. The rights of Denmark shareholders are governed by Wisconsin law, the Denmark Articles and the Denmark Bylaws.
Authorized Capital Stock
Bank First’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
The Bank First Articles authorize Bank First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Bank First preferred stock in each series.
As of [      ], there were [      ] shares of Bank First common stock outstanding and no shares of Bank First preferred stock outstanding.

Denmark is authorized to issue 11,000,000 shares, no par value, consisting of 10,000,000 Class A common stock and 1,000,000 Class B common stock.
As of [          ], 2022, there were [          ] shares of Denmark Class A common stock issued and outstanding and [          ] shares of Denmark Class B common stock issued and outstanding.

Preemptive Rights	The Bank First Articles provide that shareholders do not have preemptive rights.	The Denmark Articles do not provide shareholders with preemptive rights.
Voting Rights	Each holder of shares of Bank First common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Bank First common stock, provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be	Each share of Denmark Class A common stock has one vote for each matter submitted to a vote at a meeting of shareholders. Each share of Denmark Class B common stock is only entitled to vote on matters as required under Wisconsin law.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders

limited to 10% of the full voting power of those shares.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Bank First Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Denmark Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.
Cumulative Voting	Holders of shares of Bank First common stock do not have cumulative voting rights at elections of directors.	Holders of shares of Denmark Class A common stock do not have cumulative voting rights at elections of directors and the holders of Denmark Class B common stock are not entitled to vote at elections of directors.
Size of the Board of Directors	The Bank First Bylaws provide for a board of directors consisting of not less than 6 and not more than 15 directors as fixed from time to time by a resolution of Bank First’s board. Currently, there are twelve (12) directors on Bank First’s board of directors.	The Denmark Bylaws provide that the number of directors of the corporation shall be seven (7), or such other number as determined by the board of directors from time to time; provided however, the number of directors shall not be less than three (3) nor more than twelve (12). Currently, there are eight (8) directors on Denmark’s board of directors.
Independent Directors	A majority of the Bank First board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	Denmark is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	Bank First Articles and Bank First Bylaws provide that the directors shall be divided into three classes of not less than two nor more than five directors each, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.	The Denmark Articles and Denmark Bylaws provide that directors shall be divided into three (3) classes, as nearly equal in number of directors as possible. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.
Election of Directors	Bank First directors are elected by a plurality of the votes cast at an annual meeting of shareholders at which a quorum is present.	Denmark directors are elected by a plurality of the votes cast at an annual of shareholders at which a quorum is present.
Removal of	The Bank First Articles provide that a director	The Denmark Bylaws provide that a

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
Directors	may be removed from office by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote at an election of such director.	director may be removed from office (1) by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote at an election of such director, or (2) when removal is recommended by an affirmative vote of the majority of the Board of directors, by shareholders holding shares entitled to vote for the election of such director, voting together as a single voting group, at a special meeting of shareholders called for such purpose at which quorum is present if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
Filling Vacancies of Directors	The Bank First Articles and Bank First Bylaws provide that if a vacancy occurs, the remaining directors may fill such vacancy on the board of directors, including a vacancy created by an increase in the number of directors. In the absence of action by the remaining directors, the shareholders may fill such vacancy at a special meeting or an annual meeting in accordance with the Bank First Articles and Bylaws. A director elected to fill a vacancy will serve until the expiration of the term of his or her predecessor. Any vacancy created by the removal of a director by the shareholders may be replaced by an affirmative vote of 80% of the outstanding shares entitled to vote at an election of such director.
The Denmark Bylaws provide any vacancy occurring in the Board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although such directors may constitute less than a quorum. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. If there shall be no directors then in office, the shareholders shall be entitled to fill the vacancies on the board of directors.
A vacancy that will occur at a specific later date, because of a resignation effective at a later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Director Qualifications	Bank First Bylaws provide that any director who reaches the age of 70 may not be nominated for election to the board of directors, and any director who reaches the age of 70 during the course of his or her term as director will serve up to the first annual meeting following such birthday, at which point his or her term will end.	Denmark’s Bylaws provide that any director who reaches the age of 70 may not be nominated for election to the board of directors, and any director who reaches the age of 70 during the course of his or her term as director will serve until the end of his or her then-current term. Notwithstanding the foregoing, a majority of the board of directors or a committee appointed for the nomination or appointment of directors may vote to waive the age restriction provided that the director in question abstains from any such vote.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
Amendments to Articles
The Bank First Articles provide that the board of directors may amend the Articles without shareholder approval pursuant to Section 180.1002 of Wisconsin law. Except as provided in Section 180.1002 of Wisconsin law, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment. In the case of an amendment of Articles V (directors), VII (Amendment), VIII (Shareholders Vote Required for Merger), IX (Control Share Acquisitions), and X (Indemnification) of the Bank First Articles, the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote on such amendment will be required. Notwithstanding the foregoing, the affirmative vote of a majority of the outstanding shares of stock entitled to vote on an amendment is sufficient to adopt any amendment which is approved by a resolution of the majority of the entire board of directors in office at such time, if it was adopted by the board prior to the mailing to shareholders of the notice of the meeting at which the shareholders’ vote on such matter is held.
The Bank First Articles provide that if a vote to amend the Bank First Articles requires the vote of one or more class of outstanding shares, voting separately as a class, then the 66-2/3%, 80% or majority vote required by the Bank First Articles shall also apply to each such class, voting separately as a class.
The Denmark Articles may be amended in accordance with Wisconsin law, which generally requires the approval of the Denmark board of directors and the holders of a majority of the votes entitled to be cast on the amendment.
Bylaw Amendments
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides.
The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by an affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had

The Denmark Bylaws may be amended or repealed by the board of directors unless the shareholders in adopting, amending, or repealing a bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal the Denmark Bylaws even though the bylaws may also be amended or repealed by the board of directors.
The Denmark Bylaws provide that any action taken or authorized by the shareholders by the affirmative vote of the holders of a majority of the shares of each voting group entitled to vote thereon or by the board of directors by affirmative vote of a majority of the directors, shall be given the same effect as though the Bylaws had been

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
	been temporarily amended or suspended, but only so far as is necessary to permit the specific action so taken or authorized.	temporarily amended so far as is necessary to permit the specific action so taken or authorized
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions	Bank First Articles provide that (A) any merger or consolidation with one or more other corporations (regardless of which is the surviving corporation) or (B) any sale, lease or exchange of all or substantially all of the property and assets of Bank First to or with one or more other corporations, persons or other entities requires the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote on the matter. However, if a transaction referenced above is approved by a majority of the board of directors prior to the mailing of the notice of the meeting at which the shareholders’ vote on such matter is to be held, then an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on the matter shall be sufficient to approve such transaction. If Wisconsin law or the Bank First Articles require a vote of shareholders of one or more classes of outstanding shares, voting separately as a class, for approval of such transactions described above, then the 80% or majority vote required shall also apply to each such class, voting separately.	Under Wisconsin law, subject to certain exceptions, a merger or share exchange must be adopted and approved by the board of directors, and submitted to the shareholders at a meeting of a corporation’s shareholders for approval by each voting group entitled to vote separately on the plan, by a majority of all the votes entitled to be cast on the plan or share exchange by that voting group.
Annual Meetings of the Shareholders	Bank First Bylaws provide that the annual meeting of the shareholders is to be held once each calendar year, with the interval between such annual meetings to be no less than nine months nor more than 15 months. The annual meeting is to be held at such time and at such place as determined by the board of directors and stated in the notice.	The Denmark Bylaws provide that the annual meeting of shareholders of Denmark will be held on the fourth Tuesday in April of each year, or at such other time as determined by the board of directors. If the election of directors shall not be held on the day designated for the annual meeting, the board of directors will cause the election to be held at a special meeting of the shareholders as soon thereafter as is convenient.
Special Meetings of the Shareholders	Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the board of directors or the Corporate Secretary, upon written request of a majority of the board of directors then in office.	The Denmark Bylaws provide that special meetings of the shareholders may be called for any purpose or purposes, unless otherwise prescribed by Wisconsin law, by the Board of directors, the Chairman of the Board, the President, or by the person designated in the written demand by holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
corporation shall give notice of such a special meeting within thirty days after the date that the demand is delivered to the corporation.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings
Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to Bank First. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Other than proposals brought under Rule 14a-8, the Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders

Rule 14a-8 of the Exchange Act does not apply to Denmark.
Under the Denmark Bylaws, a shareholder nomination or proposal for the annual meeting must be received by the Secretary of Denmark during the month of February of the year of the meeting to which such notice applies; provided, however, that in the event that the date of the annual meeting is not held on the fourth Tuesday of April in any year, notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which an announcement of the date of such annual meeting is first made by Denmark to the shareholders.
In the event that the number of directors to be elected to the board of directors is increased and there is no disclosure to the shareholders by Denmark naming all of the nominees for director or specifying the size of the increased board of directors by February 15th of such year, a shareholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, it if is delivered to or mailed to and received by the Secretary of Denmark no later than the close of business on the 10th day following the day on which such disclosure to shareholders was first made by Denmark.
The notice must contain the detailed information specified in the Denmark Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders

called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the Chairman of the meeting.
of order by the Chairman of the meeting.
Notice of Shareholder Meetings	Bank First must give written, electronic transmission, or printed notice, or if such forms of personal notice are impracticable, public notice of the place, day and hour of each annual and special shareholders’ meeting. For annual meetings such notice must be no fewer than 50 days nor more than 120 days before the date of such meeting. For special meetings such notice must be no fewer than 20 days nor more than 120 days before the date of such meeting. Unless otherwise provided by Wisconsin law, notice of the annual meeting need not include a description of the purpose for which the meeting is called.	Denmark must give written notice stating the date, time and place of any meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten days nor more than sixty days before the date of the meeting (unless a different time is provided by Wisconsin law or the articles of incorporation), either personally or by mail, by or at the direction of the Chairman of the Board, the President or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as require by Wisconsin law. If a purpose of any shareholder meeting is to consider either; (a) an amendment to the Denmark Articles, (b) a plan of merger or share exchange, (c) the sale, lease, exchange, or other disposition of all, or substantially all of Denmark’s property, (d) the dissolution of Denmark, or (e) the removal of a director, the notice must so state and must be accompanied by a copy or summary of the; (i) articles of amendment, (ii) plan of merger or share exchange, or (iii) a description of the transaction for disposition of all Denmark’s property and must be given a sufficient number of days in advance of the meeting to comply with Wisconsin law. If the proposed action creates dissenters’ rights, the notice must state that shareholders are, or

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
may be, entitled to assert such rights, and must be accompanied by a copy of Subchapter XIII of Wisconsin law.
Liability and Indemnification of Directors and Officers
Bank First Articles and Bank First Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. Wisconsin law provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.
The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Denmark’s Bylaws provide that Denmark shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director, officer, or employee (as those terms are defined in the Denmark Articles) for all reasonable expenses incurred in connection with any proceeding to which such person was a party because he or she is a director officer or employee. Wisconsin law provides that Denmark shall indemnify a director or employee who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a director of Denmark against reasonable expenses incurred by him or her in connection with the proceeding.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
Indemnification by Bank First includes payment of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance, and may be secured or unsecured.
Limitation of Director Liability
The Bank First Bylaws provide that a director or officer is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or shareholders, for damages, or any other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes; (a) a willful failure to deal with the corporation or shareholders in connection with a matter in which the director or officer had a material conflict of interest, (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which the director or officer derived an improper personal profit, or (d) willful misconduct.
The limitation of liability of directors and officers does not apply for improper declarations of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to shareholders during liquidation, or for corporate loans made to an officer or director under Wisconsin law.
Wisconsin law states that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation, or its shareholders, for damages, settlements, fees fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes either; (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest, (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (c) a transaction from which the director derived an improper personal profit, or (d) willful misconduct.
Dividends	Wisconsin law prohibits a Wisconsin corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets	The provisions of Wisconsin law are also applicable to Denmark and its shareholders.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Denmark Shareholders
would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Appraisal/Dissenters’ Rights
Under Wisconsin law, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under Wisconsin law if the corporation is a parent corporation merging with its 90% owned subsidiary, and certain other requirements are met regarding maintaining identical rights for the shares outstanding prior to the merger, no change in the articles of incorporation of the surviving corporation as a result of the merger, and the number of shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger do not exceed by more than 20 percent the number of shares of the parent outstanding immediately prior to the merger.
Additionally, except as provided otherwise in a corporation’s articles of incorporation, dissenters’ rights are not available to holders of shares registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system.
The provisions of Wisconsin law are also applicable to Denmark and its shareholders. Denmark shareholders are entitled to dissenters’ rights.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Bank First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Denmark common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of Denmark common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of Denmark common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Denmark common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Denmark common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Denmark common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Alston & Bird, counsel to Bank First, has rendered its tax opinion to Bank First, and Godfrey & Kahn, counsel to Denmark, has rendered its tax opinion to Denmark, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Bank First and Denmark of tax opinions from Alston & Bird and Godfrey & Kahn, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Bank First and Denmark. Neither Bank First nor Denmark currently intends to waive this condition to its obligation to consummate the merger. If either Bank First or Denmark waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Denmark shareholders have materially changed, Bank First and Denmark will recirculate appropriate materials to resolicit the votes of Denmark shareholders.
The opinions of Alston & Bird and Godfrey & Kahn provided to Bank First and Denmark, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in material facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird and Godfrey & Kahn will rely on representations and covenants of Bank First and Denmark, including those representations contained in certificates of officers of Bank First and Denmark, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service (IRS) or a count considering the issues. Bank First and Denmark have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange Denmark Stock Solely for Bank First Common Stock
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges Denmark common stock solely for shares of Bank First common stock:
•
would generally not recognize any gain or loss on the exchange;

•
would generally have an aggregate tax basis in the Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Denmark common stock surrendered in exchange therefor; and

•
would generally have a holding period for the shares of Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its shares of Denmark common stock surrendered in exchange therefor.
If you acquired different blocks of Denmark common stock at different times or at different prices, the adjusted tax basis and holding period for Bank First common stock you receive in the merger would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Denmark common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their Denmark common stock surrendered in the merger.
U.S. Holders that Exchange Denmark Stock Solely for Cash
A U.S. holder that exchanges Denmark common stock solely for cash would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Denmark common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for its shares of Denmark common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
U.S. Holders that Exchange Denmark Stock for a Combination of Bank First Common Stock and Cash
A U.S. holder that exchanges shares of Denmark stock for a combination of Bank First common stock and cash would generally recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of (a) the sum of the cash received and the fair market value of the shares of Bank First common stock received as merger consideration over (b) such U.S. holder’s adjusted tax basis in its Denmark common stock surrendered or (2) the amount of cash consideration received. Any gain recognized generally would be capital gain and would be long-term capital gain if, as of the effective time of the merger, the U.S. holder’s holding period for its shares of Denmark common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
The aggregate tax basis of a U.S. holder’s shares of Bank First common stock received (including any fractional shares deemed received and exchanged for cash, as discussed below) in exchange for shares of Denmark common stock pursuant to the merger will be equal to the U.S. holder’s aggregate tax basis of its shares of Denmark stock surrendered, reduced by the amount of cash consideration received (other than cash received in lieu of a fractional share of Bank First common stock) and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange (other than any gain recognized with respect to the receipt of cash in lieu of a fractional share of Bank First common stock). A U.S. holder’s holding period of the shares of Bank First common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include such U.S. holder’s holding period of the shares of Denmark common stock surrendered in the merger. If a U.S holder acquired different blocks of Denmark common stock at different times or at different prices, the basis and holding period of Bank First common stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Denmark stock exchanged therefor. Holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their Denmark common stock surrendered in the merger.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of Bank First common stock, the U.S. holder would generally be treated as having received such fractional share of Bank First common stock in the merger and then as having exchanged the fractional share for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received in exchange for such fractional share and the U.S. holder’s tax basis allocable to the fractional share of Bank First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share

(including the holding period of shares of Denmark common stock surrendered therefor, as discussed above) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of Denmark common stock would exchange all of its Denmark common stock for cash. Accordingly, such U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Denmark common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Denmark stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Net Investment Income Tax
A non-corporate U.S. holder of Denmark common stock is generally subject to an additional 3.8% tax on the lesser of (1) the holder’s “net investment income” (as defined in the Code) for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger or due to the exercise of dissenters’ rights. U.S. holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of Denmark common stock actually or constructively owns shares of Bank First common stock (other than the Bank First common stock received as consideration in connection with the merger), the U.S. holder’s gain realized could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be taxable as dividend income to the extent of the U.S. Holder’s ratable share of Bank First’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of Denmark common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Denmark stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Bank First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts about the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Denmark stock surrendered by such U.S. holder in the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of Denmark common stock that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Denmark common stock, or (2) owned Denmark securities with a tax basis of  $1 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of Denmark common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of dissenters’ rights) in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Denmark common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.

SHAREHOLDER PROPOSALS
Bank First
Bank First shareholders who intend to submit proposals pursuant to Rule 14a-8 of the Exchange Act to be presented at Bank First’s 2022 Annual Meeting of Shareholders and included in Bank First’s proxy statement relating to such meeting must have submitted such proposals to the Corporate Secretary of Bank First at Bank First’s principal executive offices no later than December 17, 2021. Such proposals must also have complied with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for Bank First’s 2022 Annual Meeting of Shareholders.
In addition, the Bank First Bylaws provide that only such business (including, without limitation, the nomination of persons for election to the Bank First board of directors) which is properly brought before a Bank First shareholder meeting will be conducted. For business (including, without limitation, the nomination of persons for election to the Bank First board of directors) to be properly brought before an annual meeting of Bank First shareholders by a Bank First shareholder, the shareholder must provide notice to the Corporate Secretary of Bank First at Bank First’s principal executive offices no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First). To be in proper written form, a shareholder’s notice to Bank First’s Corporate Secretary must comply with all requirements contained in the Bank First Bylaws.
Accordingly, a Bank First shareholder who intended to raise a proposal to be acted upon at Bank First’s 2022 Annual Meeting of Shareholders, but who did not desire to include the same in Bank First’s 2022 proxy statement, must have provided written notice to Bank First’s Corporate Secretary no earlier than February 14, 2022 nor later than March 16, 2022. The persons named as proxies in Bank First’s proxy for Bank First’ 2022 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any proposal which is properly brought before a shareholder meeting, and Bank First reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Denmark
If the merger occurs, there will be no Denmark annual meeting of shareholders for 2022. In that case, shareholder proposals must be or must have been submitted to Bank First in accordance with the procedures described above.
If the merger is not completed, Denmark will hold its 2022 annual meeting in accordance with its current governing documents and as required by Wisconsin law. Under the Denmark Bylaws, a shareholder nomination or proposal for the annual meeting must be received by the Secretary of Denmark during the month of February of the year of the meeting to which such notice applies; provided, however, that in the event that the date of the annual meeting is not held on the fourth Tuesday of April in any year, notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which an announcement of the date of such annual meeting is first made by Denmark to the shareholders.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If you are a Bank First shareholder, Bank First will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to Bank First Corporation, 402 N. 8th Street, Manitowoc, Wisconsin 54220, Attention: Corporate Secretary, or by calling (920) 652-3100 or by email to kdvorak@bankfirst.com. If you want to receive separate copies of a Bank First proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Bank First at the above address and telephone number.
If you are a Denmark shareholder, Denmark will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to Denmark Bancshares, Inc., 103 E. Main Street, Denmark, Wisconsin 54208, Attention: Executive Assistant, or by calling (920) 863-2161 or by email to loris@denmarkstate.com. If you want to receive separate copies of a Denmark proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Denmark at the above address and telephone number.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the Bank First board of directors nor the Denmark board of directors knows of any matters that will be presented for consideration at their respective meetings of shareholders, other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Bank First special meeting or the Denmark special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
LEGAL MATTERS
The validity of Bank First common stock to be issued in connection with the merger will be passed upon for Bank First by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Bank First and Denmark by Alston & Bird LLP (Atlanta, Georgia) and Godfrey & Kahn, S.C. (Milwaukee, Wisconsin), respectively.
EXPERTS
The consolidated financial statements of Bank First Corporation as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021 have been audited by Dixon Hughes Goodman, LLP, an independent registered public accounting firm, as set forth in their report appearing in its Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Denmark as of December 31, 2021 and December 31, 2020 and for each of the two years in the period ended December 31, 2021 have been audited by Plante & Moran, PLLC, an independent auditor, as set forth in their report, which has been included in this joint proxy statement/prospectus. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing
WHERE YOU CAN FIND MORE INFORMATION
Bank First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Denmark shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Bank First and Bank First common stock. The rules and regulations of the SEC allow Bank First to omit certain information included in the registration statement from this joint proxy statement/prospectus.
Bank First also files annual, quarterly and current reports, and other information with the SEC. Bank First’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You will also be able to obtain these documents, free of charge, from Bank First by accessing Bank First’s website at http://www.bankfirstwi.bank . Copies can also be obtained, free of charge, by directing a written request to:
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Attention: General Counsel/Corporate Secretary
Telephone: (920) 652-3100
The SEC allows Bank First to “incorporate by reference” into this joint proxy statement/prospectus certain information in documents filed by Bank First with the SEC, which means that Bank First can disclose important information to you by referring you to those documents without actually including the specific information in this joint proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided).
Bank First incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022;

•
Bank First’s Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting, filed with the SEC on April 16, 2021;

•
Bank First’s Current Reports on Form 8-K, filed on January 19, 2022 and January 21, 2022; and

•
the description of Bank First’s common stock included as Exhibit 4.2 on Form 10-K, filed with the SEC on March 16, 2022, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Bank First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this joint proxy statement/prospectus and deemed to be part of this joint proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Bank First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this joint proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Bank First a copy of any documents incorporated by reference into this joint proxy statement/prospectus without charge to you either from Bank First or from the SEC as described above.

Denmark is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Denmark, please send a request in writing or by telephone to Denmark at the following address:
Denmark Bancshares, Inc.
103 E. Main Street
Denmark, Wisconsin 54208
Attention: Corporate Secretary
Telephone: (920) 863-2161
If you would like to request documents, please do so by [           ], 2022 to receive them before the Denmark special meeting, and by [      ], 2022 to receive them before the Bank First special meeting. If you request any incorporated documents from Bank First, then Bank First will mail them to you by first-class mail, or another equally prompt means, within one business day after Bank First receives your request.
Bank First has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Bank First, and Denmark has supplied all information contained in this joint proxy statement/prospectus relating to Denmark.
Neither Bank First nor Denmark has authorized anyone to give any information or make any representation about the merger, the Bank First common stock to be received by Denmark shareholders in the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

DENMARK BANCSHARES, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Denmark Bancshares, Inc. (“DBI”), headquartered in Denmark, Wisconsin, is a diversified one-bank holding company. Denmark State Bank (“DSB”), DBI’s subsidiary bank, offers seven full-service banking offices located in Denmark, Bellevue, Howard, Lawrence, Reedsville, Shawano and Whitelaw, serving primarily Brown, Kewaunee, Manitowoc, Outagamie, Shawano and Sheboygan Counties.

SELECTED FINANCIAL DATA
	Year Ended December 31,
	2021	2020	2019	2018	2017
INCOME STATEMENT DATA
Interest income	$22,866	$22,589	$22,681	$21,005	$18,467
Interest expense	2,605	4,554	4,264	2,813	1,940
Net interest income	$20,261	$18,035	$18,417	$18,192	$16,527
Less: Provision for credit losses	0	735	0	375	375
Net interest income after provision for credit losses	$20,261	$17,300	$18,417	$17,817	$16,152
Plus: Noninterest income	$4,842	$4,431	$3,320	$2,071	$2,260
Less: Noninterest expense	16,370	16,563	15,136	14,233	14,052
Net noninterest expense	$(11,528)	$(12,132)	$(11,816)	$(12,162)	$(11,792)
Income before income taxes	$8,733	$5,168	$6,601	$5,655	$4,360
Income tax expense	2,235	1,270	1,649	1,568	1,560
Net income	$6,498	$3,898	$4,952	$4,087	$2,800
PER SHARE DATA
Earnings	$2.07	$1.22	$1.54	$1.26	$0.86
Cash dividends declared	0.6000	0.5900	0.5850	0.5475	0.5250
Book value (year-end)	21.99	20.75	20.02	19.00	18.41
BALANCE SHEET DATA
Average balances:
Loans	$476,763	$470,019	$423,965	$403,631	$369,981
Investment securities	44,739	35,410	36,884	51,096	59,205
Assets	660,319	608,692	517,272	486,533	462,567
Deposits	584,827	512,877	425,194	408,347	385,242
Stockholders’ equity	67,462	65,549	63,443	61,041	60,131
Year-end balances:
Loans	$479,057	$475,953	$434,770	$420,827	$372,480
Allowance for loan losses	7,741	7,668	6,891	6,787	6,258
Investment securities	36,462	31,329	35,595	42,066	57,527
Assets	687,644	646,441	552,594	506,202	474,520
Deposits	614,497	563,275	457,435	417,224	396,690
Borrowings	933	14,067	25,725	23,991	14,004
Stockholders’ equity	68,026	65,029	63,993	61,469	59,714
FINANCIAL RATIOS
Return on average equity	9.63%	5.95%	7.81%	6.70%	4.66%
Return on average assets	0.98%	0.64%	0.96%	0.84%	0.61%
Net interest spread (tax-equivalent)	3.15%	2.87%	3.47%	3.74%	3.61%
Dividend payout ratio	28.82%	47.95%	38.03%	43.54%	61.11%
Average equity to average assets	10.22%	10.77%	12.26%	12.55%	13.00%
Allowance for credit losses to loans	1.62%	1.61%	1.58%	1.61%	1.68%
Non-performing loans to allowance for credit losses	5.82%	7.03%	6.33%	9.86%	18.66%
Dollars in thousands except per share data.

Independent Auditor’s Report
Board of Directors
Denmark Bancshares, Inc.
Opinion
We have audited the consolidated financial statements of Denmark Bancshares, Inc. (the “Corporation”), which comprise the consolidated statements of financial condition as of December 31, 2021 and 2020 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2021 and 2020 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements section of our report. We are required to be independent of the Corporation and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Corporation’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that audits conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Board of Directors
Denmark Bancshares, Inc.
In performing audits in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audits.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Corporation’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control-related matters that we identified during the audits.
Other Information
Management is responsible for the other information included in the annual report. The other information is composed of the Selected Financial Data but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audits of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the consolidated financial statements or whether the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.
February 14, 2022, except for Notes 12 and 15, as to which the date is March 15, 2022

Denmark Bancshares, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
As of December 31,
	2021	2020
Assets
Cash and due from banks	$38,490,134	$24,100,714
Federal funds sold	112,665,088	94,209,679
Investment securities available for sale, at fair value	36,462,450	31,329,356
Loans	479,056,630	475,952,665
Allowance for loan losses	(7,741,069)	(7,668,435)
Net loans	$471,315,561	$468,284,230
Loans held for sale	82,401	1,404,587
Premises and equipment, net	5,578,294	6,105,294
Other investments	3,724,977	2,995,438
Accrued interest receivable	1,304,890	1,624,762
Bank-owned life insurance	13,018,897	12,667,909
Other assets	5,000,879	3,719,503
TOTAL ASSETS	$687,643,571	$646,441,472
Liabilities
Deposits
Noninterest-bearing	$155,292,023	$135,667,583
Interest-bearing	459,205,230	427,606,925
Total Deposits	$614,497,253	$563,274,508
Accrued interest payable	166,199	272,609
Other liabilities	4,020,829	3,798,254
Borrowings	932,844	14,066,975
Total Liabilities	$619,617,125	$581,412,346
Stockholders’ Equity
Common stock, no par value, authorized 10,000,000 Class A shares; outstanding 3,003,883 at 12/31/2021 and 3,042,302 at 12/31/2020	$18,009,891	$17,836,258
Common stock, no par value, authorized 1,000,000 Class B non-voting shares; outstanding 89,285 as 12/31/2021 and 91,815 at 12/31/2020	614,035	614,035
Treasury stock shares, at cost (588,392 Class A and 30,895 Class B shares at 12/31/2021 and 532,700 Class A and 28,365 Class B shares at 12/31/2020)	(12,980,652)	(11,528,855)
Paid in capital	1,562,939	1,309,054
Retained earnings	60,828,648	56,203,275
Accumulated other comprehensive income	222,341	786,074
Deferred stock-based compensation	(230,756)	(190,715)
Total Stockholders’ Equity	$68,026,446	$65,029,126
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$687,643,571	$646,441,472
The accompanying notes are an integral part of these financial statements.

Denmark Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
For the Years Ended December 31,
	2021	2020
Interest Income
Loans including fees	$22,083,591	$21,559,807
Investment securities:
Taxable	419,414	550,280
Tax-exempt	195,659	205,475
Federal funds sold	83,868	168,004
Other interest income	82,978	105,727
	$22,865,510	$22,589,293
Interest Expense
Deposits	$2,036,052	$3,205,033
Borrowings	568,602	1,348,677
	$2,604,654	$4,553,710
Net interest income	$20,260,856	$18,035,583
Provision for Credit Losses	0	735,000
Net interest income after provision for credit losses	$20,260,856	$17,300,583
Other Income
Service fees and commissions	$1,200,643	$708,724
Other investment gains	34,478	65,081
Loan sale gains	2,190,179	2,457,821
Bank owned life insurance	350,987	345,298
Other	1,066,171	854,153
	$4,842,458	$4,431,077
Other Expense
Salaries and employee benefits	$10,940,344	$11,121,461
Data processing expenses	1,779,003	1,640,018
Occupancy expenses	1,470,978	1,534,601
Professional fees	519,729	618,580
Marketing expenses	348,357	373,554
Printing and supplies	110,877	175,066
Directors’ fees	193,940	171,320
FDIC insurance premiums	250,000	134,185
Other operating expenses	756,672	794,768
	$16,369,900	$16,563,553
Income before income taxes	$8,733,414	$5,168,107
Income tax expense	2,235,311	1,270,159
NET INCOME	$6,498,103	$3,897,948
EARNINGS PER COMMON SHARE	$2.07	$1.22
The accompanying notes are an integral part of these financial statements.

Denmark Bancshares, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Years Ended December 31,
	2021	2020
Net income	$6,498,103	$3,897,948
Other comprehensive (loss) income, net of tax
Unrealized holding (losses) gains arising during period	(772,236)	708,773
Income tax benefit (expense) related to items of other comprehensive income	208,503	(191,369)
Other comprehensive (loss) income, net of tax	$(563,733)	$517,404
Comprehensive income	$5,934,370	$4,415,352
The accompanying notes are an integral part of these financial statements.

Denmark Bancshares, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity
	Common Stock
	Class A	Class B	Treasury Shares	Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Deferred Stock-Based Compensation	Total
	Amount	Amount	Amount
BALANCE, DECEMBER 31, 2019	$17,687,411	$614,035	$(9,677,244)	$1,115,603	$54,174,470	$268,670	$(190,283)	$63,992,662
Net income					$3,897,948			3,897,948
Other comprehensive income, net of tax						$517,404		517,404
Issuance of Class A restricted common stock				$174,158			$(174,158)	0
Issuance of Class A common stock	$148,847							148,847
Stock-based compensation expense				$19,293			$173,726	193,019
Treasury stock acquisitions			$(1,851,611)					(1,851,611)
Cash dividend declared, $0.59 per share					$(1,869,143)			(1,869,143)
BALANCE, DECEMBER 31, 2020	$17,836,258	$614,035	$(11,528,855)	$1,309,054	$56,203,275	$786,074	$(190,715)	$65,029,126
Net income					6,498,103			6,498,103
Other comprehensive loss, net of tax						(563,733)		(563,733)
Issuance of Class A restricted common stock				234,581			(234,581)	0
Issuance of Class A common stock	173,634							173,634
Stock-based compensation expense				19,304			194,540	213,844
Treasury stock acquisitions			(1,451,797)					(1,451,797)
Cash dividend declared, $0.60 per share					(1,872,731)			(1,872,731)
BALANCE, DECEMBER 31, 2021	$18,009,891	$614,035	$(12,980,652)	$1,562,939	$60,828,648	$222,341	$(230,756)	$68,026,446
The accompanying notes are an integral part of these financial statements.

Denmark Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$6,498,103	$3,897,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	696,216	737,399
Provision for credit losses	0	735,000
Gains on sales of loans	(2,190,179)	(2,457,821)
Loss on sale of other real estate and other assets	35,555	7,418
Gain on sale of other investments	(34,478)	(65,081)
Amortization of bond premium	178,005	209,194
Accretion of bond discount	(28,071)	(2,403)
Increase in fair value of equity securities	(215,768)	(142,309)
Mortgage loans originated for sale	(59,114,871)	(92,655,877)
Proceeds from sale of mortgage loans	62,631,149	93,778,111
Stock-based compensation	213,844	193,019
Income from BOLI	(350,987)	(345,298)
Decrease (increase) in interest receivable	319,872	(235,203)
Decrease in interest payable	(106,410)	(140,080)
Benefit for deferred taxes	(163,006)	(159,652)
Other, net	(690,680)	(424,334)
Net Cash Provided by Operating Activities	$7,678,294	$2,930,031
Cash Flows from Investing Activities:
Maturities, pay-downs, calls and sales of AFS securities	8,030,621	10,125,742
Purchases of AFS securities	(14,085,885)	(5,358,390)
Purchases of other investments	(749,970)	(239,324)
Proceeds from redemption or sale of other investments	270,678	562,001
Federal funds sold, net	(18,455,409)	(47,223,512)
Proceeds from sale of foreclosed assets	0	113,593
Net increase in loans made to customers	(3,035,244)	(41,251,133)
Purchases of premises and equipment	(204,771)	(1,259,117)
Net Cash Used in Investing Activities	$(28,229,980)	$(84,530,140)
Cash Flows from Financing Activities:
Net increase in deposits	$51,222,745	$105,839,818
Purchase of treasury stock	(1,451,797)	(1,851,611)
Issuance of common stock	173,634	148,847
Dividends paid	(1,869,345)	(1,888,677)
Debt proceeds	0	6,705,719
Debt repayments	(13,134,131)	(19,230,831)
Net Cash Provided by Financing Activities	$34,941,106	$89,723,265
Net increase in cash and due from banks	$14,389,420	$8,123,156
Cash and due from banks, beginning	24,100,714	15,977,558
CASH AND DUE FROM BANKS, ENDING	$38,490,134	$24,100,714
Noncash Investing Activities:
Loans transferred to other real estate owned	$0	$110,819
The accompanying notes are an integral part of these financial statements.

NOTE 1 — FINANCIAL STATEMENTS
Nature of Organization
Denmark Bancshares, Inc. (“DBI”) is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended. As such, it exercises control over Denmark State Bank (“DSB”), Denmark Agricultural Credit Corporation (“DACC”) and DBI Properties, Inc. The majority of DBI’s assets are held by DSB. DSB, a wholly owned subsidiary of DBI, operates under a state bank charter, and provides a variety of banking services to its customers. Denmark Investments, Inc. (“DII”) was a wholly owned subsidiary of DSB which was domiciled in Nevada. This entity was dissolved as of December 31, 2020. DBI Properties, Inc. was formed in February 2009 for the purpose of holding certain foreclosed properties. All activities of the wholly owned subsidiaries are reflected in the consolidated financial statements for Denmark Bancshares, Inc. and Subsidiaries (collectively referred to as “DBI”).
DBI makes agribusiness, commercial and residential loans to customers throughout the state, but primarily in eastern Wisconsin. DBI has a diversified loan portfolio; however, a substantial portion of their debtors’ ability to honor their contract is dependent upon the agribusiness economic sector. The main loan and deposit accounts are fully disclosed in Notes 3 and 7. The significant risks associated with operating DBI include interest rate risk, credit risk, liquidity risk and concentration risk.
DACC was formed for the purpose of extending credit for agricultural loans utilizing funding sources with a lower cost of funds than those available to DSB. Over the last several years, DACC’s cost of funds was no longer more favorable than funding available to DSB. A cost-benefit analysis was performed during 2020 and the decision was made to put DACC into a dormant status, thereby moving all loans out of this entity and eliminating the availability of its $30 million line of credit.
On January 19, 2022, DBI entered into an Agreement and Plan of Merger with Bank First Corporation. Following the Merger, DSB will merge with and into Bank First, N.A., Bank First Corporation’s wholly-owned bank subsidiary, with Bank First, N.A. continuing as the surviving bank, and all DSB branches operating under the Bank First brand.
The Merger is targeted to take place early third quarter 2022 and is contingent upon customary closing conditions including regulatory approval and the approval of DBI’s and Bank First Corporation’s shareholders.
Basis of Consolidation
The consolidated financial statements include the accounts of Denmark Bancshares, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the financial statements include fair values of securities, fair values of financial instruments, valuation of deferred tax assets and the determination of the allowance for loan losses, which are discussed specifically in the following sections of this footnote.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment to the equity section of the balance sheet. Such items, along with the net income, are considered components of comprehensive income.

Cash Flows
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Cash flows from demand deposits, NOW accounts, savings accounts, federal funds purchased and sold, cash receipts and payments of loans and time deposits are reported net. For purposes of cash flow reporting, income taxes paid were $2,225,000 and $1,270,000 and interest paid was $2,711,064 and $4,693,790 for the years ended December 31, 2021 and 2020, respectively.
Investment Securities
Debt investment securities are designated as available-for-sale. Debt securities classified as available-for-sale are stated at estimated fair value, with unrealized gains and losses, net of any applicable deferred income taxes, reported as a separate component of stockholders’ equity. Interest income is recognized at the coupon rate adjusted for amortization and accretion of premiums and discounts. Discounts are accreted into interest income over the estimated life of the related security and premiums are amortized against income to the earlier of the call date or weighted average life of the related security using the interest method. Realized gains or losses on dispositions are recorded in other operating income on the trade date, based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.
Declines in fair value of securities that are deemed to be other-than-temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of DBI to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Loans
Loans are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated and accrued by using the simple interest method on the daily balance of the principal amount outstanding. During 2020 and 2021, as a result of the COVID-19 pandemic, DSB granted fully guaranteed commercial loans totaling $68.2 million with a coupon rate of 1% to qualified customers under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The SBA paid origination fees that varied based on the size of the loan. DSB is recognizing the fee income over the life of the loan which is accelerated in the event the PPP loan is forgiven.
All loans are given an internal risk rating when the loan is originated. The internal risk ratings are defined as:
•
Non-classified loans are assigned a risk rating of 1 – 4, with a one-rated credit being the highest quality. Non-classified loans have credit quality that ranges from well above average quality to some inherent weaknesses that may present higher than average risk due to conditions affecting the borrower, the borrower’s industry or economic environment.

•
Special mention loans are assigned a risk rating of 5. Potential weaknesses exist that deserve management’s close attention. If left uncorrected, the potential weaknesses may result in deterioration of repayment prospects or in DSB’s credit position at some future date.

•
Substandard loans are assigned a risk rating of 6. These loans are inadequately protected by the current worth and borrowing capacity of the borrower. Well-defined weaknesses exist that may jeopardize the liquidation of the debt. There is a possibility of some loss if the deficiencies are not corrected. At this point, the loan may still be performing and accruing.

•
Doubtful loans are risk rated 7 and have all the weaknesses of a substandard credit plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of current facts, conditions and values highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors, which may work to the advantage of strengthening the asset, its classification as an estimated loss is deferred until its more exact status can be determined.

•
Loss loans are internally risk rated as an 8. A loss amount has been determined and this has been charged-off against the allowance for loan losses. All or a portion of the charge-off may be recovered in the future and any such recoveries would also be recorded through the allowance.

DBI’s policy is to place into nonaccrual status all loans that are contractually past due 90 days or more, along with other loans as to which reasonable doubt exists to the full and timely collection of principal and/or interest based on management’s view of the financial condition of the borrower. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.
Loan charge-offs for all loans will occur as soon as there is a reasonable probability of loss. When the amount of the loss can be readily calculated, the charge-off will be recorded as soon as practical within the calendar quarter the loss was identified. Loans that are partially charged-off will be placed in nonaccrual status unless the remaining loan is restructured with adequate collateral and payments are assured and current.
A loan is impaired when, based on current information and events, it is probable that not all amounts due will be collected according to the contractual terms of the loan agreement. Interest income is recognized in the same manner described above for nonaccrual loans. Further detail on the analysis of impaired loans can be found below in the discussion of the Allowance for Loan Losses.
Allowance for Loan Losses
The allowance for loan losses is an estimate of the losses that have been incurred in the loan portfolio. The allowance is based on two basic accounting principles: (1) Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 310-10 “Receivables — Overall,” which requires that losses be accrued when it is probable that DBI will not collect all principal and interest payments according to the loan’s contractual terms, and (2) FASB ASC Topic 450, “Contingencies,” which requires that losses be accrued when they are probable of occurring and estimable.
On a quarterly basis, management utilizes a systematic methodology to determine an appropriate allowance for loan losses. This methodology includes a loan grading system that requires quarterly reviews; identification of loans to be evaluated on an individual basis for impairment; results of independent reviews of asset quality and the adequacy of the allowance by regulatory agencies; consideration of current trends and volumes of nonperforming, past-due, nonaccrual and potential problem loans; as well as national and local economic trends and industry conditions.
In applying the methodology, all troubled debt restructurings (“TDRs”), regardless of size, are considered impaired and will be individually evaluated. Nonaccrual and watchlist commercial real estate, construction and land development, agricultural real estate, multifamily residential real estate, commercial, and agricultural production loans over $50,000 are evaluated individually to determine if they are impaired. Nonaccrual residential real estate or consumer loans that are larger than customary for DBI, in addition to those that have a significant collateral shortfall, will also be considered impaired and evaluated individually as there would be no pool of similar loans to evaluate these loans under ASC Topic 450. Impairment is measured on a loan-by-loan basis by either the present value of expected cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent. If the estimated net realizable value of the collateral is less than the recorded investment in the loan, an impairment is recognized by creating a valuation allowance in conjunction with ASC Topic 310-10.
Loans that are not impaired are segmented into groups by type of loan. The following loan types are utilized so each segment of loans will have similar risk factors: (1) residential real estate, (2) agricultural real estate, (3) commercial real estate, (4) construction and land development, (5) commercial, (6) agricultural, (7) consumer and other, and (8) guaranteed loans. These loans are further segmented by internal risk ratings of non-classified, special mention, substandard and doubtful, which are defined above. The guaranteed portion of loans is not assigned any allocation in the allowance for loan losses since they are guaranteed by various government entities.

Risk factor percentages are applied to the risk rating segments of the non-impaired loans to calculate an allowance allocation in conjunction with ASC Topic 450. The risk factor percentages are based on historical loan loss experience for each loan type and are adjusted for current economic conditions and trends as well as internal loan quality trends. The current economic conditions take into account items such as changes in vacancy rates for rental properties; changes in property values based on actual sales transactions; changes in current prices such as dairy commodities; and other available economic data. The internal loan quality trends take into account items such as changes in lending or underwriting policies, changes in the volume and nature of the portfolio, changes in management depth and expertise, changes in loan review or oversight, changes in effects of concentrations, and the impact of changes to the regulatory and competitive environment.
The above steps result in calculations that estimate the credit losses inherent in the portfolio at that time. The calculations are used to confirm the adequacy and appropriateness of the actual balance of the allowance, recognizing that the allowance represents an aggregation of judgments and estimates by management. Given the judgments described above, DBI maintains an unallocated reserve within its allowance for loan losses which quantifies inherent uncertainty and subjectivity of the estimate. DBI periodically evaluates the appropriateness of the unallocated reserve through review of observable trends and other factors to ensure it’s consistent with those overall credit trends.
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.
Mortgage Servicing Rights
DBI recognizes as assets the rights to service mortgage loans for others, known as mortgage servicing rights (“MSRs”). DBI services the single-family mortgages it sells to the Federal National Mortgage Association (“FNMA” or “Fannie Mae”). DBI determines the fair value of MSRs at the date the loan is sold. To determine the fair value of MSRs, DBI calculates the present value of estimated future net servicing income using assumptions that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.
Subsequent to the date of transfer, DBI has elected to measure its MSRs under the amortization method. Under this method, MSRs are amortized in proportion to, and over the period of, estimated net servicing income. MSRs are evaluated for impairment on a quarterly basis based on the fair value of those assets. Impairment is determined by stratifying MSRs into groupings based on predominant risk characteristics, such as interest rate, vintage and loan type. If, by individual stratum, the carrying amount of the MSRs exceeds fair value, a valuation reserve is established through a charge to earnings. The valuation reserve is adjusted as the fair value changes. MSRs are included in the other assets category in the accompanying Consolidated Statements of Financial Condition.
Other Investments
Other investments are equity securities which are carried at fair value and consist primarily of Federal Home Loan Bank (“FHLB”) stock, Farmer Mac stock, AgriBank stock and privately-held bank stocks. Because the other investments do not have readily determinable fair values, DBI carries the securities at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the security by the same investee. Other investments are evaluated for impairment on an annual basis. As a member of the FHLB, DSB is required to hold stock in the FHLB based on the anticipated amount of FHLB borrowings to be advanced. This stock is recorded at cost, which approximates fair value. Transfer of the stock is substantially restricted.
Premises and Equipment
Premises and equipment owned are stated at cost less accumulated depreciation which is computed principally on the straight-line method over the estimated useful lives of the assets.

Bank-Owned Life Insurance
Consistent with many community banking organizations, DBI invests in bank-owned life insurance (“BOLI”) to protect itself against replacement costs and lost income associated with the untimely death of a key member of the bank’s management, as well as to serve as a source of funding for the bank’s employee benefit expenses. BOLI is recorded at its cash surrender value, or the amount that can be realized upon immediate liquidation.
Income Taxes
Deferred income tax assets and liabilities are determined using the liability method. Under this method the net deferred income taxes are provided for timing differences between book and tax bases of assets and liabilities in the consolidated financial statements and those reported for income tax purposes. A liability may also be recognized for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes.
Treasury Stock
Treasury stock is shown at cost. During the years ended December 31, 2021 and 2020, DBI repurchased 58,222 and 76,961 shares of common stock, respectively, at the average purchase price of $24.94 and $24.06 per share, respectively. The shares repurchased were part of a share repurchase plan.
Stock-Based Compensation
Compensation cost is recognized for restricted stock awards issued to employees and directors based upon the fair value of the awards at the date of the grant. Compensation cost is recognized over the required service period, generally defined as the vesting period. In addition, the Company has an employee stock purchase plan which allows for a 10% discount on the purchase of the Company’s common stock through periodic deferrals of participating employees’ compensation. The Company recognizes the discount as compensation cost over the period earned. Please refer to Note 10 for additional details on the stock-based compensation plan.
Earnings per Common Share
Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during each year. DBI has a stock-based compensation plan for the executive management team. The shares of restricted stock are issued when granted, therefore basic and diluted earnings per share are equal and presented as one number. The number of shares used in computing basic earnings per share is 3,138,393 and 3,186,672 for the years ended December 31, 2021 and 2020, respectively.
Community Foundation
In 2016, DSB formed the Denmark State Bank Foundation (the “Foundation”), a donor-advised fund of a 501(c)(3) public charity under the Greater Green Bay Community Foundation. The Foundation was formed to provide financial contributions to a variety of non-profit organizations in the communities served by the bank, for the purpose of making a positive, long-lasting impact on those communities. There were no contributions made by DSB to the Foundation during 2021 or 2020. The Foundation had a balance of $379,725 and $373,379 of net assets as of December 31, 2021 and 2020, respectively. DBI’s Board of Directors authorized contributions of $80,000 from the Foundation during 2020 to assist various community organizations that were negatively impacted by the COVID-19 pandemic.
Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including February 14, 2022 which is the date the financial statements were available to be issued.

Upcoming Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments — Credit Losses; Measurement of Credit Losses on Financial Instruments. The ASU includes increased disclosures and various changes to the accounting and measurement of financial assets including DBI’s loans and available-for-sale investment securities. Each financial asset presented on the statement of condition would have a unique allowance for credit losses that is deducted from the amortized cost basis to present the net carrying value. The amendments in this ASU also eliminate the probable initial recognition threshold in current U.S. GAAP and, instead, reflect an entity’s current estimate of all expected credit losses using reasonable and supportable forecasts. The new credit loss guidance will be effective for DBI’s year ending December 31, 2023. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the first reporting period in which the guidance is effective. Early adoption for all institutions is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. DBI believes this standard will have an impact on the consolidated financial statements and is assessing the significance.
NOTE 2 — INVESTMENT SECURITIES
The amortized cost and estimated fair market value of debt securities available for sale were as follows:
	December 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government Treasuries	$7,416,322	$0	$(83,100)	$7,333,222
U.S. Government-sponsored agency MBS	12,803,479	191,591	(75,015)	12,920,055
State and local governments	15,124,564	323,345	(48,894)	15,399,015
Asset-backed securities	813,508	615	(3,965)	810,158
	$36,157,873	$515,551	$(210,974)	$36,462,450
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government-sponsored agency MBS	$11,254,909	$444,630	$(1,016)	$11,698,523
State and local governments	18,051,916	635,530	0	18,687,446
Asset-backed securities	945,718	0	(2,331)	943,387
	$30,252,543	$1,080,160	$(3,347)	$31,329,356
There were no available-for-sale securities sold during 2021 or 2020.
The amortized cost and estimated fair values of debt securities at December 31, 2021, by maturity were as follows:
	Debt Securities Available-for-Sale
Amounts Maturing	Amortized Cost	Estimated Fair Value
Within one year	$2,624,472	$2,641,434
From one through five years	7,253,860	7,265,374
From five through ten years	12,662,554	12,825,429
After ten years	0	0
Subtotal	$22,540,886	$22,732,237
Mortgage and asset-backed securities	$13,616,987	$13,730,213
Total	$36,157,873	$36,462,450

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:
	Less Than Twelve Months		Over Twelve Months
December 31, 2021 Debt Securities Available for Sale	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. Government-treasuries	$83,100	$7,333,222	$0	$0
U.S. Government-sponsored agency MBS	74,426	5,845,638	589	114,604
State and local governments	48,894	1,726,107	0	0
Asset-backed securities	3,965	584,417	0	0
Total securities available for sale	$210,385	$15,489,384	$589	$114,604
	Less Than Twelve Months		Over Twelve Months
December 31, 2020 Debt Securities Available for Sale	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
U.S. Government-sponsored agency MBS	$0	$0	$1,016	$143,844
Asset-backed securities	0	0	2,331	943,387
Total securities available for sale	$0	$0	$3,347	$1,087,231
All debt securities with unrealized losses are assessed to determine if the impairment is other-than-temporary. Factors that are evaluated include the loan types supporting the securities, delinquency and foreclosure rates, credit support, weighted average loan-to-value, year of origination, borrower profile, existing and projected debt burden, underlying cash flow of the borrower and exposure to risks, among others.
There were no issuers of debt securities for which a significant concentration of investments (greater than 10 percent of stockholders’ equity) was held as of December 31, 2021.
Debt securities with an estimated fair value of $11.5 million and $12.4 million at December 31, 2021 and 2020, respectively were pledged to secure public deposits and for other purposes required or permitted by law.
NOTE 3 — LOANS
Major categories of loans included in the loan portfolio are as follows:
	December 31,
	2021	2020
Real Estate:
Residential	$88,372,489	$68,705,548
Commercial	163,456,468	146,984,921
Construction	26,678,745	21,352,112
Agricultural	77,848,753	73,348,676
	356,356,455	310,391,257
Commercial	80,678,804	118,640,622
Agricultural	33,447,807	37,873,555
Consumer and other	8,612,216	9,874,302
Unsecured loans	251,115	229,262
Total Loans Receivable	$479,346,397	$477,008,998
Allowance for loan losses	(7,741,069)	(7,668,435)
Deferred loan fees	(289,767)	(1,056,333)
Total Loans, Net	$471,315,561	$468,284,230

During 2020, the SBA introduced the Paycheck Protection Program designed to provide liquidity to small businesses during the COVID-19 pandemic. The loans are guaranteed by the SBA and loan proceeds to borrowers are forgivable by the SBA if certain criteria are met. On January 15, 2021, the SBA re-opened the loan portal for a second round of the PPP loan program with a May 31, 2021 deadline for applications. DSB originated PPP loans totaling $22.9 million and $45.3 million during 2021 and 2020, respectively. As of December 31, 2021, all first round PPP loans have been forgiven and there were approximately $5.1 million of second round PPP loans included on the balance sheet. PPP processing fees received from SBA totaling $3.4 million were deferred and recognized as interest income using the effective yield method. Upon forgiveness of a loan and resulting repayment by the SBA, any unrecognized net fee for a given loan is recognized as interest income. DSB recognized $2.3 million and $0.8 million of the fees in 2021 and 2020, respectively.
Recorded Investment in Loans
As of December 31,
	2021		2020
	Ending Balance	Ending Balance Individually Evaluated for Impairment	Ending Balance	Ending Balance Individually Evaluated for Impairment
Residential Real Estate	$88,372,489	$288,881	$68,705,548	$66,032
Commercial Real Estate	163,456,468	0	146,984,921	0
Construction & Land Dev	26,678,745	0	21,352,112	205,799
Agricultural Real Estate	77,848,753	2,214,013	73,348,676	366,029
Commercial	80,678,804	0	118,640,622	15,516
Agricultural	33,447,807	44,085	37,873,555	210,537
Consumer and other	8,863,331	200	10,103,564	0
Total	$479,346,397	$2,547,179	$477,008,998	$863,913
The following tables show the investment in impaired loans and the corresponding allowance for those loans along with the recognized interest income associated with impaired loans:
Impaired Loans
As of December 31, 2021, and 2020
2021	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Residential Real Estate	$288,881	$352,567	$0	$380,540	$0
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	0	0	0	0	0
Agricultural Real Estate	2,214,013	2,262,632	0	2,475,384	70,395
Commercial	0	0	0	0	0
Agricultural	44,085	44,085	0	56,187	3,371
Consumer and other	0	0	0	0	0
With a related allowance:
Residential Real Estate	$0	$0	$0	$0	$0
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	0	0	0	0	0
Agricultural Real Estate	0	0	0	0	0
Commercial	0	0	0	0	0

2021	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Agricultural	0	0	0	0	0
Consumer and other	200	243	200	1,049	0
Total:
Residential Real Estate	$288,881	$352,567	$0	$380,540	$0
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	0	0	0	0	0
Agricultural Real Estate	2,214,013	2,262,632	0	2,475,384	70,395
Commercial	0	0	0	0	0
Agricultural	44,085	44,085	0	56,187	3,371
Consumer and other	200	243	200	1,049	0
Total	$2,547,179	$2,659,527	$200	$2,913,160	$73,766

2020	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Residential Real Estate	$66,032	$130,055	$0	$146,609	$1,048
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	205,800	205,800	0	209,634	0
Agricultural Real Estate	366,029	404,055	0	412,672	7,891
Commercial	15,516	16,907	0	22,063	0
Agricultural	78,289	85,811	0	108,411	4,754
Consumer and other	0	0	0	0	0
With a related allowance:
Residential Real Estate	$0	$0	$0	$0	$0
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	0	0	0	0	0
Agricultural Real Estate	0	0	0	0	0
Commercial	0	0	0	0	0
Agricultural	132,247	132,247	23,209	141,632	7,212
Consumer and other	0	0	0	0	0
Total:
Residential Real Estate	$66,032	$130,055	$0	$146,609	$1,048
Commercial Real Estate	0	0	0	0	0
Construction & Land Dev	205,799	205,800	0	209,634	0
Agricultural Real Estate	366,029	404,055	0	412,672	7,891
Commercial	15,516	16,907	0	22,063	0
Agricultural	210,537	218,058	23,209	250,043	11,966
Consumer and other	0	0	0	0	0
Total	$863,913	$974,875	$23,209	$1,041,021	$20,905
No additional funds are committed to be advanced in connection with impaired loans.

Allowance for Loan Losses
For the Years Ended December 31, 2021 and 2020
2021	Beginning Balance 1/1/2021	Charge-offs	Recoveries	Provision	Ending Balance 12/31/2021	Ending Balance Individually Evaluated for Impairment
Residential Real Estate	$494,346	$0	$33,894	$99,337	$627,577	$0
Commercial Real Estate	2,764,964	0	0	471,010	3,235,974	0
Construction & Land Dev	228,880	0	0	24,087	252,967	0
Agricultural Real Estate	1,432,239	0	0	(34,605)	1,397,634	0
Commercial	1,169,473	0	4,039	(111,412)	1,062,100	0
Agricultural	756,559	0	33,255	(71,996)	717,818	0
Consumer and other	18,826	(1,857)	3,303	(5,236)	15,036	200
Unallocated	803,148	0	0	(371,185)	431,963	0
Total	$7,668,435	$(1,857)	$74,491	$0	$7,741,069	$200
2020	Beginning Balance 1/1/2020	Charge-offs	Recoveries	Provision	Ending Balance 12/31/2020	Ending Balance Individually Evaluated for Impairment
Residential Real Estate	$495,092	$(30,889)	$41,861	$(11,718)	$494,346	$0
Commercial Real Estate	1,846,168	0	0	918,796	2,764,964	0
Construction & Land Dev	189,214	0	34,034	5,632	228,880	0
Agricultural Real Estate	1,608,848	0	0	(176,609)	1,432,239	0
Commercial	934,341	(43,135)	3,900	274,367	1,169,473	0
Agricultural	1,004,654	0	33,255	(281,350)	756,559	23,209
Consumer and other	18,401	(3,987)	7,515	(3,103)	18,826	0
Unallocated	794,163	0	0	8,985	803,148	0
Total	$6,890,881	$(78,011)	$120,565	$735,000	$7,668,435	$23,209
Nonaccrual loans totaled $0.5 million at both December 31, 2021 and 2020. They were comprised of 1 – 4 family residential real estate loans totaling $289,000 and agricultural real estate loans totaling $161,000 as of December 31, 2021 and agricultural real estate loans totaling $224,000, construction and land development loans for $206,000, 1 – 4 family residential real estate loans totaling $51,000, ag production loans totaling $43,000 and commercial loans of $16,000 as of December 31, 2020. There were no loans past due ninety days or more and still accruing at December 31, 2021 or 2020. A schedule of loans by the number of days past due (including nonaccrual loans) along with a schedule of credit quality indicators follows:
Age Analysis of Past Due Financing Receivables
December 31, 2021	30-89 Days Past Due	90 Days & Over	Total Past Due	Current	Total Loans
Residential Real Estate	$0	$66,599	$66,599	$88,305,890	$88,372,489
Commercial Real Estate	0	0	0	163,456,468	163,456,468
Construction & Land Dev	0	0	0	26,678,745	26,678,745
Agricultural Real Estate	0	0	0	77,848,753	77,848,753
Commercial	0	0	0	80,678,804	80,678,804
Agricultural	0	0	0	33,447,807	33,447,807
Consumer and other	0	200	200	8,863,131	8,863,331
Total	$0	$66,799	$66,799	$479,279,598	$479,346,397

December 31, 2020	30-89 Days Past Due	90 Days & Over	Total Past Due	Current	Total Loans
Residential Real Estate	$151,937	$0	$151,937	$68,553,611	$68,705,548
Commercial Real Estate	0	0	0	146,984,921	146,984,921
Construction & Land Dev	0	205,800	205,800	21,146,312	21,352,112
Agricultural Real Estate	0	142,727	142,727	73,205,949	73,348,676
Commercial	0	15,516	15,516	118,625,106	118,640,622
Agricultural	0	35,404	35,404	37,838,151	37,873,555
Consumer and other	0	0	0	10,103,564	10,103,564
Total	$151,937	$399,447	$551,384	$476,457,614	$477,008,998
Credit Quality Indicators
December 31, 2021	Non-Classified	Special Mention	Substandard	Doubtful	Total
Residential Real Estate	$86,449,154	$1,294,062	$606,214	$23,059	$88,372,489
Commercial Real Estate	151,181,246	6,688,763	5,586,459	0	163,456,468
Construction & Land Dev	26,678,745	0	0	0	26,678,745
Agricultural Real Estate	57,594,628	14,791,550	5,389,329	73,246	77,848,753
Commercial	68,883,170	7,212,506	4,583,128	0	80,678,804
Agricultural	28,514,669	3,789,582	1,143,556	0	33,447,807
Consumer and other	8,825,929	37,202	0	200	8,863,331
Total	$428,127,541	$33,813,665	$17,308,686	$96,505	$479,346,397
December 31, 2020	Non-Classified	Special Mention	Substandard	Doubtful	Total
Residential Real Estate	$66,836,261	$1,112,712	$690,544	$66,031	$68,705,548
Commercial Real Estate	142,559,524	3,778,826	646,571	0	146,984,921
Construction & Land Dev	19,540,491	0	1,811,621	0	21,352,112
Agricultural Real Estate	58,769,266	7,102,308	7,296,631	180,471	73,348,676
Commercial	106,584,728	7,228,570	4,811,808	15,516	118,640,622
Agricultural	34,670,706	793,645	2,309,357	99,847	37,873,555
Consumer and other	10,074,961	12,998	15,605	0	10,103,564
Total	$439,035,937	$20,029,059	$17,582,137	$361,865	$477,008,998
During the year ended December 31, 2021, there were three agricultural real estate loans to one borrower with a recorded investment of $2.1 million both prior to and following the modification modified as a troubled debt restructuring (“TDR”) and there no loans modified as TDRs during 2020. During the years ended December 31, 2021 and 2020, there were no loans that were previously modified as a TDR that subsequently defaulted.
In March 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was passed into law. Among other things, the CARES act suspended the requirements related to the accounting for TDRs for certain loan modifications related to the COVID-19 pandemic. This suspension of classification of TDRs was extended through December 31, 2021 as part of the 2021 Consolidation Appropriations Act. As a result of the pandemic, DSB provided a loan modification program to borrowers that included certain concessions such as interest-only or payment deferrals. There were no loans at December 31, 2021 with modification agreements under the CARES act and there were $4.0 million of loans that remained under a modification agreement but were not disclosed as TDRs at December 31, 2020.

NOTE 4 — OTHER INVESTMENTS
Major categories of equity investments are as follows:
	December 31,
	2021	2020
FHLB Stock	$656,978	$656,978
Privately held bank stocks	2,380,219	1,593,080
Other	687,780	745,380
Total	$3,724,977	$2,995,438
Downward adjustments to the fair value of DBI’s equity securities were $0 and $7,254 during the years ended December 31, 2021 and 2020, respectively. The cumulative amount of downward adjustment is $7,254. The downward adjustment in 2020 was recorded as a result of a publicly traded stock price. Upward adjustments to the fair value of equity investments for the years ended December 31, 2021 and 2020 were $215,768 and $149,563, respectively. On a cumulative basis, upward fair value adjustments of $1,246,182 have been recorded for DBI’s equity investments. The upward adjustments recognized during 2021 and 2020 were the result of observable transactions as well as a publicly traded stock price. DBI adjusted the carrying amount of these investments based on the share price indicated by these observable transactions. DBI sold two of its equity investments during the year ended December 31, 2021 for proceeds of $245,218 for a gain of $34,478 and three of its equity investments during the year ended December 31, 2020 for proceeds of $562,001 resulting in a gain on sale of $65,081.
NOTE 5 — PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:
	December 31,
	2021	2020
Land	$1,121,783	$1,121,783
Buildings and improvements	8,393,768	8,387,078
Furniture and fixtures	5,727,180	5,849,136
	$15,242,731	$15,357,997
Less: Accumulated depreciation	$(9,853,245)	$(9,258,114)
Net depreciated value	$5,389,486	$6,099,883
Construction in progress	188,808	5,411
Premises and equipment, net	$5,578,294	$6,105,294
Leases are classified as operating or finance leases at the lease commencement date. One operating lease for a financial center has a remaining term of 5.3 years, which includes two 5-year renewal options at the end of the in initial lease term. Lease extension options are included in the lease term if it is reasonably certain DBI will exercise the option. DBI does not have any financing leases as of December 31, 2021 and 2020. DBI has elected to not recognize leases with original lease terms of 12 months or less (short-term leases) on its balance sheet.
Lease expense for operating and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent DBI’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term. When the rate implicit in the lease is unknown, the present value of the lease payments is determined using our incremental borrowing rate based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.
DBI has real estate lease agreements with lease and non-lease components, which are generally accounted for separately. Non-lease components such as common area maintenance charges, real estate taxes and insurance are not included in the measurement of the lease liability since they are generally able to be segregated.

The components of total lease cost, which are included in occupancy expenses on the consolidated statements of income, were as follows for the year ending:
	December 31, 2021	December 31, 2020
Operating lease cost	$113,131	$148,131
Short-term lease cost	45,000	28,974
Total lease cost	$158,131	$177,105
The following table shows the future minimum rent payments required under the leases described above as of December 31, 2021:
Years Ending December 31,	Operating Leases
2022	$113,761
2023	115,022
2024	115,022
2025	115,022
2026	115,022
Thereafter	38,341
Total	$612,190
Supplemental balance sheet information related to leases was as follows:
	December 31, 2021	December 31, 2020
Operating lease right-of-use assets	$560,051	$708,422
Operating lease liabilities	$568,876	$715,356
Operating lease weighted average remaining lease term (years)	5.30	5.98
Operating lease weighted average discount rate	2.74%	2.67%
NOTE 6 — MORTGAGE SERVICING RIGHTS
MSRs are recognized based on the fair value of the servicing right on the date the corresponding mortgage loan is sold. An estimate of DBI’s MSRs is determined using assumptions that market participants would use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.  Subsequent to the date of transfer, DBI has elected to measure its MSRs under the amortization method. Under this method, MSRs are amortized in proportion to, and over the period of, estimated net servicing income.
DBI has recorded MSRs related to loans sold without recourse to FNMA. DBI sells conforming, fixed-rate, closed-end, residential real estate mortgages to FNMA. The unpaid principal balances of residential mortgage loans serviced for FNMA were $163.0 million and $134.2 million at December 31, 2021 and 2020, respectively.

The change in amortized MSRs and the related valuation allowance is presented below:
	December 31,
	2021	2020
Mortgage servicing rights, beginning of period	$828,720	$480,322
Additions from originated servicing	506,086	744,931
Amortization expense	(461,247)	(227,688)
Change in valuation allowance	209,581	(168,845)
Mortgage servicing rights, end of period	$1,083,140	$828,720
DBI evaluates mortgage servicing rights for impairment on a quarterly basis. There was a valuation allowance for amortized MSRs of $35,319 and $244,900 as of December 31, 2021 and 2020, respectively. Impairment is determined by stratifying MSRs into groupings based on predominant risk characteristics, such as interest rate and loan type. If, by individual stratum, the carrying amount of the MSRs exceeds fair value, a valuation reserve is established. The valuation reserve is adjusted as the fair value changes. At both December 31, 2021 and 2020, fair value was determined using a discount rate of 9.0%. At December 31, 2021 and 2020, estimates of prepayment speeds ranged from 7.75% to 29.64% and 9.78% to 35.69%, respectively.
NOTE 7 — INTEREST-BEARING DEPOSITS
Interest-bearing deposits consisted of the following:
	December 31,
	2021	2020
NOW accounts	$81,316,405	$69,244,709
Savings accounts	95,003,768	79,262,713
Money market accounts	175,734,361	149,613,460
Time deposit accounts	107,150,696	129,486,043
Total	$459,205,230	$427,606,925
The following table shows the maturity distribution of time deposit accounts:
	December 31,
	2021	2020
Within one year	$56,635,496	$72,723,715
One to two years	30,111,680	34,527,310
Two to three years	7,561,560	8,680,964
Three to four years	6,715,959	5,438,250
Over four years	6,126,001	8,115,804
Total	$107,150,696	$129,486,043
Time deposits of $250,000 or more totaled $13.7 million and $17.5 million at December 31, 2021 and 2020, respectively.
NOTE 8 — BORROWINGS
As of December 31, 2021, DSB had available and unused federal funds lines of credit with two correspondent institutions up to $19.6 million, as well as an unused $20 million line at the Federal Reserve Bank’s discount window. Federal funds purchased generally mature within one day from the transaction date. There were no federal funds purchased outstanding as of December 31, 2021 or 2020.

Long-term debt consisted of the following:
	For the Years Ended December 31,
	2021		2020
Federal Home Loan Bank:	Rates	Amount	Rates	Amount
Fixed rate advances	1.79%	$932,844	1.38% – 3.06%	$14,066,975
Total		$932,844		$14,066,975
The outstanding Federal Home Loan Bank advance at December 31, 2021 matures in 2023.
The notes payable to the FHLB are secured by residential mortgages with a carrying amount of $83.7 million and $72.5 million, as of December 31, 2021 and 2020, respectively along with $ $0.7 million of FHLB stock for both periods.
DBI has a revolving line of credit of $20 million with a correspondent bank that had no balance drawn as of December 31, 2021. This line has an interest rate tied to the Wall Street Journal Prime Rate less 100 basis points and matures in October 2023. The interest rate on the line of credit would have been 2.25 percent at December 31, 2021 if DBI had any outstanding borrowings. DBI is subject to a maximum non-performing loan covenant for this borrowing as well as a maximum limitation as a percentage of capital on the outstanding balance of the line.
As of December 31, 2021, DBI had a total of $58.5 million of unused lines of credit with banks to be drawn upon as needed for long-term debt subject to borrowing guidelines.
NOTE 9 — INCOME TAXES
The provision for income taxes in the consolidated statement of income is as follows:
	2021	2020	2019
Current: Federal	$1,691,152	$991,092	$1,008,382
State	707,165	438,720	382,071
	$2,398,317	$1,429,812	$1,390,453
Deferred: Federal	$(130,445)	$(115,324)	$131,080
State	(32,561)	(44,329)	127,386
	$(163,006)	$(159,653)	$258,466
Total provision for income taxes	$2,235,311	$1,270,159	$1,648,919
Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table below:
	2021		2020
	Amount	%	Amount	%
Tax at statutory federal income tax rate	$1,834,017	21%	$1,085,302	21%
Increase (decrease) in tax resulting from:
Tax-exempt interest	(66,795)	(1)	(66,079)	(1)
State income tax, net of federal tax benefit	532,442	6	311,637	6
Bank-owned life insurance	(73,707)	(1)	(72,513)	(1)
Other, net	9,354	0	11,812	0
Applicable income taxes	$2,235,311	26%	$1,270,159	25%
Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. The major components of the net deferred tax asset as of December 31, 2021 and 2020 are presented below:

	2021	2020
Deferred tax assets:
Allowance for credit losses	$1,938,896	$1,780,717
State tax net operating loss carryforward	86,326	95,627
Deferred compensation	62,683	49,491
Other	0	0
Total deferred tax assets	$2,087,905	$1,925,835
Deferred tax liabilities:
Accumulated depreciation on fixed assets	$296,581	$433,191
Security accretion	4,549	3,428
Mortgage servicing rights	297,086	227,303
Stock dividends received	66,986	66,986
Appreciation on equity securities	314,219	275,280
Unrealized gains on available-for-sale securities	82,236	290,740
Other	43,254	17,423
Total deferred tax liabilities	$1,104,911	$1,314,351
Net deferred tax asset	$982,994	$611,484
Income tax returns for the years ended 2017 through 2021 are open to examination by applicable federal and state taxing authorities. DBI has a state tax net operating loss carryforward of $1.5 million at December 31, 2021. The net operating loss could begin to expire if unused by 2031.
NOTE 10 — EMPLOYEE BENEFIT PLAN
DBI has a 401(k) Safe Harbor plan which makes employees who are at least eighteen years old eligible to contribute. Provisions of the 401(k) Safe Harbor plan through December 31, 2021 provide for the following:
•
DBI will make Safe Harbor matching contributions equal to 100% of each employee’s salary deferrals up to a maximum of 6%. Employee contributions above 6% do not receive any matching contribution.

DBI provides no post-retirement benefits to employees except for the 401(k) Safe Harbor plan which are currently funded. DBI expensed contributions of $510,406 and $492,535 for the years 2021 and 2020, respectively, related to this plan.
In 2016, the Board approved the Long-Term Incentive Plan (the “Plan”) for executive officers. In 2019, the Plan was amended to include awards for the directors, as well. The Plan allows for the issuance of restricted stock to executive officers and directors that are subject to a service period restriction. The Plan initially allowed for the issuance of up to 36,000 shares of restricted stock. An additional 36,000 shares were authorized in 2020. There were 33,510 shares available to be issued at December 31, 2021.
Nonvested Shares	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2021	20,598	$23.16
Granted	9,478	24.75
Vested	(6,688)	23.10
Nonvested at December 31, 2021	23,388	$24.07
The fair value as of the date of the grant was $234,581, or $24.75 per share, and $174,158, or $24.30 per share, for awards granted in 2021 and 2020, respectively. At December 31, 2021 there was unrecognized compensation expense of $230,755 which will be fully recognized over the next 2.2 years.

The Company adopted the 2017 Employee Stock Purchase Plan (the “ESPP”). The ESPP allows employees to make elective payroll contributions throughout the year not to exceed $25,000. Payroll deferrals are used to purchase common stock of the Company at a 10% discount based on the lower of the fair value on the first day of the year or the last day of the year. Share-based compensation expense related to the ESPP of $19,304 and $19,293 was recognized during the year-ended December 31, 2021 and 2020, respectively.
NOTE 11 — COMMITMENTS AND CREDIT RISK
DBI and its subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement DBI and its subsidiaries have in particular classes of financial instruments.
	Contract or Notional Amount December 31, 2021	Secured Portion
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$121,732,704	$120,836,384
Standby letters of credit and financial guarantees written	890,670	890,670
	Contract or Notional Amount December 31, 2020	Secured Portion
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$123,290,700	$122,379,076
Standby letters of credit and financial guarantees written	1,742,641	1,742,641
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. DBI and its subsidiaries evaluate each customer’s creditworthiness on a case-by-case basis. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. As of December 31, 2021, variable rate commitments totaled $78.7 million.
Standby letters of credit are conditional commitments issued by DSB to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support commercial business transactions. When a customer fails to perform according to the terms of the agreement, DSB honors drafts drawn by the third party in amounts up to the contract amount. A majority of the letters of credit expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial and residential properties. All letters of credit are secured.
NOTE 12 — RELATED PARTY TRANSACTIONS
At December 31, 2021 and 2020, certain DBI subsidiary executive officers, directors and companies in which they have a ten percent or more beneficial interest were indebted to DBI and its subsidiaries. Total indebtedness outstanding was $2.4 million and $2.8 million as of year-end 2021 and 2020, respectively. All such loans were made in the ordinary course of business and at rates and terms similar to those granted to other borrowers.

$(000)s	12/31/2020 Beginning Balance	New Loans	Payments	Other Changes	12/31/2021 Ending Balance
Aggregate related party loans	$2,797	$2,635	$2,988	$0	$2,444
$(000)s	12/31/2019 Beginning Balance	New Loans	Payments	Other Changes(1)	12/31/2020 Ending Balance
Aggregate related party loans	$1,606	$2,079	$385	$(503)	$2,797

(1)
Effects of changes in composition of related parties

Deposit balances with DBI’s executive officers, directors and affiliated companies in which they are principal owners were $12.5 million and $13.2 million at December 31, 2021 and 2020, respectively.
NOTE 13 — FAIR VALUE MEASUREMENT
Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in a transaction between market participants on the measurement date. Some assets and liabilities are measured on a recurring basis while others are measured on a non-recurring basis, as required by U.S. GAAP, which also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. The three levels of inputs defined in the standard that may be used to measure fair value are as follows:
•
Level 1: Quoted prices for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•
Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•
Level 3: Significant unobservable inputs that are supported by little, if any, market activity. These unobservable inputs reflect estimates that market participants would use in pricing the assets or liability.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. DBI’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset and liability.
It is DBI’s policy to recognize transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers during the years ended December 31, 2021 or 2020.
Assets Recorded at Fair Value on a Recurring Basis
Investment securities available for sale are recorded at fair value on a recurring basis. The fair value measurement of most of DBI’s AFS securities is currently determined by an independent provider using Level 2 inputs. The measurement is based upon quoted prices for similar assets, if available. If quoted prices are not available, fair values are measured using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as yield curves, prepayment speed and default rates.

Assets measured at fair value on a recurring basis, are summarized in the table below:
	December 31, 2021
	Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Fair Value
U.S. Government Treasuries	$0	$7,333,222	$0	$7,333,222
U.S. Government-sponsored agency MBS	0	12,920,055	0	12,920,055
State and local governments	0	15,399,015	0	15,399,015
Asset-backed securities	0	810,158	0	810,158
Total securities available for sale	$0	$36,462,450	$0	$36,462,450
	December 31, 2020
	Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Fair Value
U.S. Government-sponsored agency MBS	$0	$11,698,523	$0	$11,698,523
State and local governments	0	18,687,446	0	18,687,446
Asset-backed securities	0	943,387	0	943,387
Total securities available for sale	$0	$31,329,356	$0	$31,329,356
Assets Recorded at Fair Value on a Nonrecurring Basis
Other investments do not have readily determinable fair values. DBI carries the securities at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the security by the same investee. When an observable price change in an orderly transaction occurs during the year, the investment is classified as nonrecurring Level 1 within the valuation hierarchy.
A loan is considered impaired when, based on current information or events, it is probable that not all amounts due will be collected according to the contractual terms of the loan agreement. Impairment is measured based on the fair value of the underlying collateral. The collateral value is determined based on appraisals and other market valuations for similar assets. The value of impaired loans is typically 65% — 80% of appraised value. Under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” the fair value of impaired loans is reported before selling costs of the related collateral, while FASB ASC Topic 310, “Receivables,” requires that impaired loans be reported on the balance sheet net of estimated selling costs. Therefore, significant estimated selling costs would result in the reported fair value of impaired loans being greater than the measurement value of impaired loans as maintained on the balance sheet. In most instances, selling costs were estimated for real estate-secured collateral and included broker commissions, legal and title transfer fees and closing costs. Given the valuation technique and significant unobservable inputs utilized to determine the fair value, impaired loans are classified as nonrecurring Level 3 assets.
Assets measured at fair value on a nonrecurring basis, are summarized in the following table:
	December 31, 2021
	Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Fair Value
Other investments	$416,249	$0	$0	$416,249
Impaired loans	0	0	200	200
Total Assets	$416,249	$0	$200	$416,449

	December 31, 2020
	Fair Value Measurements Using
Description	Level 1	Level 2	Level 3	Fair Value
Other investments	$275,280	$0	$0	$275,280
Impaired loans	0	0	109,038	109,038
Total Assets	$275,280	$0	$109,038	$384,318
The tables below summarize fair value of financial assets and liabilities at December 31, 2021 and 2020.
	December 31, 2021
	Carrying Amount	Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial Assets
Cash and federal funds sold	$151,155,222	$151,155,222	$151,155,222	$0	$0
Investment securities	36,462,450	36,462,450	0	36,462,450	0
Loans, net of allowance for loan losses	471,315,561	471,310,578	0	0	471,310,578
Loans held for sale	82,401	84,960	0	84,960	0
Mortgage servicing rights	1,083,140	1,083,140	0	0	1,083,140
Other investments	3,724,977	3,724,977	416,249	0	3,308,728
Accrued interest receivable	1,304,890	1,304,890	0	1,304,890	0
TOTAL	$665,128,641	$665,126,217	$151,571,471	$37,852,300	$475,702,446
Financial Liabilities
Deposits	$614,497,253	$615,925,949	$507,346,558	$108,579,391	$0
Borrowings	932,844	963,151	0	963,151	0
Accrued interest payable	161,199	161,199	0	161,199	0
TOTAL	$615,591,296	$617,050,299	$507,346,558	$109,703,741	$0
	December 31, 2020
	Carrying Amount	Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial Assets
Cash and federal funds sold	$118,310,394	$118,310,394	$118,310,394	$0	$0
Investment securities	31,329,356	31,329,356	0	31,329,356	0
Loans, net of allowance for loan losses	468,284,230	473,648,020	0	0	473,648,020
Loans held for sale	1,404,587	1,433,418	0	1,433,418	0
Mortgage servicing rights	828,720	828,720	0	0	828,720
Other investments	2,995,438	2,995,438	275,280	0	2,720,158
Accrued interest receivable	1,624,762	1,624,762	0	1,624,762	0
TOTAL	$624,777,487	$630,170,108	$118,585,674	$34,387,536	$477,196,898

	December 31, 2020
	Carrying Amount	Fair Value	Fair Value Hierarchy Level
			Level 1	Level 2	Level 3
Financial Liabilities
Deposits	$563,274,508	$565,911,465	$433,788,465	$132,123,000	$0
Borrowings	14,066,975	14,660,147	0	14,660,147	0
Accrued interest payable	272,609	272,609	0	272,609	0
TOTAL	$577,614,092	$580,844,221	$433,788,465	$147,055,756	$0

NOTE 14 — REGULATORY MATTERS
DSB is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on DSB’s financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, DSB must meet specific capital guidelines that involve quantitative measures of DSB’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. DSB’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require DSB to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 and Total capital to risk-weighted assets and of Tier 1 capital to average assets. In addition, DSB is also required to maintain minimum amounts and ratios of Common Equity Tier 1 capital to risk-weighted assets. It is management’s opinion, as of December 31, 2020, that DSB meets all applicable capital adequacy requirements. DBI will be subject to the same minimum amounts and ratios as DSB once total assets exceed $3 billion.
As of December 31, 2020, the most recent notification from the Federal Deposit Insurance Corporation categorized DSB as well-capitalized under the regulatory framework for prompt corrective action. To be categorized well-capitalized DSB must maintain minimum total risk-based, tier 1 risk-based and tier 1 leverage ratios as set forth in the table below. These tables do not include the 2.5 percent capital conservation buffer requirement. A Bank with a capital conservation buffer greater than 2.5 percent of risk-weighted assets would not be restricted by payout limitations. However, if the 2.5 percent threshold is not met, the Bank would be subject to increased limitations on capital distributions and discretionary bonus payments to executive officers as the capital conservation buffer approaches zero. Capital ratios for DBI are provided for information purposes only as there are no regulatory capital requirements for the holding company.

	Amount		Minimum For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provision:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2021
Denmark Bancshares, Inc.
Total Capital (to Risk-Weighted Assets)	$74,162,766	14.6%	N/A	N/A	N/A	N/A
Tier 1 Capital (to Risk-Weighted Assets)	$67,804,105	13.4%	N/A	N/A	N/A	N/A
Tier 1 Capital (to Average Assets)*	$67,804,105	10.2%	N/A	N/A	N/A	N/A
Denmark State Bank
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$60,433,556	12.4%	$21,951,716	≥4.5%	$31,708,035	≥6.5%
Total Capital (to Risk-Weighted Assets)	$66,551,543	13.6%	$39,025,273	≥8.0%	$48,781,592	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$60,433,556	12.4%	$29,268,955	≥6.0%	$39,025,273	≥8.0%
Tier 1 Capital (to Average Assets)*	$60,433,556	9.1%	$26,659,975	≥4.0%	$33,324,969	≥5.0%
As of December 31, 2020
Denmark Bancshares, Inc.
Total Capital (to Risk-Weighted Assets)	$70,274,205	14.6%	N/A	N/A	N/A	N/A
Tier 1 Capital (to Risk-Weighted Assets)	$64,243,052	13.4%	N/A	N/A	N/A	N/A
Tier 1 Capital (to Average Assets)*	$64,243,052	9.9%	N/A	N/A	N/A	N/A
Denmark State Bank
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$55,653,663	12.0%	$20,842,086	≥4.5%	$30,105,235	≥6.5%
Total Capital (to Risk-Weighted Assets)	$61,466,328	13.3%	$37,052,597	≥8.0%	$46,315,747	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$55,653,663	12.0%	$27,789,448	≥6.0%	$37,052,597	≥8.0%
Tier 1 Capital (to Average Assets)*	$55,653,663	8.7%	$25,655,250	≥4.0%	$32,069,063	≥5.0%

*
Average assets are based on the most recent quarter’s adjusted average total assets.

Wisconsin law provides that state chartered banks may declare and pay dividends out of undivided profits but only after provision has been made for all expenses, losses, required reserves, taxes and interest accrued or due from the bank. Payment of dividends in some circumstances may require the written consent of the Wisconsin Department of Financial Institutions — Division of Banking (“WDFI”).
NOTE 15 — PARENT COMPANY ONLY INFORMATION
Following in a condensed form, are parent company only statements of financial condition, income and cash flows of DBI. The financial information contained in this footnote is to be read in association with the preceding accompanying notes to the consolidated financial statements.

Denmark Bancshares, Inc.
Statements of Financial Condition
	December 31,
$(000)s	2021	2020
Assets
Cash in banks	$4,905	$7,037
Investment
Banking subsidiary	60,656	56,440
Nonbanking subsidiaries	2,511	2,501
Fixed assets (net of depreciation of $0 and $5,132, respectively)	0	0
Buildings available for sale	0	0
Other assets	2,177	813
TOTAL ASSETS	$70,249	$66,791
Liabilities
Accrued expenses	$528	$269
Dividends payable	928	925
Other liabilities	231	17
Note payable – unrelated bank	0	0
Total liabilities	$1,687	$1,211
Stockholders’ Equity
Common stock, no par value, authorized 10,000,000 Class A shares; outstanding 3,003,883 at 12/31/2021 and 3,042,302 at 12/31/2020	$18,010	$17,836
Common stock, no par value, authorized 1,000,000 Class B non-voting shares; outstanding 89,285 as 12/31/2021 and 91,815 at 12/31/2020	$614	$614
Treasury stock shares, at cost (588,392 Class A and 30,895 Class B shares at 12/31/2021 and 532,700 Class A and 28,365 Class B shares at 12/31/2020)	$(12,981)	$(11,529)
Paid in capital	$1,563	$1,309
Retained earnings	61,365	56,755
Accumulated other comprehensive income	222	786
Deferred stock-based compensation	(231)	(191)
Total stockholders’ equity	$68,562	$65,580
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,249	$66,791

Denmark Bancshares, Inc.
Statements of Income
For the Years Ended December 31,
$(000)s	2021	2020
Income
Dividend income from banking subsidiary	1,755	1,755
Dividend income from nonbanking subsidiary	0	5,625
Fair value adjustment of equity securities	79	81
Gain on sale of securities	25	65
Other income	30	8
Total income	$1,889	$7,534
Expenses
Management fees to banking subsidiary	$77	$75
Other operating expenses	143	204
Total expenses	$220	$279
Income before income tax benefit and undistributed income of subsidiaries	$1,669	$7,255
Income tax benefit	(23)	(34)
Income before undistributed income of subsidiaries	$1,692	$7,289
Equity in Undistributed Income of Subsidiaries
Banking subsidiary	4,780	2,060
Nonbank subsidiaries	10	(5,467)
NET INCOME	$6,482	$3,882

Denmark Bancshares, Inc.
Statements of Cash Flows
For the Years Ended December 31,
$(000)s	2021	2020
Cash Flows from Operating Activities:
Net Income	$6,482	$3,882
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings of banking subsidiary	(6,535)	(3,815)
Equity earnings of nonbanking subsidiaries	(10)	(158)
Dividend from banking subsidiary	1,755	1,755
Dividend from nonbanking subsidiary	0	5,625
Gain on sale of other investments	(25)	(65)
Increase in fair value of equity securities	(79)	(81)
Stock-based compensation	214	193
Increase in other assets	(715)	(562)
Increase in other liabilities	473	96
Net Cash Provided by Operating Activities	$1,560	$6,870
Cash Flows from Investing Activities:
Purchases of other investments	$(749)	$(149)
Proceeds from redemption or sale of other investments	204	562
Net Cash (Used in) Provided by Investing Activities	$(545)	$413
Cash Flows from Financing Activities:
Common stock issuance	174	149
Treasury stock purchases	(1,452)	(1,852)
Dividends paid	(1,869)	(1,889)
Net Cash Used in Financing Activities	$(3,147)	$(3,592)
Net (decrease) increase in cash	$(2,132)	$3,691
Cash, beginning	7,037	3,346
CASH, ENDING	$4,905	$7,037

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
BANK FIRST CORPORATION
and
DENMARK BANCSHARES, INC.
Dated as of January 18, 2022

A-1

ARTICLE I
THE MERGER
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DBI

A-i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC

A-ii

ARTICLE V
COVENANTS
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VII
TERMINATION

A-iii

ARTICLE VIII
DEFINITIONS
Section 8.01 Definitions.	A-51
ARTICLE IX
MISCELLANEOUS
Exhibit A – Form of DBI Voting Agreement
Exhibit B – Form of BFC Voting Agreement
Exhibit C – Form of Bank Plan of Merger and Merger Agreement
Exhibit D – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit E – Form of Claims Letter

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of January   , 2021 by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Denmark Bancshares, Inc., a Wisconsin corporation (“DBI” and, together with BFC, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which DBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of BFC to enter into this Agreement, the directors, executive officers and certain shareholders of DBI have entered into voting agreements (each a “DBI Voting Agreement” and collectively, the “DBI Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BFC, pursuant to which each such director, executive officer or shareholder has agreed, among other things, to vote the DBI Common Stock owned by such director, executive officer or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the DBI Voting Agreements;
WHEREAS, as a condition to the willingness of DBI to enter into this Agreement, the directors, executive officers and certain shareholders of BFC have entered into voting agreements (each a “BFC Voting Agreement” and collectively, the “BFC Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with DBI, pursuant to which each such director, executive officer or shareholder has agreed, among other things, to vote the BFC Common Stock owned by such director, executive officer or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the BFC Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01    The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, DBI shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of DBI shall cease.
Section 1.02    Articles of Incorporation and Bylaws; Officers and Directors.
(a)   At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)   The directors of BFC in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity in accordance with the bylaws of the Surviving Entity, provided, however that BFC shall consider adding one (1) current member of the DBI board of directors to the BFC board of directors, with such DBI director to be mutually agreed upon by BFC and DBI (the “DBI Director”). The DBI Director will need to comply and be subject to BFC’s corporate governance policies and qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). The officers of BFC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the laws and governing documents applicable to the Surviving Entity.
Section 1.03    Bank Merger.
Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Denmark State Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of DBI (“Denmark State Bank”), shall be merged (the “Bank Merger”) with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Bank First and Denmark State Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of BFC and DBI shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Bank First and Denmark State Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Denmark State Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with DBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04    Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the WDFI-Corporations, as provided in the WBCL, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be the Friday before the earliest practicable conversion date, or such other date and time as the Parties may mutually agree.
(b)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and DBI the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05    Additional Actions.
If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to the Requesting

Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.06    Reservation of Right to Revise Structure.
BFC may at any time and without the approval of DBI change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Merger Consideration or (B) holders of DBI Restricted Shares, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders, holders of DBI Restricted Shares, or DBI in connection with the Merger, or (iv) require submission to or approval of DBI’s shareholders after the plan of merger set forth in this Agreement has been approved by DBI’s shareholders. In the event that BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01    Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of DBI:
(a)   Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of DBI Common Stock owned directly by BFC, DBI or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “DBI Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of DBI Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter XIII of the WBCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). The holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of DBI Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. DBI shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of DBI Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by DBI relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCL. DBI shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of DBI Common Stock for which dissenters’ rights have been perfected shall be returned to BFC upon demand.
(d)   Subject to Section 2.04 regarding proration and Section 2.07 regarding fractional shares, each share of DBI Common Stock (excluding Dissenting Shares and DBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive any of the following forms of consideration (the “Merger Consideration”):
(i)   for each share of DBI Common Stock with respect to which a Stock Election (as defined herein) has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Stock Election Shares”), the right to receive from BFC the number of shares of validly issued, fully paid and nonassesable BFC Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);
(ii)   for each share of DBI Common Stock with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Cash Election Shares”), the right to receive in cash from BFC an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); or
(iii)   for each share of DBI Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Non-Election Shares”), such Non-Election Shares will receive the Stock Consideration.
(e)   The following definitions shall apply for purposes of this Agreement:
(i)   “Cash Component” means $23,904,656.
(ii)   “Exchange Ratio” means 0.5276.
(iii)   “Per Share Amount” means $38.10.
(f)   If, between the date hereof and the Effective Time, the outstanding shares of DBI Common Stock or BFC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.
(g)   Notwithstanding any other provision contained in this Agreement, the aggregate consideration to be paid by BFC in respect of the Merger Consideration to Holders that make an effective Cash Election shall be up to the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election shall be up to 1,655,131 shares of BFC Common Stock (assuming 3,137,094 shares of DBI Common Stock are outstanding at the Effective Time and subject to increase or decrease in the event such number is increased or decreased, in each case as provided by this Article II).
Section 2.02    Adjustment of Merger Consideration for Tangible Equity Capital.
(a)   If the Tangible Equity Capital (as defined and calculated below) as of the Closing Date is less than the Minimum Tangible Equity Capital, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Equity Capital minus (B) the Tangible Equity Capital on the Closing Date, and the Cash Component and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.
(b)   For purpose of this Agreement, “Tangible Equity Capital” means consolidated shareholders’ equity of DBI and all of its Subsidiaries determined in accordance with GAAP consistently applied for past periods, excluding any change in accumulated other comprehensive income, on a consolidated basis with Denmark State Bank, whether upward or downward, from September 30, 2021; provided, however, that (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any DBI Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between DBI or Denmark State Bank and any other Person, including the termination of such agreements, if the payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; and (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any DBI Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BFC pursuant to Section 5.11, will not reduce or impact the calculation of Tangible Equity Capital for purposes of this Section; provided further, that adjustments to the calculation of the Tangible Equity Capital with respect to (i)-(vii) shall be mutually determined by DBI and BFC in good faith. All such excluded amounts shall also be determined in accordance with GAAP. For the avoidance of doubt, Tangible Equity Capital shall be reduced dollar for dollar by the amount of any dividend or other distribution by DBI declared or paid on or after the date of this Agreement and prior to or on the Closing Date.
(c)   A calculation of the Tangible Equity Capital as of December 31, 2021, which assumes a Closing Date on or before July 1, 2022, including detailed adjustments as set forth in Section 2.02(b) is set forth in DBI Disclosure Schedule 2.02(c) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, DBI shall prepare a sample calculation of the Tangible Equity Capital as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to BFC for the Parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), DBI shall prepare in good faith and deliver to BFC an updated closing statement derived from the latest available financial information of DBI, adjusted for projections through the Closing Date and reflecting the Tangible Common Equity as set forth in Section 2.02(b) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If BFC does not object in writing to the Final Closing Statement within five (5) Business Days after the date DBI submits such calculation to BFC, the Final Closing Statement shall be deemed to be accepted by BFC and shall constitute the final calculation of the Tangible Equity Capital at the Closing Date, subject only to any further changes mutually agreed upon by both DBI and BFC. If BFC timely objects in writing to the Final Closing Statement and the Parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date DBI submits such calculation to BFC, then DBI and BFC shall submit the calculation of Tangible Equity Capital at the Closing Date to an accounting firm independent from both BFC and DBI as shall be mutually agreed in writing by the Parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Tangible Equity Capital by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to DBI and BFC as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon DBI and BFC, absent manifest error or fraud. The resolution reached by the Parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Tangible Equity Capital at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by DBI and BFC.

Section 2.03    Election Procedures.
(a)   Computershare, Inc. shall serve as exchange agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b)   Holders of record of DBI Common Stock have the right to submit an Election Form (defined below) specifying the number of shares of DBI Common Stock, if any, held by such Holder that such Holder desires to have converted into the right to receive BFC Common Stock (a “Stock Election”) and the number of shares of DBI Common Stock that the Holder desires to have converted into the right to receive the Per Share Amount in cash (a “Cash Election”).
(c)   An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.09), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as BFC and DBI shall mutually agree (the “Mailing Date”) to each Holder of record of DBI Common Stock as of five (5) Business Days prior to the Mailing Date. Holders of record of shares of DBI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of DBI Common Stock held by each Representative for a particular beneficial owner. Any shares owned by a Holder who has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. BFC shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of DBI Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and DBI shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d)   The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the DBI Meeting and (ii) the date that BFC and DBI shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of DBI Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Shares of DBI Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of DBI Common Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BFC nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
Section 2.04    Proration.
(a)   Notwithstanding any other provision contained in this Agreement, the total number of shares of DBI Common Stock that may be converted into Cash Consideration pursuant to Section 2.01(d)(ii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be up to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of DBI Common Stock (other than DBI Cancelled Shares and Dissenting Shares) shall be converted into Stock Consideration.
(b)   Within five (5) Business Days after the Effective Time, BFC shall cause the Exchange Agent to effect the allocation among the Holders of the rights to receive the Cash Consideration and/or the Stock Consideration such that if the aggregate number of shares of DBI Common Stock with respect to which Cash

Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.04(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration.
(c)   Notwithstanding any other provision contained in this Agreement and for the avoidance of doubt, the Merger shall not be consummated unless the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 2.05    DBI Stock-Based Awards.
(a)   Immediately prior to the Effective Time, each share of DBI Common Stock outstanding immediately prior to the Effective Time that is subject to vesting restrictions granted under the DBI Stock Plans (a “DBI Restricted Share”) shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Stock Consideration or the Cash Consideration, less the amount of any required withholding Tax pursuant to Section 2.01, and all dividends previously declared and paid, but held by DBI on account for the Holders with respect to such DBI Restricted Shares, shall be paid in cash by DBI to such Holders.
(b)   Prior to the Effective Time, the board of directors of DBI (or, if appropriate, any committee thereof administering the DBI Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.05.
Section 2.06    Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of DBI Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of DBI Common Stock, the Merger Consideration and any cash in lieu of fractional shares of BFC Common Stock in accordance with this Article II. At the Effective Time, holders of DBI Common Stock shall cease to be, and shall have no rights as, shareholders of DBI, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of DBI shall be closed, and there shall be no registration of transfers on the stock transfer books of DBI of shares of DBI Common Stock.
Section 2.07    Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder of a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in BFC Common Stock to which such Holder would otherwise be entitled by the BFC Common Stock Price.
Section 2.08    Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.09    Exchange Procedures.
BFC shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to commence mailing and delivery to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.10    Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.07, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder that such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of DBI Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of DBI for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of DBI who have not theretofore complied with this Section 2.10 shall thereafter look only to BFC for the Merger Consideration, any cash in lieu of fractional shares of DBI Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of DBI Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of DBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of DBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of DBI Common Stock represented by any Certificate or Book-Entry Share, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.

Section 2.11    Rights of Certificate Holders after the Effective Time.
(a)   All shares of BFC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of BFC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)   In the event of a transfer of ownership of a Certificate representing DBI Common Stock that is not registered in the stock transfer records of DBI, the proper amount of cash and/or shares of BFC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such DBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.
Section 2.12    DBI ESPP.
As soon as practicable following the date of this Agreement, the board of directors of DBI (or, if appropriate, any committee administering the DBI ESPP) shall adopt such resolutions and take such other actions as may be required so that (i) except to the extent necessary to maintain the status of the DBI ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participation in the DBI ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the DBI ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the DBI ESPP on or following the date of this Agreement, (iii) no new Offering Period (as defined in the DBI ESPP) shall be commenced after the date of this Agreement, (iv) the Offering Period in progress as of the Effective Time shall be shortened, the last day of such Offering Period shall be the tenth Business Day immediately preceding the Effective Time, and each then-outstanding option under the DBI ESPP will be exercised automatically on the last day of such Offering Period, and (v) the DBI ESPP shall terminate immediately prior to and effective as of the Effective Time.
Section 2.13    Anti-Dilution Provisions.
If the number of shares of BFC Common Stock or DBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of DBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DBI
Except as set forth in the disclosure schedule delivered by DBI to BFC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “DBI Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the DBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by DBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on DBI and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, DBI hereby represents and warrants to BFC as follows:
Section 3.01    Organization and Standing.
Each of DBI and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to DBI. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in DBI Disclosure Schedule 3.01.
Section 3.02    Capital Stock.
(a)   The authorized capital stock of DBI consists of 10,000,000 shares of Class A DBI Common Stock and 1,000,000 shares of Class B DBI Common Stock. DBI has no preferred stock. As of the date hereof, there are 3,011,868 shares of Class A and 89,285 shares of Class B DBI Common Stock issued and outstanding, 45,196 shares of Class A Common Stock of which were issued as restricted stock pursuant to the DBI Stock Plans (of which 21,808 are currently vested, and all of which will vest on the Closing Date); 21,256 shares of Class A DBI Common Stock reserved for future issuance under the DBI ESPP; and an additional 532,700 and 28,365 shares of Class A and Class B DBI Common Stock held as treasury stock. As of the date hereof, there are no outstanding options or warrants to purchase DBI Common Stock. There are no shares of DBI Common Stock held by any of DBI’s Subsidiaries. DBI Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of DBI, of each Holder, and the number of shares of DBI Common Stock held by each such Holder. The issued and outstanding shares of DBI Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any DBI shareholder. All shares of DBI’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   DBI Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of DBI Restricted Shares or other outstanding Rights of DBI the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of DBI Common Stock, or any other security of DBI, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the DBI Stock Plan under which such award was granted, if applicable. All DBI Restricted Shares and all other outstanding DBI Rights comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in DBI’s Tax Returns. Each grant of DBI Restricted Shares or other outstanding DBI Rights was appropriately authorized by the board of directors of DBI or the compensation committee thereof, was made in accordance with the terms of the DBI Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of DBI or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which DBI or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of DBI or any of

DBI’s Subsidiaries or obligating DBI or any of DBI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, DBI or any of DBI’s Subsidiaries other than those listed in DBI Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of DBI or any of DBI’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of DBI Common Stock or capital stock of any of DBI’s Subsidiaries or any other securities of DBI or any of DBI’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the DBI Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of DBI’s capital stock and there are no agreements or arrangements under which DBI is obligated to register the sale of any of its securities under the Securities Act.
(c)   DBI Disclosure Schedule 3.02(c) sets forth a list of all repurchases by DBI of DBI Common Stock since January 1, 2018, including the date of such repurchase, the number, class, and series of the shares repurchased, and the price at which DBI executed such repurchase. All such repurchases were conducted by DBI in material compliance with applicable Laws. To the knowledge of DBI, all Affiliates of DBI have, since January 1, 2018, conducted purchases and sales of DBI Common Stock in material compliance with applicable Laws.
(d)   DBI Disclosure Schedule 3.02(d) sets forth a listing of all agreements to which DBI is a party that provide holders of DBI Common Stock with rights as holders of DBI Common Stock that are in addition to those provided by DBI’s articles of incorporation, DBI’s bylaws, or by applicable Law (each, a “DBI Investor Agreement”). Each DBI Investor Agreement is valid and binding on DBI and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that DBI hereby represents and warrants that, to its Knowledge, each DBI Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. DBI is not in default under any DBI Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section 3.03    Subsidiaries.
(a)   DBI Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of DBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by DBI. Except as set forth in DBI Disclosure Schedule 3.03(a), (i) DBI owns, directly or indirectly, all of the issued and outstanding equity securities of each DBI Subsidiary, (ii) no equity securities of any of DBI’s Subsidiaries are or may become required to be issued (other than to DBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to DBI or a wholly-owned Subsidiary of DBI), (iv) there are no contracts, commitments, understandings or arrangements relating to DBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by DBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by DBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither DBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Except as set forth in DBI Disclosure Schedule 3.03(b), neither DBI nor any of DBI’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Denmark State Bank. Except as set forth in DBI Disclosure Schedule 3.03(b), neither DBI nor any of DBI’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04    Corporate Power; Minute Books.
(a)   DBI and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and DBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite DBI Shareholder Approval.
(b)   DBI has made available to BFC a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of DBI and each of its Subsidiaries, the minute books of DBI and each of its Subsidiaries, and the stock ledgers and stock transfer books of DBI and each of its Subsidiaries. Neither DBI nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of DBI and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of DBI and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of DBI and each of its Subsidiaries.
Section 3.05    Corporate Authority.
Subject only to the receipt of the Requisite DBI Shareholder Approval at the DBI Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of DBI and the board of directors of DBI on or prior to the date hereof. The board of directors of DBI has directed that this Agreement be submitted to DBI’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite DBI Shareholder Approval in accordance with the WBCL and DBI’s articles of incorporation and bylaws, no other vote or action of the shareholders of DBI is required by Law, the articles of incorporation or bylaws of DBI or otherwise to approve this Agreement and the transactions contemplated hereby. DBI has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of DBI, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”).
Section 3.06    Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by DBI or any of its Subsidiaries in connection with the execution, delivery or performance by DBI of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Office of the Comptroller of the Currency (the “OCC”), and applicable state banking agencies, the Wisconsin Department of Financial Institutions and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Joint Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the OCC, the WDFI-Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement (the “BFC Common Stock Issuance”) and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite DBI Shareholder Approval and as set forth on DBI Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by DBI do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of DBI or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DBI or any of its Subsidiaries, or any of their respective properties or assets,

(3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on DBI or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of DBI or any of its Subsidiaries or to which DBI or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on DBI or result in a material financial penalty.
(b)   As of the date hereof, DBI has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07    Financial Statements; Internal Controls.
(a)   DBI has previously delivered or made available to BFC copies of DBI’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2020, 2019 and 2018, accompanied by the unqualified audit reports of Plante & Moran, PLLC, independent registered accountants (collectively, the “Audited Annual Financial Statements”) and (ii) unaudited interim consolidated financial statements for the nine months ended September 30, 2021 (the “Unaudited Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of DBI and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to DBI) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than DBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of DBI. The audits of DBI have been conducted in accordance with GAAP. Since December 31, 2020, neither DBI nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2020. True, correct and complete copies of the Financial Statements are set forth in DBI Disclosure Schedule 3.07(a).
(b)   The records, systems, controls, data and information of DBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of DBI or its Subsidiaries or accountants (including all means of access thereto and therefrom). DBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. DBI has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of DBI (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect DBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in DBI’s internal control over financial reporting. DBI has made available to BFC a summary of any such disclosure made by management to the auditor and/or audit committee of BFC or any Subsidiary.

(c)   Except as set forth in DBI Disclosure Schedule 3.07(c), since January 1, 2018, neither DBI nor any of its Subsidiaries nor, to DBI’s Knowledge, any director, officer, employee, auditor, accountant or representative of DBI or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of DBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(d)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by DBI and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2020, neither DBI nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
Section 3.08    Regulatory Reports.
Since January 1, 2018, DBI and its Subsidiaries have timely filed with the SEC, FRB, the FDIC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified DBI or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of DBI, threatened an investigation into the business or operations of DBI or any of its Subsidiaries since January 1, 2018. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of DBI or any of its Subsidiaries.
Section 3.09    Absence of Certain Changes or Events.
Except as set forth in DBI Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2020, (a) DBI and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to DBI, and (c) neither DBI nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(z).
Section 3.10    Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of DBI, threatened against DBI or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which DBI or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon DBI or any of its Subsidiaries, or the assets of DBI or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither DBI nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of DBI or any of DBI’s Subsidiaries.

Section 3.11    Compliance with Laws.
(a)   DBI and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither DBI nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   DBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to DBI’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither DBI nor any of its Subsidiaries has received, since January 1, 2018, written or, to DBI’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.12    DBI Material Contracts; Defaults.
(a)   DBI Disclosure Schedule 3.12(a) lists all agreements, contracts, arrangements, commitments or understandings (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of DBI or any of its Subsidiaries to indemnification from DBI or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of DBI or its respective Subsidiaries; (iii) related to the borrowing by DBI or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by DBI or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by DBI or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of DBI or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which DBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity (each such contract, arrangement, commitment or understanding, a “DBI Material Contract”). DBI has previously made available to BFC true, complete and correct copies of each such DBI Material Contract, including any and all amendments and modifications thereto.

(b)   Each DBI Material Contract is valid and binding on DBI and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that DBI hereby represents and warrants that, to its Knowledge, each DBI Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to DBI; and neither DBI nor any of its Subsidiaries is in default under any DBI Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by DBI or any of its Subsidiaries is currently outstanding.
(c)   DBI Disclosure Schedule 3.12(c) sets forth a true and complete list of all DBI Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by DBI of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13    Agreements with Regulatory Agencies.
Neither DBI nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “DBI Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of DBI’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has DBI or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any DBI Regulatory Agreement. To DBI’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to DBI or any of its Subsidiaries.
Section 3.14    Brokers; Fairness Opinion.
Neither DBI nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that DBI has engaged, and will pay a fee or commission to Piper Sandler & Co. (“DBI Financial Advisor”), in accordance with the terms of a letter agreement between DBI Financial Advisor and DBI, a true, complete and correct copy of which has been previously delivered by DBI to BFC. DBI has received the opinion of the DBI Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to BFC) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of DBI Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15    Employee Benefit Plans.
(a)   DBI Disclosure Schedule 3.15(a) sets forth a true and complete list of each DBI Benefit Plan. For purposes of this Agreement, “DBI Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of DBI, any of its Subsidiaries or any of DBI’s related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with DBI, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “DBI Employees”), (ii) covering current or former directors of DBI, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which DBI or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each DBI Benefit Plan, DBI has provided to BFC true and complete copies of such DBI Benefit Plan, any trust instruments and insurance contracts or other funding arrangements forming a part of any DBI Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, with respect to the DBI Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to BFC.
(c)   All DBI Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each DBI Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“DBI 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and to DBI’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such DBI 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the DBI 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All DBI Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to DBI’s Knowledge, threatened litigation or regulatory action relating to the DBI Benefit Plans. Neither DBI nor any of its Subsidiaries has engaged in a transaction with respect to any DBI Benefit Plan that could subject DBI or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No DBI 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to DBI’s Knowledge, threatened by the IRS or the Department of Labor with respect to any DBI Benefit Plan. There are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any DBI Benefit Plan.
(d)   Neither DBI nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of DBI or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither DBI nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither DBI nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Code Section 413(c). No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any DBI Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all DBI Benefit Plans have been timely made.
(f)   Except as set forth in DBI Disclosure Schedule 3.15(f), no DBI Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any DBI Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)   All DBI Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. DBI may amend or terminate any such DBI Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)   Except as otherwise provided for in this Agreement or as set forth in DBI Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former DBI Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former DBI Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the DBI Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the DBI Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment (excluding the application of any payments made under any contract or agreement entered into by and between BFC or Bank First and any current or former DBI Employee other than the Employment Agreement Termination Agreement to be entered into by and between Bank First and Scot G. Thompson following the date of this Agreement), be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of DBI or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the DBI Benefit Plans.
(i)   Except as set forth in DBI Disclosure Schedule 3.15(i), (i) each DBI Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a DBI Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither DBI nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a DBI Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in DBI Disclosure Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No DBI Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither DBI nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   DBI has made available to BFC copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(l)   DBI Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of DBI or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any DBI Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)   DBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for DBI or any of its Subsidiaries for purposes of each DBI Benefit Plan, ERISA and the Code.
(n)   The DBI ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code and has been operated accordingly.
Section 3.16    Labor Matters.

Neither DBI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to DBI’s Knowledge threatened, asserting that DBI or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel DBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against DBI pending or, to DBI’s Knowledge, threatened, nor to DBI’s Knowledge is there any activity involving DBI Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, DBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for DBI or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To DBI’s Knowledge, no officer of DBI or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. Since January 1, 2020, DBI has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any DBI Benefit Plans.
Section 3.17    Environmental Matters.
To its Knowledge, DBI and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of DBI, threatened against DBI or any of its Subsidiaries or any real property or facility presently owned, operated or leased by DBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither DBI nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of DBI, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by DBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to DBI or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of DBI, there are no underground storage tanks on, in or under any property currently owned, operated or leased by DBI or any of its Subsidiaries.
Section 3.18    Tax Matters.
(a)   Each of DBI and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by DBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither DBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither DBI nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where DBI or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Taxes or Tax Return filing requirements in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of DBI or any of its Subsidiaries.
(b)   DBI and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing. Neither DBI nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where DBI or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other Litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against DBI or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against DBI or any of its Subsidiaries, and neither DBI nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any taxing authority by DBI or any of its Subsidiaries.
(d)   DBI has delivered or made available to BFC true and complete copies of (i) the foreign, federal, state and local Tax Returns filed with respect to DBI or any of its Subsidiaries, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by DBI, for taxable periods ended on or after December 31, 2017.
(e)   Neither DBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period preceding the Closing Date. Neither DBI nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among DBI and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither DBI nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DBI), or (ii) has any liability for the Taxes of any Person (other than DBI and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(f)   Neither DBI nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 965 of the Code.
(g)   Since January 1, 2018, neither DBI nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   Neither DBI nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Regulations in any tax year.
(i)   Neither DBI nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)   Neither DBI nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)   DBI and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(l)   Neither DBI nor any of its Subsidiaries have (i) applied for or received loans or payments under the CARES Act (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, (ii) claimed any “Employee Retention Tax Credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund or otherwise claimed any tax credits under the CARES Act or the Families First Coronavirus Response Act, Pub. L. 116-127 (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law) (the “FFCRA), including for providing any paid sick leave under the FFCRA, or (iii) any Deferred Payroll Taxes.
Section 3.19    Investment Securities.
DBI Disclosure Schedule 3.19 sets forth as of September 30, 2021, the DBI Investment Securities, as well as any purchases or sales of DBI Investment Securities between September 30, 2021 to and including November 30, 2021, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any DBI Investment Securities sold during such time period between September 30, 2021 and November 30, 2021. Except as set forth in DBI Disclosure Schedule 3.19, neither DBI nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Denmark State Bank.
Section 3.20    Derivative Transactions.
(a)   All Derivative Transactions entered into by DBI or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by DBI or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. DBI and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in DBI Disclosure Schedule 3.20(b), and the financial position of DBI or its Subsidiaries under or with respect to each has been reflected in the books and records of DBI or its Subsidiaries in accordance with GAAP, and no material open exposure of DBI or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in DBI Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by DBI or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21    Regulatory Capitalization.
DBI and Denmark State Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 3.22    Loans; Nonperforming and Classified Assets.
(a)   DBI Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which DBI or any of its Subsidiaries is a creditor which, as of November 30, 2021, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of DBI or any of its Subsidiaries, or to the Knowledge of DBI, any affiliate of any of the foregoing. Set forth in DBI Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of DBI and its Subsidiaries that, as of November 30, 2021, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Denmark State Bank, DBI or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Denmark State Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   DBI Disclosure Schedule 3.22(b) identifies each asset of DBI or any of its Subsidiaries that as of November 30, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of November 30, 2021 as well as any assets classified as OREO between December 31, 2020 and November 30, 2021 and any sales of OREO between December 31, 2020 and November 30, 2021, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in DBI’s or any of its Subsidiaries’ loan portfolio (each a “DBI Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of DBI and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding DBI Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding DBI Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the DBI Loans that are not reflected in the written records of DBI or its Subsidiary, as applicable. All such DBI Loans are owned by DBI or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any DBI Loan have been asserted in writing against DBI or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and DBI has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by DBI from third parties that are described on DBI Disclosure Schedule 3.22(d), no DBI Loans are presently serviced by third parties and there is no obligation which could result in any DBI Loan becoming subject to any third party servicing.
(e)   Neither DBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates DBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of DBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by DBI or any of its Subsidiaries, and none of the agreements pursuant to which DBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither DBI nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23    Allowance for Loan and Lease Losses.
DBI’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with DBI’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24    Trust Business; Administration of Fiduciary Accounts.
Neither DBI nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25    Investment Management and Related Activities.
Except as set forth in DBI Disclosure Schedule 3.25, none of DBI, any DBI Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26    Repurchase Agreements.
With respect to all agreements pursuant to which DBI or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, DBI or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27    Deposit Insurance.
The deposits of Denmark State Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Denmark State Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to DBI’s Knowledge, threatened.
Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither DBI nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither DBI nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause DBI or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of DBI and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.29    Transactions with Affiliates.
Except as set forth in DBI Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by DBI or any of its Subsidiaries to, and neither DBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of DBI or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with DBI or any of its Subsidiaries and other than deposits held by Denmark State Bank in the Ordinary Course of Business, or (b) any other Affiliate of DBI or any of its Subsidiaries. Except as set forth in DBI Disclosure Schedule 3.29, neither DBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Denmark State Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30    Tangible Properties and Assets.
(a)   DBI Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by DBI and each of its Subsidiaries. Except as set forth in DBI Disclosure Schedule 3.30(a), DBI or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to DBI’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that DBI or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in DBI Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC.
(b)   DBI Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which DBI or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither DBI nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To DBI’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by DBI or any of its Subsidiaries of, or default by DBI or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To DBI’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. DBI and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in DBI Disclosure Schedule 3.30(b), have been furnished or made available to BFC.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of DBI and its Subsidiaries.

Section 3.31    Intellectual Property.
DBI Disclosure Schedule 3.31 sets forth a true, complete and correct list of all DBI Intellectual Property. DBI or its Subsidiaries owns or has a valid license to use all DBI Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The DBI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of DBI and its Subsidiaries as currently conducted. The DBI Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither DBI nor any of its Subsidiaries has received notice challenging the validity or enforceability of DBI Intellectual Property. None of DBI or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by DBI of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which DBI or any of its Subsidiaries is a party and pursuant to which DBI or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither DBI nor any of its Subsidiaries has received notice challenging DBI’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of DBI or any of its Subsidiaries to own or use any of DBI Intellectual Property.
Section 3.32    Insurance.
(a)   DBI Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by DBI and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. DBI and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of DBI reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither DBI nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither DBI nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   DBI Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by DBI or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Denmark State Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under DBI’s BOLI. Neither DBI nor any of DBI’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33    Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34    DBI Information.
The information relating to DBI and its Subsidiaries that is provided by or on behalf of DBI for inclusion in the Joint Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement-Prospectus, as of the date the Joint Proxy Statement-Prospectus is first mailed to DBI’s shareholders and as of the date of the DBI Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any DBI Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Joint Proxy Statement-Prospectus relating to DBI and DBI’s Subsidiaries and other portions thereof within the reasonable control of DBI and its

Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35    Transaction Costs.
DBI Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of DBI and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36    Bank Holding Company.
DBI is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37    CARES Act and PPP Compliance.
(a)   DBI is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of DBI, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(b)   To the extent that DBI has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. DBI has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC
Except as set forth in the disclosure schedule delivered by BFC to DBI prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BFC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BFC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BFC hereby represents and warrants to DBI as follows:
Section 4.01    Organization and Standing.
Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.02    Capital Stock.
The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 7,616,540 shares of BFC Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03    Corporate Power.
(a)   BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite BFC Shareholder Approval.
(b)   BFC has made available to DBI a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04    Corporate Authority.
Subject only to the receipt of the Requisite BFC Shareholder Approval at the BFC Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. The board of directors of BFC has directed that this Agreement be submitted to BFC’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite BFC Shareholder Approval in accordance with the WBCL and BFC’s articles of incorporation and bylaws, no other vote or action of the shareholders of BFC is required by Law, the articles of incorporation or bylaws of BFC or otherwise to approve this Agreement and the transactions contemplated hereby. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by DBI, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05    SEC Documents; Financial Statements.
(a)   BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since October 23, 2018 (the “BFC Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BFC Reports.
(b)   The consolidated financial statements of BFC (or incorporated by reference) included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2021, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06    Regulatory Reports.
Since January 1, 2018, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of BFC and its Subsidiaries, no Governmental Authority has notified BFC that it has initiated or has pending any proceeding or, to the Knowledge of BFC threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2018, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of BFC or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC.
Section 4.07    Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, OCC, the WDFI-Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the BFC Common Stock Issuance and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite BFC Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of BFC, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, BFC has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08    BFC Information.
The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Joint Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement-Prospectus, as of the date the Joint Proxy Statement-Prospectus is first mailed to BFC’s shareholders and as of the date of the BFC Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Joint Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09    Absence of Certain Changes or Events.
Except as reflected or disclosed in BFC’s Annual Report on Form 10-K for the year ended December 31, 2020 or in the BFC Reports since December 31, 2020, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.
Section 4.10    Compliance with Laws.
(a)   BFC and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2018, neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither BFC nor any of its Subsidiaries has received, since January 1, 2018, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.11    BFC Regulatory Matters.
(a)   BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(b)   The deposits of Bank First are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened. Bank First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)   Since January 1, 2018, neither BFC nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither BFC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither BFC nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12    Brokers.
Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to Hovde Group, LLC.
Section 4.13    Legal Proceedings.
(a)   Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14    Tax Matters.
(a)   Each of BFC and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.
(b)   Neither BFC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(c)   Since January 1, 2018, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(d)   Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15    Regulatory Capitalization.
BFC and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.16    No Financing.
BFC has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
Section 5.01    Covenants of DBI.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the DBI Disclosure Schedule), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), DBI shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, DBI will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and BFC the present services of the current officers and employees of DBI and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in DBI Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed, and BFC shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of DBI and Denmark State Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of DBI and its Subsidiaries), DBI shall not and shall not permit its Subsidiaries to:
(a)   Stock.    (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the DBI Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)   Dividends; Other Distributions.    Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends declared and paid in the Ordinary Course of Business and consistent with past practices, and dividends from wholly owned Subsidiaries to DBI.
(c)   Compensation; Employment Agreements, Etc.    Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of DBI or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3.5% in the aggregate for all employees of DBI or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in DBI Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on DBI Disclosure Schedule 3.15(l), or (iv) as otherwise set forth in DBI Disclosure Schedule 5.01(c).
(d)   Hiring.    Hire any person as an employee or officer of DBI or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $125,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)   Benefit Plans.    Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in DBI Disclosure Schedule 5.01(e), (iii) as previously disclosed to BFC and set forth in DBI Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any DBI Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of DBI or any of its Subsidiaries.
(f)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in DBI Disclosure Schedule 5.01(f), pay, loan or advance any amount to (other than renewals of existing loans in accordance with Section 5.01(s) below), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to DBI or any of its Subsidiaries.

(h)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from DBI.
(j)   Governing Documents.   Amend DBI’s articles of incorporation or bylaws or any equivalent documents of DBI’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)   Contracts.   Except as set forth in DBI Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any DBI Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to DBI or any of its Subsidiaries, or enter into any contract that would constitute a DBI Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.
(m)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which DBI or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by DBI or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of DBI or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.
(p)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)   Investment Securities.   Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor

(ii) change the classification method for any of the DBI Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)   Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(s)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in DBI Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by DBI or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan-to-value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with DBI’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of DBI or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where DBI or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(t)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by DBI or its Subsidiaries.
(u)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or fail to timely pay any Taxes (including estimated Taxes) or fail to file any Tax Returns that become due.
(v)   Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by DBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any DBI Material Contract, Lease or other material agreement or material license to which DBI or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(x)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(y)   Adverse Actions.   Other than as expressly permitted by Section 5.09 below, take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair DBI’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.
(bb)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(dd)   Tangible Equity Capital.   Take any action or fail to take any action that will cause the DBI’s Tangible Equity Capital at the Effective Time to be less than the Minimum Tangible Equity Capital at the Effective Time.
Section 5.02   Covenants of BFC.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, BFC shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of DBI during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:
(i)   Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or
(iii)   Agree or commit to do any of the foregoing.
Section 5.03   Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   Shareholder Approvals.
(a)   Each of BFC and DBI shall call, give notice of, convene and hold a meeting of its respective shareholders (the “BFC Meeting” and the “DBI Meeting,” respectively) as soon as reasonably practicable

(subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite BFC Shareholder Approval and the Requisite DBI Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of BFC and DBI shall use its commercially reasonable efforts to obtain from the shareholders of BFC and DBI, as the case may be, the Requisite BFC Shareholder Approval, in the case of BFC, and the Requisite DBI Shareholder Approval, in the case of DBI, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement/Prospectus) that they approve this Agreement and the transactions contemplated hereby, including, with respect to BFC, the BFC Common Stock Issuance. BFC or DBI shall adjourn or postpone the BFC Meeting or the DBI Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BFC Common Stock or the DBI Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BFC or DBI as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BFC Shareholder Approval or the Requisite DBI Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the BFC Meeting and DBI Meeting shall be convened, the BFC Common Stock Issuance and this Agreement shall be submitted to the shareholders of BFC, and this Agreement shall be submitted to the shareholders of DBI, at the BFC Meeting and DBI Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either BFC or DBI of such obligation. BFC and DBI shall use their commercially reasonable efforts to cooperate to hold the BFC Meeting and DBI Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting. Except with the prior approval of BFC, no other matters shall be submitted for the approval of DBI shareholders at the DBI Meeting.
(b)   Except to the extent provided otherwise in Section 5.09, the board of directors of DBI shall at all times prior to and during the DBI Meeting recommend approval of this Agreement by the shareholders of DBI and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by DBI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “DBI Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Joint Proxy Statement-Prospectus shall include the DBI Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite DBI Shareholder Approval, DBI will not adjourn or postpone the DBI Meeting unless DBI is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of DBI. DBI shall keep BFC updated with respect to the proxy solicitation results in connection with the DBI Meeting as reasonably requested by BFC.
(c)   The board of directors of BFC shall at all time prior to and during the BFC Meeting recommend approval of this Agreement by the shareholders of BFC and the transactions contemplated herein (including the Merger and the BFC Common Stock Issuance) and any other matters required to be approved by BFC’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “BFC Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interest of DBI or take any action or make any other public statement inconsistent with such recommendation and the Joint Proxy Statement-Prospectus shall include the BFC Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite BFC Shareholder Approval, BFC will not adjourn or postpone the BFC Meeting unless BFC is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of BFC. BFC shall keep DBI updated with respect to the proxy solicitation results in connection with the BFC Meeting as reasonably requested by DBI.
Section 5.05   Registration Statement; Joint Proxy Statement-Prospectus; NASDAQ Listing.
(a)   BFC and DBI agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the BFC Common Stock Issuance (including the Joint Proxy Statement-Prospectus and all related documents). DBI shall use its reasonable best efforts to deliver to BFC such financial statements and related analysis of DBI, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of DBI, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and DBI agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. DBI agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from DBI’s independent auditors in connection with the Registration Statement and the Joint Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, BFC and DBI, each at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement-Prospectus to its respective shareholders.
(b)   BFC will advise DBI, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide DBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Joint Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide DBI and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Joint Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with DBI to mail such amendment or supplement to DBI shareholders (if required under applicable Law).
(c)   BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the Trading Market, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of BFC and DBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Joint Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or DBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to DBI) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFC, DBI, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). BFC and DBI will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or DBI to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and DBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   DBI will use its commercially reasonable efforts, and BFC shall reasonably cooperate with DBI at DBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on DBI Disclosure Schedule 3.12(c) or that are otherwise required to be obtained under the terms of any DBI Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such DBI Material Contract or creating any lien, claim, or charge upon any of the assets of DBI or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). DBI will consult with BFC and its representatives as often as practicable under the circumstances so as to permit DBI and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.
BFC and DBI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, DBI agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to DBI’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and DBI shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and DBI’s privacy policy and, during such period, DBI shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of DBI and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement. BFC shall coordinate any such access in accordance with this Section 5.08(a) with DBI’s Chief Financial Officer, Jacqui Engebos,
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to DBI such information as DBI may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to DBI in connection with its diligence review prior to the date of this Agreement.

(c)   As promptly as reasonably practicable after they become available, DBI will furnish to BFC copies of the board packages distributed to the board of directors of DBI or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of DBI or any committee thereof relating to the financial performance and risk management of DBI.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, DBI agrees to provide to BFC (i) a copy of each report filed by DBI or any of its Subsidiaries with a Governmental Authority, (ii) a copy of DBI’s monthly loan trial balance, and (iii) a copy of DBI’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of DBI’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. DBI further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to DBI Disclosure Schedule 3.19, DBI Disclosure Schedule 3.22(a), and DBI Disclosure Schedule 3.22(b) that would be required if the references to November 30, 2021 in each corresponding representation and warranty of DBI were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and DBI to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, DBI shall not be required to copy BFC on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that DBI’s board of directors has been advised by counsel that such distribution to BFC may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of DBI’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, DBI shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by DBI; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), DBI shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of DBI or any of DBI’s Subsidiaries (collectively, the “DBI Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to DBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which DBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the DBI Representatives, whether or not such DBI Representative is so authorized and whether or not such DBI Representative is purporting to act on behalf of DBI or otherwise, shall be deemed to be a breach of this Agreement by DBI. DBI and its Subsidiaries shall, and shall cause each of the DBI

Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving DBI or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of DBI or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of DBI or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of DBI or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and DBI or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding DBI Common Stock or more than 50% of the assets of DBI and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of DBI reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of DBI from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the DBI Meeting, DBI may take any of the actions described in Section 5.09(a) if, but only if, (i) DBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of DBI reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to DBI’s shareholders under applicable Law; (iii) DBI has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to DBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, DBI receives from such Person a confidentiality agreement with terms no less favorable to DBI than those contained in the confidentiality agreement with BFC. DBI shall promptly provide to BFC any non-public information regarding DBI or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   DBI shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, DBI or the DBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). DBI agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Except as set forth in Section 5.09(e), neither the board of directors of DBI nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this Agreement (including the Merger), the DBI Recommendation, fail to reaffirm the DBI Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the DBI Meeting or otherwise, inconsistent with the DBI Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the DBI Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause DBI or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring DBI to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.09(d), prior to the date of the DBI Meeting, the board of directors of DBI may withdraw, qualify, amend or modify the DBI Recommendation (a “DBI Subsequent Determination”), or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from DBI advising BFC that the board of directors of DBI has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of DBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to DBI’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), DBI and the board of directors of DBI shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable DBI to proceed with the DBI Recommendation without a DBI Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of DBI has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, DBI shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)   Nothing contained in this Section 5.09 shall prohibit DBI or the board of directors of DBI from complying with DBI’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the DBI Recommendation unless the board of directors of DBI reaffirms the DBI Recommendation in such disclosure.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), BFC shall indemnify and hold harmless the present and former directors and officers of DBI and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for DBI or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of DBI and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that notwithstanding anything to the contrary contained in the organizational documents of DBI or its Subsidiaries, BFC shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.10, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)   For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of DBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by DBI; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.10, BFC shall use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of DBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by DBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)   This Section 5.10 shall survive the Effective Time, is intended to benefit each DBI Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.
(e)   If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, for a period the earlier of (i) six months or (ii) as long as an employee of DBI is a Covered Employee (as defined below), BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of DBI on the Closing Date and who become full-time employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with DBI for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.
(b)   With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the DBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Denmark State Bank (“Carryover PTO”), provided that (i) Bank First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion, and (ii) Carryover PTO shall be limited to 100 hours per year for hourly employees, and salaries employees will not be allowed any Carryover PTO.
(d)   DBI shall cause Denmark State Bank to take all necessary actions to terminate the Denmark State Bank Retirement Savings Plan, effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. DBI shall provide BFC with evidence that the Denmark State Bank Retirement Savings plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld) not later than three days prior to the Effective Time. The accounts of all participants and beneficiaries in the Denmark State Bank Retirement Savings Plan shall become fully vested upon termination of such plan.
(e)   Prior to the Effective Time, DBI shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more DBI Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any DBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any DBI Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any DBI Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Any employee of DBI or Denmark State Bank that becomes an employee of Bank First at the Effective Time who is terminated within six months following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on BFC Disclosure Schedule 5.11(f).
(g)   Following the Effective Time, BFC shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on DBI Disclosure Schedule 3.15(a).
(h)   Nothing in this Section 5.11 shall be construed to limit the right of BFC (including, following the Closing Date, DBI) to amend or terminate any DBI Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require BFC (including, following the Closing Date, DBI) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(i)   For purposes of this Section 5.11, (i) “employees of DBI” shall include employees of DBI or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to DBI shall include each of the Subsidiaries of DBI (iv) all references to BFC shall include each of the Subsidiaries of BFC.
Section 5.12   Notification of Certain Changes.
BFC and DBI shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and DBI shall provide on a periodic basis written notice to BFC of any matters that DBI becomes aware of that should be disclosed on a supplement or amendment to the DBI Disclosure Schedule.
Section 5.13   Transition; Informational Systems Conversion.
From and after the date hereof, BFC and DBI will use their commercially reasonable efforts to facilitate the integration of DBI with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of DBI and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of DBI and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by DBI and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. BFC shall promptly reimburse DBI on request for any reasonable and documented out-of-pocket fees, expenses or charges that DBI may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   Termination of Contracts.
Prior to the Measuring Date and in accordance with this Section 5.14, DBI will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each DBI Material Contract listed on DBI Disclosure Schedule 5.14 (unless BFC otherwise directs DBI not to terminate such contract), and any other contract or agreement requested by BFC to be amended, modified or terminated (collectively, the “Terminated Contracts”).
Section 5.15   No Control of Other Party’s Business.
Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of DBI or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give DBI, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of DBI and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16   Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of DBI or the board of directors of BFC related to this Agreement or the Merger and the other transactions contemplated by this Agreement. DBI shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that DBI shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BFC (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by DBI is reasonably expected by DBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by DBI) under DBI’s existing director and officer insurance policies, including any tail policy.
Section 5.17   Director Resignations.
DBI will cause to be delivered to BFC resignations of all the directors of DBI and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.18   Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, DBI has caused each director of DBI and Denmark State Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit D (collectively, the “Director Restrictive Covenant Agreements”). In consideration of the foregoing, at or prior to Closing, BFC shall pay to each director who enters into a Director Restrictive Covenant Agreement an amount as set forth in BFC Disclosure Schedule 5.18.
Section 5.19   Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, DBI has caused each director and executive officer of DBI and Denmark State Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
Section 5.20   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, DBI and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of DBI and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of DBI and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of DBI and its Subsidiaries, and DBI shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of DBI or any of its Subsidiaries prior to the Effective Time. DBI shall permit representatives of Bank First to be onsite at DBI to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Denmark State Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include Denmark State Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, DBI and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or DBI Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to DBI’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and DBI shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of DBI and its Subsidiaries for the purpose of facilitating the integration of DBI and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, DBI shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of DBI and its Subsidiaries for the purpose of facilitating the integration of DBI and its business into that of BFC. Any interaction between BFC and DBI’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by DBI. DBI shall have the right to participate in any discussions between BFC and DBI’s customers and suppliers.
(d)   BFC and DBI agree to take all action necessary and appropriate to cause Denmark State Bank to merge with Bank First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.21   Transactional Expenses.
DBI has provided in DBI Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that DBI and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by DBI as a result of any litigation which may arise in connection with this Agreement (collectively, “DBI Expenses”). DBI shall use its commercially reasonable efforts to cause the aggregate amount of all DBI Expenses to not exceed the total expenses disclosed in DBI Disclosure Schedule 3.35. DBI shall promptly notify BFC if or when it determines that it expects to exceed its total budget for DBI Expenses. Notwithstanding anything to the contrary in this Section 5.21, DBI shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in DBI Disclosure Schedule 3.35.
Section 5.22   Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and DBI, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of November 5, 2021 between BFC and DBI.
Section 5.23   Tax Matters.
(a)   The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and DBI shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(b)   BFC shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for DBI and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.
Section 5.24   FINRA Compliance.
DBI shall take all actions and submit all filings necessary to ensure compliance by DBI with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
Section 5.25   Dissolution of Non-Bank Subsidiaries.
DBI shall take all actions and submit all filings necessary to fully dissolve DBI’s subsidiaries listed on DBI Disclosure Schedule 3.03(a) at or prior to Closing except for Denmark State Bank.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Votes.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite DBI Shareholder Approval at the DBI Meeting and the Requisite BFC Shareholder Approval at the BFC Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   BFC and DBI, respectively, shall have received opinions from Alston & Bird LLP and Godfrey & Kahn, S.C., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and DBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Godfrey & Kahn, S.C. may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and DBI, in form and substance reasonably acceptable to such counsel.
Section 6.02   Conditions to Obligations of DBI.
The obligations of DBI to consummate the Merger also are subject to the fulfillment or written waiver by DBI prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of BFC (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. DBI shall have received a certificate signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.

(b)   Performance of Obligations of BFC.   BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and DBI shall have received a certificate, dated the Closing Date, signed on behalf of BFC by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in BFC or Bank First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Trading Market Listing.   Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market.
Section 6.03   Conditions to Obligations of BFC.
The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of DBI (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to DBI. BFC shall have received a certificate signed on behalf of DBI by the Chief Executive Officer or the Chief Financial Officer of DBI to the foregoing effect.
(b)   Performance of Obligations of DBI.   DBI shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of DBI by DBI’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in DBI or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than five percent (5%) of the issued and outstanding shares of DBI Common Stock.
(f)   Consents and Approvals.   DBI has received, in form and substance satisfactory to DBI and BFC, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which DBI or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of DBI or any of its Subsidiaries.

Section 6.04   Frustration of Closing Conditions.
Neither BFC nor DBI may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of BFC and DBI if the board of directors of BFC and the board of directors of DBI each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By BFC or DBI, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either BFC or DBI (provided, in the case of DBI, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite BFC Shareholder Approval or the Requisite DBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   By either BFC or DBI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)   Breach of Covenants.   By either BFC or DBI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f)   Delay.   By either BFC or DBI if the Merger shall not have been consummated on or before September 30, 2022, provided, however, that such date will be automatically extended to December 31, 2022, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g)   Failure to Recommend; Etc.   In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of DBI (A) withdraws, qualifies, amends, modifies or withholds the DBI Recommendation, or makes any statement, filing or release, in connection with the DBI Meeting or otherwise, inconsistent with the DBI Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the DBI Recommendation), (B) materially breaches its obligation to call, give notice of and commence the DBI Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the DBI Recommendation within three (3) Business Days of being requested to do so by BFC, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)   Acceptance of Superior Proposal.   By DBI in connection with entering into a definitive agreement to effect a Superior Proposal after making an DBI Subsequent Determination in accordance with Section 5.09(e).
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, DBI shall pay to BFC a termination fee equal to $4,800,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(g), DBI shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of DBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to DBI and (A) thereafter this Agreement is terminated (x) by either BFC or DBI pursuant to Section 7.01(c) because the Requisite DBI Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, DBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then DBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event DBI terminates this Agreement pursuant to Section 7.01(h), DBI shall pay BFC the Termination Fee within one (1) Business Day after DBI’s notification of such termination.
(b)   DBI and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if DBI fails promptly to pay any amounts due under this Section 7.02, DBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if DBI pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), DBI (or any successor in interest of DBI) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than DBI or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(x).
“Audited Financial Statements” has the meaning set forth in Section 3.07(a).
“Bank First” has the meaning set forth in Section 1.03.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BFC” has the meaning set forth in the preamble to this Agreement.
“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.
“BFC Common Stock Issuance” has the meaning set forth in Section 3.06(a).
“BFC Common Stock Price shall mean the mathematical average, calculated for the twenty (20) trading-day period ending on the fifth (5th) trading day preceding the Closing Date, of the VWAP of a share of BFC Common Stock for each trading day during such period.
“BFC Disclosure Schedule” has the meaning set forth in Article IV.
“BFC Reports” has the meaning set forth in Section 4.05(a).
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in DBI’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of DBI Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 2.02(c).
“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including  the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).
“Cash Component” has the meaning set forth in Section 2.01(e)(i).
“Cash Consideration” has the meaning set forth in Section 2.01(d)(ii).
“Cash Conversion Number” has the meaning set forth in Section 2.04(a).
“Cash Election” has the meaning set forth in Section 2.03(b).
“Cash Election Shares” has the meaning set forth in Section 2.01(d)(ii).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of DBI Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of DBI’s related organizations described in Code Sections 414(b), (c) or (m).
“Covered Employees” has the meaning set forth in Section 5.11(a).
“COVID-19 Measures” has the meaning set forth in Section 3.37(a).
“DBI” has the meaning set forth in the preamble to this Agreement.
“DBI 401(a) Plan” has the meaning set forth in Section 3.15(c).
“DBI Benefit Plans” has the meaning set forth in Section 3.15(a).
“DBI Cancelled Shares” has the meaning set forth in Section 2.01(b).
“DBI Common Stock” means, collectively, the Class A common stock, no par value per share and the Class B common stock, no par value per share, of DBI.
“DBI Director” has the meaning set forth in Section 1.02(b).
“DBI Disclosure Schedule” has the meaning set forth in Article III.
“DBI Employees” has the meaning set forth in Section 3.15(a).
“DBI ESPP” means the Denmark Bancshares, Inc. 2017 Employee Stock Purchase Plan, as amended to date

“DBI Expenses” has the meaning set forth in Section 5.20.
“DBI Financial Advisor” has the meaning set forth in Section 3.14.
“DBI Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of DBI and its Subsidiaries.
“DBI Investment Securities” means the investment securities of DBI and its Subsidiaries.
“DBI Loan” has the meaning set forth in Section 3.22(c).
“DBI Material Contract” has the meaning set forth in Section 3.12(a).
“DBI Meeting” has the meaning set forth in Section 5.04(a).
“DBI Recommendation” has the meaning set forth in Section 5.04(b).
“DBI Regulatory Agreement” has the meaning set forth in Section 3.13.
“DBI Representatives” has the meaning set forth in Section 5.09(a).
“DBI Restricted Share” has the meaning set forth in Section 2.05(a).
“DBI Stock Plans” means all equity plans of DBI or any Subsidiary, each as amended to date.
“DBI Subsequent Determination” has the meaning set forth in Section 5.09(e).
“DBI Voting Agreement” or “DBI Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.
“Deferred Payroll Taxes” means any Taxes payable by DBI or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Denmark State Bank” has the meaning set forth in Section 1.03.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Effective Time” has the meaning set forth in Section 1.04(a).
“Election Deadline” has the meaning set forth in Section 2.03(d).
“Election Form” has the meaning set forth in Section 2.03(c).
“Enforceability Exception” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement currently in effect relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.15(a).
“ESPP Purchase Right” means a right to purchase shares of DBI Common Stock issued under the DBI ESPP.
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.03(a).
“Exchange Fund” has the meaning set forth in Section 2.10(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(e)(ii).
“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or BFC or its Subsidiaries (or their respective successors) or (ii) any Claim brought by BFC or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“FFCRA” has the meaning set forth in Section 3.18(l).
“Final Closing Statement” has the meaning set forth in Section 2.02(c).
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of DBI Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Joint Proxy Statement-Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of BFC and DBI relating to the BFC Meeting and the DBI Meeting, respectively.
“Knowledge” means, with respect to DBI, the actual knowledge, of the Persons set forth in DBI Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth in BFC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.09.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Mailing Date” has the meaning set forth in Section 2.03(c).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects DBI and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which DBI and BFC operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects DBI and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which DBI and BFC operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects DBI and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which DBI and BFC operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by DBI or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Minimum Tangible Equity Capital” shall mean $67,565,297.
“NASDAQ” means National Market System of The Nasdaq Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Election Shares” has the meaning set forth in Section 2.01(d)(iii).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” has the meaning set forth in Section 3.06(a).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of DBI and DBI’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“Offering Period” has the meaning set forth in Section 2.12.
“OREO” has the meaning set forth in Section 3.22(b).

“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.
“Per Share Amount” has the meaning set forth in Section 2.01(e)(iii).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.04(a).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the BFC Common Stock Issuance (including the Joint Proxy Statement-Prospectus constituting a part thereof).
“Requesting Party” has the meaning set forth in Section 1.05.
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite BFC Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of BFC Common Stock entitled to vote thereon at the BFC Meeting.
“Requisite DBI Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of DBI Common Stock entitled to vote thereon at the DBI Meeting.
“Representative” has the meaning set forth in Section 2.03(c).
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06.
“Stock Consideration” has the meaning set forth in Section 2.01(d)(i).
“Stock Election” has the meaning set forth in Section 2.03(b).
“Stock Election Shares” has the meaning set forth in Section 2.01(d)(i).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of DBI means, unless the context otherwise requires, any current or former Subsidiary of DBI.

“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tangible Equity Capital” has the meaning set forth in Section 2.02(b).
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.
“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Total Cash Election Number” has the meaning set forth in Section 2.04(b)(i).
“Trading Market” means the Nasdaq Capital Market.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Interim Financial Statements” has the meaning set forth in Section 3.07(a).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means for any date or period, the volume weighted average price of BFC Common Stock for such date (or the nearest preceding date) or period on the Trading Market as reported by the Nasdaq Stock Market on its website (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).
“WBCL” has the meaning set forth in Section 1.01.
“WDFI-Banking” means the Wisconsin Department of Financial Institutions — Division of Banking.
“WDFI-Corporations” means the Wisconsin Department of Financial Institutions — Division of Corporate and Consumer Services.
“Wisconsin Courts” has the meaning set forth in Section 9.03(b).

ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the BFC Meeting or the DBI Meeting no amendment shall be made which by Law requires further approval by the shareholders of BFC or DBI, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.
Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)
if to BFC, to:

Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:   Michael B. Molepske, President & CEO
E-mail:   mmolepske@bankfirstwi.bank
with a copy (which shall not constitute notice to BFC) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:   Mark Kanaly
E-mail:   mark.kanaly@alston.com
(b)
if to DBI, to:

Denmark Bancshares, Inc.
103 E. Main Street
Denmark, WI 54208
Attn:   Scot G. Thompson
E-mail:   ScotT@denmarkstate.com
with a copy (which shall not constitute notice to DBI) to:
Godfrey & Kahn S.C.
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202
Attn.   Patrick S. Murphy
E-mail:   pmurphy@gklaw.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, BFC and DBI hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08   Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The DBI Disclosure Schedule and the BFC Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this

Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name:
Michael B. Molepske

Title:
President and Chief Executive Officer

DENMARK BANCSHARES, INC.
By:
/s/ Scot G. Thompson

Name:
Scot G. Thompson

Title:
President, Chief Executive Officer, and Chairman

EXHIBIT A
FORM OF DBI VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 18, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Denmark Bancshares, Inc., a
Wisconsin corporation (“DBI”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and DBI are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) DBI will merge with and into BFC, with BFC as the surviving entity, and (ii) Denmark State Bank, a Wisconsin state chartered bank and a direct wholly owned subsidiary of DBI will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of DBI, no par value per share (“DBI Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of DBI Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of DBI Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of DBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, BFC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BFC in connection therewith, Shareholder and BFC agree as follows:
Section 1.    Agreement to Vote Shares.    Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of DBI, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BFC, Shareholder shall:
(a)    appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)    vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of DBI and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or

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could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of DBI, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.    No Transfers.    Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite DBI Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as BFC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with BFC as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BFC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of DBI other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 4.    No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of DBI, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition

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Proposal, (b) except in his capacity as a director or officer of DBI and under circumstances for which such actions are permitted for DBI under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BFC) any information or data with respect to DBI or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of DBI’s shareholders with respect to an Acquisition Proposal.
Section 5.    Specific Performance; Remedies; Attorneys’ Fees.    Shareholder acknowledges that it is a condition to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BFC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BFC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BFC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BFC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BFC shall have the right to inform any third party that BFC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BFC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BFC set forth in this Agreement may give rise to claims by BFC against such third party.
Section 6.    Term of Agreement; Termination.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.    Entire Agreement.    This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.    Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.    Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.    Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of DBI and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of DBI, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of DBI, if applicable.

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Section 11.    Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 12.    Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.    WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.    Waiver of Appraisal Rights; Further Assurances.    To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at BFC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFC, Bank First, DBI, Denmark State Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.    Disclosure.    Shareholder hereby authorizes DBI and BFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Joint Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that BFC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.    Counterparts.    This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:  Michael B. Molepske
Title:     President and Chief Executive Officer
SHAREHOLDER

Total Number of Shares of DBI Common Stock Subject to this Agreement:
Class A:

Class B:

Signature Page to DBI Voting Agreement

EXHIBIT B
FORM OF BFC VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 18, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Bank First Corporation, a Wisconsin corporation (“BFC”), and Denmark Bancshares, Inc., a Wisconsin corporation (“DBI”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and DBI are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) DBI will merge with and into BFC, with BFC as the surviving entity, and (ii) Denmark State Bank, a Wisconsin state chartered bank and a direct wholly owned subsidiary of DBI will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of DBI, no par value per share (“DBI Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of BFC Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of BFC Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of BFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of DBI to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, DBI entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by DBI in connection therewith, Shareholder and DBI agree as follows:
Section 1.    Agreement to Vote Shares.    Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of BFC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by DBI, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of BFC and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; and (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of BFC contained in the Merger Agreement or of Shareholder contained in this Agreement.

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Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of BFC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.    No Transfers.    Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the Requisite BFC Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as DBI may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with DBI as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by DBI, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of BFC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any restricted stock issued by BFC.
Section 4.    Specific Performance; Remedies; Attorneys’ Fees.    Shareholder acknowledges that it is a condition to the willingness of DBI to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to DBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, DBI will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that DBI has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with DBI’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, DBI shall have the right to inform any third party that DBI reasonably believes to be, or to be contemplating,

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participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of DBI hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with DBI set forth in this Agreement may give rise to claims by DBI against such third party.
Section 5.    Term of Agreement; Termination.    The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially changes the terms of the Merger Agreement, (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 6.    Entire Agreement.    This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 7.    Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 8.    Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.    Capacity as Shareholder.    This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of BFC and it shall not apply in any manner to Shareholder in his, her or its capacity as a director of BFC, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director of BFC, if applicable.
Section 10.    Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 11.    Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 12.    WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH

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PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
Section 13.    Counterparts.    This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
DENMARK BANCSHARES, INC.
By:

Name:  Scot Thompson
Title:    President and Chief Executive Officer
SHAREHOLDER

Total Number of Shares of BFC Common Stock Subject to this Agreement:

Signature Page to BFC Voting Agreement

EXHIBIT C
FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT
PLAN OF MERGER AND MERGER AGREEMENT
DENMARK STATE BANK
with and into
BANK FIRST, N.A.
under the charter of
BANK FIRST, N.A.
under the title of
“BANK FIRST, N.A.”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2022, by and between Bank First, N.A. (“Bank First”), a national banking association, with its main office located at 402 North 8th Street, Manitowoc, WI 54220, and Denmark State Bank, a Wisconsin state-chartered bank, with its main office located at 103 Main Street, Denmark WI 54208 (“Denmark State Bank,” and together with Bank First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Bank First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Denmark State Bank has approved this Agreement and authorized its execution in accordance Wisconsin Statutes §221.0702 and the Act;
WHEREAS, Bank First Corporation (“BFC”), which owns all of the outstanding shares of capital stock of Bank First, and Denmark Bancshares, Inc. (“DBI”), which owns all of the outstanding shares of capital stock of Denmark State Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of DBI with and into BFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”)
WHEREAS, BFC, as the sole shareholder of Bank First, and DBI, as the sole shareholder of Denmark State Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Denmark State Bank with and into Bank First, with Bank First being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Denmark State Bank shall be merged with and into Bank First. Bank First shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Denmark State Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Bank First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

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SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 402 North 8th Street, Manitowoc, WI 54220, as well as at its legally established branches and at the banking offices of Denmark State Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of Bank First).
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Bank First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Denmark State Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of Denmark State Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Bank First and Denmark State Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Denmark State Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Denmark State Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Bank First’s common stock shall continue to remain outstanding shares of Bank First’s common stock, all of which shall continue to be owned by BFC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Bank First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Bank First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)   The Holding Company Merger shall have closed and become effective.
b)   The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

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c)   The Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.
SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Bank First as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

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IN WITNESS WHEREOF, Denmark State Bank and Bank First have entered into this Agreement as of the date first set forth above.
DENMARK STATE BANK
By:

Name:  Scot Thompson
Title:     President and Chief Executive Officer
BANK FIRST, N.A., A NATIONAL BANKING ASSOCIATION
By:

Name:  Michael B. Molepske
Title:     Chief Executive Officer
[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

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EXHIBIT D
FORM OF DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of January 18, 2022, by and between                  , an individual resident of the State of Wisconsin (“Director”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and Denmark Bancshares, Inc., a Wisconsin corporation (“DBI”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) DBI will merge with and into BFC, with BFC as the surviving entity, and (ii) Denmark State Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of DBI,will merge with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), with Bank First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of DBI and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of DBI Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of DBI or Denmark State Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, BFC will succeed to all of the Confidential Information and Trade Secrets, for which BFC as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of DBI and Denmark State Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BFC and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.    Restrictive Covenants.
(a)   Director acknowledges that (i) BFC has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with BFC as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide BFC with prompt notice of such requirement prior to the disclosure so that BFC may waive the requirements of this Agreement or seek an appropriate protective order at BFC’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

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(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of BFC, Bank First, DBI or Denmark State Bank (each a “Protected Party”), including actively sought prospective customers of Denmark State Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of DBI and its Subsidiaries, including Denmark State Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with DBI and/or Denmark State Bank;
(C)   having value to DBI and/or Denmark State Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, BFC and/or Bank First; and
(D)   not generally known to competitors of DBI or BFC (including competitors to Denmark State Bank or Bank First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from DBI or BFC, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Wisconsin where Denmark State Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

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(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to BFC upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BFC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.    Term; Termination.    This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of BFC (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of BFC. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.    Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to BFC:
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:  Michael B. Molepske,
          President and CEO
E-mail: mmolepske@bankfirstwi.bank

If to Director:
The address of Director’s principal residence as it appears in DBI’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to BFC.

Section 4.    Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court.  Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

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Section 5.    Modification and Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and BFC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.    Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.    Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.    Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.    Construction; Interpretation.    Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:   Michael B. Molepske
Title:      President and Chief Executive Officer
DIRECTOR

Signature Page — Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.   The provision of legal services by Director to any Person.
2.   The offer and sale of insurance products by Director to any Person.
3.   The provision of investment advisory and brokerage services by Director to any Person.
4.   The provision of private equity/venture capital financing by Director to any Person.
5.   The provision of accounting services by Director to any Person.
6.   The ownership of 5% or less of any class of securities of any Person.
7.   The provision of automobile financing in connection with the operation of auto dealerships.
8.   Obtaining banking-related services or products for entities owned or controlled by the Director.
9.   Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.
10.    Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.
For the purposes of this agreement, “Change in Control of BFC” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of BFC, or (b) individuals serving on the board of directors of BFC cease for any reason to constitute at least a majority of the board of directors of BFC.

EXHIBIT E
FORM OF CLAIMS LETTER
January 18, 2022
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of January 18, 2022 (the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Denmark Bancshares, Inc., a Wisconsin corporation (“DBI”).
Concerning any claims which the undersigned may have against DBI or any of its subsidiaries, including Denmark State Bank (each, a “DBI Entity”), in his or her capacity as an officer, director or employee of any DBI Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.    Definitions.    Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each DBI Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any DBI Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to BFC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any DBI Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Denmark State Bank, (B) Claims as a depositor under any deposit account with Denmark State Bank, (C) Claims as the holder of any Certificate of Deposit issued by Denmark State Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any DBI Entity; (E) Claims in his or her capacity as a shareholder of DBI, and (F) Claims as a holder of any check issued by any other depositor of Denmark State Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement;
(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any DBI Entity, under Wisconsin law or the Merger Agreement; or

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(v)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.    Forbearance.    The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.    Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States

2

District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter

3

On behalf of Bank First Corporation, I hereby acknowledge receipt of this letter as of this 18th day of January, 2022.
BANK FIRST CORPORATION
By:

Name:  Michael B. Molepske
Title:     President and Chief Executive Officer
Signature Page — Claims Letter

Schedule I
Additional Excluded Claims

Annex B
January 14, 2022
Board of Directors
Denmark Bancshares, Inc.
103 East Main Street
PO Box 130
Denmark, WI 54208
Ladies and Gentlemen:
Denmark Bancshares, Inc. (“DBI”) and Bank First Corporation (“BFC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which DBI will, on the terms and subject to the conditions set forth in the Agreement, merge with and into BFC with BFC as the surviving company (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of DBI Common Stock (excluding Dissenting Shares and DBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of the Agreement, into and exchanged for the right to receive, subject to shareholder election and proration, any of the following forms of consideration (the “Merger Consideration”): (i) for each share of DBI Common Stock with respect to which a Stock Election has been validly made and not revoked (collectively, the “Stock Election Shares”), the right to receive from BFC 0.5276 shares of validly issued, fully paid and non-assessable BFC Common Stock (collectively, the “Stock Consideration”); (ii) for each share of DBI Common Stock with respect to which a Cash Election has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive in cash from BFC an amount equal to $38.10 (collectively, the “Cash Consideration”); or (iii) for each share of DBI Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked (collectively, the “Non-Election Shares”), such Non-Election Shares will receive the Stock Consideration. The Agreement provides, generally, that the aggregate consideration to be paid by BFC in respect of the Merger Consideration to Holders that make an effective Cash Election shall be up to $23,904,656 (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election shall be up to 1,655,131 shares of BFC Common Stock (assuming 3,137,094 shares of DBI Common Stock are outstanding at the Effective Time and subject to increase or decrease, as provided for in the Agreement). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of DBI Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 12, 2022; (ii) certain publicly available financial statements and other historical financial information of DBI and its banking subsidiary, Denmark State Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BFC that we deemed relevant; (iv) certain internal financial projections for DBI for the years ending December 31, 2021 and December 31, 2022 with a long-term annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of DBI; (v) publicly available median analyst earnings per share estimates for BFC for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for BFC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BFC; (vi) the pro forma financial impact of the Merger on BFC based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for DBI for the years ending December 31, 2021 through

December 31, 2025, as provided by the senior management of BFC; (vii) the publicly reported historical price and trading activity for DBI Common Stock and BFC Common Stock, including a comparison of certain stock trading information for DBI Common Stock and BFC Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for DBI and BFC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of DBI and its representatives the business, financial condition, results of operations and prospects of DBI and held similar discussions with certain members of the senior management of BFC and its representatives regarding the business, financial condition, results of operations and prospects of BFC.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by DBI, BFC or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of DBI and BFC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of DBI or BFC, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of DBI or BFC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of DBI or BFC, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to DBI or BFC. We have assumed, with your consent, that the respective allowances for loan losses for both DBI and BFC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used certain internal financial projections for DBI for the years ending December 31, 2021 and December 31, 2022 with a long-term annual earnings per share growth rate for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of DBI. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for BFC for the years ending December 31, 2021 through December 31, 2023, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2024 and December 31, 2025 and estimated dividends per share for BFC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BFC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as estimated net income for DBI for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BFC. With respect to the foregoing information, the respective senior managements of DBI and BFC confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of DBI and BFC, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in DBI’s or BFC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that DBI and BFC will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on DBI, BFC, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that DBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of DBI Common Stock or BFC Common Stock at any time or what the value of BFC Common Stock will be once it is actually received by the holders of DBI Common Stock.
We have acted as DBI’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. DBI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to DBI in the two years preceding the date hereof. As you are aware, Piper Sandler has provided certain investment banking services to BFC in the two years preceding the date of this opinion. In summary, Piper Sandler acted as financial advisory to BFC in connection with BFC’s acquisition of Tomah Bancshares, Inc., which transaction closed in May 2020 and for which Piper Sandler received approximately $300,000 in advisory fees and expense reimbursement. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to DBI, BFC and their respective affiliates. We may also actively trade the equity and debt securities of DBI, BFC and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of DBI in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of DBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of DBI Common Stock and does not address the underlying business decision of DBI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for DBI or the effect of any other transaction in which DBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any DBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of DBI Common Stock from a financial point of view.
Very truly yours,

Annex C
January 18, 2022
Board of Directors
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that Bank First Corporation, a Wisconsin corporation (“BFC”), and Denmark Bancshares, Inc., a Wisconsin corporation (“DBI” and, together with BFC, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about January 18, 2022. Subject to the terms and conditions of the Agreement, in accordance with the Wisconsin Business Corporation Law at the Effective Time, DBI shall merge with and into BFC pursuant to the terms of the Agreement (the “Merger”). BFC shall be the surviving entity (the “Surviving Entity”) in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of DBI shall cease. It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and the Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The directors of BFC in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity; provided, however, that BFC shall consider adding one (1) current member of the DBI board of directors to the BFC board of directors, with such DBI director to be mutually agreed upon by BFC and DBI.
Immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Denmark State Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of DBI (“Denmark State Bank”), shall be merged (the “Bank Merger”) with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The board of directors of the Parties will have, on the date of the Agreement, caused the board of directors of Bank First and Denmark State Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached to the Agreement as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of the Agreement. Each of BFC and DBI shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Bank First and Denmark State Bank, respectively. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated January 11, 2022 provided to Hovde by BFC.
Subject to the provisions of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of DBI, each share of DBI Common Stock (excluding Dissenting Shares and DBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of Article II of the Agreement, into and exchanged for the right to receive any of the following forms of consideration (the “Merger Consideration”):
(i)
for each share of DBI Common Stock with respect to which a Stock Election has been validly made and not revoked (collectively, the “Stock Election Shares”), the right to receive from BFC the number of shares of BFC Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);

(ii)
for each share of DBI Common Stock with respect to which a Cash Election has been validly made and not revoked (collectively, the “Cash Election Shares”), the right to receive in cash from BFC an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); or

(iii)
for each share of DBI Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked (collectively, the “Non-Election Shares”), such Non-Election Shares will receive the Stock Consideration.

The following definitions shall apply for purposes of the Agreement:
(i)
“Cash Component” means $23,904,656.

(ii)
“Exchange Ratio” means 0.5276.

(iii)
“Per Share Amount” means $38.10.

The aggregate consideration to be paid by BFC in respect of the Merger Consideration to Holders that make an effective Cash Election shall be up to the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election shall be up to 1,655,131 shares of BFC Common Stock (assuming 3,137,094 shares of DBI Common Stock are outstanding at the Effective Time and subject to adjustment as provided by Article II of the Agreement).
Section 2.02 of the Agreement provides that if the Tangible Equity Capital as of the Closing Date is less than the Minimum Tangible Equity Capital of $67,565,297, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Equity Capital minus (B) the Tangible Equity Capital on the Closing Date, and the Cash Component and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount. Notwithstanding any other provision contained in the Agreement, the total number of shares of DBI Common Stock that may be converted into Cash Consideration pursuant to Section 2.01(d)(ii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be up to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of DBI Common Stock (other than DBI Cancelled Shares and Dissenting Shares) shall be converted into Stock Consideration. We have assumed for purposes of our analysis and opinion that the Cash conversion number is 627,419 shares of DBI Common Stock which may be converted into Cash Consideration.
In the event that the aggregate number of shares of DBI Common Stock with respect to which Cash Elections shall have been made (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then Section 2.04 of the Agreement provides that (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (subject to rounding of fractional shares as determined by the Exchange Agent) with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration. Additionally, immediately prior to the Effective Time, each share of DBI Common Stock outstanding immediately prior to the Effective Time that is subject to vesting restrictions granted under the DBI Stock Plans (a “DBI Restricted Share”) shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Stock Consideration or the Cash Consideration, less the amount of any required withholding Tax pursuant to Section 2.01, and all dividends previously declared and paid shall be paid in cash by DBI to such Holders.
With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that there will be no Capital Deficiency Amount and therefore no reduction in the aggregate Merger Consideration and that BFC shall have sufficient cash to pay for all the Cash Election Shares. We have also assumed that (i) the Cash Election Shares shall be elected to equal the full amount of the Cash Component of the Merger Consideration and therefore shall equal 627,419 shares of DBI Common Stock and the cash component of the Merger Consideration is $23,904,656; and (ii) the Stock Election Shares shall equal 2,509,675 shares of DBI Common Stock, and therefore, based on BFC’s closing price as of January 13, 2022 of $72.12 per share and the Exchange Ratio of 0.5276, the aggregate value of the Stock Election Shares consideration is $95,494,427 which results in the aggregate Merger Consideration being $119,399,083 (i.e., the cash component of the Merger Consideration of $23,904,656 plus the aggregate value of the Stock Election shares of $95,494,427).
We note that Article VI of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including (i) having obtained shareholder approval from both BFC and DBI shareholders, (ii) having obtained all necessary regulatory approvals which do not contain the imposition of any Burdensome Condition, (iii) having obtained favorable tax opinions relating to the Merger, (iv) Dissenting Shares being less than five percent (5.0%) of the issued and outstanding shares of DBI Common Stock and (v) having obtained approval for the shares of BFC Common Stock to be issued in connection with the Merger to be listed on the NASDAQ Capital Market.
We also note that the Agreement may be terminated pursuant to the terms of Section 7.01 of the Agreement which include, among other usual and customary conditions, the termination by either BFC or DBI if the Merger shall not have been consummated on or before September 30, 2022 or the acceptance of a Superior Proposal by DBI in connection with entering into a definitive agreement to effect a Superior Proposal after making a DBI Subsequent Determination in accordance with Section 5.09(e). In the event that the Agreement is terminated due to the occurrence of any of the termination events specified in Section 7.01 of the Agreement, DBI shall pay to BFC a termination fee equal to $4,800,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Merger Consideration, (iii) BFC shall have sufficient cash to fund the cash component of the Merger Consideration, and (iv) the Merger will be consummated in accordance with the terms of the Agreement.
You have requested our opinion as to the fairness to the holders of BFC Common Stock, from a financial point of view, of the aggregate Merger Consideration to be paid by BFC to DBI in connection with the Merger. This opinion addresses only the fairness of the aggregate Merger Consideration to be paid by BFC in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated January 11, 2022 as provided to Hovde by BFC on January 12, 2022;

(ii)
reviewed financial statements of DBI for the twelve-month periods ended December 31, 2021, December 31, 2020 and December 31, 2019;

(iii)
reviewed certain historical publicly available business and financial information concerning DBI;

(iv)
reviewed certain internal financial statements and other financial and operating data concerning DBI;

(v)
worked with BFC and DBI to develop a financial forecast for DBI and a pro forma projection of the combined company following the Merger;

(vi)
discussed with certain members of senior management of BFC the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of DBI and BFC; DBI’s and BFC’s historical financial performance; and their assessment of the rationale for the Merger;

(vii)
reviewed and analyzed materials detailing the Merger prepared by BFC and DBI, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;

(ix)
assessed current general economic, market and financial conditions;

(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of DBI or BFC since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by DBI and BFC are true and complete. We have relied upon the management of BFC and DBI as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by BFC and DBI, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by BFC and DBI on a basis reflecting the best currently available information and BFC’s and DBI’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by BFC to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by BFC or DBI or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of BFC and DBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for BFC and DBI are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of BFC or DBI, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of BFC or DBI.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which BFC or DBI is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither BFC nor DBI is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by BFC or DBI or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. BFC has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BFC or DBI or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on BFC or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of BFC; (iii) any other strategic alternatives that might be available to BFC; or (iv) whether BFC has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to BFC as to whether or not BFC should enter into the Agreement or to any stockholders of BFC as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of BFC or DBI relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the lowest or best price that could be obtained in a merger or combination transaction with DBI. We do not express any opinion as to the value of BFC Common Stock following the announcement of the proposed Merger, or the value of BFC Common Stock following the consummation of the Merger, or the prices at which shares of BFC Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BFC or DBI.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of BFC and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of BFC Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with BFC, we will receive from BFC a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the fairness opinion fee, that is contingent upon the consummation of the Merger. BFC has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to DBI for which it received a fee. During the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to BFC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from BFC in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, BFC or DBI or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of BFC or DBI for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and BFC.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the aggregate Merger Consideration to be paid to DBI by BFC in connection with the Merger is fair from a financial point of view to the shareholders of BFC.
Sincerely,
HOVDE GROUP, LLC

Annex D
WISCONSIN DISSENTERS’ RIGHTS STATUTES
SUBCHAPTER XIII OF THE
WISCONSIN BUSINESS CORPORATION LAW
180.1301. Definitions.
(1)  ”Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.
(1m)   “Business combination” has the meaning given in s. 180.1130 (3).
(2)  ”Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.
(3)  ”Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
(4)  ”Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
(5)  ”Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
(6)  ”Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
180.1302. Right to dissent.
(1)  Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(a)  Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
1.  Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.
2.  The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
3.  The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:
a.  The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).
b.  Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.

c.  The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.
d.  The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.
(b)  Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
(c)  Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
1.  A sale pursuant to court order.
2.  A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
(cm)  Consummation of a plan of conversion.
(d)  Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
(2)  Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:
(a)  Alters or abolishes a preferential right of the shares.
(b)  Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c)  Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
(d)  Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e)  Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
(3)  Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).
(3m)  Notwithstanding any other provision of this section, if the issuer corporation has become a benefit corporation under s. 204.104 (1) or (2), a shareholder of the benefit corporation may dissent from the amendment of the articles or the fundamental transaction to become a benefit corporation and obtain payment of the fair value of his or her shares, as provided in s. 204.104 (3). “Fair value” as used in this subsection means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable and not reduced by lack of marketability or minority discounts.
(4)  Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
(5)  Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
180.1303. Dissent by shareholders and beneficial shareholders.
(1)  A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2)  A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
(a)  Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.
(b)  Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
180.1320. Notice of dissenters’ rights.
(1)  If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
(2)  If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.
180.1321. Notice of intent to demand payment.
(1)  If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:
(a)  Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.
(b)  Not vote his or her shares in favor of the proposed action.
(2)  A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322. Dissenters’ notice.
(1)  If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
(2)  The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:
(a)  A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
(b)  For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
(c)  A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.
(d)  A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.
(e)  A copy of ss. 180.1301 to 180.1331.
180.1323. Duty to demand payment.
(1)  A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
(2)  A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.
(3)  A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
180.1324. Restrictions on uncertificated shares.
(1)  The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
(2)  The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
180.1325. Payment.
(1)  Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)  The payment shall be accompanied by all of the following:
(a)  The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
(b)  A statement of the corporation’s estimate of the fair value of the shares.
(c)  An explanation of how the interest was calculated.
(d)  A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.
(e)  A copy of ss. 180.1301 to 180.1331.
180.1326. Failure to take action.
(1)  If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)  If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.
180.1327. After-acquired shares.
(1)  A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)  To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer
180.1328. Procedure if dissenter dissatisfied with payment or offer.
(1)  A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
(a)  The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b)  The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
(c)  The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
(2)  A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330. Court action.
(1)  If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)  The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.
(3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
(4)  The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5)  Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
(a)  The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
(b)  The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.
180.1331. Court costs and counsel fees.
(1)
(a)   Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
(b)   Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
(2)  The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
(a)  Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
(b)  Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(3)  Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Sections 180.0850 to 180.0859 of Wisconsin law require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.
An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.
Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.
The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by a resolution adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.
Article X of Bank First’s Articles of Incorporation and Article VIII of Bank First’s Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The WBCL provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.
In determining whether indemnification is required, the director or officer seeking indemnification shall select one of the following means for determining his or her right to indemnification:
(1)
by a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of two or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee;

(2)
By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in paragraph (1) above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings; or

(3)
By the court conducting the proceedings or another court of competent jurisdiction, either on application by the director or officer for an initial determination or an application for review of an adverse indemnification under paragraph (1) or (2) above.

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Indemnification by Bank First includes payment by Bank First of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of  (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to Bank First and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance, and may be secured or unsecured
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Bank First pursuant to the foregoing provisions, or otherwise, Bank First has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 21.    Exhibits and Financial Statements
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.    Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6) That every prospectus: (1) that is filed pursuant to paragraph (5) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated January 18, 2022, by and between Bank First Corporation and Denmark Bancshares, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this registration statement).
3.1	Restated Articles of Incorporation of Bank First Corporation (filed as Exhibit 3.1 to Bank First’s Registration Statement on Form 10-12B/A (File No. 001-38676) filed with the SEC on October 17, 2018 and incorporated herein by reference).
3.2	Articles of Amendment to Restated Articles of Incorporation of Bank First Corporation (filed as Exhibit 3.1 to Bank First’s Current Report on Form 8-K filed with the SEC on June 26, 2019 and incorporated herein by reference).
3.3	Amended and Restated Bylaws of Bank First Corporation (filed as Exhibit 3.2 to Bank First’s Current Report on Form 8-K filed with the SEC on June 26, 2019 and incorporated herein by reference).
4.1	Form of Certificate of Common Stock of Bank First Corporation (filed as Exhibit 4.1 to Bank First’s Registration Statement on Form 10-12B (File No. 001-38676) filed with the SEC on September 24, 2018 and incorporated herein by reference).
4.2	Description of Registered Securities (filed as Exhibit 4.2 to Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022 and incorporated herein by reference).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.*
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.*
8.2	Opinion of Godfrey & Kahn, S.C. regarding certain U.S. federal income tax matters.*
21.1	Subsidiaries of Bank First Corporation (filed as Exhibit 21 to Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022 and incorporated herein by reference).
23.1	Consent of Dixon Hughes Goodman, LLP (with respect to Bank First Corporation).
23.2	Consent of Plante & Moran, PLLC (with respect to Denmark Bancshares, Inc.).
23.3	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).*
23.4	Consent of Godfrey & Kahn, S.C. (included in the opinion referred to in Exhibit 8.2 above).*
24	Power of Attorney (included on the signature page hereto).
99.1	Consent of Piper Sandler & Co.
99.2	Consent of Hovde Group, LLC
99.3	Form of Proxy of Denmark Bancshares, Inc.*
99.3	Form of Proxy of Bank First Corporation*
107	Filing Fee Table

*
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on March 25, 2022.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name:    Michael B. Molepske
Title:     President and Chief Executive Officer
By:
/s/ Kevin M. LeMahieu

Name:    Kevin M. LeMahieu
Title:     Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Molepske and Kevin LeMahieu his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Michael G. Ansay Michael G. Ansay	Director; Chairman of the Board of Directors	March 25, 2022
/s/ Michael B. Molepske Michael B. Molepske	Director, President and Chief Executive Officer (Principal Executive Officer)	March 25, 2022
/s/ Kevin M. LeMahieu Kevin M. LeMahieu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2022
/s/ Mary-Kay H. Bourbulas Mary-Kay H. Bourbulas	Director	March 25, 2022
/s/ Donald R. Brisch Donald R. Brisch	Director	March 25, 2022
/s/ Michael P. Demspey Michael P. Demspey	Director	March 25, 2022

Signature	Title	Date
/s/ Robert D. Gregorski Robert D. Gregorski	Director	March 25, 2022
/s/ Judy L. Heun Judy L. Heun	Director	March 25, 2022
/s/ Robert W. Holmes Robert W. Holmes	Director	March 25, 2022
/s/ Stephen E. Johnson Stephen E. Johnson	Director	March 25, 2022
/s/ Phillip R. Maples Phillip R. Maples	Director	March 25, 2022
/s/ David R. Sachse David R. Sachse	Director	March 25, 2022
/s/ Peter J. Van Sistine Peter J. Van Sistine	Director	March 25, 2022